Form 10-K, Exhibit 13
CFX CORP
filed 1995-03-31
CIK 800042

SELECTED FINANCIAL DATA

                                                                          At or For
                                                                    Years Ended December 31
(In thousands, except per share data)             1994       1993(1 & 2)  1992       1991(4 & 5)  1990(6)

Statement of Income Data:
  Net interest and dividend income                $ 28,049   $ 26,457     $ 25,322   $ 22,902     $ 21,681
  Provision for loan and lease losses                  425      2,970        2,911      3,830        4,005
  Net income (loss) available to common stock        5,205      4,725        3,528      1,891  	      (846)
  Common earnings (loss) per share(3)                 1.35       1.24          .92        .50         (.22)
  Common dividends declared per share(3)               .84        .65          .54        .64          .90
  Preferred dividends declared per share            1.3875     1.3875       1.3875     1.3875         .925
Balance Sheet Data:
  Total assets                                     755,936    735,121      661,149    661,508      613,684
  Net loans and leases                             562,288    464,915      469,575    471,942      481,622
  Investments(7)                                   123,259    193,808      123,661    131,964       72,343
  Deposits                                         551,539    551,205      575,517    563,938      509,247
  Advances from Federal Home Loan Bank of Boston    92,201     46,801           --     19,000       26,000
  Total shareholders' equity                        78,128     75,784       73,308     71,482       71,470
  Common shareholder's equity                       74,562     72,193       69,710     67,884       67,853
  Common shareholders' equity per share(3)           19.15      18.79        18.29      17.86        17.90
Average Balance Data:
  Total assets                                     770,117    665,985      672,119    633,359      592,784
  Interest earning assets                          691,739    615,504      623,120    590,647      546,586
  Loans and leases (net of unearned income)        521,711    484,074      478,665    485,730      466,841
  Interest bearing liabilities                     620,125    557,533      570,369    533,030      487,023
  Common shareholders' equity                       73,306     71,327       68,162     67,965       72,634
Financial Ratios:
  Return on average common shareholders' equity       7.10%      6.66%        5.18%      2.78% 	     (1.16%)
  Return on average assets                             .68%       .71%         .52%       .30%        (.14%)

<F1> During 1993, the Company merged together its three banking subsidiaries,
     Cheshire County Savings Bank, The Monadnock Bank and The Valley Bank. The
     resulting consolidated bank, Cheshire County Savings Bank, changed its name to
     CFX BANK on November 15, 1993.
<F2> On September 1, 1993, the Company, through its subsidiary, Cheshire County
     Savings Bank, acquired the remaining 52.4% of Colonial Mortgage, Inc. (renamed
     CFX MORTGAGE, INC.). Previously, the Company owned 47.6% and as a result of the purchase Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting. (See Note B of the "Notes to Consolidated Financial Statements".)
<F3> Common per share data has been restated to reflect the Company's 5% stock dividend declared on December 12, 1994.
<F4> On September 7, 1991, the Company, thorugh its subsidiary, The Valley
     Bank, acquired certain assets and assumed all deposits of The Family Bank and
     Trust. The Family Bank and Trust had been declared insolvent by the New
     Hampshire Bank Commissioner and placed into Federal Deposit Insurance
     Corporation receivership on September 6, 1991.
<F5> State of Financial Standards No. 109, "Accounting for Income Taxes", was
     adopted by the Company effective January 1, 1991. The cumulative effect of the change in accounting principle on years prior to 1991 was to increase 1991
     Common Stock by $1,603,000, or $.42 per share.
<F6> On April 30, 1990 and on June 22, 1990, the Company acquired all of the outstanding capital stock of The Valley Bank and Village Savings Bank, respectively. The transactions were accounted for by the purchase method of accounting.
<F7> Investments include trading securities, investment securities, Federal
     Home Loan Bank of Boston stock, and interest bearing deposits with other banks.


                              FINANCIAL CONTENTS

Management's Discussion and Analysis                              14
Consolidated Financial Statements
  Consolidated Balance Sheets                                     30
  Consolidated Statements of Income                               31
  Consolidated Statements of Shareholders' Equity                 32
  Consolidated Statements of Cash Flows                           33
Notes to Consolidated Financial Statements
  A.  Significant Accounting Policies                             34
  B.  Mergers and Acquisitions                                    39
  C.  Restrictions on Cash and Due from Bank Accounts             40
  D.  Trading Securities                                          40
  E.  Investment Securities                                       40
  F.  Mortgage Loans Held for Sale                                43
  G.  Loans and Leases                                            43
  H.  Allowance for Loan and Lease Losses                         43
  I.  Premises and Equipment                                      44
  J.  Foreclosed Real Estate                                      44
  K.  Deposits                                                    45
  L.  Short-Term Borrowed Funds                                   46
  M.  Advances from Federal Home Loan Bank of Boston              46
  N.  Due to Broker                                               46
  O.  Preferred Stock                                             47
  P.  Income Taxes                                                47
  Q.  Pension and 401(k) Plans                                    51
  R.  Stock Option Plan                                           52
  S.  Employee Stock Purchase Plan                                52
  T.  Restrictions on Subsidiary Dividends, Loans and
       Advances                                                   53
  U.  Loans to Related Parties                                    53
  V.  Commitments and Contingencies                               53
  W.  Financial Instruments                                       54
  X.  Fair Value of Financial Instruments                         56
  Y.  Financial Instruments with Off-Balance-Sheet Risk           58
  Z.  Segment Information                                         60
  AA. CFX Corporation (Parent-Company-Only)
       Condensed Financial Statements                             61
  BB. Quarterly Results of Operations (Unaudited)                 63
Report of Management-Assessment of Internal Controls Over
 Financial Reporting                                              64
Reports of Wolf & Company, P.C., Independent Auditors             65
Directors and Officers of CFX Corporation                         66
Trustees and Banking Partners of CFX BANK                         66
Directors and Mortgage Banking Partners of CFX MORTGAGE, INC.     67
Management of CFX FUNDING L.L.C.                                  67
Information on Common Stock                                       68
Corporate Information                                             69


                    Management's Discussion and Analysis

General

   All information within this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this annual report and the tables appearing throughout the discussion and analysis. All references in the discussion to financial condition and to results of operations are to the consolidated position and results of CFX Corporation (formerly known as Cheshire Financial Corporation) and its subsidiary (the Company), taken as a whole.

  CFX Corporation is a bank holding company incorporated under the laws of the State of New Hampshire. The Company's wholly-owned subsidiary is CFX BANK (the
Bank), headquartered in Keene, New Hampshire.

  The Bank's direct subsidiaries, both of which are wholly-owned, are CFX CAPITAL SYSTEMS, INC. (CFX CAPITAL) and CFX FINANCIAL SERVICES, INC. (CFX FINANCIAL). CFX CAPITAL's wholly-owned subsidiary is CFX MORTGAGE, INC. (previously named Colonial Mortgage, Inc. [Colonial]), which engages in mortgage banking. Prior to September 1, 1993, CFX CAPITAL owned 47.6% of Colonial, and as a result of the acquisition of the remaining 52.4%, Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting. CFX FINANCIAL owns 51% of CFX FUNDING L.L.C., which engages in the facilitation of lease financing and securitization. (Please refer to Note B of the "Notes to Consolidated Financial Statements" for more detail on CFX's acquisition of Colonial.)

  The operating results of the Company depend primarily on its net interest and dividend income, which is the difference between (i) interest and dividend income on earning assets, primarily loans, leases, trading and investment securities, and (ii) interest expense on interest bearing liabilities, which consist of deposits and borrowings. The Company's results of operations are also affected by the provision for loan and lease losses, resulting from the Company's assessment of the adequacy of the allowance for loan and lease losses; the level of its other operating income,including gains and losses on the sale of loans and securities, and loan and other fees; operating expenses; and income tax expenses and benefits.

Financial Condition-Loans and Leases

  The table below sets forth the composition of the Company's loan portfolio at the dates indicated:

December 31 (Dollars in thousands)                      1994                   1993
                                                            % of                   % of
                                                 Balances   Portfolio   Balances   Portfolio

Real estate:
  Residential                                    $379,181    66.60%     $312,828    66.24%
  Construction                                      7,761     1.36         9,292     1.97
  Commercial                                       82,468    14.49        76,955    16.29
Commercial, financial, and agricultural            48,020     8.44        42,835     9.07
Warehouse lines of credit to leasing companies     15,339     2.69         5,428     1.15
Consumer and other                                 36,544     6.42        24,934     5.28
                                                  569,313   100.00%      472,272   100.00%
Less: Allowance for loan and lease losses           7,025                  7,357
  Net loans and leases                           $562,288               $464,915

  Total loans and leases were $569,313,000, or 75% of total assets, at December 31, 1994, compared with $472,272,000, or 64% of total assets, at December 31, 1993.

  Total loans and leases have increased by $97,041,000 since December 31, 1993, primarily due to residential real estate loans generated by CFX MORTGAGE. In addition, increased capacity in commercial lending and increased focus on consumer finance activities has contributed to new growth for the Company. Moreover, the Company's new lease financing and securitization company, CFX FUNDING, has also increased the Company's lending volumes.

  Through its national securitization program (the Program), CFX FUNDING establishes relationships with lessors who are selected by CFX FUNDING to participate in the Program based on a variety of factors, including the lessor's demonstrated portfolio performance, underwriting criteria, experience in the leasing industry, and credit history. CFX FUNDING arranges for short-term warehousing lines of credit with CFX BANK based on the credit of the participating leasing company. The warehouse line of credit enables the Program participants to originate leases for portfolio sale or securitization. Upon securitization, CFX FUNDING functions as the Master Servicer with respect to the lease receivables.

  During 1994, CFX FUNDING facilitated one major lease portfolio sale and several smaller sales to private investors. Lease receivables sold in 1994 totaled approximately $13,832,000, with outstanding loan balances of approximately $11,278,000. In January 1995, the Company completed the facilitation of its first lease portfolio securitization (rated A+ by Duff & Phelps). Leases securitized in January 1995 totaled approximately $14,900,000 with outstanding loan balances of approximately $13,654,000.

Risk Elements

  Nonperforming assets are evaluated quarterly by management to ensure proper classification and to confirm that the recorded carrying values of the assets are reasonable and in accordance with generally accepted accounting principles, regulatory requirements, and the Company's policies. Loans are placed on nonaccrual status when management determines that significant doubt exists as to the collectibility of principal or interest on a loan. In addition, commencing in the third quarter of 1993, all loans past due 90 days or more as to principal or interest were placed on nonaccrual status. Previously, such loans which, in management's judgment, were fully secured and in the process of collection (through legal action or, in appropriate circumstances, through collection efforts reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future) continued to accrue interest.

  The following table provides information with respect to the Company's nonperforming loans and assets at the dates indicated:

December 31 (Dollars in thousands)                  1994      1993

Nonaccrual (nonperforming) loans                    $6,536    $6,472
Foreclosed real estate                               1,898     3,737
Valuation allowance on foreclosed real estate         (325)     (384)
  Total nonperforming assets                        $8,109    $9,825
Nonperforming loans as a percent of total loans       1.15%     1.37%
Nonperforming assets as a percent of total assets     1.07%     1.34%

  The following table provides the composition of the Company's nonperforming loans and assets at the dates indicated:

December 31 (Dollars in thousands)                1994                 1993
                                                      % of                 % of
                                            Balances  Portfolio  Balances  Portfolio

Nonperforming loans:
  Real estate:
    Residential                             $4,069     62.2%     $2,088     32.3%
    Commercial                               1,442     22.1       3,737     57.7
  Commercial, financial, and agricultural    1,007     15.4         460      7.1
  Consumer and other                            18       .3         187      2.9
                                             6,536    100.0%      6,472    100.0%
  Foreclosed real estate:
    Real estate:
      Residential                              859     54.6%      2,471     73.7%
      Construction                             330     21.0         352     10.5
      Commercial                               709     45.1         914     27.3
    Valuation allowance                       (325)   (20.7)       (384)   (11.5)
                                             1,573    100.0%      3,353    100.0%
    Total nonperforming assets              $8,109               $9,825

  The following table provides a rollforward of the Company's foreclosed real estate at the dates indicated:

December 31 (In thousands)           1994         1993

Balance at beginning of year         $ 3,353      $ 11,929
Additions                                696         3,887
Provision for losses                    (207)         (673)
Pay-offs/sales/other                  (2,269)      (11,790)
Balance at end of year               $ 1,573      $  3,353

  During the fourth quarter of 1993, the Company sold $6,600,000 in nonperforming assets to a private investor. This bulk sale of nonperforming assets, along with other efforts to reduce nonperforming assets, yielded a $13,186,000 (57%) reduction in nonperforming assets during 1993. During 1994, total nonperforming assets decreased by $1,716,000, or 17.50%.

Allowance for Loan and Lease Losses

  The allowance for loan and lease losses is maintained through charges to earnings. Loan and lease losses recognized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loan and lease losses based on current economic conditions and historical experience.

  Changes in the allowance for loan and lease losses are as follows:

Year Ended December 31 (Dollars in thousands)   1994      1993     1992

Balance at beginning of year                    $7,357    $7,909   $6,957
Allowance of acquired subsidiaries                  --        13       --
Allowance acquired through regulatory-
 assisted transactions                              --        --      350
Provision for loan and lease losses                425     2,970    2,911
Loans charged-off                               (1,172)   (3,904)  (2,523)
Recoveries of loans previously charged-off         415       369      214
Balance at end of year                          $7,025    $7,357   $7,909
Allowance for loan and lease losses
 as a percent of total loans                      1.23%     1.56%    1.66%
Allowance for loan and lease losses
 as a percent of total nonperforming loans      107.48%   113.67%   71.37%

  Management considers the allowance for loan and lease losses to be adequate in view of its evaluation of the Company's loan and lease portfolio, the level of nonperforming loans and leases, current economic conditions and historical experience with loan and lease losses.

Trading Securities and Investment Securities

  Effective December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". (Please refer to Notes A and E of the "Notes to Consolidated Financial Statements" for more information on the new accounting standard for investment securities.) The Statement establishes standards for all debt securities and for equity securities that have readily determinable fair values. As required under SFAS No. 115, prior year financial statements were not restated.

  SFAS No. 115 requires that investments in debt securities that management has the positive intent and ability to hold to maturity be classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available for sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related income tax effects. The cumulative effect of the change in accounting principle at December 31, 1993 was to decrease shareholders' equity by $187,000. There was no effect on net income for the year ended December 31, 1993 relating to the adoption of SFAS No. 115.

  Prior to December 31, 1993, debt securities that management had the intent and ability to hold until maturity were reflected at amortized cost. Marketable equity securities held for trading were stated at the lower of aggregate cost or fair value. Other marketable equity securities and securities held for sale were stated at the lower of aggregate cost or fair value. Net unrealized losses applicable to other marketable equity securities were reflected as a charge to shareholders' equity while write-downs applicable to securities held for sale were reflected in the statements of income:

  Trading securities and investment securities consist of the following at the dates indicated:

December 31 (In thousands)                        1994          1993

Trading securities                                $    236      $ 61,999
Investment securities:
  Securities available for sale                      4,358        21,695
  Securities held to maturity                      109,531        96,044
      Total investment securities                  113,889       117,739
      Total trading and investment securities     $114,125      $179,738

  Included within the trading portfolio, at December 31, 1993, was the Company's wholesale leverage program. The Company began this program in October 1993, and authorized $100 million to be invested in the program. The objective of this program was to enhance the Company's earnings and return on equity through leveraging the balance sheet. However, as a result of significant loan growth experienced in 1994, and anticipated loan growth in the future, the wholesale leverage program was completely liquidated as of October 31, 1994. In addition, management does not anticipate using this program in the foreseeable future.

  The program involved the purchasing of federal agency mortgage pass-through securities, investment grade asset-backed securities, and investment grade short-term commercial paper. The funding of these purchases was from short-term repurchase agreements and Federal Home Loan Bank of Boston advances.

  The intent of this program was to take advantage of market mispricing, primarily based on option adjusted spread differentials. Fundamental to the conduct of the activities was the minimization of credit risk and interest rate risk. Credit risk was controlled by purchasing federal agency mortgage pass-through securities, investment grade asset-backed securities, and investment grade short-term commercial paper. Interest rate risk was controlled through the use of hedging instruments.

  The leverage program activities, along with the related hedging instruments, were considered trading, and therefore, all securities were carried at fair value. As a result, both gains or losses on sales and adjustments to fair value were recorded in the consolidated statements of income as a net gain
(loss) on trading activities.

  To determine the success of these activities, the Company calculated a total return consisting of interest income and fair value changes of the investments and hedge instruments net of interest expense incurred in funding the activities. Hedge instruments, primarily including futures and options contracts and interest rate swap agreements, were used to produce a net asset duration of six months or less. Settled positions were funded with borrowings of similar duration to the net asset duration.

  The following table illustrates the results of this program since inception:

Year Ended December 31 (Dollars in thousands)     1994        1993

Interest income                                   $ 1,719     $   332
Interest expense                                    1,149         176
Net interest income                                   570         156
Fair value change                                    (528)        (83)
  Total return                                    $    42     $    73
Average investment                                $50,353     $36,253
Percentage return on average investment               .08%        .60%

Deposits

  The following table shows the various components of average deposits and the respective rates paid on such deposits:

Year Ended December 31 (Dollars in thousands)         1994               1993
                                                Amount     Rates   Amount     Rates

Noninterest bearing demand deposits             $ 36,656     --    $ 27,920     --
Regular savings deposits                         113,397   2.65%    116,475   2.81%
NOW and money market deposits                    185,115   2.23     188,733   2.61
Time deposits                                    210,178   4.54     225,126   4.79
  Total                                         $545,346   3.06%   $558,254   3.40%

  During 1994, the Company experienced a $12,908,000 decline in average deposits. This decline was principally in time deposits as the Company continued to experience the migration of individual depositors to alternative investment instruments (stock/bond market, annuities, and mutual funds). The migration of depositors to alternative investment instruments was the result of the low interest rate environment and the growing spread between market rates and deposit rates. However, the recent concern over the instability of alternative investment instruments in a rising interest rate environment has allowed deposits to stabilize.

  The significant increase in loan demand and securities during 1994, along with the above deposit loss, caused the Company's wholesale funding (average short-term borrowed funds and average advances from the Federal Home Loan Bank of Boston) to increase by $84,236,000. The resurgence in loan growth will also cause the Company to begin raising deposit rates more aggressively in future quarters.

Shareholders' Equity

  The following table summarizes shareholders' equity at the dates indicated:

December 31 (In thousands, except per share date)         1994               1993
                                                    Amount    Shares   Amount    Shares

Common shareholders' equity                         $74,562   3,893    $72,193   3,843
Preferred shareholders' equity                        3,566     213      3,591     214
  Total shareholders' equity                        $78,128   4,106    $75,784   4,057
Common shareholders' equity per share               $ 19.15            $ 18.79
Preferred shareholders' equity per share            $ 16.74            $ 16.78
Shareholders' equity per share, assuming
 conversion of all preferred shares to common       $ 19.03            $ 18.68

<F1> Note:  Prior year shares and per share data have been restated to reflect the Company's 5% stock dividend declared on December 12, 1994.

  Shareholders' equity increased by $2,344,000 as of December 31, 1994 from $75,784,000 at December 31, 1993 to $78,128,000 at December 31, 1994. The
increase was due to $5,473,000 in net income, issuance of $149,000 in common stock under the employee stock purchase plan, issuance of $461,000 in common stock under the stock option plan, issuance of $64,000 in common stock under the dividend reinvestment and stock purchase plan, offset by a $273,000 increase in net unrealized losses on securities available for sale and $3,262,000 and $268,000 in common and preferred cash dividends, respectively.

Results of Operations-General

  The Company's involvement in mergers and acquisitions has impacted the Company's financial statements for the past two years. All references to merger and acquisition activity should be read in conjunction with Note B of the "Notes to Consolidated Financial Statements."

  The following table sets forth comparisons of average interest earning assets and interest bearing liabilities, and interest income and interest expense expressed as a percentage of the related asset or liability. In order to reflect the economic impact of CFX's investments in state and municipal securities and to present data on a comparative basis, the income from yields on these securities has been restated to a tax-equivalent basis (using a 38.62%, 38.95% and 34% tax rates, respectively, for the years ended December 31, 1994, 1993, and 1992). The tax-equivalent adjustments are $533,000, $185,000, and $156,000 for the years ended December 31, 1994, 1993, and 1992, respectively. These adjustments, however, are for comparison purposes only and have no impact on reported net income.

Year Ended December 31                         1994                        1993                        1992
                                              Interest                    Interest                    Interest
                                    Average   Income/   Yield/  Average   Income/   Yield/  Average   Income/   Yield/
(Dollars in thousands)              Balance   Expense   Rate    Balance   Expense   Rate    Balance   Expense   Rate

Assets

Interest and dividend
 earning assets:
  Loans and leases (1)              $521,711  $40,765   7.81%   $484,074  $39,496   8.16%   $478,665  $43,989   9.19%
  Taxable securities (2)             138,341    7,430   5.37     108,898    5,729   5.26     115,984    7,215   6.22
  Tax-exempt securities (3)           21,326    1,380   6.47       6,630      475   7.16       6,474      460   7.11
  Other                               10,361      639   6.17      15,902      627   3.94      21,997      903   4.11
Total interest earning assets        691,739   50,214   7.26     615,504   46,327   7.53     623,120   52,567   8.44
Noninterest earning assets            78,378                      50,481                     48,999
  Total                             $770,117                    $665,985                   $672,119
Liabilities and Shareholders'
 Equity
Interest bearing liabilities:
  Savings deposits                  $298,512    7,128   2.39    $305,208    8,191   2.68    $283,062   10,820   3.82
  Time deposits                      210,178    9,542   4.54     225,126   10,774   4.79     263,810   15,156   5.75
  Advances from Federal Home
   Loan Bank of Boston                94,960    4,338   4.57       7,821      246   3.15      12,113      830   6.85
  Other borrowed funds                16,475      624   3.79      19,378      474   2.45      11,384      283   2.49
Total interest bearing liabilities   620,125   21,632   3.49     557,533   19,685   3.53     570,369   27,089   4.75
Noninterest bearing liabilities:
  Demand deposits                     36,656                      27,920                     24,491
  Other                               36,451                       5,609                      5,499
Shareholders' equity                  76,885                      74,923                     71,760
  Total                             $770,117                    $665,985                   $672,119
Net interest and
 dividend income                              $28,582                     $26,642                    $25,478
Interest rate spread                                    3.77%                       4.00%                       3.69%
Net interest margin                                     4.13%                       4.33%                       4.09%

<F1> For the purpose of these computations, nonaccrual loans are included in loans.
<F2> Taxable securities include trading securities and investment securities.
<F3> Tax-exempt securities are included within investment securities.

  The following table presents changes in interest and dividend income, interest expense, and net interest income which are attributable to changes in the average amounts of interest earning assets and interest bearing liabilities and/or changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately.

(In thousands)                          1994 vs 1993                 1993 vs 1992
                                 Increase (Decrease) Due to   Increase (Decrease) Due to
                                   Volume   Rate      Net       Volume  Rate      Net

Interest and dividends earned on:
  Loans and leases                 $3,001   $(1,732)  $ 1,269   $ 492   $(4,985)  $(4,493)
  Investments                       2,535        71     2,606    (417)   (1,054)   (1,471)
  Other                              (266)      278        12    (241)      (35)     (276)
    Total interest and
     dividend income                5,270    (1,383)    3,887    (166)   (6,074)   (6,240)
Interest paid on:
  Savings and time deposits          (868)   (1,427)   (2,295)   (767)   (6,244)   (7,011)
  Borrowed funds                    3,854       388     4,242     155      (548)     (393)
    Total interest expense          2,986    (1,039)    1,947    (612)   (6,792)   (7,404)
    Change in net interest
     and dividend income           $2,284   $  (344)  $ 1,940   $ 446   $   718   $ 1,164

Comparison of Years 1994 and 1993

  In 1994 the Company earned $5,205,000, or $1.35 per share, compared to earnings of $4,752,000, or $1.24 per share, for the prior year.

  Income taxes for the prior year period were reduced (and thus earnings increased) through the recognition of several special tax adjustments in connection with Statement of Financial Accounting Standards No. 109. Without these tax adjustments, the previous year's earnings would have been $3,577,000, or $.93 per share.

  Earnings for 1994 were positively affected by stronger core earnings (net interest and dividend income and other income, excluding securities gains and losses) and lower credit costs (provision for loan and lease losses and the operation of foreclosed real estate) as a result of a significantly lower level of average nonperforming assets carried on the Company's balance sheet during 1994 compared to 1993. Total core earnings were $34,446,000 for 1994, compared to $29,784,000 for 1993. Offsetting these positive factors were the inclusion of CFX MORTGAGE's and CFX FUNDING's operating expenses for the full 1994 year and several non-recurring charges.

Net Interest and Dividend Income

  Taxable-equivalent net interest and dividend income was $28,582,000 in 1994, up 7.28% from $26,642,000 in 1993. The $1,940,000 gain in net interest and dividend income was due to an increase in average interest earning assets in 1994; offset by a decline in the Company's interest rate spread from 4.00% in 1993 to 3.77% in 1994.

  The increase in average interest earning assets resulted from an increase in taxable securities (see "Financial Condition-Trading and Investment Securities" section of this "Management's Discussion and Analysis") and in loans and leases (see "Financial Condition-Loans and Leases" section of this "Management's Discussion and Analysis").

  The 1994 interest rate spread and net interest margin decline from the 1993 level was partially the result of the Company's wholesale leverage program (liquidated in October 1994) which earned a considerably lower interest rate spread than the Company's retail banking activities. Excluding leverage program assets and other trading securities, the Company's interest rate spread and net interest margin for the twelve months ended December 31, 1994, were 3.85% and 4.23%, respectively.

  The remaining decline in the interest rate spread and net interest margin is due to increases in the cost of borrowed funds and the relatively low interest rates (teaser rates) offered on newly originated adjustable rate mortgage loans.

  The Company's portfolio of residential mortgages consists predominantly of adjustable rate mortgages (most of which bear interest at rates based on one-year Treasury securities with the balance at rates based on three- and five-year Treasury securities). A rising short-term interest rate environment typically has a positive impact on the Company's interest rate spread and net interest margin as this portfolio reprices more rapidly than interest bearing liabilities. However, continued material increases in short-term interest rates (similar to that evidenced in 1994) could cause compression in the interest rate spread and net interest margin as the 200 basis point annual adjustment caps on variable-rate mortgage loans would limit a full market adjustment. Additionally, customers' preference for longer-term, higher-rate deposit products over shorter-term, more accessible products would increase deposit costs regardless of any expected increases in short-term market interest rates. The Company includes these possibilities in its regular assessment of interest rate risk exposure. Policy guidelines in this area are designed to maintain relatively stable interest margins in rising and falling interest rate environments.

Provision for Loan and Lease Losses

  The provision for loan and lease losses is determined by management through its regular review of the Company's loan portfolio. This review includes an assessment of problem loans and potential unknown losses based on current economic conditions, the regulatory environment and historical experience.

  The provision for loan and lease losses in 1994 was $425,000, compared to $2,970,000 in 1993. The lower provision for loan and lease losses in 1994 is the result of lower charge-offs and asset quality improving over the previous year, partially offset by provisions for new loan growth in 1994. A combination of an improving economy, increased efforts to resolve problem assets, and a $6.6 million bulk sale of nonperforming assets in the fourth quarter of 1993, allowed the Company to significantly reduce nonperforming assets.

  At December 31, 1994, nonperforming loans stood at $6,536,000, or 1.15% of total loans and leases, compared to $6,472,000, or 1.37% of total loans and leases, as of December 31, 1993. The allowance for loan and lease losses as a percentage of nonperforming loans as of December 31, 1994 and 1993 amounted to 107.48% and 113.67%, respectively. Net charge-offs for 1994 amounted to $757,000, compared to $3,535,000 for 1993.

Other Income

  Other income for 1994 totaled $6,225,000 compared to $6,267,000 for 1993.

  The net gains (losses) on trading securities in 1994 and 1993 are summarized as follows:

Year Ended December 31 (In thousands)       1994      1993

Wholesale leverage program                  $(528)    $ (83)
Other trading activities                      271       399
                                            $(257)    $ 316

  For a discussion on the Company's wholesale leverage program, see the "Financial Condition-Trading Securities and Investment Securities" section of this "Management's Discussion and Analysis".

  Income from investment securities sales was significantly higher during 1993 compared to 1994 as a result of restructuring the securities portfolios during 1993 in preparation for the adoption of SFAS No. 115 and to better manage the Company's interest rate risk exposure, particularly in a rising interest rate environment.

  The increase in loan servicing fees, net gains on sale of loans and other income are from CFX MORTGAGE, INC. (formerly Colonial Mortgage, Inc., acquired as of September 1, 1993). CFX MORTGAGE's operations are included in the Company's Consolidated Statements of Income for the full 1994 year compared to four months for 1993.

  As a result of favorable market conditions (higher interest rates and lower prepayment speeds) the Company sold $58,900,000 in residential mortgage servicing rights as of December 21, 1994. This sale resulted in a pre-tax gain of $677,000.

Other Expense

  Other expense for 1994 totaled $25,162,000, compared to $23,492,000 for the same period a year ago. The increase in other expense was primarily attributable to the inclusion of CFX MORTGAGE's (acquired September 1, 1993) and CFX FUNDING's (commenced operations December 7, 1993) operations for the full 1994 year. Also contributing to higher expense in 1994 were increased salary costs, increased severance costs, higher medical costs, costs associated with changing the names of the Company and its subsidiaries, and costs incurred in connection with the pending acquisition of Orange Savings Bank. (Please refer to Note B of the "Notes to Consolidated Financial Statements" for more detail on the Company's pending acquisition of Orange Savings Bank). Offsetting these expenses for 1994 was a reduction of $2,854,000 in costs associated with the operation of foreclosed real estate. This decrease is a result of a reduction in holdings of foreclosed real estate in 1994 compared to 1993 and the inclusion in 1993 results of a $1,395,000 loss on the bulk sale of foreclosed real estate.

Taxes

  Income taxes for the year ended December 31, 1994 and 1993 were 37.0% and 20.0%, of pretax income, respectively. The effective tax rate was lower during 1993 because of the realization of several special tax adjustments in connection with the Statement of Financial Accounting Standards No. 109. The special tax adjustments related to the recognition of a deferred tax asset for New Hampshire Business Profits Taxes and the realization of previously unrecognized deferred tax benefits applicable to capital loss transactions.

Comparison of Years 1993 and 1992

  In 1993 the Company earned $4,752,000, or $1.24 per share, compared to earnings of $3,528,000, or $.92 per share, for the prior year.

  The factors contributing to the higher level of earnings in 1993 were stronger core earnings (net interest and dividend income and other income, excluding securities gains), a lower effective tax rate and securities gains. Offsetting these positive factors were increased costs associated with the operation and sale of foreclosed real estate, several non-recurring charges, and higher operating costs due to the acquisition of Colonial Mortgage, Inc. as of September 1, 1993.

Net Interest Income

  Taxable-equivalent net interest income was $26,642,000 in 1993, up 4.6% from $25,478,000 in 1992. The $1,164,000 increase was due to both the Company's interest rate spread growing from 3.69% in 1992 to 4.00% in 1993, and the decrease in average interest bearing liabilities being greater than the decrease in average interest earning assets during 1993.

  Total average interest earning assets decreased by $7,616,000 in 1993 from $623,120,000 in 1992 to $615,504,000 in 1993. The decline in average interest earning assets reflected a decline in taxable securities, federal funds sold and other interest earning assets and was attributable principally to the decline in deposit liabilities. The yield on interest earning assets decreased by .91% to 7.53% for the year ended December 31, 1993, down from 8.44% in 1992.

  Due primarily to a decline in time deposits during 1993, average interest bearing liabilities decreased by $12,836,000 from $570,369,000 in 1992 to $557,533,000 in 1993. The average rate paid on interest bearing liabilities decreased by 1.22% to 3.53% for the year ended December 31, 1993, from 4.75% in 1992.

  The net interest margin was 4.33% for 1993, compared to 4.09% for 1992. The increase in the net interest margin in 1993 was reflective of the significant increase in interest rate spread, a higher volume of interest earning assets net of interest bearing liabilities, and a significant decline in nonperforming assets.

  The increase in interest rate spread in 1993 was attributable to both a more conservative deposit pricing strategy employed in 1993 and a steeper U.S. treasury yield curve.

Provision for Loan and Lease Losses

  The provision for loan and lease losses is determined by management through its regular review of the Company's loan and lease portfolio. This review includes an assessment of problem loans and leases and potential unknown losses based on current economic conditions, the regulatory environment and historical experience. The provision for loan and lease losses was $2,970,000 in 1993, compared to $2,911,000 in 1992.

  The following schedule presents, in summary, the quarterly trends in nonperforming assets and charge-offs that correlate with the quarterly provisions for loan and lease losses in 1993 and the last quarter of 1992:

                                         Dec. 31   Sept. 30   June 30   March 31   Dec. 31
(Dollars in thousands)                   1993      1993       1993      1993       1992

Nonperforming loans                      $6,472    $ 9,168    $13,297   $13,197    $11,082
Foreclosed real estate                    3,353      9,388     10,383    11,117     11,929
Nonperforming assets                     $9,825    $18,556    $23,680   $24,314    $23,011
Net charge-offs                          $  845    $ 1,324    $   534   $   832    $   849
Provision for loan and lease losses      $   --    $   750    $   900   $ 1,320    $   986
Allowance for loan and lease losses      $7,357    $ 8,202    $ 8,630   $ 8,264    $ 7,909
Allowance for loan and lease losses as
 a percent of nonperforming loans        113.67%     89.46%     64.90%    62.62%     71.37%

  An increase in nonperforming loans and higher net charge-offs in the first quarter of 1993 warranted a higher provision for loan and lease losses. As either nonperforming loans or charge-offs reduced in subsequent 1993 quarters, the provision for loan and lease losses declined. The significant decline in nonperforming assets in the fourth quarter of 1993 was due to the $6,600,000 bulk sale of nonperforming assets, and consequently, no additional loan and lease loss provision was deemed necessary in the fourth quarter.

Other Income

  Other income increased by $3,103,000, from $3,164,000 in 1992 to $6,267,000 in 1993. This increase was primarily from additional deposit account service charge income from both a larger base and increased fees, gains on securities, loan servicing fees and gains on sale of loans generated by Colonial from September 1, 1993 (acquisition date). Included in the net gains on sale of loans was a gain of $879,000 recognized on the $25,115,000 performing loan sale and a loss of $1,078,000 recognized on the $2,768,000 nonperforming loan sale.

  During 1993, in an effort to restructure the Company's securities portfolios in preparation for the adoption of SFAS No. 115 as of December 31, 1993 (See Note A of the "Notes to Consolidated Financial Statements"), the Company made several transfers into its held for sale portfolio and then sold substantially all of its held for sale securities; this activity generated net gains of $2,624,000.

Other Expense

  Other expense increased by $3,715,000, from $19,777,000 in 1992 to $23,492,000 in 1993. The increase was primarily due to four months
(September 1, 1993 through December 31, 1993) of operating expenses, amounting to $1,357,000, associated with Colonial; a $683,000 increase in the operation of foreclosed real estate including the $1,395,000 loss on the bulk sale of foreclosed real estate in the fourth quarter (See Note J of the "Notes to Consolidated Financial Statements" for the components of the operation of foreclosed real estate); and $637,000 in non-recurring charges associated with the write-down of a bank building disposition; the performing and nonperforming asset disposition; changing the discount rate on the Company's pension plan (from 8.25% to 7.00%), a severance accrual, and the cost of changing the names of the Company's subsidiaries. The remaining increase in other expense was principally due to increased salary costs, higher medical costs and increased profit sharing in 1993.

Taxes

  Income taxes for the year ended December 31, 1993 and 1992 were 20.0% and 34.0% of pretax income, respectively. The effective tax rate was lower during 1993 because of the recognition of a $436,000 net deferred tax asset for New Hampshire Business Profits Taxes and the reversal of a $387,000 valuation allowance relating to capital loss carryforwards.

  SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to 1993, the Company believed that some uncertainty existed with respect to future realization of capital loss carryforwards. Therefore the Company had established a valuation allowance relating to capital loss carryforwards of $387,000 as of December 31, 1992. The valuation allowance was reversed in 1993 as a result of the recognition of $1,266,000 in capital gains and the implementation of tax planning strategies that continue to utilize the capital loss carryforwards.

  A summary of capital loss carryforwards and other temporary differences that result in capital loss (income) treatment when recognized for tax purposes, along with the corresponding valuation allowance are summarized as follows:

December 31 (In thousands)                      1993             1992
                                           Amount   @ 39%   Amount    @ 34%

Tax capital loss carryforwards             $1,522   $593    $ 2,466   $ 838
Other temporary differences that
 result in capital loss (income):
    Stock write downs                          36     14        387     132
    Net unrealized losses on
     marketable equity securities              24      9        122      41
    Book over tax basis from investment
     in Colonial Mortgage, Inc.                --     --       (697)   (237)
                                            1,582    616      2,278     774
Valuation allowance                            --     --     (1,139)   (387)
                                           $1,582   $616    $ 1,139   $ 387

  The capital loss carryforwards expire as of December 31, 1996.

  Based upon the fact that the Company's capital gains plan significantly exceeds the Company's capital loss carryforwards, no valuation allowance was required as of December 31, 1993.

  Prior to 1993, the Company was not obligated to pay New Hampshire Business Profits Tax (NHBPT) because a significant portion of its income was derived from state tax free sources and because a credit was allowed for New Hampshire Franchise Tax paid. Therefore, prior to 1993, no deferred taxes were recognized for NHBPT purposes.

  During 1993, as a result of the Franchise Tax being repealed by the New Hampshire State Legislature and the Company's significant reduction in income derived from state tax free sources, the Company began to pay NHBPT. This obligation to pay allowed the Company to fully recognize deferred taxes for NHBPT in 1993.

Capital Resources

  Federal regulation requires the Company and CFX BANK to maintain minimum capital standards. Tier 1 capital is composed primarily of common stock, retained earnings and perpetual preferred stock in limited amounts less certain intangibles. The minimum requirements include a 3% Tier 1 leverage capital ratio for the most highly-rated institutions; all other institutions are required to meet a minimum leverage ratio that is at least 1% to 2% above the 3% minimum. In addition, the Company and CFX BANK are required to satisfy certain capital adequacy guidelines relating to the risk nature of an institution's assets. These guidelines, established by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC), are applicable to bank holding companies and state chartered non-member banks, respectively. Under the "risk-based" capital rules, banks and bank holding companies are required to have a level of Tier 1 capital equal to 4% of total risk-weighted assets, as defined. Banks and bank holding companies are also required to have total capital (composed of Tier 1 plus "supplemental" or Tier 2 capital, the latter being composed primarily of allowances for loan and lease losses, perpetual preferred stock in excess of the amount included in Tier 1 capital, and certain "hybrid capital instruments" including mandatory convertible debt) equal to 8% of total risk-weighted assets.

  As of December 31, 1994, the Company's Tier 1 leverage capital ratio was 9.09%. In addition, the Company's Tier 1 risk-based capital ratio and total risk-based capital ratio were 15.74% and 17.02%, respectively.

Asset/Liability Management

  The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a materially adverse impact upon forecasted net income and the net fair value of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by matching the weighted average maturities of assets, liabilities, and off-balance-sheet items (duration matching).

  To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the fair value of the Company assuming both instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points, or four separate calculations. Larger increases or decreases in forecasted net income and the net market value of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases in net fair value. In connection with these recalculations, the Company makes assumptions regarding probable changes in cash flows of its assets, liabilities, and off-balance-sheet positions that would be expected in those various interest rate environments. Accordingly, the Company adjusts the pro forma net income and net fair values as it believes appropriate on the basis of historical experience and prudent business judgment. The Company endeavors to maintain a position where it experiences no material change in net fair value and no material fluctuation in forecasted net income as a result of assumed 100 and 200 basis point increases and decreases in interest rates. However, there can be no assurances that the Company's projections in this regard will be achieved.

  Management believes that the above method of measuring and managing interest rate risk is consistent with the FDIC regulation regarding an interest rate risk component of regulatory capital.

  The following table summarizes the timing of the Company's anticipated maturities or repricing of interest earning assets and interest bearing liabilities as of December 31, 1994. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Specifically, contractual maturities are used on all time deposits and investments other than asset-backed securities. For asset-backed securities and loans, contractual maturities, repricing and prepayment assumptions are used. The prepayment assumptions are based on current experience and industry statistics. The gap maturity categories for savings deposits (including NOW, savings, and money market accounts) are based on management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.

(In thousands)                       0-3         4-12        1-5          5-10      Over 10
December 31, 1994                    Months      Months      Years        Years     Years     Total

Interest earning assets:
  Interest bearing deposits
   with other banks                  $  2,568    $      --   $      95    $    --   $    --   $  2,663
  Federal Home Loan Bank
   of Boston stock                      6,471           --          --         --        --      6,471
  Trading securities                      236           --          --         --        --        236
  Investment securities                 7,223       16,441      62,889     27,336        --    113,889
  Loans and leases                    161,545      258,105      80,191     35,527    42,240    577,608
Total interest earning assets         178,043      274,546     143,175     62,863    42,240    700,867
Interest bearing liabilities:
  Savings and time deposits            72,003      172,567     208,660     30,412    30,222    513,864
  Advances from Federal Home
   Loan Bank of Boston                 92,201           --          --         --        --     92,201
  Short-term borrowed funds            27,316           --          --         --        --     27,316
Total interest bearing liabilities    191,520      172,567     208,660     30,412    30,222    633,381
Off-balance sheet instruments              --      (25,000)     25,000         --        --         --
Periodic gap                         $(13,477)   $  76,979   $ (40,485)   $32,451   $12,018   $ 67,486
Cumulative gap                       $(13,477)   $  63,502   $  23,017    $55,468   $67,486   $     --

  The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest risk. The Company's interest rate risk exposure is also measured by the forecasted net income and discounted cash flow market value sensitivities referred to above.

Liquidity

  The Company maintains numerous sources of liquidity in the form of marketable assets and borrowing capacity. Interest bearing deposits with other banks, trading and available for sale securities, regular cash flows from loan and securities portfolios and Federal Home Loan Bank of Boston borrowings are the primary sources of asset liquidity. At December 31, 1994, interest bearing deposits with other banks totaled $2,663,000 and trading and available for sale securities totaled $4,594,000.

  Because the Company's subsidiary, CFX BANK, maintains a large residential mortgage portfolio, a substantial capability exists to borrow funds from the Federal Home Loan Bank of Boston. Additionally, investment portfolios are predominantly made up of securities which can be readily borrowed against through the repurchase agreement market. Relationships with deposit brokers and correspondent banks are also maintained to facilitate possible borrowing needs.

Impact of Inflation

  The consolidated financial statements and related consolidated financial data herein have been presented in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Inflation can affect the Company in a number of ways, including increased operating costs and interest rate volatility. Management attempts to minimize the effects of inflation by maintaining an approximate match between interest rate sensitive assets and interest rate sensitive liabilities and, where practical, by adjusting service fees to reflect changing costs.


Consolidated Balance Sheets                      CFX Corporation and Subsidiary

December 31 (In thousands)                                                             1994         1993

Assets
  Cash and due from banks                                                              $ 18,832     $ 16,676
  Interest bearing deposits with other banks                                              2,663       10,480
  Federal Home Loan Bank of Boston stock                                                  6,471        3,590
  Trading securities                                                                        236       61,999
  Securities available for sale                                                           4,358       21,695
  Securities held to maturity                                                           109,531       96,044
  Mortgage loans held for sale                                                            8,295       16,927
  Loans and leases                                                                      569,313      472,272
    Less allowance for loan and lease losses                                              7,025        7,357
      Net Loans and Leases                                                              562,288      464,915
  Premises and equipment                                                                 13,643       11,398
  Mortgage servicing rights                                                               4,207        4,557
  Goodwill and deposit base intangibles                                                  10,387       11,121
  Foreclosed real estate                                                                  1,573        3,353
  Other assets                                                                           13,452       12,366
                                                                                       $755,936     $735,121
Liabilities and Shareholders' Equity
  Deposits:
    Interest bearing                                                                   $513,864     $518,991
    Noninterest bearing                                                                  37,675       32,214
      Total Deposits                                                                    551,539      551,205
  Short-term borrowed funds                                                              27,316       20,882
  Advances from Federal Home Loan Bank of Boston                                         92,201       46,801
  Due to broker                                                                              --       33,254
  Other liabilities                                                                       6,752        7,195
      Total Liabilities                                                                 677,808      659,337
Shareholders' Equity
  Preferred stock, 7.5% Series A Cumulative Convertible, par value $1.00 per share-
    issued and outstanding 192,769 shares in 1994 and 194,074 shares in 1993                193          194
  Common stock, par value $1.00 per share-authorized 15,000,000
    shares, issued 4,469,876 shares in 1994 and 4,236,876 shares in 1993                  4,470        4,237
  Paid-in capital                                                                        63,279       59,612
  Retained earnings                                                                      17,858       19,140
  Net unrealized losses on securities available for sale, after tax effects                (474)        (201)
  Cost of 577,265 shares of common stock in treasury                                     (7,198)      (7,198)
      Total Shareholders' Equity                                                         78,128       75,784
                                                                                       $755,936     $735,121


Consolidated Statements of Income                CFX Corporation and Subsidiary

Year Ended December 31 (In thousands, except per share data)   1994       1993       1992

Interest and dividend income:
  Interest on loans                                            $40,765    $39,496    $43,989
  Interest on investment securities:
    Taxable                                                      5,523      5,179      6,914
    Tax-exempt                                                     847        290        304
                                                                 6,370      5,469      7,218
  Interest and dividends on trading securities                   1,725        468        133
  Dividends on marketable equity securities                        182         82        168
  Other                                                            639        627        903
      Total Interest and Dividend Income                        49,681     46,142     52,411
Interest expense:
  Interest on deposits                                          16,670     18,965     25,976
  Interest on borrowings:
    Short-term                                                   4,952        711        283
    Long-term                                                       10          9        830
      Total Interest Expense                                    21,632     19,685     27,089
      Net Interest and Dividend Income                          28,049     26,457     25,322
Provision for loan and lease losses                                425      2,970      2,911
      Net Interest and Dividend Income After
        Provision for Loan and Lease Losses                     27,624     23,487     22,411
Other income:
  Service charges on deposit accounts                            1,456      1,433      1,388
  Loan servicing fees                                            1,862        323         --
  Net gains (losses) on trading securities                        (257)       316         (8)
  Net gains on investment securities                                85      2,624        238
  Net gain on sale of loan servicing rights                        677         --         --
  Net gains on sales of loans                                      525        371         --
  Other                                                          1,877      1,200      1,546
                                                                 6,225      6,267      3,164
Other expense:
  Salaries and employee benefits                                12,559     10,084      8,662
  Occupancy                                                      1,708      1,393      1,216
  Equipment                                                      1,788      1,439      1,421
  Operation of foreclosed real estate                              157      3,011      2,328
  FDIC deposit insurance                                         1,234      1,341      1,296
  Goodwill and deposit base intangible amortization                733        684        692
  Other                                                          6,983      5,540      4,162
                                                                25,162     23,492     19,777
      Income Before Income Taxes                                 8,687      6,262      5,798
Income taxes                                                     3,214      1,240      2,000
      Net Income                                                 5,473      5,022      3,798
Preferred stock dividends                                          268        270        270
      Net Income Available to Common Stock                     $ 5,205    $ 4,752    $ 3,528
Weighted average common shares outstanding                       3,860      3,826      3,805
Earnings per common share                                      $  1.35    $  1.24    $   .92


Consolidated Statements of Shareholders' Equity  CFX Corporation and Subsidiary

                                                                              Net Unrealized  Net Unrealized
                                                                              Losses on       Losses on
                                                                              Marketable      Securities
                                        Preferred  Common  Paid-in  Retained  Equity          Available       Treasury
(In thousands, except per share data)   Stock      Stock   Capital  Earnings  Securities      for Sale        Stock      Total

Balance at December 31, 1991            $194       $4,026  $56,267  $18,567   $(374)          $  --           $(7,198)   $71,482
  Net income                              --           --       --    3,798      --              --                --      3,798
  Common cash dividends
    declared-$.54 per share               --           --       --   (2,070)     --              --                --     (2,070)
  Preferred cash dividends
    declared-$1.3875 per share            --           --       --     (270)     --              --                --       (270)
  Issuance of common stock under
    employee stock purchase plan          --           10       61       --      --              --                --         71
  Decrease in net unrealized
    losses on marketable
    equity securities                     --           --       --       --     297              --                --        297
Balance at December 31, 1992             194        4,036   56,328   20,025     (77)             --            (7,198)    73,308
  Net income                              --           --       --    5,022      --              --                --      5,022
  Common cash dividends
    declared-$.65 per share               --           --       --   (2,500)     --              --                --     (2,500)
  Preferred cash dividends
    declared-$1.3875 per share            --           --       --     (270)     --              --                --       (270)
  Issuance of common stock under
    stock option plan                     --           20      251       --      --              --                --        271
  Issuance of common stock under
    employee stock purchase plan          --            7       81       --      --              --                --         88
  5% common stock dividend                --          174    2,952   (3,137)     --              --                --        (11)
  Decrease in net unrealized
    losses on marketable
    equity securities                     --           --       --       --      63              --                --         63
  Change in method of accounting
    for investment securities             --           --       --       --      14            (201)               --       (187)
Balance at December 31, 1993             194        4,237   59,612   19,140      --            (201)           (7,198)    75,784
  Net income                              --           --       --    5,473      --              --                --      5,473
  Common cash dividends
    declared-$.84 per share               --           --       --   (3,242)     --              --                --     (3,242)
  Preferred cash dividends
    declared-$1.3875 per share            --           --       --     (268)     --              --                --       (268)
  Issuance of common stock under
    stock option plan                     --           34      427       --      --              --                --        461
  Issuance of common stock under
    employee stock purchase plan          --           10      139       --      --              --                --        149
  Preferred stock converted
    to common stock                       (1)           1       --       --      --              --                --         --
  5% common stock dividend                --          184    3,041   (3,245)     --              --                --        (20)
  Increase in net unrealized
    losses on securities
    available for sale                    --           --       --       --      --            (273)               --       (273)
  Issuance of common stock under
    dividend reinvestment program         --            4       60       --      --              --                --         64
Balance at December 31, 1994            $193       $4,470  $63,279  $17,858   $  --           $(474)          $(7,198)   $78,128


Consolidated Statements of Cash Flows            CFX Corporation and Subsidiary

Year Ended December 31 (In thousands)                                            1994        1993        1992

Operating Activities
  Net income                                                                     $   5,473   $   5,022   $   3,798
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
      Depreciation and amortization                                                  2,921       2,306       1,872
      Provision for loan and lease losses                                              425       2,970       2,911
      Provision for foreclosed real estate losses                                      207         673         307
      Write-down of foreclosed real estate and
        in-substance foreclosures                                                       --          --         914
      Loans originated and acquired for sale                                      (100,331)    (81,635)         --
      Principal balance of loans sold                                              108,963      64,708          --
      Net loss (gain) on sale of portfolio loans                                       (87)        199          --
      Net loss (gain) on sale of foreclosed real estate                               (225)      1,338        (348)
      Net deferred income tax benefit                                                  (53)       (322)       (401)
      Net decrease (increase) in trading securities                                 39,595     (28,861)    (12,554)
      Net gains on investment securities                                               (85)     (2,624)       (238)
      Gain on sale of bank premises                                                     --          --        (371)
      Gain deferred on sale/leaseback of bank premises                                  --          --          79
      Other                                                                         (2,047)      1,079      (2,120)
        Net Cash Provided (Used) by Operating Activities                            54,756     (35,147)     (6,151)
Investing Activities
  Purchase of CFX MORTGAGE INC., net of cash and cash equivalents acquired              --      (4,831)         --
  Proceeds from sales of securities available for sale                              20,331          --          --
  Proceeds from maturities of securities available for sale                          2,137
  Purchases of securities available for sale                                       (21,376)         --          --
  Proceeds from maturities of securities held to maturity                           28,385          --          --
  Purchases of securities held to maturity                                         (37,776)         --          --
  Purchases of investment securities                                                    --    (134,636)    (73,874)
  Proceeds from sales of investment securities                                          --     101,592      66,181
  Proceeds from maturities of investment securities                                     --      26,571      26,006
  Proceeds from sales of, or payments on, foreclosed real estate                     1,553       7,282       1,630
  Proceeds from sales of portfolio loans                                               999      27,228          --
  Purchases of Federal Home Loan Bank of Boston stock                               (2,881)     (1,106)         --
  Proceeds from sales of Federal Home Loan Bank of Boston stock                         --          12          --
  Net decrease in interest bearing deposits with other banks                         7,817         235       1,973
  Net increase in loans                                                            (97,409)    (23,052)     (1,377)
  Proceeds from the sale of premises and equipment                                      --          --         593
  Purchases of premises and equipment                                               (3,802)     (3,171)     (1,346)
      Net Cash Provided (Used) by Investing Activities                            (102,022)     (3,876)     19,786
Financing Activities
  Net increase (decrease) in noninterest bearing deposits and savings accounts     (16,540)      1,192      77,018
  Net increase (decrease) in time certificates of deposit                           16,874     (25,504)    (65,439)
  Net increase in short-term borrowings                                              6,434      11,426       5,756
  Net increase in short-term advances from the
    Federal Home Loan Bank of Boston                                                45,400      46,600          --
  Proceeds from long-term advances from the
    Federal Home Loan Bank of Boston                                                    --         201          --
  Repayments of long-term advances from the
    Federal Home Loan Bank of Boston                                                    --          --     (19,000)
  Common cash dividends paid                                                        (3,152)     (2,287)     (2,069)
  Preferred cash dividends paid                                                       (268)       (270)       (274)
  Proceeds from issuance of common stock under stock option plan                       461         271          --
  Proceeds from issuance of common stock under
    employee stock purchase plan                                                       149          88          71
  Proceeds from issuance of common stock under
    dividend reinvestment program                                                       64          --          --
      Net Cash Provided (Used) by Financing Activities                              49,422      31,717      (3,937)
      Increase (Decrease) in Cash and Cash Equivalents                               2,156      (7,306)      9,698
Cash and cash equivalents at beginning of year                                      16,676      23,982      14,284
      Cash and Cash Equivalents at End of Year                                   $  18,832   $  16,676   $  23,982
Supplementary information
  Interest paid on deposit accounts                                              $  16,639   $  19,092   $  26,368
  Interest paid on borrowed funds                                                    4,669         609       1,223
  Income taxes paid                                                                  1,626       2,527       1,905
  Net increase (decrease) in due to broker                                         (33,254)     32,230       1,024
  Transfers from loans to foreclosed real estate                                       696       3,887       6,066
  Transfers from securities available for sale to held to maturity                  15,810          --          --


Notes to Consolidated Financial Statements

Note A-Significant Accounting Policies

  The principal accounting policies of CFX Corporation (formerly known as Cheshire Financial Corporation) and its wholly-owned subsidiary (the Company), which provide banking services primarily in New Hampshire, are as follows:

Principles of Presentation and Consolidation

  The consolidated financial statements include the accounts of CFX Corporation and its wholly-owned subsidiary, CFX BANK (the Bank) and the Bank's wholly-owned subsidiaries, CFX CAPITAL SYSTEMS, INC. (CFX CAPITAL) and CFX FINANCIAL SERVICES, INC. (CFX FINANCIAL). Also included are the accounts of CFX CAPITAL's wholly-owned subsidiary, CFX MORTGAGE, INC., which engages in mortgage banking, and CFX FINANCIAL's 51% ownership of CFX FUNDING L.L.C., which engages in the facilitation of lease financing and securitization. Upon consolidation, all significant intercompany accounts and transactions are eliminated. (See Note B -- "Mergers and Acquisitions".)

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from these estimates.

Reclassifications and Restatements

  Certain amounts have been reclassified in the 1993 and 1992 consolidated financial statements to conform to the 1994 presentation.

  Prior period common per share data has been restated to reflect the Company's 5% stock dividend declared on December 12, 1994 to shareholders of record on December 23, 1994.

Cash Flow Information

  Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

Accounting Policy Changes

  Investment Securities: Effective December 31, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". (See Note E -- "Investment Securities".) The Statement establishes standards for all debt securities and for equity securities that have readily determinable fair values. As required under SFAS No. 115, prior year financial statements have not been restated.

  SFAS No. 115 requires that investments in debt securities, that management has the positive intent and ability to hold to maturity, be classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available
for sale" and reflected on the balance sheet at fair value, with   unrealized
gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The cumulative effect of the change in accounting principle at December 31, 1993 was to decrease shareholders' equity by $187,000 net of related income tax effects. There was no effect on net income for the year ended December 31, 1993 relating to the adoption of SFAS No. 115.

  Prior to December 31, 1993, debt securities that management had the intent and ability to hold until maturity were reflected at amortized cost. Marketable equity securities and securities held for sale were stated at the lower of aggregate cost or fair value. Net unrealized losses applicable to marketable equity securities were reflected as a charge to shareholders' equity, net of tax effects, while write-downs applicable to securities held for sale were reflected in earnings.

  For all years presented, purchase premiums and discounts are amortized to earnings by a method which approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are computed by the specific identification method.

  Federal Home Loan Bank stock is carried at cost.

Trading Securities

  Trading securities consist of marketable equity securities and debt securities which the Company intends to trade in the future. Trading positions are taken to benefit from short-term movements in market prices. Trading securities are stated at fair value. Prior to the adoption of SFAS No. 115, marketable equity securities held for trading were stated at the lower of aggregate cost or fair value. Changes in fair value are reflected in trading gains and losses within the consolidated statements of income. Gains and losses on trading securities sold are computed by the specific identification method.

Financial Instruments

  Interest Rate Swap Agreements: Interest rate swap agreements designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities are accounted for on the same basis as the underlying asset or liability. Accordingly, interest rate swaps designated as hedges against floating rate loan portfolios (carried at historical cost) are reflected at cost. Interest rate swaps which hedge the Company's trading securities portfolio (carried at fair value) are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income. The net interest paid or received under swap agreements is recorded in the interest income or expense account related to the asset or liability being hedged.

  Financial Futures Contracts: Interest rate futures contracts are entered into by the Company as hedges against interest rate risk in its trading securities portfolio. These instruments are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income.

  Financial Option Contracts: Option premiums paid or received, and designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, are accounted for on the same basis as the underlying asset or liability. Accordingly, option contracts designated as hedges against mortgage loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. Option contracts which hedge the Company's trading securities portfolio (carried at fair value) are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income.

Mortgage Loans Held for Sale

  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to the consolidated statements of income.

Loans and Leases

  Interest on loans and leases (loans) is accrued and credited to income based upon the principal amount outstanding. When management determines that significant doubt exists as to the collectibility of principal or interest on a loan, the loan is placed on nonaccrual status. In addition, commencing in the third quarter of 1993 all loans past due 90 days or more as to principal or interest were placed on nonaccrual status. Previously, such loans which, in management's judgment, were fully secured and in the process of collection (through legal action or, in appropriate circumstances, through collection efforts reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future) continued to accrue interest. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized only when received. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled.

  Loans considered to be uncollectible are charged against the allowance for loan and lease losses. The allowance is increased by charges to current income in amounts sufficient to maintain the adequacy of the allowance. The adequacy is determined by management's evaluation of the extent of existing risk in the loan portfolio and prevailing economic conditions.

  Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield using the interest method. The Company is generally amortizing these amounts over the contractual life of the related loans.

Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to income as incurred, and the costs of major additions and improvements are capitalized.

  The provision for depreciation and amortization is computed on the straight-line method based on the estimated useful lives of the assets or the terms of the leases, if shorter.

Mortgage Servicing Rights

  The cost of mortgage servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing fees receivable" is amortized over the estimated life using a method approximating the level-yield method.

  The cost of loan servicing rights purchased, the excess servicing fees receivable, and the amortization thereon, is periodically evaluated in relation to estimated future net servicing revenues. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

Intangible Assets

  Deposit base intangibles, which represent the value attributable to the capacity of deposit accounts of purchased bank subsidiaries to generate future income, are included in other assets and are being amortized on a straight-line basis over a period of five years. The excess of the cost of purchased subsidiaries over the fair value of tangible and intangible net assets acquired has been allocated to goodwill and is being amortized on a straight-line basis over 25 years for bank subsidiaries and 15 years for the mortgage banking subsidiary. (See Note B -- "Mergers and Acquisitions".)

  The accumulated amortizations of deposit base intangibles and goodwill were $1,111,000 and $2,891,000, respectively, as of December 31, 1994.

Foreclosed Real Estate

  Foreclosed real estate consists of properties that the Company has formally received title for partial or total satisfaction of loans, and in-substance foreclosures which consist of properties that the Company has substantively repossessed for partial or total satisfaction of loans. The Company classifies loans as in-substance foreclosures when there is an indication that the borrower has little or no equity in the collateral, repayment of the loan can only come from the operation or sale of the collateral, and it is doubtful that the equity will be rebuilt in the forseeable future. Loan losses arising from the write-down of properties to fair value at the time the Company formally receives title or substantively repossesses the collateral are charged against the allowance for loan and lease losses.

  On April 28, 1992, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 92-3, "Accounting for
Foreclosed Assets". This SOP required   application in annual financial
statements for periods ending on or after December 15, 1992,   with earlier
application permitted. The Company adopted this SOP effective October 1, 1992.

  SOP No. 92-3 requires that foreclosed assets held for sale, on an individual asset basis, be carried at the lower of (a) fair value minus the cost to sell, or (b) cost.

  If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. Increases or decreases in the valuation allowance are charged or credited to income. Prior to October 1, 1992, any subsequent write-downs of the carrying value to fair value were charged to earnings.

  Operating expenses of foreclosed real estate and gains and losses upon disposition are reflected in earnings.

Pension and 401-K Plans

  The Company and its subsidiaries have a defined benefit pension plan which covers substantially all full-time employees. The benefits are based on years of service and the employee's compensa tion during the years immediately preceding retirement. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

  The Company maintains a Section 401(k) savings plan for employees of the Company and its subsidiaries. Under the plan, the Company makes a matching contribution of one-third of the amount contributed by each participating employee, up to 6% of the employee's yearly salary. The Company's contributions may be paid out of current or retained earnings. The plan also allows for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

Income Taxes

  The Company and its subsidiaries file a consolidated income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  For regulatory capital purposes, the recognition of deferred tax assets, when realization of such is dependent on an institution's future taxable income, is limited to the amount that can be realized within one year or 10% of core capital, whichever is less.

Parent-Company-Only Condensed Financial Statements

  In the parent-company-only condensed financial statements, the investment in bank subsidiary is stated at cost plus equity in the undistributed earnings of the subsidiary.

Earnings Per Share

  Earnings per share are based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents attributable to outstanding stock options is not material. Prior period common per share data has been restated to reflect the Company's 5% stock dividend declared on December 12, 1994 to shareholders of record on December 23, 1994.

Recent Accounting Pronouncements

  In May, 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires a change in accounting method for most financial institutions, commencing with fiscal years beginning after December 15, 1994, with early adoption permissible. In addition, in October 1994, the FASB amended SFAS No. 114 with SFAS No. 118, to allow a creditor to use existing methods for recognizing interest income on impaired loans. Under the new Statements, impaired loans would be measured using any of the following three methods on a loan-by-loan basis.

* The present value of expected future cash flows (principal and interest related to the loan) discounted at the loan's effective interest rate.
*   The loan's obtainable market price.
*   The fair value of the collateral if the loan is collateral dependent.

  SFAS No. 114 also limits the classification of loans as in-substance foreclosures to situations where the creditor actually receives physical possession of the debtor's assets.

  The Statements are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (i.e., residential mortgage, credit card and consumer installment loans), loans that are measured at fair value or at the lower of cost or fair value (i.e., loans in a trading or held for sale portfolio), leases, and convertible or nonconvertible debentures and bonds and other debt securities.

  Management does not expect that adopting the provisions of these Statements will have a material impact on the Company's consolidated financial statements.

Note B-Mergers and Acquisitions

  Pending: On July 26, 1994, the Company signed a definitive agreement to acquire all of the outstanding capital stock of Orange Savings Bank (Orange), a Massachusetts-chartered savings bank, headquartered in Orange, Massachusetts. The acquisition is anticipated to be accounted for as a pooling-of-interests.

  Pursuant to the definitive agreement, each of Orange's 724,412 outstanding shares of common stock (except for any dissenting shares and shares beneficially held by the Company or Orange) will be converted into and exchangeable for the number of shares of the Company's common stock determined by multiplying .8750 by a fraction, the numerator of which is $17.1429 and the denominator of which is the average closing sale price per share of the Company's common stock on the American Stock Exchange for the ten trading days ending on the business day before the date on which the required approval of the Massachusetts Commissioner of Banks is obtained. This exchange ratio is subject to adjustment in the event that (i) such average closing price is above $20.00 or below $15.2381, (ii) the Company is a party to certain business combinations or (iii) the Company issues shares of stock in certain transactions, including, without limitation, stock splits and stock dividends.

  The proposed transaction is subject to regulatory approval and approval of Orange's shareholders. The transaction has already been approved by the Boards of Directors of the Company and Orange. At December 31, 1994, Orange had assets of $83,257,000, deposits of $73,383,000, and stockholders' equity of $8,531,000 (unaudited).

  Completed: On September 1, 1993, the Company, through its bank subsidiary, purchased the remaining 52.4% of Colonial Mortgage, Inc. (Colonial), a mortgage banking company headquartered in Amherst, New Hampshire, for $5,187,000, including $80,000 in acquisition costs. The Company previously owned 47.6% and as a result of the purchase Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting, and, accordingly, the results of operations of Colonial from September 1, 1993 to December 31, 1993 have been included in the Company's consolidated statements of income. Prior to the acquisition on September 1, 1993, 47.6% of the results of operations of Colonial was included in the Company's consolidated statements of income through the equity method of accounting. In connection with the acquisition, the excess ($2,023,000) of the purchase price over 52.4% of the fair value of the net assets acquired has been allocated to goodwill and is being amortized over 15 years on a straight-line basis. The fair value of the assets (including goodwill) and liabilities acquired amounted to $11,151,000 and $5,964,000, respectively. On November 15, 1993, Colonial was renamed CFX MORTGAGE, INC.

  The following summarized pro forma information (unaudited) presents the results of the Company's operations assuming the purchase of Colonial Mortgage, Inc. occurred on January 1, 1992.

Year Ended December 31 (In thousands, except per share data)     1993       1992
                                                                   (unaudited)

Total income                                                     $55,208    $59,640
Net income                                                         4,962      3,725
Preferred dividend                                                   270        270
Net income available to common stock                               4,692      3,455
Net income per common share                                         1.23        .91

  The above pro forma information does not purport to be indicative of the results that actually would have been obtained if the operations were combined at January 1, 1992, and is not intended to be a projection of future results or trends.

Note C-Restrictions on Cash and Due From Bank Accounts

  The Federal Reserve Bank requires the Bank to maintain average reserve balances. The average amount of these reserve balances for the years ended December 31, 1994 and 1993 were approximately $13,835,000 and $10,942,000, respectively.

Note D-Trading Securities

  The following table reflects the fair value of trading securities:

  December 31 (In thousands)                           1994    1993

  U.S. Government and federal agency obligations       $ --    $   115
  Federal agency mortgage pass-through securities        --     61,097
  Hedge instruments                                      --        669
  Money market funds                                    236        118
                                                       $236    $61,999

  During 1994, the decrease in the net unrealized holding gain on trading securities included in the consolidated statement of income amounted to $46,000.

Note E-Investment Securities

  Investment securities consist of the following at December 31, 1994 and 1993.

  December 31 (In thousands)                          1994       1993

  Securities available for sale, at fair value        $  4,358   $  21,695
  Securities held to maturity, at amortized cost       109,531      96,044
                                                      $113,889    $117,739

  The amortized cost and estimated fair value of investment securities, with gross unrealized gains and losses, follows:

  December 31 (In thousands)                                               1994
                                                                   Gross        Gross
                                                       Amortized   Unrealized   Unrealized   Fair
                                                       Cost        Gains        Losses       Value

Securities available for sale:
  Money market funds                                   $  1,056    $ --         $   --       $  1,056
  Other marketable equity securities                      3,370      20             88          3,302
      Total securities available for sale              $  4,426    $ 20         $   88       $  4,358

Securities held to maturity:
  Debt securities:
    State and municipal                                $ 23,498    $  2         $  815       $ 22,685
    Corporate                                             5,932       8            137          5,803
    Asset-backed                                            173      --              1            172
    Federal agency mortgage pass-through securities      62,966      --          5,354         57,612
    Collateralized mortgage obligations (CMO's)          16,962      --            353         16,609
      Total securities held to maturity                $109,531    $ 10         $6,660       $102,881

  December 31 (In thousands)                                              1993
                                                                   Gross        Gross
                                                       Amortized   Unrealized   Unrealized   Fair
                                                       Cost        Gains        Losses       Value

Securities available for sale:
  CMO's                                                $ 18,082    $  4         $  314       $ 17,772
  Money market funds                                        675      --             --            675
  Other marketable equity securities                      3,272      --             24          3,248
      Total securities available for sale              $ 22,029    $  4         $  338       $ 21,695
Securities held to maturity:
  Debt securities:
    State and municipal                                $ 10,591    $ 77         $   52       $ 10,616
    Corporate                                             7,992     242              8          8,226
    Asset-backed                                            620       2             --            622
    Federal agency mortgage pass-through securities      76,841      79            249         76,671
      Total securities held to maturity                $ 96,044    $400         $  309       $ 96,135

  At December 31, 1994, the Company has pledged debt securities with an amortized cost of $54,440,000, and a fair value of $49,726,000, as collateral to secure public funds, repurchase agreements (See Note L -- "Short-Term Borrowed Funds") and for other purposes.

  The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31 (In thousands)                   1994                                1993
                                       -------------------     -----------------------------------------
                                       Held to Maturity        Available for Sale    Held to Maturity
                                       Amortized   Fair        Amortized   Fair      Amortized   Fair
                                       Cost        Value       Cost        Value     Cost        Value

Within one year                        $  8,999    $  8,990    $    --     $    --   $   290     $   290
After one year through five years        11,968      11,654         --          --    11,906      12,113
After five years through ten years        8,636       8,016         --          --     6,931       6,985
After ten years through twenty years         --          --         --          --        76          76
                                         29,603      28,660         --          --    19,203      19,464
Pass-through securities and CMO's        79,928      74,221     18,082      17,772    76,841      76,671
                                       $109,531    $102,881    $18,082     $17,772   $96,044     $96,135

  Proceeds from the sale of securities available for sale during the year ended December 31, 1994 were $20,331,000. Gross gains of $85,000 and no gross losses were recognized on such sales. In addition, securities available for sale with an amortized cost of $16,575,000 were transferred to securities held to maturity at their fair value of $15,810,000, resulting in a net unrealized loss of $765,000 at the date of transfer. The net unrealized loss is being amortized to interest income using the interest method over the terms of the investments.

  Proceeds from the sale of debt securities during the years ended December 31, 1993 and 1992 were $89,184,000 and $32,741,000, respectively. Gross gains of $3,212,000 and $598,000, respectively, and gross losses of $588,000 and $57,000, respectively, were realized during the years ended December 31, 1993 and 1992.

Note F-Mortgage Loans Held for Sale

  The Company's mortgage banking subsidiary, CFX MORTGAGE, INC. engages in
originating,   selling and servicing real estate loans, primarily residential.
Mortgage loans totaling $8,295,000 and $16,927,000 were held for sale by CFX MORTGAGE, INC. as of December 31, 1994 and December 31, 1993, respectively.

Note G-Loans and Leases

  Loans and leases consist of the following:

  December 31 (In thousands)                           1994        1993

  Real estate:
    Residential                                        $379,181    $312,828
    Construction                                          7,761       9,292
    Commercial                                           82,468      76,955
  Commercial, financial and agricultural                 48,020      42,835
  Warehouse lines of credit to leasing companies         15,339       5,428
  Consumer and other                                     36,544      24,934
                                                       $569,313    $472,272

  Nonaccrual loans and restructured loans totaled $6,536,000 and $1,824,000, respectively, at December 31, 1994 and $6,472,000 and $837,000, respectively, at December 31, 1993.

  Interest income that would have been recorded under the original terms of such nonaccrual and restructured loans and the interest income actually recognized for the years ended December 31, 1994, 1993, and 1992 are as follows:

Year Ended December 31 (In thousands)                 1994   1993   1992

Interest income that would have been recorded         $549   $656   $721
Interest income recognized                             255    483    372
Interest income foregone                              $294   $173   $349

  The Company is not committed to lend additional funds to borrowers whose loans have been modified in connection with troubled debt restructurings.

  The primary geographic concentration of credit risk for loans originated by the Company is the State of New Hampshire. The remainder of the portfolio is distributed principally throughout the other New England states.

Note H-Allowance for Loan and Lease Losses

  Changes in the allowance for loan and lease losses are as follows:

Year Ended December 31 (In thousands)                  1994      1993     1992

Balance at beginning of year                           $7,357    $7,909   $6,957
Allowance of acquired subsidiaries                         --        13       --
Allowance acquired through regulatory-assisted
 transactions                                              --        --      350
Provision for loan and lease losses                       425     2,970    2,911
Loans charged-off                                      (1,172)   (3,904)  (2,523)
Recoveries of loans previously charged-off                415       369      214
Balance at end of year                                 $7,025    $7,357   $7,909

Note I-Premises and Equipment

  The following is a summary of premises and equipment:

December 31 (In thousands)                          1994        1993

Land                                                $ 2,033     $ 1,792
Buildings and leasehold improvements                 11,369       9,959
Furniture and equipment                               7,877       6,485
                                                     21,279      18,236
Less accumulated depreciation and amortization       (7,636)     (6,838)
                                                    $13,643     $11,398

  Depreciation and amortization expense was $1,558,000, $1,244,000, and $1,181,000, for the years ended December 31, 1994, 1993, and 1992, respectively.

Note J-Foreclosed Real Estate

  Foreclosed real estate is presented net of a valuation allowance as follows:

December 31 (In thousands)               1994        1993

Foreclosed real estate                   $1,100      $1,868
In-substance foreclosures                   798       1,869
                                          1,898       3,737
Less allowance for losses                  (325)       (384)
                                         $1,573      $3,353

  An analysis of the allowance for losses on foreclosed real estate follows:

December 31 (In thousands)                 1994    1993    1992

Balance at beginning of year               $384    $307    $ --
Provision for losses                        207     673     307
Charge-offs, net of recoveries             (266)   (596)     --
Balance at end of year                     $325    $384    $307

  The following table presents the components of the operation of foreclosed real estate for the periods indicated:

Year Ended December 31 (In thousands)          1994    1993     1992

Operating expenses, net of rental income       $175    $1,000   $1,455
Write-downs to net realizable value              --        --      914
Provision for losses                            207       673      307
Net loss (gain) on sales of real estate        (225)    1,338     (348)
                                               $157    $3,011   $2,328

Note K-Deposits

  Total deposits consist of the following:

December 31 (In thousands)                1994         1993

Noninterest bearing                       $ 37,675     $ 32,214
Savings:
  Regular savings                          102,653      111,155
  NOW accounts                              79,140       77,274
  Money market accounts                     98,389      113,754
    Total savings                          280,182      302,183
  Time certificates of deposit             233,682      216,808
    Total deposits                        $551,539     $551,205

  Time deposits with a minimum balance of $100,000 at December 31, 1994 and 1993 totaled approximately $28,144,000 and $32,830,000, respectively.
A summary of term certificates, by maturity, is as follows:

December 31 (Dollars in thousands)              1994                   1993
                                         -------------------    -------------------
                                                    Weighted               Weighted
                                                    Average                Average
                                         Amount     Rate        Amount     Rate

Within one year                          $123,231   4.36%       $143,048   4.22%
After one year through three years         83,329   5.52          66,341   5.02
After three years through five years       27,122   5.63           7,419   4.90
                                         $233,682   4.92%       $216,808   4.49%

Note L-Short-Term Borrowed Funds

  The following summarizes short-term borrowed funds:

December 31 (In thousands)                                   1994       1993

Securities sold under agreement to repurchase:
  Retail                                                     $ 5,603    $ 6,238
  Wholesale-3.55% (fixed rate) due January 14, 1994               --     14,644
  Wholesale-6.35% (fixed rate) due January 13, 1995            7,120         --
  Wholesale-6.05% (fixed rate) due January 20, 1995           14,593         --
Total short-term borrowed funds                              $27,316    $20,882

  Retail securities sold under agreement to repurchase at December 31, 1994 were due to mature by January 11, 1995 at a weighted average interest rate of 4.58%. At December 31, 1993, such agreements were due to mature by January 17, 1994 at a weighted average interest rate of 2.02%

Note M-Advances from Federal Home Loan Bank of Boston

  Advances from the Federal Home Loan Bank of Boston (FHLBB) consist of the following:

December 31 (In thousands)  1994  1993

Short-Term:
  3.48% (fixed rate) due January, 1994        $    --     $10,000
  3.54% (variable rate) due January, 1994          --      10,000
  3.38% (fixed rate) due March, 1994               --      26,600
  5.90% (fixed rate) due January, 1995         50,000          --
  6.39% (fixed rate) due March, 1995           10,000          --
  6.65% (variable rate) due daily              32,000          --
                                               92,000      46,600
Long-Term:
  5.00% (fixed rate) due January, 2003            201         201
Total advances                                $92,201     $46,801

  CFX BANK has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of CFX BANK's total assets. All borrowings from the FHLBB are secured by a blanket lien on certain qualified collateral, defined principally as 90% of the fair value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property.

Note N-Due to Broker

  The Company records the purchase and sale of securities as of the trade date. Trading and investment purchase transactions that had not yet settled at December 31, 1993 amounted to $20,327,000 and $12,927,000, respectively.

Note O-Preferred Stock

  At December 31, 1994, the Company had outstanding 192,769 shares of 7.5% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock was issued as of April 30, 1990 in connection with the acquisition of The Valley Bank.

  The Preferred Stock is convertible on a basis of 1.1025 share of common stock for each share of Preferred Stock, (which reflects common stock dividends) at the option of the shareholder at any time until the mandatory conversion date of April 30, 1995.

  The holders of the Preferred Stock are entitled to receive cumulative cash dividends and have the right, voting as a single class with the shareholders of the Company's common stock, to vote on all matters presented for a shareholder vote. Each holder of the Preferred Stock is entitled to one vote for each share held.

Note P-Income Taxes

  The components of the provision for income taxes are as follows:

Year Ended December 31 (In thousands)         1994      1993      1992

Current tax provision:
  Federal                                     $2,768    $1,501    $2,401
  State                                          499        61        --
    Total current                              3,267     1,562     2,401
Deferred tax provision (benefit):
  Federal                                        (57)      479      (401)
  State                                          (13)       22        --
    Total deferred                               (70)      501      (401)
Effect of tax law change                          17      (436)       --
Effect of change in valuation reserve             --      (387)       --
    Provision for income taxes                $3,214    $1,240    $2,000

  The components of the net deferred tax asset included in other assets are as follows:

December 31 (In thousands)                  1994        1993

Deferred tax assets:
  Federal                                   $3,648      $3,822
  State                                        496         537
    Total deferred tax assets                4,144       4,359
Deferred tax liabilities:
  Federal                                   (1,623)     (1,993)
  State                                       (221)       (290)
    Total deferred tax liabilities          (1,844)     (2,283)
    Net deferred tax asset                  $2,300      $2,076

  A summary of the change in the net deferred tax asset is as follows:

Year Ended December 31 (In thousands)                        1994      1993      1992

Balance at beginning of year                                 $2,076    $3,007    $2,667
Deferred tax benefit                                             53       322       401
Purchase accounting effects of Colonial
 Mortgage, Inc. acquisition                                      --    (1,371)       --
Tax effects of net unrealized losses on investment
 securities reflected in shareholders' equity                   171       118       (61)
Balance at end of year                                       $2,300    $2,076    $3,007

  The tax effects of each type of income and expense item that give rise to deferred tax assets and liabilities are as follows:

  December 31 (In thousands)                                           1994      1993

Deferred tax assets:
  Allowance for loan and lease losses                                  $2,713    $2,866
  Capital loss carryforwards                                              512       593
  Stock write-downs                                                        14        14
  Net unrealized losses on trading and investment securities              303       132
  Foreclosed real estate write-downs                                       --        92
  Deferred point income                                                    81       214
  Book reserves                                                           421       385
  Other                                                                   100        63
    Total deferred tax assets                                           4,144     4,359
Deferred tax liabilities:
  Depreciation                                                           (547)     (576)
  Mortgage servicing rights                                            (1,037)   (1,215)
  Cash to accrual recapture                                              (110)     (167)
  Deferred gains                                                           --      (169)
  Other                                                                  (150)     (156)
    Total deferred tax liabilities                                     (1,844)   (2,283)
    Net deferred tax asset                                             $2,300    $2,076

  SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to 1993, the Company believed that some uncertainty existed with respect to future realization of capital loss carryforwards. Therefore, the Company had established a valuation allowance relating to capital loss carryforwards of $387,000 as of December 31, 1992. The valuation allowance was reversed in 1993 as a result of the recognition of $1,266,000 in capital gains in 1993 and the development of tax planning strategies that will utilize the capital loss carryforwards.

  A summary of capital loss carryforwards and other temporary differences that will result in capital loss treatment when recognized for tax purposes is as follows:

December 31 (In thousands)                                    1994               1993
                                                        Amount    @ 39%    Amount    @ 39%

Tax capital loss carryforwards                          $1,325    $512     $1,522    $593
Other temporary differences that will result
 in capital losses:
    Stock write-downs                                       36      14         36      14
    Net unrealized losses on marketable
     equity securities                                      --      --         24       9
                                                        $1,361    $526     $1,582    $616

  The capital loss carryforwards expire as of December 31, 1996.

  Prior to 1993, the Company was not obligated to pay New Hampshire Business Profits Tax (NHBPT) as a result of significant income derived from state tax-free sources and a credit allowed for New Hampshire Franchise Tax. Therefore, prior to 1993 no deferred taxes had been recognized for NHBPT purposes.

  During 1993, as a result of the Franchise Tax being repealed by the New Hampshire State legislature and the Company's significant reduction in income derived from tax-free sources, the Company began to pay NHBPT. As a result of becoming obligated to pay NHBPT in 1993, the Company fully recognized deferred taxes for NHBPT in 1993.

  CFX BANK qualifies under provisions of the Internal Revenue Code to deduct from taxable income, if any, a provision for loan and lease losses based on a percentage of taxable income before such deduction (PTI method). Under the Tax Reform Act of 1986, the loan loss deduction allowable is limited to 8% of taxable income.

  At December 31, 1994, retained earnings include a tax loan loss reserve of approximately $5,700,000 at the Bank's base year for which no provision for income taxes has been made. If, in the future, such amounts are used for any purpose other than to absorb loan losses, or if CFX BANK ceases to qualify to utilize the PTI method under the Internal Revenue Code, CFX BANK will incur a tax liability at the current applicable income tax rates. The Company anticipates that it will continue to meet the qualifying assets test and that the $5,700,000 of retained earnings will not be used for any purpose that would result in the payment of income taxes. The unrecognized deferred tax liability on such amount as of December 31, 1994 is approximately $2,200,000.

  The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting income, with the income tax provisions in the consolidated statements of income:

Year Ended December 31 (Dollars in thousands)                  1994             1993             1992
                                                          Amount  Percent  Amount  Percent  Amount  Percent

Income tax expense at the statutory rate                  $2,954    34%    $2,129    34%    $1,971    34%
Increase (decrease) resulting from:
  Dividends received deduction                               (44)   (1)       (29)   --        (35)   (1)
  Tax-exempt interest income                                (252)   (3)       (91)   (2)       (93)   (2)
  Goodwill and deposit base intangible amortization          232     3        215     3        218     4
  Reversal of book over tax basis from investment
   in Colonial Mortgage, Inc.                                 --    --       (273)   (4)        --    --
  State income taxes, net of federal income tax
   benefit                                                   332     4       (381)   (6)        --    --
  Other, net                                                  (8)   --         42     1         23    --
  Change in valuation allowance                               --    --       (372)   (6)       (84)   (1)
Income tax expense                                        $3,214    37%    $1,240    20%    $2,000    34%

Note Q-Pension and 401(k) Plans

  The Company's defined benefit pension plan and 401(k) savings plan are summarized in the following tables:

Pension Plan

  The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets:

December 31 (In thousands)                                              1994       1993

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
   benefits of $2,467,000 in 1994 and $2,631,000 in 1993                $(2,539)   $(2,689)
Projected benefit obligation for service rendered to date               $(2,962)   $(3,221)
Plan assets at fair value, primarily invested in bank money
 market accounts, equities, and group annuity contracts                   3,144      3,076
Plan assets in excess of (less than) projected benefit obligation           182       (145)
Unrecognized net gain from past experience different
 from that assumed and effects of changes in assumptions                 (1,153)      (656)
Prior service cost not yet recognized in net periodic pension cost          128        136
Unrecognized net assets at end of year                                       (8)       (10)
Accrued pension cost included in other liabilities                      $  (851)   $  (675)

Net pension expense includes the following components:

Year Ended December 31 (In thousands)                  1994     1993    1992

Service cost-benefits earned during the period         $349     $268    $196
Interest cost on projected benefit obligation           253      221     208
Actual return on plan assets                            (79)    (136)   (267)
Net amortization and deferral                          (159)    (117)     12
Net pension expense                                    $364     $236    $149

  The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 8.00% and 5.00%, respectively, in 1994 and 7.00% and 5.50%, respectively, in 1993 and 8.25% and 5.50%, respectively, in 1992. The expected long-term rate of return on plan assets was 7.50% for the years ended December 31, 1994, 1993, and 1992.

401(k) Plan

The following table sets forth the Company's 401(k) plan expense recognized:

Year Ended December 31 (In thousands)            1994    1993    1992

Matching contribution                             $110   $ 82    $ 76
Supplemental profit sharing contribution           315    328     106
                                                  $425   $410    $182

Note R-Stock Option Plan

  The Company has a stock option plan (the Option Plan) whereby options may be granted to certain key employees and directors of the Company and its subsidiaries to purchase shares of common stock of the Company at a price not less than fair value at the date of grant.

    Both incentive stock options and nonqualified stock options may be granted pursuant to the Option Plan. A total of 248,000 shares of authorized but unissued common stock of the Company has been reserved for issuance pursuant to incentive stock options granted under the Option Plan and 193,000 shares of authorized but unissued common stock have been reserved for issuance pursuant to nonqualified stock options granted. The options are exercisable over a period not to exceed ten years from the date of grant.

  Changes in the status of options are summarized as follows:

                                                    Incentive               Nonqualified
(In thousands, except price per share data)      Stock Options              Stock Options
                                            ------------------------   ------------------------
December 31                                  1994     1993     1992     1994     1993     1992

Outstanding at beginning of year               237      193      191       30       47       47
Granted                                         --       61        9       63       --       --
Exercised @ $  8.39                             --       (3)      --       --       --       --
          @ $12.87                             (10)      --       --       --       --       --
          @ $13.04                             (24)      (9)      --       (1)     (12)      --
Cancelled                                       (1)      (5)      (7)      --       (5)      --
Outstanding at end of year                     202      237      193       92       30       47
Exercisable at end of year                     202      237      193       92       30       47
Price range of options                      $ 8.39   $ 8.39   $ 8.39   $13.04       --       --
 outstanding                                $15.88   $15.88   $13.04   $14.74   $13.04   $13.04
Average price of options outstanding        $13.30   $13.30   $12.62   $14.20   $13.04   $13.04

  As provided for in the Option Plan, all option information has been restated for stock dividends declared.

Note S-Employee Stock Purchase Plan

  The Company has an employee stock purchase plan (the Stock Purchase Plan) whereby employees of the Company and its subsidiaries with more than one-half year of continuous service, except for certain employees with substantial stock interests in the Company or with substantial rights to purchase common stock, may purchase up to an aggregate of 110,000 shares of the Company's common stock.

  Eligible employees have the right to purchase common stock by authorizing payroll deductions of up to seven percent of their base salary. The Stock Purchase Plan provides for periodic offerings at a purchase price which would not be less than the lesser of (1) 90% of the fair value per share on the offering date or (2) 90% of the fair value per share on the date of exercise. The Board of Directors of the Company may change the option price for subsequent offerings by increasing the percentage of fair value to a percentage not greater than 100% or decreasing the percentage of fair value to a percentage not less than 85%.

  Eligible employees purchased 10,235 and 7,889 shares of common stock at an exercise price of $14.50 (average) and $11.15 (average) per share during the years ended December 31, 1994 and 1993, respectively. As provided for in the Stock Purchase Plan, all information has been restated for stock dividends declared.

Note T-Restrictions on Subsidiary Dividends, Loans and Advances

  Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans and advances. Applicable rules prohibit the payment of a cash dividend by the Bank if the effect thereof would cause the net worth of the Bank to be reduced below applicable net worth requirements.

  Federal banking regulators require that the Company (on a consolidated basis) and the Bank meet certain Tier 1 leverage capital and risk-based capital ratio requirements. Generally, all but the most financially sound institutions are required to maintain a minimum Tier 1 leverage capital ratio of not less than 4.00% and a risk-based capital ratio of not less than 8.00%. The Company and the Bank exceeded all minimum regulatory requirements at December 31, 1994 and 1993.

  Under Federal Reserve regulations, the Bank is also limited as to the amount it may loan to the Company, unless such loans are collateralized by specified obligations. At December 31, 1994, the maximum amount available for transfer from the Bank to the Company in the form of loans approximated 8.68% of consolidated net assets.

Note U-Loans to Related Parties

  In the ordinary course of business, the Company makes loans to subsidiary affiliates, directors and officers and their associates and affiliated companies (related parties) at substantially the same terms, including interest rates and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers.

  The total amounts due from directors, officers and their associates were $7,546,000 and $8,534,000 at December 31, 1994 and 1993, respectively. During the year ended December 31, 1994, new loans totaling $5,094,000 were made, and repayments received totaled $6,082,000.

Note V-Commitments and Contingencies

  In the ordinary course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.

Employment and Special Termination Agreements

  The Company has entered into three-year employment agreements with its President and Executive Vice President. Additionally, CFX MORTGAGE, INC. has entered into a three-year employment agreement with its President. The terms of the agreements automatically extend for an additional year unless either party elects to limit the agreement to its then existing term. The agreements generally provide for a specified minimum annual compensation and the continuation of benefits currently received, including provisions following a "Change of Control". However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. In addition to the above agreements, the Company has entered into special termination agreements with certain additional senior executives. The agreements generally provide for certain lump sum or periodic severance payments following a "Change in Control" as defined in the agreements.

Investment in Limited Partnerships

  At December 31, 1994, the Company was committed to invest $551,000 in two real estate development limited partnerships.

Other Contingencies

  Various legal claims also arise from time to time in the ordinary course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

Note W-Financial Instruments

  The Company uses certain financial instruments in managing the interest rate risk included in the consolidated balance sheet. Futures and options contracts are used explicitly for hedge purposes and are not undertaken for speculation. The Company's intent and general practice is to liquidate (offset) futures and options contract obligations before stated exercise or delivery dates through established market transactions. The Company does not generally intend to deliver or receive the securities underlying its futures and options contracts, but may execute delivery or receipt if it is financially prudent to do so.

  The detail on the specific financial instruments used is as follows:

Interest Rate Swap Agreements

  Commencing in 1993, the Company entered into agreements to exchange interest rate cash flows with approved counterparties. Swap agreements outstanding at December 31, 1994 and 1993 are as follows:

December 31, 1994 (Dollars in thousands)
Assets                Interest          Interest          Notional    Maturity    Unrealized
Hedged                Received          Paid              Amount      Date        Loss

Mortgage loans        Fixed--4.37%(1)   Variable--        $25,000     11/23/96    $(1,194)
 held in portfolio                      6 mo. LIBOR(1)
                                        (Rate: 6.3125%)

December 31, 1993 (Dollars in thousands)
Assets                Interest          Interest           Notional   Maturity    Unrealized
Hedged                Received          Paid               Amount     Date        Loss

Mortgage loans        Fixed--4.37%(1)   Variable--         $25,000    11/23/96    $   (52)
 held in portfolio                      6 mo. LIBOR(1)
                                        (Rate: 3.5625%)

Trading securities    Variable--        Fixed--4.55%         7,500    11/18/96         --
                      3 mo. LIBOR

Trading securities    Variable--        Fixed--5.13%         9,500    11/18/98         --
                      3 mo. LIBOR

Trading securities    Variable--        N/A                 10,000    10/18/97         --
                      3 mo. LIBOR
                      with cap(2)
                                                           -------                -------
                                                           $52,000                $   (52)
                                                           =======                =======

<F1>  The contract can be terminated by counterparty in May 1995. If the contract is not terminated in May 1995, the interest received from the counterparty increases to 5.5% for the remaining term.
<F2>  To be received only if and by the amount such rate exceeds 4.5%

  The effect of the $25,000,000 swap agreement is to lengthen the repricing period of certain variable-rate mortgage loans. The $7,500,000 and $9,500,000 agreements effectively shorten the repricing period of certain fixed-rate mortgage-backed securities held in the trading portfolio. The $10,000,000 agreement, known as an interest rate cap contract, is intended to protect against declining fair values of trading securities should interest rates move significantly higher.

Financial Futures Contracts

  The Company uses financial futures contracts to hedge interest rate exposure generally on certain mortgage-backed securities held in the trading portfolio. At December 31, 1994, the Company held no financial futures contracts. At December 31, 1993, the Company held short futures positions (futures contract sold with a commitment to buy back within a specified term) in euro-dollar contracts totaling $120,000,000 extending through March of 1995. The cost of U.S. Treasury bills pledged as collateral for initial margin on open futures contracts was $114,000 at December 31, 1993.

Financial Option Contracts

  The Company uses financial options to hedge interest rate exposure generally on certain mortgage-backed securities held in the trading portfolio as well as secondary mortgage market operations. At December 31, 1994, the Company held put options (the option to sell securities at a stated price within a specified term) on 30-year Treasuries totaling $6,000,000 extending through March 1995 for mortgage loans held for sale. At December 31, 1993, the Company held put options in U.S. Treasury bonds totaling $9,000,000 extending through March of 1994 and on euro-dollar obligations totaling $325,000,000 extending through December of 1994. The Company also held call options (the option to buy securities at a stated price within a specified term) on U.S. Treasury bonds totaling $2,000,000 extending through March of 1994.

  At December 31, 1994, there were no derivatives held for trading purposes as the overall program for which they were used was liquidated in October, 1994. The average fair values for such instruments for 1994 were not material to the consolidated financial statements.

  Net gains (losses) on trading securities, included separately in the consolidated statements of income, are summarized as follows:

Year Ended December 31 (In thousands)   1994       1993     1992

Mortgage-backed securities              $(2,985)   $(323)   $(41)
Other debt securities                        (4)      18     (17)
Equity securities                           271      300      50
Futures, options and swaps                2,461      321      --
                                        $  (257)   $ 316    $ (8)

  The following table provides a rollforward of the notional amounts of each type of financial instrument used by the Company to manage interest rate risk for the periods indicated:

                                                 Interest     Financial         Financial
                                                 Rate         Futures           Option
                                                 Swap         Contracts         Contracts
Year Ended December 31, 1994 (In thousands)      Agreements   (Short Position)  (Long Position)

Balance at beginning of year                     $52,000      $(120,000)        $  336,000
Contracts:
  New                                                 --        858,000            975,300
  Terminated                                     (27,000)      (738,000)        (1,280,300)
  Expired                                             --             --            (25,000)
Balance at end of year                           $25,000      $      --         $    6,000

  As mortgage-backed securities were purchased for the trading portfolio, the Company assessed the price volatility under varying interest rates. A hedge using a combination of interest rate exchange agreements, financial futures contracts and financial option contracts were constructed to closely resemble the volatility of the underlying security. On an ongoing basis, the Company monitored the effectiveness of the hedge position to ensure appropriate matching of price volatility.

  Derivative instruments are monitored regularly to assess market price changes. On at least a monthly basis, rate change analyses are done in order to assess potential market risk in changing interest rate environments. When the price volatility of derivative instruments varies from the price volatility of assets being hedged, positions are adjusted to maintain an appropriate match.

  The Company includes all off-balance sheet and derivative positions in its analysis of interest rate risk. Increases and decreases of both 100 and 200 basis points are analyzed in order to determine anticipated changes in earnings and market values.

Note X-Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

  Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

  Interest Bearing Deposits with Other Banks: The carrying values of interest bearing deposits with other banks approximate fair values.

  Federal Home Loan Bank of Boston Stock: The carrying value of Federal Home Loan Bank of Boston stock approximates fair value.

  Trading Securities: Fair values for trading portfolio securities (including off-balance-sheet instruments), which also are the amounts recognized in the consolidated balance sheet, are based on quoted market prices.

  Investment Securities: Fair values of investment securities are based on quoted market prices.

  Mortgage Loans Held For Sale: Fair values of mortgage loans held for sale are determined taking into consideration commitments on hand from investors and prevailing market prices.

  Loans and Leases (Loans): Fair values of variable-rate loans that reprice frequently and have no significant change in credit risk, are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses which use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

  Deposits: Fair values disclosed for demand deposits (non-interest bearing deposits, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  Short-Term Borrowed Funds: The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

  Advances from the Federal Home Loan Bank of Boston: The carrying amount of advances from the Federal Home Loan Bank of Boston approximate their fair values.

  Accrued Interest: The carrying amounts of accrued interest approximates fair value.

  Off-Balance-Sheet Instruments: Fair values for futures, options and swaps are based on quoted market prices. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  The estimated fair values, and related carrying amounts or notional amounts, of the Company's financial instruments are as follows:

December 31 (In thousands)                            1994                   1993
                                               Carrying   Fair        Carrying   Fair
                                               Amount     Value       Amount     Value

Financial assets:
  Cash and due from banks                      $ 18,832   $ 18,832    $ 16,676   $ 16,676
  Interest bearing deposits with other banks      2,663      2,663      10,480     10,480
  Federal Home Loan Bank of Boston stock          6,471      6,471       3,590      3,590
  Trading securities                                236        236      61,999     61,999
  Securities available for sale                   4,358      4,358      21,695     21,695
  Securities held to maturity                   109,531    102,881      96,044     96,135
  Mortgage loans held for sale                    8,295      8,321      16,927     16,957
  Loans and leases, net                         562,288    560,311     464,915    470,115
  Accrued interest receivable                     4,753      4,753       3,946      3,946
Financial liabilities:
  Deposits                                      551,539    550,962     551,205    555,700
  Short-term borrowed funds                      27,316     27,316      20,882     20,882
  Advances from the Federal Home Loan
   Bank of Boston                                92,201     92,201      46,801     46,801
  Accrued interest payable                          662        662         339        339

                                                 Notional   Fair       Notional      Fair
                                                 Amount     Value      Amount        Value

Unrecognized financial instruments:
  Commitments to grant loans                     21,836       (120)     29,283       (169)
  Standby letters of credit                         954         (9)        738         (7)
  Unadvanced funds on lines of credit            48,183         --      36,822         --
  Interest-rate swap agreements                  25,000     (1,194)     25,000        (52)
  Financial options contract                      6,000         31     336,000         --

Note Y-Financial Instruments with Off-Balance-Sheet Risk

  The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest-rate contracts, (caps, floors, and interest-rate swaps) and futures contracts. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these specific instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate contracts, futures contracts, and options contracts, the contract or notional amounts do not represent the Company's exposure to credit loss. Rather, the credit loss exposure relates to the net fair value to be received if such contracts were to be offset in the marketplace. The Company controls the credit risk of such contracts through credit approvals, limits, and monitoring procedures.

  Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

  At December 31, 1994 and 1993, the following financial instruments were outstanding:

                                                                Contract or
                                                               Notional Amount
December 31 (In thousands)                                     1994      1993

Financial instruments whose contract amounts represent
 credit risk:
  Commitments to grant loans                                   $ 21,836   $ 29,283
  Unadvanced funds on lines of credit                            48,183     36,822
  Standby letters of credit                                         954        738
Financial instruments whose contract or notional amounts
 exceed the amount of credit risk:
  Trading:
    Futures contracts (short position)                               --   $120,000
    Interest-rate swap agreements
     (including caps and floors)                                     --     27,000
    Financial options contracts (long position)                      --    327,000
  Other:
    Outstanding forward delivery contracts                      116,891    142,697
    Interest-rate swap agreements                                25,000     25,000
    Financial options contracts (long position)                   6,000      9,000

  A commitment to extend credit is an agreement to provide financing to a customer contingent upon compliance with all conditions established in the contract. A commitment generally has a fixed expiration date or other termination clause and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on an individual basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's evaluation of the counterparty. The collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and residential real estate.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These commitments are primarily issued to support private borrowing arrangements on a short-term basis. The credit risk involved in issuing secured letters of credit is essentially the same as that involved in extending loan facilities to customers.

  Forward delivery contracts are contracts for delayed delivery of mortgage loans or mortgage- backed securities in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Credit risk to the Company arises from the possible inability of counterparties to meet the terms of their contracts. In the event of nonacceptance by the counterparty, the Company would be subject to the credit risk of the loans retained. These loans would have been originated in the ordinary course of business complying with the Company's standard credit evaluation and collateral requirements. Failure to fulfill delivery requirements for these contracts may result in payment of fees to certain investors.

  Futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.The Company enters into a variety of interest-rate contracts including interest-rate caps and floors, interest-rate options, and interest-rate swap agreements, in its trading portfolio, in its mortgage banking activity, and in managing the Company's overall interest-rate exposure. Interest-rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time. For most futures and options transactions, the Company uses recognized and centralized exchanges for execution. These exchanges act as the counterparty to all transactions, thereby minimizing the credit risk of market participants.

  Interest-rate swap transactions generally involve the exchange of fixed and floating-rate interest-payment obligations without the exchange of the underlying principal amounts. The Company typically becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Company minimizes this risk by performing normal credit reviews on its swap counterparties.

  Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest-rate risk associated with an unmatched position. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

Note Z-Segment Information

  Summarized data for the Company's mortgage banking operations for the year ended December 31, 1994 and the period from September 1, 1993 (See Note B -- "Mergers and Acquisitions") to December 31, 1993 is as follows:

Period Ended December 31 (In thousands)             1994        1993

Net interest and dividend income                    $  1,063    $    191
Loan servicing fees                                    2,627         323
Net gain on sale of loan servicing rights                677          --
Net gains on sale of loans                               413         595
Other income                                             378         160
Total income                                           5,158       1,269
Depreciation expense                                     142          53
Other expense                                          3,790       1,304
Income (loss) before income tax expense (benefit)      1,226         (88)
Income tax expense (benefit)                             516         (30)
Net income (loss)                                   $    710    $    (58)
Total assets                                        $ 25,764    $ 36,000
Total loans serviced for others                     $645,000    $705,000
Additions to property, plant and equipment          $    287    $  1,502

  Substantially all loans serviced for others were sold without recourse provisions.

  The following is an analysis of the changes in mortgage servicing rights (acquired and excess servicing fees receivable):

Period Ended December 31 (In thousands)          1994      1993

Balance at beginning of period                   $4,557    $1,473
Purchase accounting adjustment                       --     3,463
Adjusted balance                                  4,557     4,936
Additions                                           406       112
Sales                                              (126)       --
Amortization                                       (630)     (491)
Balance at end of period                         $4,207    $4,557

Note AA-CFX Corporation (Parent-Company-Only) Condensed Financial Statements

Balance Sheets

December 31 (In thousands)                           1994      1993

Assets
  Cash and due from banks                            $   100   $   111
  Interest bearing deposits with bank subsidiary      11,386     7,756
  Securities available for sale                        1,047        13
  Securities held to maturity                            595       873
  Investment in bank subsidiary                       66,922    66,338
  Other assets                                         3,106     2,441
                                                     $83,156   $77,532
Liabilities                                          $ 5,028   $ 1,748
Shareholders' Equity                                  78,128    75,784
                                                     $83,156   $77,532

Statements of Income

Year Ended December 31 (In thousands)                 1994     1993      1992

Interest and dividend income                          $  277   $   126   $  231
Dividends from subsidiaries                            5,000     7,750    2,000
Trading securities gains                                  --         9        1
                                                       5,277     7,885    2,232
General and administrative expenses                    1,013       919      710
Income before income taxes and equity in
 undistributed net income (loss) of subsidiaries       4,264     6,966    1,522
Income tax benefit                                      (345)     (597)    (264)
Income before equity in undistributed net income
 (loss) of subsidiaries                                4,609     7,563    1,786
Equity in undistributed net income (loss)
 of subsidiaries                                         864    (2,541)   2,012
      Net Income                                      $5,473   $ 5,022   $3,798

Statements of Cash Flows

Year Ended December 31 (In thousands)                  1994      1993      1992

Operating Activities
  Net income                                           $ 5,473   $ 5,022   $ 3,798
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Deferred tax benefit                                  (111)     (311)      (83)
    Net decrease in trading securities                      --        11        29
    Equity in undistributed net loss (income)
     of subsidiaries                                      (864)    2,541    (2,012)
    Net change in other assets and other liabilities     2,621       (15)      322
      Net Cash Provided
       by Operating Activities                           7,119     7,248     2,054
Investing Activities
  Capital contribution to subsidiary                        --      (750)     (750)
  Net decrease (increase) in interest
   bearing deposits                                     (3,630)   (4,040)      390
  Purchases of securities available for sale            (1,027)       --        --
  Purchases of securities held to maturity              (3,002)       --        --
  Proceeds from maturities of securities
   held to maturity                                      3,275        --        --
  Proceeds from sales and maturities
   of investment securities                                 --     2,695     4,638
  Purchases of investment securities                        --    (2,855)   (4,131)
      Net Cash Provided (Used)
       by Investing Activities                          (4,384)   (4,950)      147
Financing Activities
  Common cash dividends paid                            (3,152)   (2,287)   (2,069)
  Preferred cash dividends paid                           (268)     (270)     (274)
  Proceeds from issuance of common stock
   under stock option plan                                 461       271        --
  Proceeds from issuance of common stock
   under employee stock purchase plan                      149        88        70
  Proceeds from issuance of common stock
   under dividend reinvestment program                      64        --        --
        Net Cash Used
         by Financing Activities                        (2,746)   (2,198)   (2,273)
        Increase (Decrease) in Cash
         and Cash Equivalents                              (11)      100       (72)
Cash and cash equivalents at beginning of year             111        11        83
      Cash and Cash Equivalents
       at End of Year                                  $   100   $   111   $    11

Note BB-Quarterly Results of Operations (Unaudited)

  The following is a summary of the consolidated quarterly results of operations for the years ended December 31, 1994 and 1993:

Three Months Ended                     March 31   June 30   Sept. 30   Dec. 31
                                       (In thousands, except per share data)

1994
Interest and dividend income           $11,925    $11,845   $12,425    $13,486
Interest expense                         4,940      5,118     5,522      6,052
Net interest and dividend income         6,985      6,727     6,903      7,434
Provision for loan and lease losses         --         --        50        375
Trading securities gains (losses)         (441)        49        11        124
Investment securities gains                 --         85        --         --
Other income (1)                         1,403      1,369     1,386      2,239
Other expense (2)                        6,119      5,979     6,156      6,908
Income before income taxes               1,828      2,251     2,094      2,514
Income taxes                               715        859       724        916
Net income                               1,113      1,392     1,370      1,598
Preferred stock dividend                    67         68        66         67
Net income available to
 common stock                          $ 1,046    $ 1,324   $ 1,304    $ 1,531
Earnings per common share (5)          $   .28    $   .34   $   .33    $   .40

1993 (4)
Interest and dividend income           $11,640    $11,690   $11,216    $11,596
Interest expense                         5,150      4,907     4,778      4,850
Net interest and dividend income         6,490      6,783     6,438      6,746
Provision for loan and lease losses      1,320        900       750         --
Trading securities gains (losses)          154         44       144        (26)
Investment securities gains                725        439       569        891
Other income                               546        592       901      1,288
Other expense (3)                        5,235      5,082     5,528      7,647
Income before income taxes               1,360      1,876     1,774      1,252
Income taxes                               469        384       225        162
Net income                                 891      1,492     1,549      1,090
Preferred stock dividend                    67         68        67         68
Net income available to
 common stock                          $   824    $ 1,424   $ 1,482    $ 1,022
Earnings per common share (5)          $   .22    $   .37   $   .38    $   .27

<F1>  Included in other income for the quarter ended December 31, 1994 was a
      $677,000 gain from the sale of a $59,000,000 mortgage loan servicing portfolio and a $87,000 gain from the sale of a $999,000 credit card portfolio.
<F2>  Included in other expense for the quarter ended December 31, 1994 was
      $594,000 in charges associated with a profit sharing accrual, a severance accrual, and costs incurred in connection with the pending acquisition of
      Orange Savings Bank.
<F3>  Included in other expense for the quarter ended December 31, 1993 was
      $2,022,000 in non-recurring charges associated with the performing and nonperforming asset disposition, changing the discount rate on the Company's pension plan, a severance accrual, and the cost of changing the names of the
      Company's affiliates.
<F4>  Reflected are the results of operations of CFX MORTGAGE, INC. commencing
      September 1, 1993 versus 47.6% of such results previously recognized on the equity method.
<F5>  Prior period common per share earnings have been restated to reflect the
      5% stock dividend declared on December 12, 1994.


Report of Management-Assessment of Internal Controls Over Financial Reporting

  Management is responsible for establishing and maintaining an effective internal control structure over financial reporting, including controls over the safeguarding of assets, presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

  There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

  Management assessed the Company's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1994. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1994, CFX Corporation and subsidiary maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.

/s/ PETER J. BAXTER                    /s/ MARK A. GAVIN
Peter J. Baxter                        Mark A. Gavin
President and Chief                    Chief Financial Officer
Executive Officer


Reports of Wolf & Company, P.C., Independent Auditors

To the Board of Directors and
Shareholders of CFX Corporation

  We have audited the accompanying consolidated balance sheets of CFX Corporation and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of CFX Corporation for the year ended December 31, 1992 were audited by other auditors whose report dated January 19, 1993 expressed an unqualified opinion on those financial statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFX Corporation and subsidiary at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts
January 20, 1995


To the Board of Directors and
Shareholders of CFX Corporation

  We have examined management's assertion that CFX Corporation and subsidiary maintained an affective internal control structure over financial reporting, including controls over the safeguarding of assets, as of December 31, 1994, included in the accompanying report on Assessment of Internal Controls Over Financial Reporting, presented in conformity with both generally accepted accounting principles and call report instructions.

  Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as was considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

  Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

  In our opinion, management's assertion that CFX Corporation and subsidiary maintained an affective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1994, is fairly stated, in all material respects, based on Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts
January 20, 1995