Form 10-K405, Exhibit 13
period 1995-12-31
CFX CORP
filed 1996-04-01
CIK 800042

SELECTED FINANCIAL DATA

                                                                AT OR FOR YEARS ENDED DECEMBER 31 (1)
                                              -------------------------------------------------------------------------
                                                  1995           1994        1993 (2,3)        1992         1991 (5)
                                              -------------  -------------  -------------  -------------  -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Net interest and dividend income..........  $    32,881    $    31,304    $    29,673    $    28,311    $    25,251
  Provision for loan and lease losses.......        1,624            437          3,060          3,153          3,965
  Net income (loss) available to common
   stock....................................        7,857          5,638          5,901          3,049          1,636
  Common earnings (loss) per share (6)......         1.04            .81            .85            .44            .24
  Common dividends declared per share (4)...          .80            .48            .38            .32            .37
  Preferred dividends declared per share....        .4625         1.3875         1.3875         1.3875         1.3875
Balance Sheet Data:
  Total assets..............................      900,549        839,204        817,070        742,365        736,095
  Net loans and leases......................      691,283        632,849        535,376        540,116        534,724
  Investments (7)...........................      125,491        130,393        199,580        127,654        138,158
  Deposits..................................      665,723        625,429        623,599        648,455        628,538
  Advances from Federal Home Loan Bank of
   Boston...................................      100,814         92,201         46,801             --         20,500
  Total shareholders' equity................       89,954         86,573         84,007         80,455         79,251
  Common shareholders' equity...............       89,954         83,194         80,629         77,052         75,653
  Common shareholders' equity per share
   (4)......................................        11.98          11.77          11.53          11.09          10.95
Average Balance Data:
  Total assets..............................      877,146        854,293        749,132        753,256        707,115
  Interest earning assets...................      810,013        771,126        694,377        699,038        660,273
  Loans and leases (net of unearned
   income)..................................      662,893        592,106        555,963        545,914        546,522
  Interest bearing liabilities..............      725,353        692,592        629,340        640,556        597,268
  Common shareholders' equity...............       88,301         81,864         78,993         76,371         75,925
Financial Ratios:
  Return on average common shareholders'
   equity...................................         8.90%          6.89%          7.47%          3.99%          2.15%
  Return on average assets..................          .90%           .66%           .79%           .40%           .23%

- ------------------------

(1) On April 28, 1995, the Company acquired Orange Savings Bank, a Massachusetts chartered savings bank in stock form. The transaction was accounted for as a pooling-of-interests, and each of Orange's 724,412 outstanding shares of common stock was converted into .8075 shares of the Company's common stock. Accordingly, all print period balances have been restated to reflect this
    transaction.  (See  Note   B  of  the   "Notes  to  Consolidated   Financial
    Statements").

(2) During 1993, the Company merged together its three banking subsidiaries, Cheshire County Savings Bank, The Monadnook Bank and The Valley Bank. The resulting consolidated bank, Cheshire County Savings Bank, changed its name to CFX Bank on November 15, 1993.

(3) On September 1, 1993, the Company, through its subsidiary, Cheshire County Savings Bank, acquired the remaining 52.4% of Colonial Mortgage, Inc. (renamed CFX Mortgage, Inc.). Previously, the Company owned 47.6% and as a result of the purchase Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting. (See Note B of the "Notes to Consolidated Financial Statements").

(4) Common per share data has been restated to reflect the Company's 5% stock dividend declared on December 12, 1995.

(5) On September 7, 1991, the Company, through its subsidiary, The Valley Bank, acquired certain assets and assumed all deposits of The Family Bank and Trust. The Family Bank and Trust had been declared insolvent by the New Hampshire Bank Commissioner and placed into Federal Deposit Insurance Corporation receivership on September 6, 1991.

(6) Statement of Financial Standards No. 100, "Accounting for Income Taxes", was adopted by the Company effective January 1, 1991. The cumulative effect of the change in accounting principle on years prior to 1991 was to increase 1991 net income available to common stock by $1,603,000, or $.27 per share.

(7) Investments include training securities, investment securities, Federal Home Loan Bank of Boston stock, and interest bearing deposits with other banks.

[GRAPH]            [GRAPH]           [GRAPH]           [GRAPH]           [GRAPH]

                               FINANCIAL CONTENTS

                                                                                                                 PAGE
                                                                                                              ----------
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................................          10
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets...............................................................................          25
  Consolidated Statements of Income.........................................................................          26
  Consolidated Statements of Shareholders' Equity...........................................................          27
  Consolidated Statements of Cash Flows.....................................................................          28
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       A.  Significant Accounting Policies..................................................................          29
       B.  Mergers and Acquisitions.........................................................................          34
       C.  Restrictions on Cash and Due From Bank Accounts..................................................          35
       D.  Trading Securities...............................................................................          35
       E.  Investment Securities............................................................................          35
       F.  Loans and Leases.................................................................................          38
       G.  Allowance for Loan and Lease Losses..............................................................          38
       H.  Premises and Equipment...........................................................................          39
       I.  Foreclosed Real Estate...........................................................................          39
       J.  Deposits.........................................................................................          40
       K.  Short-Term Borrowed Funds........................................................................          41
       L.  Advances from Federal Home Loan Bank of Boston...................................................          41
       M.  Preferred Stock..................................................................................          42
       N.  Income Taxes.....................................................................................          42
       O.  Pension and 401(k) Plans.........................................................................          45
       P.  Stock Option Plan................................................................................          46
       Q.  Employee Stock Purchase Plan.....................................................................          46
       R.  Restrictions on Subsidiary Dividends, Loans and Advances.........................................          47
       S.  Commitments and Contingencies....................................................................          47
       T.  Loans to Related Parties.........................................................................          48
       U.  Financial Instruments............................................................................          48
       V.  Fair Value of Financial Instruments..............................................................          50
       W.  Financial Instruments with Off-Balance-Sheet Risk................................................          52
       X.  Subsequent Events................................................................................          53
       Y.  Segment Information..............................................................................          54
       Z.  CFX Corporation (Parent-Company-Only) Condensed Financial Statements.............................          55
      AA.  Quarterly Results of Operations (Unaudited)......................................................          57
REPORT OF MANAGEMENT -- ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING............................          58
REPORTS OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS.......................................................     59 & 60
DIRECTORS AND OFFICERS OF CFX CORPORATION...................................................................          61
TRUSTEES AND BANKING PARTNERS OF CFX BANK...................................................................          61
DIRECTORS AND MORTGAGE BANKING PARTNERS OF CFX MORTGAGE, INC................................................          62
MANAGEMENT OF CFX FUNDING L.L.C.............................................................................          62
DIRECTORS AND BANKING PARTNERS OF ORANGE SAVINGS BANK.......................................................          62
INFORMATION ON COMMON STOCK.................................................................................          63
CORPORATE INFORMATION.......................................................................................          64

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

    All information within this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this annual report and the tables appearing throughout the discussion and analysis. All references in the discussion to financial condition and to results of operations are to the consolidated position and results of CFX Corporation and its subsidiaries (the Company) taken as a whole.

    CFX Corporation is a bank holding company incorporated under the laws of the State of New Hampshire. The Company's wholly-owned subsidiaries are CFX Bank, headquartered in Keene, New Hampshire and Orange Savings Bank, headquartered in Orange, Massachusetts. The information within this section as of December 31, 1994 and for the years ended December 31, 1994 and 1993 has been restated to reflect the pooling-of-interests with Orange Savings Bank that occurred on April 28, 1995.

    The  Bank's direct  subsidiaries, both  of which  are wholly-owned,  are CFX
Capital Systems Inc., (CFX Capital) and CFX Financial Services, Inc. (CFX Financial). CFX Capital's wholly-owned subsidiary is CFX Mortgage, Inc. which engages in mortgage banking. CFX Financial owns 51% of CFX Funding L.L.C., which engages in the facilitation of lease financing and securitization.

    On February 9, 1996 and on January 5, 1996, respectively, the Company entered into separate definitive agreements for the acquisitions of the Milford Co/operative Bank, headquartered in Milford, New Hampshire and The Safety Fund Corporation, headquartered in Fitchburg, Massachusetts. As a result of these acquisitions, the Company will take a special charge in 1996 of approximately $3.8 million on an after-tax basis to earnings for one time costs of the transactions. It is intended that substantially all of the costs will be recognized upon consummation of the acquisitions and will be paid in 1996 and/or 1997. The one time after-tax charge of the transactions pertain to the following areas: data processing, $100,000; personnel, $1,000,000; and other, $2,700,000. Data processing costs consist primarily of write-offs due to duplication of computer hardware, software, and certain telecommunications equipment. Personnel costs consist primarily of charges related to employee severance and employment outplacement assistance. Other costs include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. A significant portion of other costs are capitalized for tax purposes and, therefore, are not tax deductible. CFX management continues to review all these costs. There can be no assurance that such costs will not exceed the amounts described above. In addition to the above charges is the possibility of a special assessment to certain savings institutions. Presently, Congress is considering a bill recommending that savings institutions (i.e. Milford) which have deposits insured by the Federal Deposit Insurance Corporation's Savings Association Fund be charged a special assessment of .85% of insured deposits in order to recapitalize the insurance fund. If a special assessment is required, a one-time charge would result for Milford of approximately $1.1 million.

    The operating results of the Company depend primarily on its net interest and dividend income, which is the difference between (i) interest and dividend income on earning assets, primarily loans, leases, trading and investment securities, and (ii) interest expense on interest bearing liabilities, which consist of deposits and borrowings. The Company's results of operations are also affected by the provision for loan and lease losses, resulting from the Company's assessment of the adequacy of the allowance for loan and lease losses; the level of its other operating income, including gains and losses on the sale of loans and securities, and loan and other fees; operating expenses; and income taxes.

FINANCIAL CONDITION
    LOANS AND LEASES

    The table below sets forth the composition of the Company's loan portfolio at the dates indicated. Loan categories are presented net of unearned income and net deferred origination costs.

                                                                                DECEMBER 31
                                                             --------------------------------------------------
                                                                       1995                      1994
                                                             ------------------------  ------------------------
                                                                             % OF                      % OF
                                                              BALANCES     PORTFOLIO    BALANCES     PORTFOLIO
                                                             -----------  -----------  -----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Real estate:
  Residential..............................................  $   474,015      67.82%   $   447,458      69.87%
  Construction.............................................        5,902        .84          7,761       1.21
  Commercial...............................................       87,469      12.51         82,468      12.88
Commercial, financial, and agricultural....................       52,462       7.51         48,020       7.50
Warehouse lines of credit to leasing companies.............       12,906       1.85         15,339       2.39
Other consumer.............................................       41,819       5.98         39,055       6.10
Consumer lease financing...................................       24,399       3.49            306        .05
                                                             -----------  -----------  -----------  -----------
                                                                 698,972     100.00%       640,407     100.00%
                                                                          -----------               -----------
                                                                          -----------               -----------
Less: Allowance for loan and lease losses..................        7,689                     7,558
                                                             -----------               -----------
  Net loans................................................  $   691,283               $   632,849
                                                             -----------               -----------
                                                             -----------               -----------

    Total loans and leases were $698,972,000 or 78% or total assets, at December 31, 1995, compared with $640,407,000, or 76% or total assets, at December 31, 1994. Total loans and leases have increased by $58,565,000 since December 31, 1994, primarily due to $24, 093,000 in indirect automobile leases generated by the Company's consumer lending unit and $35,954,000 in residential real estate loans purchased from several brokers in the fourth quarter of 1995. Moreover, CFX Mortgage and CFX Funding also increased the Company's lending volumes in 1995.

    CFX MORTGAGE

    CFX Mortgage makes available to borrowers in its primary consumer market area a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of 15 or 30 years, and adjustable rate mortgage loans (ARMs). ARMs are advantageous to the Company because adjustable-rates retained in the Company's loan portfolio better match its natural liability base. However, CFX Mortgage's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates.

    Under the Company's current ARMs Programs, the borrower may choose among loans that have the initial interest rate fixed for one, three, five, or seven years before the adjustment begins. Currently, ARMs are indexed to the 1-year Treasury Securities Index and have annual caps of 2 percent.

    All of CFX Mortgage's residential mortgage lending is subject to non-discriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential loans are originated using standard Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of CFX Mortgage personnel, depending on the size of the loan. Residential loan applications originate through various channels, including the Company's bank branches and loan production offices.

    In addition, CFX Mortgage originates 50% of its lending volumes through a correspondent network located in New Hampshire, Maine, Vermont and Massachusetts. The majority of CFX Mortgage's correspondent network consists of community banks with the remaining consisting of mortgage bankers and mortgage brokers.

    Originations in 1993, early 1994, and late 1995 included significant refinancing activity that was generated by low market rates. Higher interest rates in 1994 and early 1995 curtailed refinancing activity. A summary of lending volumes generated by CFX Mortgage for the past two years is summarized as follows:

                                                                                       YEAR ENDED DECEMBER 31
                                                                                      ------------------------
                                                                                         1995         1994
                                                                                      -----------  -----------
                                                                                       (DOLLARS IN THOUSANDS)
Total residential mortgage loans originated and purchased...........................  $   133,209  $   199,991
Total residential mortgage loans sold to CFX Bank...................................       42,226       99,660
Total residential mortgage loans sold to secondary market...........................       92,724      108,963

    Please refer to Note Y of the "Notes to Consolidated Financial Statements" for more information on CFX Mortgage.

    CFX FUNDING

    Through its national securitization program (the Program), CFX Funding establishes relationships with lessors who are selected by CFX Funding to participate in the Program based on a variety of factors, including the lessor's demonstrated portfolio performance, underwriting criteria, experience in the leasing industry, and credit history. CFX Funding arranges for short-term warehouse lines of credit with CFX Bank based on the credit of the participating leasing company. The warehouse lines of credit enable the Program participants to originate leases for portfolio sale or securitization. Upon sale or securitization, CFX Funding functions as the Master Servicer with respect to the lease receivables.

    During 1995, CFX Funding facilitated two lease portfolio securitizations (rated A + by Duff & Phelps). The leases securitized in 1995 totaled approximately $36,019,000 with outstanding loan balances of approximately $28,013,000. In addition to the two lease portfolio securitizations in 1995, CFX Funding sold lease portfolios that totaled approximately $12,957,000 with outstanding loan balances of approximately $10,328,000.

    Included in the January 1995 securitization was the Company's guarantee to fund a portion of the trust asset reserve account in the amount of $711,000 through a letter of credit arrangement for the benefit of an insurance company insuring losses on the lease receivables. The Company's guarantee is well secured by the equipment giving rise to the securitization and will reduce by approximately $10,000 monthly as servicing fees are added to the cash paid. The Company's guarantee ceases within 24 months and earns the Company a 6% fee over the life of the contract.

    RISK ELEMENTS

    The Company operates principally in New Hampshire and north central Massachusetts. Economic conditions in these areas were adversely affected during the last national recession (1990-1991). Since the recession, unemployment rates have fallen, inflation pressures have moderated, personal income has risen, and the housing market has rebounded. These positive economic developments have allowed the Company's overall loan portfolio to strengthen in recent years. Management expects that these positive economic indicators will continue to have a positive impact on the Company. However, management can give no assurance that the Company will not experience an increase in nonperforming assets and charge-offs in future years.

    All loans past due 90 days or more as to principal or interest are placed on nonaccrual status. In addition, a loan (including a loan impaired under SFAS No. 114, defined below) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled. Prior to 1995, certain loans past due 90 days or more originated by Orange Savings Bank, remained on accrual status if, in
management's   judgement,  they  were  fully  secured  and  in  the  process  of collection.

    The following table provides information with respect to the Company's nonperforming loans and assets at the dates indicated:

                                                                                   DECEMBER 31
                                                                             ------------------------
                                                                                1995         1994
                                                                             -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Loans 90 days or more past due, still accruing.............................  $   --       $     221
Nonaccrual loans...........................................................      7,844        6,913
                                                                             -----------  -----------
  Total nonperforming loans................................................      7,844        7,134
Foreclosed real estate.....................................................      1,179        2,310
Valuation allowance on foreclosed real estate..............................        (50)        (325)
                                                                             -----------  -----------
  Total nonperforming assets...............................................  $   8,973    $   9,119
                                                                             -----------  -----------
                                                                             -----------  -----------
Nonperforming loans as a percent of total loans............................       1.12%        1.11%
                                                                             -----------  -----------
                                                                             -----------  -----------
Nonperforming assets as a percent of total assets..........................       1.00%        1.09%
                                                                             -----------  -----------
                                                                             -----------  -----------

    The following table provides the composition of the Company's nonperforming loans and assets at the dates indicated. Included in foreclosed real estate for 1994 were loans previously classified as in-substance foreclosures totaling $438,000 and $358,000 for residential and construction real estate categories, respectively. The valuation allowance relating to these in-substance foreclosures totaled $131,000 at December 31, 1994.

                                                                            DECEMBER 31
                                                         --------------------------------------------------
                                                                   1995                      1994
                                                         ------------------------  ------------------------
                                                                         % OF                      % OF
                                                          BALANCES     PORTFOLIO    BALANCES     PORTFOLIO
                                                         -----------  -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Nonperforming loans:
  Real estate:
    Residential........................................   $   5,097        65.0%    $   4,658        65.3%
    Commercial.........................................       1,487        19.0         1,442        20.2
  Commercial, financial, and agricultural..............       1,161        14.8         1,007        14.1
  Consumer and other...................................          99         1.2            27          .4
                                                         -----------      -----    -----------      -----
                                                              7,844       100.0%        7,134       100.0%
                                                         -----------      -----    -----------      -----
                                                                          -----                     -----
Foreclosed real estate:
  Real estate:
    Residential........................................         728        64.5%        1,271        64.0%
    Construction.......................................         128        11.3           330        16.6
    Commercial.........................................         323        28.6           709        35.7
  Valuation allowance..................................         (50)       (4.4)         (325)      (16.3)
                                                         -----------      -----    -----------      -----
                                                              1,129       100.0%        1,985       100.0%
                                                         -----------      -----    -----------      -----
                                                                          -----                     -----
  Total nonperforming assets...........................   $   8,973                 $   9,119
                                                         -----------               -----------
                                                         -----------               -----------

    The following table provides a rollforward of the Company's foreclosed real estate at the dates indicated:

                                                                                    DECEMBER 31
                                                                                --------------------
                                                                                  1995       1994
                                                                                ---------  ---------
                                                                                   (IN THOUSANDS)
Balance at beginning of year, net.............................................  $   1,985  $   3,810
Reclassification to nonperforming loans to reflect adoption of SFAS No. 114
 (See Note A to "Notes to the Consolidated Financial Statements").............       (665)    --
Additions.....................................................................      2,528      1,358
Provision for losses..........................................................     --           (207)
Pay-offs/sales/other..........................................................     (2,719)    (2,976)
                                                                                ---------  ---------
Balance at end of year, net...................................................  $   1,129  $   1,985
                                                                                ---------  ---------
                                                                                ---------  ---------

    ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loan and lease losses based on current economic conditions and historical experience.

    Changes in the allowance for loan and lease losses are as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                             -------------------------------------
                                                                1995         1994         1993
                                                             -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
Balance at beginning of year...............................  $   7,558    $   7,952    $   8,392
Allowance of acquired subsidiaries.........................      --           --              13
Provision for loan and lease losses........................      1,624          437        3,060
Loans charged-off..........................................     (1,882)      (1,255)      (3,922)
Recoveries of loans previously charged-off.................        389          424          409
                                                             -----------  -----------  -----------
Balance at end of year.....................................  $   7,689    $   7,558    $   7,952
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------
Allowance for loan and lease losses as a percent of total
 loans and leases..........................................       1.10%        1.18%        1.48%
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------
Allowance for loan and lease losses as a percent of total
 nonperforming loans.......................................      98.02%      105.94%      100.21%
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------

    Management considers the allowance for loan and lease losses to be adequate in view of its evaluation of the Company's loan and lease portfolio, the level of nonperforming loans and leases, current economic conditions and historical experience with loan and lease losses.

    TRADING SECURITIES AND INVESTMENT SECURITIES

    Trading securities and investment securities consist of the following at the dates indicated:

                                                                                  DECEMBER 31
                                                                            ------------------------
                                                                               1995         1994
                                                                            -----------  -----------
                                                                                 (IN THOUSANDS)
Trading securities........................................................  $   --       $       236
                                                                            -----------  -----------
Investment securities:
  Securities available for sale...........................................       98,047        8,234
  Securities held to maturity.............................................       19,729      111,285
                                                                            -----------  -----------
    Total investment securities...........................................      117,776      119,519
                                                                            -----------  -----------
    Total trading and investment securities...............................  $   117,776  $   119,755
                                                                            -----------  -----------
                                                                            -----------  -----------

    In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, the Company reclassified the following debt securities from held to maturity to available for sale.

                                                                                      AMORTIZED COST
                                                                                      --------------
Corporate bonds.....................................................................    $    5,359
Federal agency mortgage pass-through securities.....................................        56,268
Collateralized mortgage obligations (CMO's).........................................        14,701
                                                                                      --------------
                                                                                        $   76,328
                                                                                      --------------
                                                                                      --------------

    Included in the trading portfolio for 1994 was the Company's wholesale leverage program. The Company began this program in October 1993, and authorized $100 million to be invested in the program. The objective of this program was to enhance the Company's earnings and return on equity through leveraging the balance sheet. However, as a result of significant loan growth experienced in 1994, and anticipated loan growth in the future, the wholesale leverage program was liquidated as of October 31, 1994. Management does not anticipate using this program in the foreseeable future.

    DEPOSITS AND BORROWED FUNDS

    The following table shows the various components of average deposits and borrowed funds and the respective rates paid for the periods indicated:

                                                                                YEAR ENDED DECEMBER 31
                                                                  --------------------------------------------------
                                                                            1995                      1994
                                                                  ------------------------  ------------------------
                                                                    AMOUNT        RATES       AMOUNT        RATES
                                                                  -----------  -----------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Deposits:
  Noninterest bearing demand deposits...........................  $    48,854      --       $    38,539      --
  Regular savings deposits......................................      122,472       3.03%       133,233       2.70%
  NOW and money market deposits.................................      175,963       2.19        208,532       2.29
  Time deposits.................................................      294,059       5.47        239,392       4.52
                                                                  -----------               -----------
    Total retail deposits.......................................      641,348       3.68        619,696       3.09
  Brokered time deposits........................................       27,562       6.30        --           --
                                                                  -----------               -----------
    Total deposits..............................................  $   668,910       3.79%   $   619,696       3.09%
                                                                  -----------        ---    -----------        ---
                                                                  -----------        ---    -----------        ---
Borrowed Funds:
  Advances from Federal Home Loan Bank of Boston................  $    73,308       6.27%   $    94,960       4.57%
  Other borrowed funds..........................................       31,989       5.42         16,475       3.79
                                                                  -----------               -----------
    Total borrowed funds........................................  $   105,297       6.01%   $   111,435       4.45%
                                                                  -----------        ---    -----------        ---
                                                                  -----------        ---    -----------        ---

    During 1995, the Company increased average demand deposits by $10,315,000 and average interest bearing retail deposits by $11,337,000. The majority of the increase in overall retail deposits is the result of two de-novo New Hampshire branches opened in Gilford (December 1994) and Manchester (June 1995). In addition, as a result of fixed rate deposits (time deposits) becoming more attractive to our customers, the Company has experienced a shift in deposits from shorter-term variable rate deposits (savings, NOW, and money market accounts) to longer-term fixed rate deposits (time deposits).

    The increase in brokered deposits funded asset growth and offset a decline in advances from the Federal Home Loan Bank of Boston. Management customarily directs movement of funding between brokered deposits, advances from the Federal Home Loan Bank and repurchase agreements (included in other borrowed funds) in order to achieve more favorable cost of funds.

    SHAREHOLDERS' EQUITY

    The following table summarizes shareholders' equity at the dates indicated:

                                                                                     DECEMBER 31
                                                                      ------------------------------------------
                                                                              1995                  1994
                                                                      --------------------  --------------------
                                                                       AMOUNT     SHARES     AMOUNT     SHARES
                                                                      ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATE)
Common shareholders' equity.........................................  $  89,954      7,510  $  83,007      7,052
Preferred shareholders' equity......................................     --         --          3,566        335
                                                                      ---------  ---------  ---------  ---------
  Total shareholders' equity........................................  $  89,954      7,510  $  86,573      7,387
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
Common shareholders' equity per share...............................  $   11.98             $   11.77
                                                                      ---------             ---------
                                                                      ---------             ---------
Preferred shareholders' equity per share............................  $  --                 $   10.64
                                                                      ---------             ---------
                                                                      ---------             ---------
Shareholders' equity per share, assuming conversion of all preferred
 shares to common...................................................  $   11.98             $   11.72
                                                                      ---------             ---------
                                                                      ---------             ---------

Note: Prior year shares and per share data have been restated to reflect the Company's 3-for-2 stock split declared on June 13, 1995 and the Company's 5% stock dividend declared on December 12, 1995.

    Shareholders' equity increased by $3,381,000 as of December 31, 1995 from $86,573,000 at December 31, 1994 to $89,954,000 at December 31, 1995. The
increase was due to $7,946,000 in net income, issuance of $35,000 in common stock under the employee stock purchase plan, issuance of $825,000 in common stock under the stock option plan, issuance of $327,000 in common stock under the dividend reinvestment program, a $268,000 decrease in net unrealized losses on securities available for sale; offset by $18,000 paid for fractional shares on the 3-for-2 stock split, and $5,913,000 and $89,000 in common and preferred cash dividends, respectively.

RESULTS OF OPERATIONS
    GENERAL

    The Company's involvement in mergers and acquisitions has impacted the Company's financial statements for the past two years. All references to merger and acquisition activity should be read in conjunction with Note B of the "Notes to Consolidated Financial Statements."

    The following table sets forth comparisons of average interest earning assets and interest bearing liabilities, and interest income and interest expense expressed as a percentage of the related asset or liability. In order to reflect the economic impact of the Company's investments in state and municipal securities and to present data on a comparative basis, the income from yields on these securities has been restated to a tax-equivalent basis (using a 38.62%, 38.62% and 38.95% tax rate, respectively, for the years ended December 31, 1995, 1994, and 1993). The tax-equivalent adjustments are $630,000, $533,000, and $185,000 for the years ended December 31, 1995, 1994, and 1993, respectively. These adjustments, however, are for comparison purposes only and have no impact on reported net income.

                                                                       YEAR ENDED DECEMBER 31
                                          ---------------------------------------------------------------------------------
                                                    1995                        1994                        1993
                                          -------------------------   -------------------------   -------------------------
                                                    INTEREST                    INTEREST                    INTEREST
                                          AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/  YIELD/
                                          BALANCE   EXPENSE   RATE    BALANCE   EXPENSE   RATE    BALANCE   EXPENSE   RATE
                                          --------  -------  ------   --------  -------  ------   --------  -------  ------
                                                                       (DOLLARS IN THOUSANDS)
Assets
Interest and dividend earning assets:
  Loans and leases (1)..................  $662,893  $56,908  8.58%    $592,106  $46,068  7.78%    $555,963  $45,056  8.10%
  Taxable securities (2)................   110,272   5,851   5.31      143,593   7,684   5.35      112,180   5,865   5.23
  Tax-exempt securities (3).............    22,605   1,632   7.22       21,326   1,380   6.47        6,630     475   7.16
  Other.................................    14,243     814   5.72       14,101     844   5.99       19.604     814   4.15
                                          --------  -------           --------  -------           --------  -------
Total interest earning assets...........   810,013  65,205   8.05      771,126  55,976   7.26      694,377  52,210   7.52
                                                    -------                     -------                     -------
Noninterest earning assets..............    67,133                      83,167                      54,755
                                          --------                    --------                    --------
  Total.................................  $877,146                    $854,293                    $749,132
                                          --------                    --------                    --------
                                          --------                    --------                    --------
Liabilities and Shareholders' Equity
Interest bearing liabilities:
  Savings deposits......................  $298,435   7,553   2.53     $341,765   8,359   2.45     $347,394   9,482   2.73
  Time deposits.........................   321,621  17,809   5.54      239,392  10,818   4.52      254,747  12,150   4.77
  Advances from Federal Home Loan Bank
   of Boston............................    73,308   4,598   6.27       94,960   4,338   4.57        7,821     246   3.15
  Other borrowed funds..................    31,989   1,734   5.42       16,475     624   3.79       19.378     474   2.45
                                          --------  -------           --------  -------           --------  -------
Total interest bearing liabilities......   725,353  31,694   4.37      692,592  24,139   3.49      629,340  22,352   3.55
                                                    -------                     -------                     -------
Noninterest bearing liabilities:
  Demand deposits.......................    48,854                      38,539                      29,665
  Other.................................    13,493                      37,719                       7,538
Shareholders' equity....................    89,446                      85,443                      82,589
                                          --------                    --------                    --------
  Total.................................  $877,146                    $854,293                    $749,132
                                          --------                    --------                    --------
                                          --------                    --------                    --------
Net interest and dividend income........            $33,511                     $31,837                     $29,858
                                                    -------                     -------                     -------
                                                    -------                     -------                     -------
Interest rate spread....................                     3.68%                       3.77%                       3.97%
Net interest margin.....................                     4.14%                       4.13%                       4.30%

- ------------------------------
(1) For the purpose of these computations, nonaccrual loans are included in loans.

(2)  Taxable securities include trading securities and investment securities.

(3)  Tax-exempt securities are included within investment securities.

    The following table presents changes in interest and dividend income, interest expense, and net interest and dividend income which are attributable to changes in the average amounts of interest earning assets and interest bearing liabilities and/or changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately.

                                                                1995 VS 1994                     1994 VS 1993
                                                       -------------------------------  -------------------------------
                                                         INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                                                       -------------------------------  -------------------------------
                                                        VOLUME      RATE        NET      VOLUME      RATE        NET
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Interest and dividends earned on:
  Loans and leases...................................  $   5,827  $   5,013  $  10,840  $   2,843  $  (1,831) $   1,012
  Taxable investments................................     (1,776)       (57)    (1,833)     1,679        138      1,817
  Tax-exempt investments.............................         86        166        252        955        (50)       905
  Other..............................................          9        (39)       (30)      (268)       300         32
                                                       ---------  ---------  ---------  ---------  ---------  ---------
    Total interest and dividend income...............  $   4,146  $   5,083  $   9,229  $   5,209  $  (1,443) $   3,766
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------
Interest paid on:
  Savings deposits...................................  $  (1,076) $     270  $    (806) $    (153) $    (907) $  (1,123)
  Time deposits......................................      4,219      2,772      6,991       (712)      (620)    (1,332)
  FHLB advances......................................     (1,128)     1,388        260      3,933        159      4,092
  Other borrowings...................................        763        347      1,110        (79)       229        150
                                                       ---------  ---------  ---------  ---------  ---------  ---------
    Total interest expense...........................  $   2,778  $   4,777  $   7,555  $   2,989  $  (1,202) $   1,787
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------
    Change in net interest and dividend income.......  $   1,368  $     306  $   1,674  $   2,220  $    (241) $   1,979
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------

COMPARISON OF YEARS 1995 AND 1994

    In 1995 the Company earned $7,857,000, or $1.04 per share, compared to earnings of $5,638,000, or $.81 per share, for the prior year.

    The increase in earnings was primarily due to increased core earnings (net interest and dividend income and noninterest income) and reduced Federal Deposit Insurance Corporation (FDIC) insurance premiums.

    The stronger core earnings were the result of a $59 million, or 9.14%, increase in loans and leases over the past twelve months, and an increased focus on the generation of non-interest income. However, a portion of the increase was offset by a $1,187,000 increase in the provision for loan and lease losses and by $341,000 in pretax losses incurred in the first half of 1995 from the sale of bank premises. Total core earnings were $42,302,000 for 1995 compared to $37,820,000 for 1994.

    NET INTEREST AND DIVIDEND INCOME

    Taxable-equivalent net interest and dividend income was $33,511,000 in 1995, up 5.26% from $31,837,000 in 1994. The $1,674,000 increase in net interest and dividend income was due to an increase in average interest earning assets in 1995, offset by a decline in the Company's interest rate spread from 3.77% in 1994 to 3.68% in 1995.

    The increase in average interest earning assets resulted from an increase in loans and leases (see "Financial Condition -- Loans and Leases" section of this "Management's Discussion and Analysis").

    Offsetting the increase in loans and leases was a decline in taxable securities (see "Financial Condition -- Trading and Investment Securities" section of this "Management's Discussion and Analysis").

    The interest rate spread in the 1995 period declined from the 1994 period principally as a result of increases in the cost of deposits and borrowed funds. In addition to interest rates paid for certificates of deposit increasing over the last year, the Company's deposit customers have shifted funds from variable rate deposits (savings, NOW, and money market accounts) to the higher rate time deposits. Although the interest rate spread declined in 1995, the net interest margin remained constant in the 1995 period compared to the 1994 period as a result of the increase in demand deposits in 1995 compared to 1994.

    Falling short-term interest rates are causing, and are anticipated over the near term to continue to cause, compression with the Company's interest rate spread and net interest margin due to interest earning assets repricing more rapidly than interest bearing liabilities. This expectation is based on the fact that one year adjustable rate mortgages will begin repricing to lower market rates while deposit rates are not likely to decrease as rapidly in a lower interest rate environment. However, short-term borrowed funds repricing to lower market rates would help mitigate the potential compression in deposit rates. In addition, with fully indexed adjustable rate mortgage loans carrying higher interest rates than new 30-year fixed rate mortgage loans, the Company may experience higher prepayments from adjustable rate mortgages refinancing to fixed rate mortgages, and therefore, requiring the Company to reinvest the cash flows at lower yields. The Company includes these possibilities in its regular assessment of interest rate risk exposure. Policy guidelines in this area are designed to maintain relatively stable interest margins in rising and falling interest rate environments.

    PROVISION FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loans and leases based on current economic conditions and historical experience.

    The provision for loan and lease losses in 1995 was $1,624,000, compared to $437,000 in 1994. The higher provision for loan and lease losses in 1995 is principally the result of continued growth in the loan portfolio, the change in loan mix toward consumer loans and leases, and the higher net charge-offs in 1995 compared to 1994. Total net charge-offs amounted to $1,493,000 for 1995, compared to $831,000 for 1994.

    At December 31, 1995, nonperforming loans stood at $7,844,000, or 1.12% of total loans and leases, compared to $7,134,000, or 1.11% of total loans and leases, as of December 31, 1994. The allowance for loan and lease losses as a percentage of nonperforming loans as of December 31, 1995 and December 31, 1994 amounted to 98.02% and 105.94%, respectively.

    OTHER INCOME

    Other income for 1995 totaled $9,421,000 compared to $6,516,000 for 1994.

    The net gains (losses) on trading securities between the 1995 and 1994 periods are summarized as follows:

                                                                                                           DECEMBER 31
                                                                                                       --------------------
                                                                                                         1995       1994
                                                                                                       ---------  ---------
                                                                                                          (IN THOUSANDS)
Wholesale leverage program...........................................................................  $  --      $    (528)
Other trading activities.............................................................................      1,092        271
                                                                                                       ---------  ---------
                                                                                                       $   1,092  $    (257)
                                                                                                       ---------  ---------
                                                                                                       ---------  ---------

    For a discussion of the Company's wholesale leverage program, see the "Financial Condition -- Trading and Investment Securities" section of this "Management's Discussion and Analysis". Other trading activities represents capital gains realized from an investment in a money market mutual fund. These capital gains offset capital loss carryforwards. (See Note N of the "Notes to Consolidated Financial Statements").

    The increased income from service charges on deposit accounts is due to an increase in fees and enhanced collection practices. Lower loan servicing fee income in 1995 is the result of a $58,900,000 sale of residential mortgage servicing rights in the fourth quarter of 1994. The higher gains on the sale of loans in 1995 is the result of the implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights". (See Note A of the "Notes to Consolidated Financial Statements"). The Company adopted SFAS No. 122 as of January 1, 1995, which resulted in a $484,000 (pretax) increase in gains on the sales of loans. The increase in other income from leasing activities is due principally to fees generated by CFX Funding and the amortization of deferred credits relating to an investment in leasehold residuals.

    OTHER EXPENSE

    Other expense for 1995 totaled $28,397,000, compared to $27,929,000 for 1994. The increase in other expense was primarily attributable to the increase in salaries and employee benefits, losses on the sale of real estate investment properties in the first and second quarters of 1995, and costs incurred in connection with the acquisition of Orange Savings Bank. The higher salaries and employee benefits are the result of normal salary adjustments, higher medical costs, higher profit sharing, and lower deferred salary cost in CFX Mortgage pertaining to loan origination. In addition, contributing to the higher salary and employee benefits was an increase in staff in both commercial and consumer lending, along with new employees hired for the de novo New Hampshire branches opened in Gilford (December 1994) and Manchester (June 1995).

    However, the above increase in other expense was offset by lower insurance premiums from the Federal Deposit Insurance Corporation (FDIC). The FDIC's Bank Insurance Fund (BIF) surpassed its congressionally mandated reserve ratio of
1.25 percent of insured deposits during the month of May, 1995. The new assessment rate schedule for the BIF, which substantially lowered rates for most banks, thus became effective June 1, 1995, enabling the FDIC to refund excess premiums already paid by BIF-insured institutions for the four-month period from June 1, 1995 to September 30, 1995 and charge lower premiums for the fourth quarter of 1995. It is estimated that the reduced insurance premium on an annual basis will save the Company approximately $1.2 million (pretax).

    TAXES

    Income taxes for 1995 were 35.30% of pretax income, compared to 37.53% of pretax income for 1994. The effective tax rates for 1995 were lower because of higher tax-exempt income, tax credits pertaining to low-income housing and the reversal of a $125,000 valuation allowance relating to Orange Savings Bank's capital loss carryforward.

COMPARISON OF YEARS 1994 AND 1993

    In 1994 the Company earned $5,638,000, or $.81 per share, compared to earnings of $5,901,000, or $.85 per share, for the prior year.

    Income taxes for the prior year were reduced (and thus earnings increased) through the recognition of several special tax adjustments in connection with the Statement of Financial Accounting Standards No. 109. Without these tax adjustments, the previous year's earnings would have been $4,726,000, or $.68 per share.

    Earnings for 1994 were positively affected by stronger core earnings (net interest and dividend income and other income) and lower credit costs (provision for loan and lease losses and the operation of foreclosed real estate) as a result of a significantly lower level of nonperforming assets carried on the Company's balance sheet during 1994 compared to 1993. Total core earnings were $37,820,000 for 1994, compared to $36,216,000 for 1993.

    NET INTEREST AND DIVIDEND INCOME

    Taxable-equivalent net interest and dividend income was $31,837,000 in 1994, up 6.63% from $29,858,000 in 1993. The $1,979,000 increase in net interest and dividend income was due to an increase in average interest earning assets in 1994, offset by a decline in the Company's interest rate spread from 3.97% in 1993 to 3.77% in 1994.

    The increase in average interest earning assets resulted from an increase in taxable securities (see "Financial Condition -- Trading Securities and Investment Securities" section of this "Management's Discussion and Analysis") and loans and leases (see "Financial Condition -- Loans and Leases" section of this "Management's Discussion and Analysis").

    The interest rate spread and net interest margin decline in 1994 from the 1993 levels was partially the result of the Company's wholesale leverage program (liquidated in October 1994) which earned a considerably lower interest rate spread than the Company's retail banking activities. Excluding leverage program assets and other trading securities, the Company's interest rate spread and net interest margin for the year ended December 31, 1994 were 3.85% and 4.21%, respectively.

    The remaining decline in the interest rate spread and net interest margin is due to increases in the cost of borrowed funds and the relatively low interest rates (teaser rates) offered on newly originated adjustable rate mortgage loans. The Company's portfolio of residential mortgages consists predominantly of adjustable rate mortgages (most of which bear interest at rates based on one-year Treasury securities with the balance at rates based on three-and five-year Treasury securities).

    PROVISION FOR LOAN AND LEASE LOSSES

    The provision for loan and lease losses is determined by management through its continual review of the Company's loan portfolio. This review includes an assessment of problem loans and potential unknown losses based on current economic conditions, the regulatory environment and historical experience.

    The provision for loan and lease losses in 1994 was $437,000, compared to $3,060,000 in 1993. The lower provision for loan and lease losses in 1994 was the result of lower charge-offs and significantly improved asset quality over the previous year, partially offset by provisions for new loan growth. A combination of an improving economy, increased efforts to resolve problem assets, and a $6.6 million bulk sale of nonperforming assets in the fourth quarter of 1993, allowed the Company to significantly reduce nonperforming assets.

    At December 31, 1994, nonperforming loans stood at $7,134,000, or 1.11% of total loans and leases, compared to $7,935,000, or 1.48% of total loans and leases, as of December 31, 1993. The allowance for loan and lease losses as a percentage of nonperforming loans as of December 31, 1994 and 1993 amounted to 105.94% and 100.21%, respectively. Net charge-offs for 1994 amounted to $831,000, compared to $3,513,000 for 1993.

    OTHER INCOME

    Other income for 1994 totaled $6,516,000 compared to $6,543,000 for 1993.

    The net gains (losses) on trading securities between the 1994 and 1993 periods are summarized as follows:

                                                                             1994       1993
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Wholesale leverage program...............................................  $    (528) $     (83)
Other trading activities.................................................        271        399
                                                                           ---------  ---------
                                                                           $    (257) $     316
                                                                           ---------  ---------
                                                                           ---------  ---------

    For a discussion on the Company's wholesale leverage program, see the "Financial Condition -- Trading Securities and Investment Securities" section of this "Management's Discussion and Analysis". Other trading activities represents capital gains realized from an investment in a money market mutual fund. These capital gains offset capital loss carryforwards. (See Note N of the "Notes to Consolidated Financial Statements").

    Income from investment securities transactions was significantly higher during 1993 compared to 1994 as a result of restructuring the securities portfolios during 1993 to better manage the Company's interest rate risk exposure, particularly in a rising interest rate environment.

    The increase in loan servicing fees, net gains on sale of loans and other income are primarily from CFX Mortgage, Inc. (formerly Colonial Mortgage, Inc., acquired as of September 1, 1993). CFX Mortgage's operations are included in the Company's consolidated statements of income for the full 1994 year compared to four months for 1993.

    As a result of favorable market conditions (higher interest rates and lower prepayment speeds), the Company sold $58,900,000 in residential mortgage servicing rights as of December 21, 1994. This sale resulted in a pretax gain of $677,000.

    OTHER EXPENSE

    Other expense for 1994 totaled $27,929,000, compared to $25,654,000 for 1993. The increase in other expenses was primarily attributable to the inclusion of CFX Mortgages (acquired September 1, 1993) and CFX Funding's (commenced operations December 7, 1993) operations for the full 1994 year. Also contributing to higher expense in 1994 were increased salary costs, increased severance costs, higher medical costs, costs associated with changing the names of the Company and its subsidiaries, and costs incurred in connection with the pending acquisition of Orange Savings Bank. (Please refer to "Note B" of the "Notes to Consolidated Financial Statements" for more detail on the Company's acquisition of Orange Savings Bank). Offsetting these expenses for 1994 was a reduction of $2,806,000 in costs associated with the operation of foreclosed real estate. This decrease was a result of a reduction in holdings of foreclosed real estate in 1994 compared to 1993 and the recognition in 1993 results of a $1,395,000 loss on the bulk sale of foreclosed real estate.

    TAXES

    Income taxes for the year ended December 31, 1994 and 1993 were 37.53% and 17.74%, of pretax income, respectively. The effective tax rate was lower during 1993 because of the realization of several special tax adjustments in connection with Statement of Financial Accounting Standards No. 109. The special tax adjustments related to the recognition of a deferred tax asset for New Hampshire Business Profits Taxes and the realization of previously unrecognized deferred tax benefits applicable to capital loss transactions.

CAPITAL RESOURCES

    Federal regulation requires the Company to maintain minimum capital standards. Tier 1 capital is composed primarily of common stock, retained earnings and perpetual preferred stock in limited amounts less certain intangibles. The minimum requirements include a 3% Tier 1 leverage capital ratio for the most highly-rated institutions; all other institutions are required to meet a minimum leverage ratio that is at least 1% to 2% above the 3% minimum. In addition, the Company is required to satisfy certain capital adequacy guidelines relating to the risk nature of an institution's assets. These guidelines, established by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC), are applicable to bank holding companies and state chartered non-member banks, respectively. Under the "risk-based" capital rules, banks and bank holding companies are required to have a level of Tier 1 capital equal to 4% of total risk-weighted assets, as defined. Banks and bank holding companies are also required to have total capital (composed of Tier 1 plus "supplemental" or Tier 2 capital, the latter being composed primarily of allowances for loan and lease losses, perpetual preferred stock in excess of the amount included in Tier 1 capital, and certain "hybrid capital instruments" including mandatory convertible debt) equal to 8% of total risk-weighted assets.

    As of December 31, 1995, the Company's Tier 1 leverage capital ratio was 8.99%. In addition, the Company's Tier 1 risk-based capital ratio and total risk-based capital ratio were 14.71% and 15.99%, respectively.

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

    To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the fair value of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points, or four separate calculations. Larger increases or decreases in forecasted net income and the net market value of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.

    The results of the financial planning model are highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/ liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes. Accordingly, the Company adjusts the pro forma net income and net fair values as it believes appropriate on the basis of historical experience and prudent business judgment. The Company endeavors to maintain a position where it experiences no material change in net fair value and no material fluctuation in forecasted net income as a result of assumed 100 and 200 basis point increases and decreases in interest rates. However, there can be no assurances that the Company's projections in this regard will be achieved.

    Management believes that the above method of measuring and managing interest rate risk is consistent with the Federal Deposit Insurance Corporation (FDIC) regulation regarding an interest rate risk component of regulatory capital.

    The following table summarizes the timing of the Company's anticipated maturities or repricing of interest earning assets and interest bearing liabilities as of December 31, 1995. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Specifically, contractual maturities are used on all time deposits and investments other than asset-backed securities. For asset-backed securities and loans, contractual maturities, repricing and prepayment assumptions are used. The prepayment assumptions are based on current experience and industry statistics. The gap maturity categories for savings deposits (including NOW, savings, and money market accounts) are based on management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change.

                                                                         DECEMBER 31, 1994
                                               ----------------------------------------------------------------------
                                                   0-3         4-12          1-5        5-10      OVER 10
                                                 MONTHS       MONTHS        YEARS       YEARS      YEARS      TOTAL
                                               -----------  -----------  -----------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Interest earning assets:
  Interest bearing deposits with other
   banks.....................................  $        34  $       293  $   --       $  --      $  --      $     327
  Federal Home Loan Bank of Boston stock.....        7,388      --           --          --         --          7,388
  Investment securities......................        7,138       23,317       56,875     29,843        603    117,776
  Loans and leases...........................      138,414      321,441      195,051     28,149     22,471    705,526
                                               -----------  -----------  -----------  ---------  ---------  ---------
Total interest earning assets................      152,974      345,051      251,926     57,992     23,074    831,017
                                               -----------  -----------  -----------  ---------  ---------  ---------
Interest bearing liabilities:
  Savings and time deposits..................      122,190      236,895      207,501     51,285     --        617,871
  Advances from Federal Home Loan Bank of
   Boston....................................       59,113       41,500      --             201     --        100,814
  Short-term borrowed funds..................       31,735      --           --          --         --         31,735
                                               -----------  -----------  -----------  ---------  ---------  ---------
Total interest bearing liabilities...........      213,038      278,395      207,501     51,486     --        750,420
                                               -----------  -----------  -----------  ---------  ---------  ---------
Periodic gap.................................  $   (60,064) $    66,656  $    44,425  $   6,506  $  23,074  $  80,597
                                               -----------  -----------  -----------  ---------  ---------  ---------
                                               -----------  -----------  -----------  ---------  ---------  ---------
Cumulative gap...............................  $   (60,064) $     6,592  $    51,017  $  57,523  $  80,597  $  --
                                               -----------  -----------  -----------  ---------  ---------  ---------
                                               -----------  -----------  -----------  ---------  ---------  ---------

    The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the forecasted net income and discounted cash flow market value sensitivities referred to above.

LIQUIDITY

    The Company maintains numerous sources of liquidity in the form of marketable assets and borrowing capacity. Interest bearing deposits with other banks, trading and available for sale securities, regular cash flows from loan and securities portfolios and Federal Home Loan Bank of Boston borrowings are the primary sources of asset liquidity. At December 31, 1995, interest bearing deposits with other banks totaled $327,000 and trading and available for sale securities totaled $98,047,000.

    Because the Company's subsidiaries, CFX Bank and Orange Savings Bank, maintain large residential mortgage portfolios, a substantial capability exists to borrow funds from the Federal Home Loan Bank of Boston. Additionally, investment portfolios are predominantly made up of securities which can be readily borrowed against through the repurchase agreement market. Relationships with deposit brokers and correspondent banks are also maintained to facilitate possible borrowing needs. The holding company also maintains liquid assets totaling $10,713,000 as of December 31, 1995, comprised of $2,743,000 in cash and due from banks and interest bearing deposits with bank subsidiaries and notes receivable from bank subsidiaries of $7,970,000.

IMPACT OF INFLATION

    The consolidated financial statements and related consolidated financial data herein have been presented in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Inflation can affect the Company in a number of ways, including increased operating costs and interest rate volatility. Management attempts to minimize the effects of inflation by maintaining an approximate match between interest rate sensitive liabilities and, where practical, by adjusting service fees to reflect changing costs.

                        CFX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                      DECEMBER 31
                                                                                                ------------------------
                                                                                                   1995         1994
                                                                                                -----------  -----------
                                                                                                     (IN THOUSANDS)
Cash and due from banks.......................................................................  $    28,766  $    21,625
Federal funds sold............................................................................      --             1,125
                                                                                                -----------  -----------
    Cash and Cash Equivalents.................................................................       28,766       22,750
Interest bearing deposits with other banks....................................................          327        3,250
Federal Home Loan Bank of Boston stock........................................................        7,388        7,388
Trading securities............................................................................      --               236
Securities available for sale.................................................................       98,047        8,234
Securities held to maturity...................................................................       19,729      111,285
Mortgage loans held for sale..................................................................        6,554        8,295
Loans and leases..............................................................................      698,972      640,407
  Less allowance for loan and lease losses....................................................        7,689        7,558
                                                                                                -----------  -----------
    Net Loans and Leases......................................................................      691,283      632,849
Premises and equipment........................................................................       13,548       14,278
Mortgage servicing rights.....................................................................        4,373        4,207
Goodwill and deposit base intangibles.........................................................        9,884       10,476
Foreclosed real estate........................................................................        1,129        1,985
Other assets..................................................................................       19,521       13,971
                                                                                                -----------  -----------
                                                                                                $   900,549  $   839,204
                                                                                                -----------  -----------
                                                                                                -----------  -----------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Interest bearing............................................................................  $   617,872  $   585,587
  Noninterest bearing.........................................................................       47,851       39,842
                                                                                                -----------  -----------
    Total Deposits............................................................................      665,723      625,429
  Short-term borrowed funds...................................................................       31,735       27,316
  Advances from Federal Home Loan Bank of Boston..............................................      100,814       92,201
  Other liabilities...........................................................................       12,323        7,685
                                                                                                -----------  -----------
    Total Liabilities.........................................................................      810,595      752,631
                                                                                                -----------  -----------
Shareholders' Equity
  Preferred stock, 7.5% Series A Cumulative Convertible, par value $1.00 per share -- issued
   and outstanding 192,769 shares in 1994.....................................................      --               193
  Common stock, par value $.66 2/3 per share -- authorized 22,500,000 shares, issued 7,509,921
   shares in 1995 and 7,582,259 shares in 1994................................................        5,007        5,055
  Paid-in capital.............................................................................       65,763       65,740
  Retained earnings...........................................................................       19,422       23,289
  Net unrealized losses on securities available for sale, after tax effects...................         (238)        (506)
  Cost of 865,898 shares of common stock in treasury..........................................      --            (7,198)
                                                                                                -----------  -----------
    Total Shareholders' Equity................................................................       89,954       86,573
                                                                                                -----------  -----------
                                                                                                $   900,549  $   839,204
                                                                                                -----------  -----------
                                                                                                -----------  -----------

See notes to consolidated financial statements and independent auditors' report.

                        CFX CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                           YEAR ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1995       1994       1993
                                                                                       ---------  ---------  ---------
                                                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                    DATA)
Interest and dividend income:
  Interest on loans and leases.......................................................  $  56,908  $  46,068  $  45,056
  Interest on investment securities:
    Taxable..........................................................................      5,596      5,742      5,355
    Tax-exempt.......................................................................      1,002        847        290
                                                                                       ---------  ---------  ---------
                                                                                           6,598      6,589      5,645
  Interest and dividends on trading securities.......................................          6      1,725        468
  Dividends on marketable equity securities..........................................        249        217         42
  Other..............................................................................        814        844        814
                                                                                       ---------  ---------  ---------
      Total Interest and Dividend Income.............................................     64,575     55,443     52,025
                                                                                       ---------  ---------  ---------
Interest expense:
  Interest on deposits...............................................................     25,362     19,177     21,632
  Interest on borrowings:
    Short-term.......................................................................      6,322      4,952        711
    Long-term........................................................................         10         10          9
                                                                                       ---------  ---------  ---------
      Total Interest Expense.........................................................     31,694     24,139     22,352
                                                                                       ---------  ---------  ---------
      Net Interest and Dividend Income...............................................     32,881     31,304     29,673
Provision for loan and lease losses..................................................      1,624        437      3,060
                                                                                       ---------  ---------  ---------
      Net Interest and Dividend Income After Provision for Loan and Lease Losses.....     31,257     30,867     26,613
                                                                                       ---------  ---------  ---------
Other income:
  Service charges on deposit accounts................................................      2,202      1,589      1,567
  Loan servicing fees................................................................      1,656      1,862        323
  Net gains (losses) on trading securities...........................................      1,092       (257)       316
  Net gains on investment securities.................................................        158         86      2,603
  Net gain on sale of loan servicing rights..........................................     --            677     --
  Net gains on sales of loans........................................................        634        529        398
  Leasing activities.................................................................      1,967        381     --
  Other..............................................................................      1,712      1,649      1,336
                                                                                       ---------  ---------  ---------
                                                                                           9,421      6,516      6,543
                                                                                       ---------  ---------  ---------
Other expense:
  Salaries and employee benefits.....................................................     13,845     13,502     10,957
  Occupancy and equipment............................................................      3,936      3,718      3,049
  Professional fees..................................................................      1,388      1,274      1,109
  Marketing..........................................................................        791        654        446
  Operation of foreclosed real estate................................................        374        267      3,073
  FDIC deposit insurance.............................................................        749      1,406      1,510
  Goodwill and deposit base intangible amortization..................................        714        757        708
  Other..............................................................................      6,600      6,351      4,802
                                                                                       ---------  ---------  ---------
                                                                                          28,397     27,929     25,654
                                                                                       ---------  ---------  ---------
      Income Before Income Taxes.....................................................     12,281      9,454      7,502
Income taxes.........................................................................      4,335      3,548      1,331
                                                                                       ---------  ---------  ---------
      Net Income.....................................................................      7,946      5,906      6,171
Preferred stock dividends............................................................         89        268        270
                                                                                       ---------  ---------  ---------
      Net Income Available to Common Stock...........................................  $   7,857  $   5,638  $   5,901
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Weighted average common shares outstanding...........................................      7,534      7,001      6,948
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Earnings per common share............................................................  $    1.04  $     .81  $     .85
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

See notes to consolidated financial statements and independent auditors' report.

                        CFX CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                           NET UNREALIZED     NET UNREALIZED
                                                                                              LOSSES ON          LOSSES ON
                                                                                             MARKETABLE         SECURITIES
                                         PREFERRED     COMMON      PAID-IN    RETAINED         EQUITY            AVAILABLE
                                           STOCK        STOCK      CAPITAL    EARNINGS       SECURITIES          FOR SALE
                                        -----------  -----------  ---------  -----------  -----------------  -----------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31, 1992..........   $     194    $   4,620   $  58,755   $  24,161       $     (77)         $  --
  Net income..........................      --           --          --           6,171          --                 --
  Common cash dividends declared --
   $.38 per share.....................      --           --          --          (2,643)         --                 --
  Preferred cash dividends declared --
   $1.3875 per share..................      --           --          --            (270)         --                 --
  Issuance of common stock under
   employee stock option plan.........      --               21         285      --              --                 --
  Issuance of common stock under
   employee stock purchase plan.......      --                7          81      --              --                 --
  5% common stock dividend............      --              174       2,952      (3,137)         --                 --
  Decrease in net unrealized losses on
   marketable equity securities.......      --           --          --          --                  63             --
  Change in method of accounting for
   investment securities..............      --           --          --          --                  14               (166)
                                        -----------  -----------  ---------  -----------         ------             ------
Balance at December 31, 1993..........         194        4,822      62,073      24,282          --                   (166)
  Net income..........................      --           --          --           5,906          --                 --
  Common cash dividends declared --
   $.48 per share.....................      --           --          --          (3,386)         --                 --
  Preferred cash dividends declared --
   $1.3875 per share..................      --           --          --            (268)         --                 --
  Issuance of common stock under stock
   option plan........................      --               33         427      --              --                 --
  Issuance of common stock under
   employee stock purchase plan.......      --               11         139      --              --                 --
  Insuance of common stock under
   dividend reinvestment program......      --                4          60      --              --                 --
  Preferred stock converted to common
   stock..............................          (1)           1      --          --              --                 --
  5% common stock dividend............      --              184       3,041      (3,245)         --                 --
  Increase in net unrealized losses on
   securities available for sale......      --           --          --          --              --                   (340)
                                        -----------  -----------  ---------  -----------         ------             ------
Balance at December 31, 1994..........         193        5,055      65,740      23,289          --                   (506)
  Net income..........................      --           --          --           7,946          --                 --
  Common cash dividends declared --
   $.80 per share.....................      --           --          --          (5,913)         --                 --
  Preferred cash dividends declared --
   $.4625 per share...................      --           --          --             (89)         --                 --
  Issuance of common stock under stock
   option plan........................      --               62         763      --              --                 --
  Issuance of common stock under
   employee stock purchase plan.......      --                3          32      --              --                 --
  Issuance of common stock under
   dividend reinvestment plan.........      --               15         312      --              --                 --
  Preferred stock converted to common
   stock..............................        (193)         212         (19)     --              --                 --
  Fractional shares from 3 for 2 stock
   split..............................      --               (1)        (17)     --              --                 --
  5% common stock dividend............      --              238       5,573      (5,811)         --                 --
  Decrease in net unrealized losses on
   securities available for sale......      --           --          --          --              --                    268
  Retirement of treasury shares.......      --             (577)     (6,621)     --              --                 --
                                        -----------  -----------  ---------  -----------         ------             ------
Balance at December 31, 1995..........   $  --        $   5,007   $  65,763   $  19,422       $  --              $    (238)
                                        -----------  -----------  ---------  -----------         ------             ------
                                        -----------  -----------  ---------  -----------         ------             ------


                                         TREASURY
                                           STOCK       TOTAL
                                        -----------  ---------

Balance at December 31, 1992..........   $  (7,198)  $  80,455
  Net income..........................      --           6,171
  Common cash dividends declared --
   $.38 per share.....................      --          (2,643)
  Preferred cash dividends declared --
   $1.3875 per share..................      --            (270)
  Issuance of common stock under
   employee stock option plan.........      --             306
  Issuance of common stock under
   employee stock purchase plan.......      --              88
  5% common stock dividend............      --             (11)
  Decrease in net unrealized losses on
   marketable equity securities.......      --              63
  Change in method of accounting for
   investment securities..............      --            (152)
                                        -----------  ---------
Balance at December 31, 1993..........      (7,198)     84,007
  Net income..........................      --           5,906
  Common cash dividends declared --
   $.48 per share.....................      --          (3,386)
  Preferred cash dividends declared --
   $1.3875 per share..................      --            (268)
  Issuance of common stock under stock
   option plan........................      --             460
  Issuance of common stock under
   employee stock purchase plan.......      --             150
  Insuance of common stock under
   dividend reinvestment program......      --              64
  Preferred stock converted to common
   stock..............................      --          --
  5% common stock dividend............      --             (20)
  Increase in net unrealized losses on
   securities available for sale......      --            (340)
                                        -----------  ---------
Balance at December 31, 1994..........      (7,198)     86,573
  Net income..........................      --           7,946
  Common cash dividends declared --
   $.80 per share.....................      --          (5,913)
  Preferred cash dividends declared --
   $.4625 per share...................      --             (89)
  Issuance of common stock under stock
   option plan........................      --             825
  Issuance of common stock under
   employee stock purchase plan.......      --              35
  Issuance of common stock under
   dividend reinvestment plan.........      --             327
  Preferred stock converted to common
   stock..............................      --          --
  Fractional shares from 3 for 2 stock
   split..............................      --             (18)
  5% common stock dividend............      --          --
  Decrease in net unrealized losses on
   securities available for sale......      --             268
  Retirement of treasury shares.......       7,198      --
                                        -----------  ---------
Balance at December 31, 1995..........   $  --       $  89,954
                                        -----------  ---------
                                        -----------  ---------

See notes to consolidated financial statements and independent auditors' report.

                        CFX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED DECEMBER 31
                                                                                    ------------------------------------
                                                                                       1995         1994         1993
                                                                                    ----------  ------------  ----------
                                                                                               (IN THOUSANDS)
Operating Activities
  Net income......................................................................  $    7,946  $      5,906  $    6,171
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Depreciation and amortization.................................................       3,053         3,012       2,398
    Amortization of deferred credit on leasehold residual.........................      (1,347)      --           --
    Provision for loan and lease losses...........................................       1,624           437       3,060
    Provision for foreclosed real estate losses...................................      --               207         673
    Loans originated and acquired for sale........................................     (90,983)     (100,331)    (81,635)
    Principal balance of loans sold...............................................      92,724       108,963      64,708
    Net (gain) loss on sale of portfolio loans....................................      --               (91)        172
    Net (gain) loss on sale of foreclosed real estate.............................           8          (225)      1,338
    Net gains on investment securities............................................        (158)          (86)     (2,603)
    Net decrease (increase) in trading securities.................................         236        39,595     (28,861)
    Net deferred income tax provision (benefit)...................................       3,330           (63)       (498)
    Other.........................................................................      (6,784)       (1,999)      1,313
                                                                                    ----------  ------------  ----------
      Net Cash Provided (Used) by Operating Activities............................       9,649        55,325     (33,764)
                                                                                    ----------  ------------  ----------
Investing Activities
  Purchase of CFX Mortgage, Inc., net of cash and cash equivalents acquired.......      --           --           (4,831)
  Proceeds from sales of securities available for sale............................       1,788        20,386      --
  Proceeds from maturities of securities available for sale.......................       5,361         2,137      --
  Purchase of securities available for sale.......................................     (20,091)      (24,755)     --
  Proceeds from maturities of securities held to maturity.........................      23,647        30,385      --
  Purchase of securities held to maturity.........................................      (8,816)      (37,776)     --
  Purchase of investment securities...............................................      --           --         (138,443)
  Proceeds from sale of investment securities.....................................      --           --          101,980
  Proceeds from the maturity of investment securities.............................      --           --           28,001
  Proceeds from the sale of, or payments on, foreclosed real estate...............       1,154         1,553       7,282
  Proceeds from the sale of portfolio loans.......................................         250           999      27,228
  Purchase of Federal Home Loan Bank of Boston stock..............................      --            (2,881)     (1,106)
  Proceeds from the sale of Federal Home Loan Bank of Boston stock................      --           --              245
  Net decrease in interest bearing deposits with other banks......................       2,923         7,714         235
  Net increase in loans and leases................................................     (58,954)      (97,529)    (23,003)
  Purchases of premises and equipment.............................................      (1,093)       (3,893)     (3,265)
                                                                                    ----------  ------------  ----------
      Net Cash Used by Investing Activities.......................................     (53,831)     (103,660)     (5,677)
                                                                                    ----------  ------------  ----------
Financing Activities
  Net increase (decrease) in noninterest bearing deposits and savings accounts....     (25,034)      (17,020)      1,317
  Net increase (decrease) in time certificates of deposit.........................      65,328        18,310     (25,633)
  Net increase in short-term borrowings...........................................       4,419         6,434      11,426
  Proceeds from Federal Home Loan Bank of Boston advances with maturities in
   excess of three months.........................................................      66,500       --              201
  Payment of Federal Home Loan Bank of Boston advances with maturities in excess
   of three months................................................................      (3,000)      --           --
  Net increase (decrease) in Federal Home Loans Bank of Boston advances with
   maturities of three months or less.............................................     (54,887)       45,400      46,600
  Common cash dividends paid......................................................      (4,226)       (3,297)     (2,430)
  Preferred cash dividends paid...................................................         (89)         (268)       (270)
  Proceeds from issuance of common stock under stock option plan..................         825           460         306
  Proceeds from issuance of common stock under employee stock purchase plan.......          35           150          88
  Proceeds from issuance of common stock under dividend reinvestment plan.........         327            64      --
                                                                                    ----------  ------------  ----------
      Net Cash Provided by Financing Activities...................................      50,198        50,233      31,605
                                                                                    ----------  ------------  ----------
      Increase (Decrease) in Cash and Cash Equivalents............................       6,016         1,898      (7,836)
Cash and cash equivalents at beginning of year....................................      22,750        20,852      28,688
                                                                                    ----------  ------------  ----------
      Cash and Cash Equivalents at End of Year....................................  $   28,766  $     22,750  $   20,852
                                                                                    ----------  ------------  ----------
                                                                                    ----------  ------------  ----------
Supplementary information
  Interest paid on deposit accounts...............................................  $   24,925  $     19,152  $   21,763
  Interest paid on borrowed funds.................................................       5,988         4,669         609
  Income taxes paid...............................................................       1,986         2,086       3,017
  Increase (decrease) in due to broker............................................      --           (33,254)     32,230
  Increase in due from broker.....................................................      --           --            1,514
  Transfer from securities available for sale to securities held to maturity......      --            15,810      --
  Transfer from securities held to maturity to securities available for sale......      76,328       --           --
  Transfers from loans to foreclosed real estate..................................         971         1,380       4,262

See notes to consolidated financial statements and independent auditors' report.

                        CFX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES
    The principal accounting policies of CFX Corporation (the Company) and its wholly-owned subsidiaries, which provide banking services primarily in New Hampshire and north central Massachusetts, are as follows:

    PRINCIPLES OF PRESENTATION AND CONSOLIDATION

    The consolidated financial statements include the accounts of CFX Corporation and its wholly-owned subsidiaries, CFX Bank and Orange Savings Bank (collectively referred to as "Banks") as well as CFX Bank's wholly-owned subsidiaries, CFX Capital Systems, Inc. (CFX Capital) and CFX Financial Services, Inc. (CFX Financial), and Orange Savings Bank's wholly-owned subsidiary, OSB Securities Corp. Also included are the accounts of CFX Capital's wholly-owned subsidiary, CFX Mortgage, Inc., which engages in mortgage banking, and CFX Financial's 51% ownership of CFX Funding L.L.C., which engages in the facilitation of lease financing and securitization. All significant intercompany accounts and transactions are eliminated upon consolidation. (See Note B -- "Mergers and Acquisitions".)

    USE OF ESTIMATES

    The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from these estimates.

    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowances for loans and leases, foreclosed real estate and deferred tax assets.

    BUSINESS

    The Corporation, through its bank subsidiaries, serves as a financial intermediary, attracting deposits from, and making loans to, consumers and small to-mid-sized businesses through its 23 full service offices and two loan production offices in New Hampshire and north central Massachusetts.

    RECLASSIFICATIONS AND RESTATEMENTS

    The consolidated financial statements as of December 31, 1994 and for the years ended December 31, 1994 and 1993 have been restated to reflect the pooling-of-interests with Orange Savings Bank. (See Note B -- "Mergers and Acquisitions."). In addition, certain amounts have been reclassified in the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

    Prior period common per share data has been restated to reflect the pooling-of-interests with Orange Savings Bank, the Company's 3 for 2 stock split declared on June 13, 1995 to shareholders of record on June 23, 1995, and the Company's 5% stock dividend declared on December 12, 1995 to shareholders of record on December 22, 1995. In connection with the 3 for 2 stock split, the par value of the Company's common stock was reduced from $1.00 to $.66 2/3.

    CASH FLOW INFORMATION

    Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TRADING AND INVESTMENT SECURITIES

    Effective December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain
Investments in Debt and Equity Securities". (See Note E -- "Investment Securities".) The Statement establishes standards for all debt securities and for equity securities that have readily determinable fair values.

    SFAS No. 115 requires that investments in debt securities, that management has the positive intent and ability to hold to maturity, be classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available for sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The cumulative effect of the change in accounting principle at December 31, 1993 was to decrease shareholders' equity by $152,000 net of related income tax effects. There was no effect on net income for the year ended December 31, 1993 relating to the adoption of SFAS No. 115.

    Prior to December 31, 1993, debt securities that management had the intent and ability to hold until maturity were reflected at amortized cost. Marketable equity securities and securities held for sale were stated at the lower of aggregate cost or fair value. Net unrealized losses applicable to marketable equity securities were reflected as a charge to shareholders' equity, net of tax effects, while write-downs applicable to securities held for sale were reflected in earnings. Marketable equity securities held for trading were stated at the lower of aggregate cost or fair value, with changes in fair value reflected in trading gains and losses within the consolidated statements of income.

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

    FINANCIAL FUTURES CONTRACTS: Interest rate futures contracts have been entered into by the Company as hedges against interest rate risk in its trading securities portfolio. These instruments are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income. No such contracts were in effect during 1995.

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

    MORTGAGE LOANS HELD FOR SALE

    Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to the consolidated statements of income when applicable.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LOANS AND LEASES

    All loans past due 90 days or more as to principal or interest are placed on nonaccrual status. In addition, a loan (including a loan impaired under SFAS No. 114, defined below) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Cash received on impaired loans is generally allocated to principal and interest based on the contractual terms of the note, unless management believes such receipt should be applied directly to principal based on collection concerns. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled. Prior to the third quarter of 1993, and during 1993 and 1994 for certain loans originated by Orange Savings Bank, loans past 90 days or more remained on accrual status if, in management's judgement, they were fully secured and in the process of collection.

    Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield using the interest method. The Company is generally amortizing these amounts over the contractual life of the related loans.

    Consumer lease financing loans are carried at the amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

    In May 1993, the Financial Accounting Standards Board issued Statement No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which was amended in October, 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosure" ("SFAS 118"). The Company adopted SFAS No. 114 and 118 on January 1, 1995. Under this Statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Statement is not applicable to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value or the lower of cost or fair value. The Company measures impairment on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Collateralized loans are generally measured by fair value of existing collateral, unless market prices or discounted cash flow information is deemed to be more current and reflective of the economies of the lending relationship. At December 31, 1995, the Company had $2,981,000 in impaired loans of which approximately 65% were measured by the fair value of collateral, 20% by market price, and 15% by discounted cash flow analysis.

    SFAS No. 114 also limits the classification of loans as in-substance foreclosures to situations where the creditor actually receives physical possession of the debtor's assets. Accordingly, upon adoption of SFAS No. 114, the Company transferred $796,000 of loans previously classified as in-substance foreclosures and $131,000 of the valuation allowance for foreclosed real estate losses to nonperforming loans.

    The adoption of SFAS No. 114 had no effect on the Company's assessment of the overall adequacy of the allowance for loan and lease losses. The restatement of previously issued financial statements to conform with SFAS No. 114 is expressly prohibited.

    Loan losses, including those applicable to impaired loans, are charged against the allowance for loan and lease losses when management believes the collectibility of the loan balance is unlikely. The allowance is an estimate and is increased by charges to current income in amounts sufficient to maintain the adequacy of the allowance. The adequacy is determined by management's evaluation of the extent of existing risk in the loan portfolio and prevailing economic conditions.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREMISES AND EQUIPMENT

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

    MORTGAGE SERVICING RIGHTS

    Effective January 1, 1995, the Company prospectively adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights", whereby rights to service mortgage loans for others are capitalized as separate assets, whether acquired through purchase or origination, if such loans are sold or securitized with servicing rights retained. Accordingly, the total cost of the mortgage loan is allocated to the related servicing right and to the loan based on their relative fair values if it is practicable toestimate those fair values. The Company estimates fair value based on the present value of estimated expected future cash flows using prepayment speeds and discount rates commensurate with the risks involved. Prior to the adoption of SFAS No. 122, the capitalization of originated mortgage servicing rights was not allowed under generally accepted accounting principles. The effect of the accounting change for the year ended December 31, 1995 was to increase net income by $265,000 or $.04 per share.

    Capitalized mortgage servicing rights are amortized to servicing revenue in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: loan type (fixed rate, variable rate or state housing programs) and note rate. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. No such impairment was recognized during 1995.

    INVESTMENTS IN LEASEHOLD RESIDUALS

    Assets acquired in connection with leasehold residual positions have been accounted for using the purchase method of accounting. Resultant deferred credits are amortized to leasing activities income over the period of, and in proportion to, the related tax benefits realized. At December 31, 1995, leasehold residual positions of $1,972,000 and deferred credits of $4,596,000 are included in other assets and other liabilities, respectively, in the consolidated balance sheet.

    INTANGIBLE ASSETS

    Deposit base intangibles, which represent the value attributable to the capacity of deposit accounts of purchased bank subsidiaries to generate future income, are included in other assets and are being amortized on a straight-line basis over a period of five years. The excess of the cost of purchased subsidiaries over the fair value of tangible and intangible net assets acquired has been allocated to goodwill and is being amortized on a straight-line basis over 25 years for banking operations and 15 years for mortgage banking operations. (See Note B -- "Mergers and Acquisitions".)

    The accumulated amortizations of deposit base intangibles and goodwill were $1,548,000 and $3,491,000, respectively, as of December 31, 1995.

    FORECLOSED REAL ESTATE

    Foreclosed real estate consists of properties that the Company has formally received title to, or has taken possession of, in partial or total satisfaction of loans. Loan losses arising from the write-down of properties to fair value at the time of foreclosure are charged against the allowance for loan and lease losses.

    Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.

    In prior years, the Company classified certain loans meeting the in-substance foreclosure criteria as foreclosed real estate. Upon the adoption of SFAS No. 114, the Company reclassified all in-substance foreclosed assets that were not in its possession to loans.

    Operating expenses of foreclosed real estate and gains and losses upon disposition are reported in earnings.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PENSION AND 401(K) PLANS

    The Company and its subsidiaries have defined benefit pension plans which cover substantially all full-time employees. The benefits are based on years of service and the employee's compensation during the years immediately preceding retirement. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

    The Company maintains a Section 401(k) savings plan for employees of the Company, CFX Bank and CFX Bank's subsidiaries. Under the plan, the Company makes a matching contribution of one-third of the amount contributed by each participating employee, up to 6% of the employee's yearly salary. The plan also allows for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

    INCOME TAXES

    The Company and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.

    PARENT-COMPANY-ONLY CONDENSED FINANCIAL STATEMENTS

    In the parent-company-only condensed financial statements, the investment in bank subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiary.

    EARNINGS PER SHARE

    Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and common share equivalents with a dilutive effect. Common share equivalents are shares which may be issuable to employees and non-employee directors upon exercise of outstanding stock options.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment. If the carrying amount of the asset exceeds its fair value, an impairment loss shall be recognized. This Statement applies to financial statements for fiscal years beginning after December 15, 1995. Early adoption is permissible. It is anticipated that adoption of this accounting standard will not have a material impact on the Company's consolidated financial statements.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

    Generally, stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The accounting requirements of this Statement are generally effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of this Statement are generally effective for financial statements for fiscal years beginning after December 15, 1995. It is anticipated that the Corporation will continue its current accounting treatment for stock options and make the pro forma disclosures prescribed by this Statement.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B -- MERGERS AND ACQUISITIONS
    On April 28, 1995, the Company acquired Orange Savings Bank (Orange), a Massachusetts-chartered savings bank, headquartered in Orange, Massachusetts. Before adjustments for the 1995 stock split and 5% stock dividend, each of Orange's 724,412 outstanding shares of common stock was converted into .8075 shares of the Company's common stock, resulting in the issuance of 584,963 shares of the Company's common stock to Orange shareholders. In addition, the holders of the outstanding Orange stock options (representing the right to purchase 81,049 shares of Orange common stock) received options to purchase 65,447 shares of CFX common stock in exchange.

    The acquisition was accounted for as a pooling-of-interest and, accordingly, the consolidated financial statements have been restated to include the consolidated accounts of Orange for all periods presented. Separate financial information for CFX Corporation and Orange periods prior to the acquisition is as follows:

                                                     PERIOD ENDED APRIL 28,             YEAR ENDED DECEMBER 31,
                                                     ----------------------  ----------------------------------------------
                                                              1995                    1994                    1993
                                                     ----------------------  ----------------------  ----------------------
                                                      CFX CORP.    ORANGE     CFX CORP.    ORANGE     CFX CORP.    ORANGE
                                                     -----------  ---------  -----------  ---------  -----------  ---------
                                                                                 (IN THOUSANDS)
Net interest and dividend income...................   $   9,431   $   1,181   $  28,049   $   3,255   $  26,457   $   3,216
Provision for loan and lease losses................         265         (30)        425          12       2,970          90
Other income.......................................       2,716          65       6,225         291       6,267         276
Other expense......................................       9,069         779      25,162       2,767      23,492       2,162
Income taxes.......................................       1,049         199       3,214         334       1,240          91
Net income.........................................       1,764         298       5,473         433       5,022       1,149
Preferred dividends................................          67      --             268      --             270      --
Net income available to common stock...............   $   1,697   $     298   $   5,205   $     433   $   4,752   $   1,149

    On September 1, 1993, the Company, through its bank subsidiary, purchased the remaining 52.4% of Colonial Mortgage, Inc. (Colonial), a mortgage banking company headquartered in Amherst, New Hampshire, for $5,187,000, including $80,000 in acquisition costs. The Company previously owned 47.6% and as a result of the purchase Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting, and, accordingly, the results of operations of Colonial have been included in the Company's consolidated statements of income commencing September 1, 1993. Prior to the acquisition on September 1, 1993, 47.6% of the results of operations of Colonial was included in the Company's consolidated statements of income through the equity method of accounting. In connection with the acquisition, the excess ($2,023,000) of the purchase price over 52.4% of the fair value of the net assets acquired has been allocated to goodwill and is being amortized over 15 years on a straight-line basis. The fair value of the assets (including goodwill) and liabilities acquired amounted to $11,151,000 and $5,964,000, respectively. On November 15, 1993, Colonial was renamed CFX Mortgage, Inc.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C -- RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
    The Federal Reserve Bank requires the Banks to maintain average reserve balances. The average amounts of these reserve balances for the years ended December 31, 1995 and 1994 were approximately $15,857,000 and $14,540,000, respectively.

NOTE D -- TRADING SECURITIES
    Trading securities consisted of money market funds of $236,000 at December 31, 1994. There were no trading securities at December 31, 1995. For the years ended December 31, 1995, 1994 and 1993, the decrease in the net unrealized holding gain on trading securities included in the consolidated statements of income amounted to $0, $46,000 and $126,000, respectively.

NOTE E -- INVESTMENT SECURITIES
    The amortized cost and estimated fair value of investment securities, with gross unrealized gains and losses, follows:

                                                                                         DECEMBER 31, 1995
                                                                          ------------------------------------------------
                                                                                          GROSS        GROSS
                                                                           AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                             COST         GAINS       LOSSES       VALUE
                                                                          -----------  -----------  -----------  ---------
                                                                                           (IN THOUSANDS)
Securities available for sale:
  Debt securities:
    United States Treasury and agency obligations.......................   $  19,511    $      68    $       5   $  19,574
    Corporate bonds.....................................................       5,002           70       --           5,072
    Federal agency mortgage pass-through securities.....................      55,654           28          274      55,408
    Collateralized mortgage obligations (CMO's).........................      14,939           50          242      14,747
  Marketable equity securities..........................................       3,332           24          110       3,246
                                                                          -----------       -----        -----   ---------
      Total securities available for sale...............................   $  98,438    $     240    $     631   $  98,047
                                                                          -----------       -----        -----   ---------
                                                                          -----------       -----        -----   ---------
Securities held to maturity:
  Debt securities:
    United States Treasury and agency obligations.......................   $     500    $  --        $       2   $     498
    State and municipal.................................................      19,229          154           38      19,345
                                                                          -----------       -----        -----   ---------
      Total securities held to maturity.................................   $  19,729    $     154    $      40   $  19,843
                                                                          -----------       -----        -----   ---------
                                                                          -----------       -----        -----   ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE E -- INVESTMENT SECURITIES (CONTINUED)

                                                                                        DECEMBER 31, 1994
                                                                       ----------------------------------------------------
                                                                                        GROSS         GROSS
                                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                          COST          GAINS        LOSSES        VALUE
                                                                       -----------  -------------  -----------  -----------
                                                                                          (IN THOUSANDS)
Securities available for sale:
  Debt securities:
    United States Treasury and agency obligations....................  $     3,234    $  --         $      62   $     3,172
    Corporate bonds..................................................          150       --            --               150
  Marketable equity securities:
    Money market funds...............................................        1,056       --            --             1,056
    Other marketable equity securities...............................        3,893           87           124         3,856
                                                                       -----------          ---    -----------  -----------
      Total securities available for sale............................  $     8,333    $      87     $     186   $     8,234
                                                                       -----------          ---    -----------  -----------
                                                                       -----------          ---    -----------  -----------
Securities held to maturity:
  Debt securities:
    United States Treasury and agency obligations....................  $     1,754    $  --         $      41   $     1,713
    State and municipal..............................................       23,498            2           815        22,685
    Corporate bonds..................................................        5,932            8           137         5,803
    Asset-backed.....................................................          173       --                 1           172
    Federal agency mortgage pass-through securities..................       62,966       --             5,354        57,612
    Collateralized mortgage obligations (CMO's)......................       16,962       --               353        16,609
                                                                       -----------          ---    -----------  -----------
      Total securities held to maturity..............................  $   111,285    $      10     $   6,701   $   104,594
                                                                       -----------          ---    -----------  -----------
                                                                       -----------          ---    -----------  -----------

    At December 31, 1995, the Company pledged debt securities with an amortized cost of $55,420,000, and a fair value of $55,229,000, as collateral to secure public funds and repurchase agreements (See Note K -- "Short-Term Borrowed Funds").

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE E -- INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               DECEMBER 31, 1995
                                                                 ----------------------------------------------
                                                                   AVAILABLE FOR SALE       HELD TO MATURITY
                                                                 ----------------------  ----------------------
                                                                  AMORTIZED     FAIR      AMORTIZED     FAIR
                                                                    COST        VALUE       COST        VALUE
                                                                 -----------  ---------  -----------  ---------
                                                                                 (IN THOUSANDS)
Within one year................................................   $   4,066   $   4,079   $   5,760   $   5,760
After one year through five years..............................      10,306      10,429       7,982       8,063
After five years through ten years.............................      10,141      10,138       5,987       6,020
                                                                 -----------  ---------  -----------  ---------
                                                                     24,513      24,646      19,729      19,843
Pass-through securities and CMO's..............................      70,593      70,155      --          --
                                                                 -----------  ---------  -----------  ---------
                                                                  $  95,106   $  94,801   $  19,729   $  19,843
                                                                 -----------  ---------  -----------  ---------
                                                                 -----------  ---------  -----------  ---------

    Proceeds from the sale of securities available for sale during the years ended December 31, 1995 and 1994 were $1,788,000 and $20,386,000, respectively. Gross gains of $177,000 and $86,000, respectively, were recognized on such sales. Gross losses of $19,000 were realized in 1995. There were no realized losses in 1994. In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, securities held to maturity with an amortized cost of $76,328,000 and a net unrealized loss of $250,000 were transferred to securities available for sale. In 1994, securities available for sale with an amortized cost of $16,575,000 had been transferred to securities held to maturity at their fair value of $15,810,000 resulting in a net unrealized loss of $765,000 at the date of transfer. The net unrealized loss was being amortized to interest income using the interest method over the terms of the investments until the aforementioned transfer of 1995.

    Proceeds from the sale of debt securities during the year ended December 31, 1993 were $89,184,000. Gross gains of $3,212,000 and gross losses of $588,000 were recognized on such sales.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F -- LOANS AND LEASES
    Loans and leases consist of the following:

                                                                                  DECEMBER 31
                                                                            ------------------------
                                                                               1995         1994
                                                                            -----------  -----------
                                                                                 (IN THOUSANDS)
Real estate:
  Residential.............................................................  $   473,339  $   447,094
  Construction............................................................        5,906        7,778
  Commercial..............................................................       87,684       82,668
Commercial, financial and agricultural....................................       52,401       48,004
Warehouse lines of credit to leasing companies............................       12,906       15,339
Consumer lease financing..................................................       27,457          348
Other consumer............................................................       41,898       39,062
                                                                            -----------  -----------
                                                                                701,591      640,293
Less: Unearned income.....................................................       (3,602)         (45)
     Deferred origination costs, net......................................          983          159
                                                                            -----------  -----------
                                                                            $   698,972  $   640,407
                                                                            -----------  -----------
                                                                            -----------  -----------

    At  December 31, 1995, the recorded investment in impaired loans (See Note A
- -- "Significant Accounting Policies") totaled $2,981,000, of which $993,000 related to loans with no valuation allowance and $1,988,000 related to loans with a corresponding valuation allowance of $853,000.

    For the year ended December 31, 1995, the average recorded investment in impaired loans amounted to $5,474,000. The Company recognized $362,000 of interest income on impaired loans, during the period that they were impaired, of which $332,000 was on a cash basis.

    Nonaccrual loans and restructured loans totaled $7,844,000 and $187,000, respectively, at December 31, 1995 and $6,913,000 and $1,824,000, respectively, at December 31, 1994. Included in nonaccrual loans at December 31, 1995 were impaired loans amounting to $2,176,000, and residential and consumer loans amounting to $5,196,000.

    Interest income that would have been recorded under the original terms of such nonaccrual and restructured loans and the interest income actually recognized for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                                     YEAR ENDED DECEMBER 31
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
Interest income that would have been recorded..................................  $     939  $     557  $     701
Interest income recognized.....................................................        475        255        483
                                                                                 ---------  ---------  ---------
Interest income foregone.......................................................  $     464  $     302  $     218
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    The Company is not committed to lend additional funds to borrowers whose loans have been modified in connection with troubled debt restructurings or whose loans have been classified as impaired.

    The primary geographic concentration of credit risk for loans originated by the Company is the State of New Hampshire and north central Massachusetts. The remainder of the portfolio is distributed principally throughout the other New England states.

NOTE G -- ALLOWANCE FOR LOAN AND LEASE LOSSES
    Changes in the allowance for loan and lease losses are as follows:

                                                                           YEAR ENDED DECEMBER 31
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Balance at beginning of year.........................................  $   7,558  $   7,952  $   8,392
Allowance of acquired subsidiaries...................................     --         --             13
Provision for loan and lease losses..................................      1,624        437      3,060
Loans charged-off....................................................     (1,882)    (1,255)    (3,922)
Recoveries of loans previously charged-off...........................        389        424        409
                                                                       ---------  ---------  ---------
Balance at end of year...............................................  $   7,689  $   7,558  $   7,952
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE H -- PREMISES AND EQUIPMENT
    The following is a summary of premises and equipment:

                                                                                   DECEMBER 31
                                                                               --------------------
                                                                                 1995       1994
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Land.........................................................................  $   2,019  $   2,173
Buildings and leasehold improvements.........................................     12,074     12,028
Furniture and equipment......................................................      8,706      8,808
                                                                               ---------  ---------
                                                                                  22,799     23,009
Less accumulated depreciation and amortization...............................      9,251      8,731
                                                                               ---------  ---------
                                                                               $  13,548  $  14,278
                                                                               ---------  ---------
                                                                               ---------  ---------

    Depreciation   and  amortization  expense  was  $1,823,000,  $1,649,000  and
$1,336,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE I -- FORECLOSED REAL ESTATE
    Foreclosed real estate is presented net of a valuation allowance as follows:

                                                                                   DECEMBER 31
                                                                               --------------------
                                                                                 1995       1994
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Foreclosed real estate.......................................................  $   1,179  $   1,514
In-substance foreclosures....................................................     --            796
                                                                               ---------  ---------
                                                                                   1,179      2,310
Less allowance for losses....................................................         50        325
                                                                               ---------  ---------
                                                                               $   1,129  $   1,985
                                                                               ---------  ---------
                                                                               ---------  ---------

    An analysis of the allowance for losses on foreclosed real estate follows:

                                                                              YEAR ENDED DECEMBER 31
                                                                          -------------------------------
                                                                            1995       1994       1993
                                                                          ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Balance at beginning of year............................................  $     325  $     384  $     307
Reclassification to non-performing loans upon adoption of SFAS No.
 114....................................................................       (131)    --         --
Provision for losses....................................................     --            207        673
Charge-offs, net of recoveries..........................................       (144)      (266)      (596)
                                                                          ---------  ---------  ---------
Balance at end of year..................................................  $      50  $     325  $     384
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The following table presents the components of the operation of foreclosed real estate:

                                                                              YEAR ENDED DECEMBER 31
                                                                          -------------------------------
                                                                            1995       1994       1993
                                                                          ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Operating expenses, net of rental income................................  $     366  $     285  $   1,062
Provision for losses....................................................     --            207        673
Net loss (gain) on sales of real estate.................................          8       (225)     1,338
                                                                          ---------  ---------  ---------
                                                                          $     374  $     267  $   3,073
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J -- DEPOSITS
    Total deposits consist of the following:

                                                                                  DECEMBER 31
                                                                            ------------------------
                                                                               1995         1994
                                                                            -----------  -----------
                                                                                 (IN THOUSANDS)
Noninterest bearing.......................................................  $    47,851  $    39,842
Savings:
  Regular savings.........................................................      121,545      121,630
  NOW accounts............................................................       87,734       87,875
  Money market accounts...................................................       78,627      111,444
                                                                            -----------  -----------
    Total savings.........................................................      287,906      320,949
  Time certificates of deposit............................................      329,966      264,638
                                                                            -----------  -----------
    Total deposits........................................................  $   665,723  $   625,429
                                                                            -----------  -----------
                                                                            -----------  -----------

    Time deposits with a minimum balance of $100,000 at December 31, 1995 and 1994 totaled approximately $51,437,000 and $30,327,000, respectively.

    A summary of term certificates, by maturity, is as follows:

                                                                                    DECEMBER 31
                                                                ----------------------------------------------------
                                                                          1995                       1994
                                                                -------------------------  -------------------------
                                                                               WEIGHTED                   WEIGHTED
                                                                  AMOUNT     AVERAGE RATE    AMOUNT     AVERAGE RATE
                                                                -----------  ------------  -----------  ------------
                                                                               (DOLLARS IN THOUSANDS)
Within one year...............................................  $   231,375        5.73%   $   147,805        4.37%
After one year through three years............................       68,827        5.89         89,711        5.48
After three years through five years..........................       29,764        6.03         27,122        5.63
                                                                -----------                -----------
                                                                $   329,966        5.79%   $   264,638        4.87%
                                                                -----------                -----------
                                                                -----------                -----------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K -- SHORT-TERM BORROWED FUNDS
    The following summarizes short-term borrowed funds:

                                                                                   DECEMBER 31
                                                                               --------------------
                                                                                 1995       1994
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Securities sold under agreement to repurchase:
  Retail.....................................................................  $  17,471  $   5,603
  Wholesale -- 6.35% (fixed rate) due January 13, 1995.......................     --          7,120
  Wholesale -- 6.05% (fixed rate) due January 20, 1995.......................     --         14,593
  Wholesale -- 5.83% (fixed rate) due February 21, 1996......................      6,662     --
  Wholesale -- 5.83% (fixed rate) due March 21, 1996.........................      7,602     --
                                                                               ---------  ---------
Total short-term borrowed funds..............................................  $  31,735  $  27,316
                                                                               ---------  ---------
                                                                               ---------  ---------

    Retail securities sold under agreement to repurchase at December 31, 1995 were due to mature by January 7, 1996 at a weighted average interest rate of 4.43%. At December 31, 1994, such agreements were due to mature by January 11, 1995 at a weighted average interest rate of 4.58%.

NOTE L -- ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
    Advances from the Federal Home Loan Bank of Boston (FHLBB) consist of the following:

                                                                                  DECEMBER 31
                                                                             ----------------------
                                                                                1995        1994
                                                                             -----------  ---------
                                                                                 (IN THOUSANDS)
Short-Term:
  5.90% (fixed rate) due January, 1995.....................................  $   --       $  50,000
  6.39% (fixed rate) due March, 1995.......................................      --          10,000
  6.65% (variable rate) due daily..........................................      --          32,000
  6.24% (fixed rate) due January, 1996.....................................       10,000     --
  6.02% (fixed rate) due February, 1996....................................        7,000     --
  5.81% (fixed rate) due March, 1996.......................................       15,000     --
  6.63% (fixed rate) due April, 1996.......................................       15,000     --
  5.93% (fixed rate) due May, 1996.........................................       12,500     --
  5.71% (fixed rate) due June, 1996........................................       14,000     --
  6.40% (variable rate) due daily..........................................       27,113     --
                                                                             -----------  ---------
                                                                                 100,613     92,000
Long-Term:
  5.00% (fixed rate) due January, 2003.....................................          201        201
                                                                             -----------  ---------
    Total advances.........................................................  $   100,814  $  92,201
                                                                             -----------  ---------
                                                                             -----------  ---------

    The Banks have available lines of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the lines are limited to $16,091,000 as of December 31, 1995. Additional credit may be available upon written request to the FHLBB. All borrowings from the FHLBB are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- PREFERRED STOCK

    The Preferred Stock was converted on a basis of 1.1025 shares of common stock for each share of Preferred Stock, (reflecting common stock dividends) on April 30, 1995, the mandatory conversion date. Accordingly, a total of 212,528 shares of common stock were issued at the mandatory conversion date.

NOTE N -- INCOME TAXES
    The components of the provision for income taxes are as follows:

                                                                           YEAR ENDED DECEMBER 31
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Current tax provision:
  Federal............................................................  $     967  $   3,005  $   1,634
  State..............................................................         38        606        195
                                                                       ---------  ---------  ---------
    Total current....................................................      1,005      3,611      1,829
                                                                       ---------  ---------  ---------
Deferred tax provision (benefit):
  Federal............................................................      2,815        (65)       701
  State..............................................................        630        (15)         8
Effect of tax law change.............................................         10         17       (436)
Effect of change in valuation reserve................................       (125)    --           (771)
                                                                       ---------  ---------  ---------
    Total deferred...................................................      3,330        (63)      (498)
                                                                       ---------  ---------  ---------
      Provision for income taxes.....................................  $   4,335  $   3,548  $   1,331
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    The components of the net deferred tax asset included in other assets are as follows:

                                                                                    DECEMBER 31
                                                                                --------------------
                                                                                  1995       1994
                                                                                ---------  ---------
                                                                                   (IN THOUSANDS)
Deferred tax assets:
  Federal.....................................................................  $   8,340  $   3,916
  State.......................................................................      1,132        550
                                                                                ---------  ---------
    Total deferred tax assets.................................................      9,472      4,466
                                                                                ---------  ---------
Deferred tax liabilities:
  Federal.....................................................................     (3,226)    (1,840)
  State.......................................................................       (453)      (260)
                                                                                ---------  ---------
    Total deferred tax liabilities............................................     (3,679)    (2,100)
                                                                                ---------  ---------
      Net deferred tax asset..................................................  $   5,793  $   2,366
                                                                                ---------  ---------
                                                                                ---------  ---------

    A summary of the change in the net deferred tax asset is as follows:

                                                                         YEAR ENDED DECEMBER 31
                                                                     -------------------------------
                                                                       1995       1994       1993
                                                                     ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Balance at beginning of year.......................................  $   2,366  $   2,131  $   2,886
  Deferred tax (provision) benefit.................................     (3,330)        63        498
  Purchase accounting effects of leasehold residual acquisition....      6,907     --         --
  Purchase accounting effects of Colonial Mortgage, Inc.
   acquisition.....................................................     --         --         (1,371)
  Tax effects of net unrealized losses on investment securities
   reflected in shareholders' equity...............................       (150)       172        118
                                                                     ---------  ---------  ---------
Balance at end of year.............................................  $   5,793  $   2,366  $   2,131
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N -- INCOME TAXES (CONTINUED)
    The tax effects of each type of income and expense item that give rise to deferred tax assets and liabilities are as follows:

                                                                                     DECEMBER 31
                                                                                 --------------------
                                                                                   1995       1994
                                                                                 ---------  ---------
                                                                                    (IN THOUSANDS)
Deferred tax assets:
  Allowance for loan and lease losses..........................................  $   2,862  $   2,855
  Investment in leasehold residual.............................................      5,654     --
  Capital loss carryforwards...................................................        141        567
  Stock write-downs............................................................          6        109
  Net unrealized losses on trading and investment securities...................        153        303
  Deferred point income........................................................     --             88
  Book reserves................................................................        534        538
  Other........................................................................        122        210
                                                                                 ---------  ---------
                                                                                     9,472      4,670
  Valuation allowance for deferred tax assets..................................     --           (204)
                                                                                 ---------  ---------
    Total deferred tax assets, net.............................................      9,472      4,466
                                                                                 ---------  ---------
Deferred tax liabilities:
  Depreciation.................................................................        437        550
  Deferred expenses............................................................        253     --
  Mortgage servicing rights....................................................      1,041      1,036
  Cash to accrual recapture....................................................         55        110
  Consumer lease financing.....................................................      1,379     --
  Other........................................................................        514        404
                                                                                 ---------  ---------
    Total deferred tax liabilities.............................................      3,679      2,100
                                                                                 ---------  ---------
      Net deferred tax asset...................................................  $   5,793  $   2,366
                                                                                 ---------  ---------
                                                                                 ---------  ---------

    SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In prior years, the Company believed that some uncertainty existed with respect to future realization of a portion of its capital loss carryforwards. Therefore, the Company had established a valuation allowance relating to capital loss carryforwards. The valuation allowance was reversed to the extent that capital gains were realized and as new tax planning strategies were developed to utilize capital loss carryforwards.

    The change in the valuation allowance applicable to deferred tax assets is as follows:

                                                                               YEAR ENDED DECEMBER 31
                                                                           -------------------------------
                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
Balance at beginning of year.............................................  $     204  $     180  $     951
  Benefits generated by current year's operations........................       (125)    --           (771)
  Benefits lost..........................................................        (79)    --         --
  Increase in loss carryforwards.........................................     --             24     --
                                                                           ---------  ---------  ---------
Balance at end of year...................................................  $  --      $     204  $     180
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N -- INCOME TAXES (CONTINUED)
    Prior to 1993, the Company was not obligated to pay New Hampshire Business Profits Tax (NHBPT) as a result of significant income derived from state tax-free sources and a credit allowed for New Hampshire Franchise Tax. Therefore, prior to 1993 no deferred taxes had been recognized for NHBPT purposes.

    During 1993, as a result of the Franchise Tax being repealed by the New Hampshire State legislature and the Company's significant reduction in income derived from tax-free sources, the Company began to pay NHBPT. As a result of becoming obligated to pay NHBPT in 1993, the Company fully recognized deferred taxes for NHBPT in 1993.

    CFX Bank and Orange Savings Bank qualify under provisions of the Internal Revenue Code to deduct from taxable income, if any, a provision for loan and lease losses based on a percentage of taxable income before such deduction (PTI method). Under the Tax Reform Act of 1986, the loan loss deduction allowable is limited to 8% of taxable income.

    At December 31, 1995, retained earnings include a tax loan loss reserve of approximately $7,038,000 at the base year for which no provision for income taxes has been made. If, in the future, such amounts are used for any purpose other than to absorb loan losses, or if either CFX Bank or Orange Savings Bank ceases to qualify to utilize the PTI method under the Internal Revenue Code, they will incur a tax liability at the current applicable income tax rates. The Company anticipates that both banks will continue to meet the qualifying assets test and that the $7,038,000 of retained earnings will not be used for any purpose that would result in the payment of income taxes. The unrecognized deferred tax liability on such amount as of December 31, 1995 is approximately $2,800,000.

    The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting income, with the effective income tax rate provided in the consolidated statements of income:

                                                             YEAR ENDED DECEMBER 31
                                               ---------------------------------------------------
                                                    1995              1994              1993
                                               ---------------   ---------------   ---------------
                                               AMOUNT  PERCENT   AMOUNT  PERCENT   AMOUNT  PERCENT
                                               ------  -------   ------  -------   ------  -------
                                                             (DOLLARS IN THOUSANDS)
Income tax expense at the statutory rate.....  $4,175   34%      $3,214   34%      $2,551    34%
Increase (decrease) resulting from:
  Dividends received deduction...............     (58) --           (44) --           (29)  --
  Tax-exempt interest income.................    (285)  (3)        (252)  (3)         (91)   (1)
  Goodwill and deposit base intangible
   amortization..............................     212    1          232    3          215     3
  Nondeductible merger expenses..............      56  --          --    --          --     --
  Reversal of book over tax basis from
   investment in Colonial Mortgage, Inc......    --    --          --    --          (273)   (4)
  State income taxes, net of federal income
   tax benefit...............................     451    4          393    4         (307)   (4)
  Low income housing tax credits.............    (177)  (1)        --    --          --     --
  Other, net.................................      86    1            5  --            21   --
  Change in valuation allowance..............    (125)  (1)        --    --          (756)  (10)
                                                        --                --                 --
                                               ------            ------            ------
Income tax expense...........................  $4,335   35%      $3,548   38%      $1,331    18%
                                                        --                --                 --
                                                        --                --                 --
                                               ------            ------            ------
                                               ------            ------            ------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O -- PENSION AND 401(K) PLANS
    The Company's defined benefit pension plans and 401(k) savings plan are summarized in the following tables:

    PENSION PLANS

    The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

                                                                                              DECEMBER 31
                                                                                          --------------------
                                                                                            1995       1994
                                                                                          ---------  ---------
                                                                                             (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $3,108,000 in 1995 and
   $2,947,000 in 1994...................................................................  $  (3,344) $  (3,022)
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Projected benefit obligation for service rendered to date...............................  $   4,350  $  (3,752)
Plan assets at fair value, primarily invested in bank money market accounts, equities,
 and group annuity contracts............................................................      3,330      3,719
                                                                                          ---------  ---------
Plan assets less than projected benefit obligation......................................     (1,020)       (33)
Unrecognized net gain from past experience different from that assumed and effects of
 changes in assumptions.................................................................       (300)    (1,153)
Prior service cost not yet recognized in net periodic pension cost......................        114        128
Unrecognized net assets at end of year..................................................        (21)       (76)
                                                                                          ---------  ---------
Accrued pension cost included in other liabilities......................................  $  (1,227) $  (1,134)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    Net pension expense includes the following components:

                                                                    YEAR ENDED DECEMBER 31
                                                                -------------------------------
                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Service cost -- benefits earned during the period.............  $     337  $     404  $     332
Interest cost on projected benefit obligation.................        301        316        279
Actual (return) loss on plan assets...........................        257       (125)      (176)
Net amortization and deferral.................................       (597)      (163)      (115)
                                                                ---------  ---------  ---------
  Net pension expense.........................................  $     298  $     432  $     320
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Assumptions used in determining the actuarial present value of the projected benefit obligation under the defined benefit pension plans, and the expected long-term rate of return on plan assets, are as follows:

                                                    1995           1994          1993
                                               --------------  ------------  ------------
Weighted average discount rates..............      7.25%-8.0%          8.0%          7.0%
Annual salary increases......................       5.0%-6.0%     5.0%-6.0%     5.5%-6.0%
Expected return on plan assets...............       7.5%-8.0%     7.0%-7.5%     7.0%-7.5%

    401(K) PLAN

    The following table sets forth the Company's 401(k) plan expense recognized:

                                                                       YEAR ENDED DECEMBER 31
                                                                   -------------------------------
                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Matching contribution............................................  $     175  $      82  $      76
Supplemental profit sharing contribution.........................        318        328        106
                                                                   ---------  ---------  ---------
                                                                   $     493  $     410  $     182
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P -- STOCK OPTION PLAN
    The Company has stock option plans (the Option Plan) whereby options may be granted to certain key employees and directors of the Company and its subsidiaries to purchase shares of common stock of the Company at a price not less than fair value at the date of grant.

    Both incentive stock options and nonqualified stock options may be granted pursuant to the Option Plan. A total of 627,000 shares of authorized but unissued common stock of the Company has been reserved for issuance pursuant to incentive stock options granted under the Option Plan and 422,000 shares of authorized but unissued common stock have been reserved for issuance pursuant to nonqualified stock options granted. The options are exercisable over a period not to exceed ten years from the date of grant.

    Changes in the status of options are summarized as follows:

                                                                                        DECEMBER 31
                                                              ----------------------------------------------------------------
                                                                  INCENTIVE STOCK OPTIONS        NONQUALIFIED STOCK OPTIONS
                                                              -------------------------------  -------------------------------
                                                                1995       1994       1993       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PRICE PER SHARE DATA)
Outstanding at beginning of year............................        318        373        304        248        149        198
Granted.....................................................        153     --             96        142        100     --
Exercised @ $ 3.49..........................................     --         --         --         --         --            (22)
         @ $ 5.33...........................................         (3)    --             (5)    --         --         --
         @ $ 5.97...........................................         (5)    --         --         --         --         --
         @ $ 8.17...........................................        (14)       (16)    --         --         --         --
         @ $ 8.28...........................................        (52)       (38)       (14)        (3)        (1)       (19)
         @ $10.08...........................................        (21)    --         --         --         --         --
Cancelled...................................................     --             (1)        (8)    --         --             (8)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
  Outstanding at end of year................................        376        318        373        387        248        149
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
  Exercisable at end of year................................        376        318        373        387        248        149
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              $    5.33  $    5.33  $    5.33  $    3.49  $    3.49  $    3.49
Price range of options outstanding..........................  $   15.00  $   10.08  $   10.08  $   14.29  $    9.73  $    9.73
Average price of options outstanding........................  $   11.12  $    8.44  $    8.44  $   10.28  $    7.98  $    7.11

    As provided for in the Option Plan, all option information has been restated for stock dividends and the stock split declared.

NOTE Q -- EMPLOYEE STOCK PURCHASE PLAN
    The Company has an employee stock purchase plan (the Stock Purchase Plan) whereby employees of the Company and its subsidiaries with more than one-half year of continuous service, except for certain employees with substantial stock interests in the Company or with substantial rights to purchase common stock, may purchase up to an aggregate of 174,000 shares of the Company's common stock.

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

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE R -- RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS AND ADVANCES
    Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans and advances. Applicable rules prohibit the payment of a cash dividend by the Banks if the effect thereof would cause the net worth of the Banks to be reduced below applicable net worth requirements.

    Federal banking regulators require that the Company (on a consolidated basis) and the Banks meet certain Tier 1 leverage capital and risk-based capital ratio requirements. Generally, all but the most financially sound institutions are required to maintain a minimum Tier 1 leverage capital ratio of not less than 4.00% and a risk-based capital ratio of not less than 8.00%. Accordingly, $35,747,000 of the Company's equity in the net assets of the Banks was restricted at December 31, 1995. The Company and the Banks exceeded all minimum regulatory requirements at December 31, 1995 and 1994.

    Under Federal Reserve regulations, the Banks are also limited as to the amount they may loan to the Company, unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the Banks to the Company in the form of loans approximated $82,000,000.

NOTE S -- COMMITMENTS AND CONTINGENCIES
    In the ordinary course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.

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

    INVESTMENT IN LIMITED PARTNERSHIPS

    At December 31, 1995, the Company was committed to invest $950,000 in two real estate development limited partnerships.

    LEASE SECURITIZATION

    In connection with a lease securitization transaction completed by CFX Funding, the Company guaranteed a portion of the loss reserve account in the amount of $711,000 by executing a letter of credit arrangement with a third party bank. The Company's guarantee and related letter of credit reduces monthly and expires in April, 1996. The Company's guarantee is secured by the equipment giving rise to the securitization.

    OTHER CONTINGENCIES

    Various legal claims also arise from time to time in the ordinary course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE T -- LOANS TO RELATED PARTIES
    In the ordinary course of business, the Company makes loans to subsidiary affiliates, directors and officers and their associates and affiliated companies (related parties) at substantially the same terms, including interest rates and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers.

    The total amounts due from directors, officers and their associates were $5,754,000 and $7,636,000 at December 31, 1995 and 1994, respectively. During the year ended December 31, 1995, new loans totaling $9,840,000 were made, and repayments received totaled $11,722,000.

NOTE U -- FINANCIAL INSTRUMENTS
    The Company uses certain financial instruments in managing the interest rate risk included in the consolidated balance sheet. Futures and options contracts are used explicitly for hedge purposes and are not undertaken for speculation. The Company's intent and general practice is to liquidate (offset) futures and options contract obligations before stated exercise or delivery dates through established market transactions. The Company does not generally intend to deliver or receive the securities underlying its futures and options contracts, but may execute delivery or receipt if it is financially prudent to do so.

    The detail on the specific financial instruments used is as follows:

    INTEREST RATE SWAP AGREEMENTS

    Commencing in 1993, the Company entered into agreements to exchange interest rate cash flows with approved counterparties. There were no such agreements in effect at December 31, 1995. The swap agreement outstanding at December 31, 1994 was as follows:

                                                     DECEMBER 31, 1994
                        ---------------------------------------------------------------------------
                             INTEREST            INTEREST        NOTIONAL    MATURITY   UNREALIZED
ASSETS HEDGED                RECEIVED              PAID           AMOUNT       DATE        LOSS
- ----------------------  ------------------  -------------------  ---------  ----------  -----------
                                                  (DOLLARS IN THOUSANDS)
Mortgage loans held in
 portfolio                Fixed -- 4.37%        Variable --      $  25,000   11/23/96    $  (1,194)
                                                6 mo. LIBOR
                                              (Rate: 6.3125%)

    The effect of the $25,000,000 swap agreement was to lengthen the repricing period of certain variable-rate mortgage loans. The agreement was terminated during 1995 at a realized loss of $2,000.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE U -- FINANCIAL INSTRUMENTS (CONTINUED)
    FINANCIAL OPTION CONTRACTS

    The Company periodically uses financial options to hedge interest rate exposure generally on secondary mortgage market operations. At December 31, 1995, there were no outstanding options. At December 31, 1994, to hedge mortgage loans held for sale, the Company held put options (the option to sell securities at a stated price within a specified term) on 30-year Treasuries totaling $6,000,000 extending through March 1995.

    At December 31, 1995 and 1994, there were no derivatives held for trading purposes as the overall program for which they were used was liquidated in October, 1994. The average fair values for such instruments for 1994 were not material to the consolidated financial statements.

    Net gains (losses) on trading securities, included separately in the consolidated statements of income, are summarized as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                             -------------------------------
                                                               1995       1994       1993
                                                             ---------  ---------  ---------
                                                                     (IN THOUSANDS)
Mortgage-backed securities.................................  $  --      $  (2,985) $    (323)
Other debt securities......................................     --             (4)        18
Equity securities..........................................      1,092        271        300
Futures, options and swaps.................................     --          2,461        321
                                                             ---------  ---------  ---------
                                                             $   1,092  $    (257) $     316
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    The following table provides a rollforward of the notional amounts of each type of financial instrument used by the Company to manage interest rate risk for the periods indicated:

                                                 YEARS ENDED DECEMBER 31, 1995 AND 1994
                                              --------------------------------------------
                                                              FINANCIAL       FINANCIAL
                                               INTEREST        FUTURES          OPTION
                                                 RATE         CONTRACTS       CONTRACTS
                                                 SWAP          (SHORT           (LONG
                                              AGREEMENTS      POSITION)       POSITION)
                                              -----------  ---------------  --------------
                                                             (IN THOUSANDS)
Balance at December 31, 1993................   $  52,000    $    (120,000)   $    336,000
  Contracts:
    New.....................................      --              858,000         975,300
    Terminated..............................     (27,000)        (738,000)     (1,280,300)
    Expired.................................      --             --               (25,000)
                                              -----------  ---------------  --------------
Balance at December 31, 1994................      25,000         --                 6,000
  Contracts:
    New.....................................      --             --                39,000
    Terminated..............................     (25,000)        --               (14,000)
    Expired.................................      --             --               (31,000)
                                              -----------  ---------------  --------------
Balance at December 31, 1995................   $  --        $    --          $    --
                                              -----------  ---------------  --------------
                                              -----------  ---------------  --------------

    In 1993 and 1994, as mortgage-backed securities were purchased for the trading portfolio, the Company assessed the price volatility under varying interest rates. A hedge using a combination of interest rate exchange agreements, financial futures contracts and financial option contracts was constructed to closely resemble the volatility of the underlying security. On an ongoing basis, the Company monitored the effectiveness of the hedge position to ensure appropriate matching of price volatility.

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

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE V -- FAIR VALUE OF FINANCIAL INSTRUMENTS
    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

    ADVANCES FROM THE FEDERAL HOME LOAN BANK OF BOSTON: The carrying amounts of advances from the Federal Home Loan Bank of Boston maturing within 90 days approximate their fair values. The fair values of other advances are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of advances.

    ACCRUED INTEREST: The carrying amounts of accrued interest approximate fair value.

    OFF-BALANCE-SHEET INSTRUMENTS: Fair values for options and swaps are based on quoted market prices. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE V -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair values, and related carrying amounts or notional amounts, of the Company's financial instruments are as follows:

                                                                               DECEMBER 31
                                                            --------------------------------------------------
                                                                      1995                      1994
                                                            ------------------------  ------------------------
                                                             CARRYING       FAIR       CARRYING       FAIR
                                                              AMOUNT        VALUE       AMOUNT        VALUE
                                                            -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...............................  $    28,766  $    28,766  $    22,750  $    22,750
  Interest bearing deposits with other banks..............          327          327        3,250        3,250
  Federal Home Loan Bank of Boston stock..................        7,388        7,388        7,388        7,388
  Trading securities......................................      --           --               236          236
  Securities available for sale...........................       98,047       98,047        8,234        8,234
  Securities held to maturity.............................       19,729       19,843      111,285      104,594
  Mortgage loans held for sale............................        6,554        6,665        8,295        8,321
  Loans and leases, net...................................      691,283      696,898      632,849      630,178
  Accrued interest receivable.............................        6,490        6,490        5,060        5,060
Financial liabilities:
  Deposits................................................      665,723      666,763      625,429      624,829
  Short-term borrowed funds...............................       31,735       31,735       27,316       27,316
  Advances from the Federal Home Loan Bank of Boston......      100,814      100,877       92,201       92,201
  Accrued interest payable................................        1,446        1,446          665          665


                                                             NOTIONAL       FAIR       NOTIONAL       FAIR
                                                              AMOUNT        VALUE       AMOUNT        VALUE
                                                            -----------  -----------  -----------  -----------
Unrecognized financial instruments:
  Commitments to originate and purchase loans.............       44,089         (145)      22,371         (120)
  Standby letters of credit...............................        1,453          (15)         954           (9)
  Unadvanced funds on lines of credit.....................       48,379         (304)      52,538      --
  Interest-rate swap agreements...........................      --           --            25,000       (1,194)
  Financial option contracts..............................      --           --             6,000           31

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE W -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest-rate contracts, (caps, floors, and interest-rate swaps) and futures contracts. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

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

    At December 31, 1995 and 1994, the following financial instruments were outstanding:

                                                                              CONTRACT OR NOTIONAL
                                                                                     AMOUNT
                                                                            ------------------------
                                                                                  DECEMBER 31
                                                                            ------------------------
                                                                               1995         1994
                                                                            -----------  -----------
                                                                                 (IN THOUSANDS)
Financial instruments whose contract amounts represent credit risk:
  Commitments to originate and purchase loans.............................  $    44,089  $    22,371
  Unadvanced funds on lines of credit.....................................       48,379       52,538
  Standby letters of credit...............................................        1,453          954
Financial instruments whose contract or notional amounts exceed the amount of credit risk:
  Outstanding forward delivery contracts..................................      128,182      116,891
  Interest-rate swap agreements...........................................      --            25,000
  Financial options contracts (long position).............................      --             6,000

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE W -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    A commitment to extend credit is an agreement to provide financing to a customer contingent upon compliance with all conditions established in the contract. A commitment generally has a fixed expiration date or other termination clause and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on an individual basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's evaluation of the counterparty. The collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and residential real estate.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These commitments are primarily issued to support private borrowing arrangements on a short-term basis. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    Forward delivery contracts are contracts for delayed delivery of mortgage loans or mortgage-backed securities in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Credit risk to the Company arises from the possible inability of counterparties to meet the terms of their contracts. In the event of nonacceptance by the counterparty, the Company would be subject to the credit risk of the loans retained. These loans would have been originated in the ordinary course of business complying with the Company's standard credit evaluation and collateral requirements. Failure to fulfill delivery requirements for these contracts may result in payment of fees to certain investors.

    The Company enters into a variety of interest-rate contracts including interest-rate options, and interest-rate swap agreements, in its trading portfolio, in its mortgage banking activity, and in managing the Company's overall interest-rate exposure. Interest-rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time. For most options transactions, the Company uses recognized and centralized exchanges for execution. These exchanges act as the counterparty to all transactions, thereby minimizingthe credit risk of market participants.

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

NOTE X -- SUBSEQUENT EVENTS
    On January 5, 1996, the Company signed a definitive agreement to acquire all of the outstanding capital stock of The Safety Fund Corporation (Safety Fund), a Massachusetts bank holding company, headquartered in Fitchburg, Massachusetts.

    Pursuant to the definitive agreement and in the event that the transaction is accounted for as a pooling-of-interests, each of Safety Fund's outstanding shares of Common Stock has the potential to be converted into 1.7 shares of CFX's Common Stock. The actual number of shares of CFX's Common Stock issuable in the transaction is subject to adjustment based on the average price of CFX Common Stock for the ten trading days immediately before CFX receives the last regulatory approval required to consummate the transaction. In the event that the average price of CFX Common Stock is below $12.43, the exchange ratio becomes 1.806 shares; and if the average price of CFX Common Stock is above $18.65, the exchange ratio becomes 1.629 shares. Safety Fund has the right to terminate the agreement if the average price of CFX Common Stock is below $11.65 per share unless CFX agrees to increase the exchange ratio.

    The transaction is tax free to the owners of Safety Fund and is subject to regulatory approval and the approval of both CFX's and Safety Fund's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting. However, if the transaction is required to be accounted for under the purchase method of accounting, the stock exchange ratio would be 1.52 shares, subject to adjustment based on the average price of CFX Common Stock.

    At December 31, 1995, Safety Fund had total assets of $287,483,000, deposits of $252,788,000 and stockholders' equity of $21,387,000.

    Safety's bank subsidiary, Safety Fund National Bank, operates 12 full service offices and 11 automated teller machines in Worcester County and has a trust division with approximately $350,000,000 (unaudited) in assets under management.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE X -- SUBSEQUENT EVENTS (CONTINUED)
    On February 9, 1996, CFX Corporation signed a definitive agreement to acquire all of the outstanding shares of Milford Co/operative Bank (Milford), headquartered in Milford, New Hampshire.

    Pursuant to the definitive agreement, each of Milford's outstanding shares of common stock has the potential to be converted into 2.645 shares of the Company's common stock. The actual number of shares of the Company's common stock issuable in the transaction is subject to adjustment based on the average price of the Company's common stock for the ten trading days immediately before the Company receives the last regulatory approval required to consummate the transaction. In the event that the average price of the Company's common stock is below $12.59, the exchange ratio becomes 2.70 shares; and if the average price of the Company's common stock is above $17.66, the exchange ratio becomes
2.61 shares. Milford has the right to terminate the agreement if the average price of the Company's common stock is below $12.10 per share unless the Company agrees to increase the exchange ratio.

    The transaction is tax free to the shareholders of Milford and is subject to regulatory approval and the approval of both the Company's and Milford's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting.

    At December 31, 1995, Milford Co/Operative Bank had (unaudited) total assets of $156,848,000, deposits of $138,313,000, and stockholders' equity of $15,692,000. Milford operates six branches located in Amherst, Brookline, Milford, Mount Vernon, New Boston and Wilton/Lyndeborough, New Hampshire.

NOTE Y -- SEGMENT INFORMATION
    Summarized data for the Company's mortgage banking operations for the years ended December 31, 1995 and 1994 and the period from September 1, 1993 (See Note B -- "Mergers and Acquisitions") to December 31, 1993 is as follows:

                                                                     PERIOD ENDED DECEMBER 31
                                                               -------------------------------------
                                                                  1995         1994         1993
                                                               -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Net interest and dividend income.............................  $     1,082  $       804  $       191
Loan servicing fees..........................................        3,202        2,886          323
Net gain on sale of loan servicing rights....................      --               677      --
Net gains on sale of loans...................................          634          413          595
Other income.................................................          248          378          160
                                                               -----------  -----------  -----------
  Total income...............................................        5,166        5,158        1,269
Depreciation expense.........................................          180          142           53
Other expense................................................        4,168        3,790        1,304
                                                               -----------  -----------  -----------
  Income (loss) before income tax expense (benefit)..........          818        1,226          (88)
Income tax expense (benefit).................................          371          516          (30)
                                                               -----------  -----------  -----------
    Net income (loss)........................................  $       447  $       710  $       (58)
                                                               -----------  -----------  -----------
                                                               -----------  -----------  -----------
    Total assets.............................................  $    31,551  $    25,764  $    36,000
                                                               -----------  -----------  -----------
                                                               -----------  -----------  -----------
    Total loans serviced for others..........................  $   672,000  $   645,000  $   705,000
                                                               -----------  -----------  -----------
                                                               -----------  -----------  -----------
    Additions to property, plant and equipment...............  $        77  $       287  $     1,502
                                                               -----------  -----------  -----------
                                                               -----------  -----------  -----------

    Substantially all loans serviced for others were sold without recourse provisions.

    The following is an analysis of the changes in mortgage servicing rights:

                                                                     PERIOD ENDED DECEMBER 31
                                                               -------------------------------------
                                                                  1995         1994         1993
                                                               -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Balance at beginning of period...............................  $     4,207  $     4,557  $     1,473
  Purchase accounting adjustment.............................      --           --             3,463
                                                               -----------  -----------  -----------
                                                                     4,207        4,557        4,936
  Additions..................................................          682          406          112
  Sales......................................................      --              (126)     --
  Amortization...............................................         (516)        (630)        (491)
                                                               -----------  -----------  -----------
Balance at end of period.....................................  $     4,373  $     4,207  $     4,557
                                                               -----------  -----------  -----------
                                                               -----------  -----------  -----------

    At December 31, 1995, the fair value of capitalized mortgage servicing rights was $5,696,000 (See Note A -- "Significant Accounting Policies"). There was no activity in the valuation allowances for mortgage servicing rights for the year ended December 31, 1995.

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Z -- CFX CORPORATION (PARENT-COMPANY-ONLY) CONDENSED FINANCIAL STATEMENTS

BALANCE SHEETS

                                                                                   DECEMBER 31
                                                                               --------------------
                                                                                 1995       1994
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Assets
  Cash and due from banks....................................................  $     132  $     100
  Interest bearing deposits with bank subsidiaries...........................      2,611     11,386
  Securities available for sale..............................................     --          1,047
  Securities held to maturity................................................        577        595
  Notes receivable from subsidiaries.........................................      7,970     --
  Investment in bank subsidiaries............................................     80,155     75,367
  Other assets...............................................................      2,933      3,106
                                                                               ---------  ---------
                                                                               $  94,378  $  91,601
                                                                               ---------  ---------
                                                                               ---------  ---------
Liabilities..................................................................  $   4,424  $   5,028
Shareholders' Equity.........................................................     89,954     86,573
                                                                               ---------  ---------
                                                                               $  94,378  $  91,601
                                                                               ---------  ---------
                                                                               ---------  ---------

STATEMENTS OF INCOME

                                                                          YEAR ENDED DECEMBER 31
                                                                      -------------------------------
                                                                        1995       1994       1993
                                                                      ---------  ---------  ---------
                                                                              (IN THOUSANDS)
Interest and dividend income........................................  $     301  $     277  $     126
Dividends from subsidiaries.........................................      3,856      5,145      7,858
Trading securities gains............................................     --         --              9
Gain on sale of investment securities...............................         28     --         --
                                                                      ---------  ---------  ---------
                                                                          4,185      5,422      7,993
General and administrative expenses.................................        870      1,013        919
                                                                      ---------  ---------  ---------
Income before income taxes and equity in undistributed net income
 (loss) of subsidiaries.............................................      3,315      4,409      7,074
Income tax benefit..................................................       (141)      (345)      (597)
                                                                      ---------  ---------  ---------
Income before equity in undistributed net income (loss) of
 subsidiaries.......................................................      3,456      4,754      7,671
Equity in undistributed net income (loss) of subsidiaries...........      4,490      1,152     (1,500)
                                                                      ---------  ---------  ---------
  Net Income........................................................  $   7,946  $   5,906  $   6,171
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Z -- CFX CORPORATION (PARENT-COMPANY-ONLY) CONDENSED FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31
                                                                              -------------------------------
                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Operating Activities
  Net income................................................................  $   7,946  $   5,906  $   6,171
  Adjustments to reconcile net income to net cash provided by operating activities:
    Net deferred income tax provision (benefit).............................          7       (111)      (311)
    Net decrease in trading securities......................................     --         --             11
    Gain on sale of investment securities...................................        (28)    --         --
    Equity in undistributed net loss (income) of subsidiaries...............     (4,490)    (1,152)     1,500
  Net change in other assets and other liabilities..........................     (2,173)     2,621        (15)
                                                                              ---------  ---------  ---------
    Net Cash Provided by Operating Activities...............................      1,262      7,264      7,356
                                                                              ---------  ---------  ---------
Investing Activities
  Capital contribution to subsidiary........................................     --         --           (750)
  Net decrease (increase) in interest bearing deposits......................      8,775     (3,630)    (4,040)
  Increase in note receivable from subsidiaries.............................     (7,970)    --         --
  Purchases of securities available for sale................................     --         (1,027)    --
  Proceeds from sales of securities available for sale......................      1,075     --         --
  Purchases of securities held to maturity..................................     --         (3,002)    --
  Proceeds from maturities of securities held to maturity...................         18      3,275     --
  Proceeds from sales and maturities of investment securities...............     --         --          2,695
  Purchases of investment securities........................................     --         --         (2,855)
                                                                              ---------  ---------  ---------
      Net Cash Provided (Used) by Investing Activities......................      1,898     (4,384)    (4,950)
                                                                              ---------  ---------  ---------
Financing Activities
  Common cash dividends paid................................................     (4,226)    (3,297)    (2,430)
  Preferred cash dividends paid.............................................        (89)      (268)      (270)
  Proceeds from issuance of common stock under stock option plan............        825        460        306
  Proceeds from issuance of common stock under employee stock purchase
   plan.....................................................................         35        150         88
  Proceeds from issuance of common stock under dividend reinvestment
   program..................................................................        327         64     --
                                                                              ---------  ---------  ---------
      Net Cash Used by Financing Activities.................................     (3,128)    (2,891)    (2,306)
                                                                              ---------  ---------  ---------
      Increase (Decrease) in Cash and Cash Equivalents......................         32        (11)       100
Cash and cash equivalents at beginning of year..............................        100        111         11
                                                                              ---------  ---------  ---------
      Cash and Cash Equivalents at End of Year..............................  $     132  $     100  $     111
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

                        CFX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE AA -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
    The following is a summary of the consolidated quarterly results of operations for the years ended December 31, 1995 and 1994:

                                                                             THREE MONTHS ENDED
                                                                 ------------------------------------------
                                                                 MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                                                 ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
  Interest and dividend income.................................  $  15,266  $  16,065  $  16,399  $  16,845
  Interest expense.............................................      7,375      7,947      8,140      8,232
                                                                 ---------  ---------  ---------  ---------
    Net interest and dividend income...........................      7,891      8,118      8,259      8,613
  Provision for loan and lease losses..........................        150        480        345        649
  Trading securities gains, net................................        224        294        273        301
  Investment securities gains, net.............................     --            114         44     --
  Other income.................................................      1,840      2,168      2,173      1,990
  Other expense (1)............................................      7,307      7,220      6,941      6,929
    Income before income taxes.................................      2,498      2,994      3,463      3,326
  Income taxes.................................................        942        984      1,275      1,134
                                                                 ---------  ---------  ---------  ---------
    Net income.................................................      1,556      2,010      2,188      2,192
  Preferred stock dividends....................................         67         22     --         --
                                                                 ---------  ---------  ---------  ---------
    Net income available to common stock.......................  $   1,489  $   1,988  $   2,188  $   2,192
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------
    Earnings per common share..................................  $     .21  $     .27  $     .28  $     .28
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------
1994
  Interest and dividend income.................................  $  13,300  $  13,260  $  13,894  $  14,989
  Interest expense.............................................      5,549      5,736      6,148      6,706
                                                                 ---------  ---------  ---------  ---------
  Net interest and dividend income.............................      7,751      7,524      7,746      8,283
  Provision for loan and lease losses..........................         12     --             50        375
  Trading securities gains (losses), net.......................       (441)        49         11        124
  Investment securities gains, net.............................     --             86     --         --
  Other income (2).............................................      1,460      1,464      1,459      2,304
  Other expense (3)............................................      6,693      6,544      6,771      7,921
                                                                 ---------  ---------  ---------  ---------
    Income before income taxes.................................      2,065      2,579      2,395      2,415
  Income taxes.................................................        810        990        843        905
                                                                 ---------  ---------  ---------  ---------
    Net income.................................................      1,255      1,589      1,552      1,510
  Preferred stock dividends....................................         67         68         66         67
                                                                 ---------  ---------  ---------  ---------
    Net income available to common stock.......................  $   1,188  $   1,521  $   1,486  $   1,443
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------
    Earnings per common share..................................  $     .17  $     .22  $     .21  $     .21
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------

- ------------------------
(1) For the quarter ended September 30, 1995 the Company received a $424,000 insurance premium refund from the Federal Deposit Insurance Corporation
    (FDIC). In addition, for the quarter ended December 31, 1995 the insurance premiums paid to the FDIC were significantly reduced.

(2) Included in other income for the quarter ended December 31, 1994 was a $677,000 gain from the sale of a $59,000,000 mortgage loan servicing portfolio and a $87,000 gain from the sale of a $999,000 credit card portfolio.

(3) Included in other expense for the quarter ended December 31, 1994 was $594,000 in charges associated with a profit sharing accrual, a severance accrual, and costs incurred in connection with the pending acquisition of Orange Savings Bank.

                              REPORT OF MANAGEMENT
            ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING

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

    Management assessed the Company's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1995. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1995, CFX Corporation and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.

Peter J. Baxter                                   Mark A. Gavin
PRESIDENT AND CHIEF                               CHIEF FINANCIAL OFFICER
EXECUTIVE OFFICER

              REPORT OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of CFX Corporation

    We have audited the accompanying consolidated balance sheets of CFX Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    The consolidated financial statements as of December 31, 1994, and for the years ended December 31, 1994 and 1993 have been restated to reflect the pooling of interests with Orange Savings Bank as described in Note B to the consolidated financial statements. We did not audit the 1994 and 1993 financial statements of Orange Savings Bank, which statements reflect total assets of $83,268,000 as of December 31, 1994 and net interest and dividend income of $3,255,000 and $3,216,000 for the years ended December 31, 1994 and 1993, respectively.

    Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Orange Savings Bank as of December 31, 1994 and for the years ended December 31, 1994 and 1993, is based solely on the reports of other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFX Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note A to the consolidated financial statements, the Company
adopted   Statement  of   Financial  Accounting  Standards   ("SFAS")  No.  122,
"Accounting for Mortgage Servicing Rights," effective January 1, 1995.

Boston, Massachusetts
January 18, 1996, except for Note X
as to which the date is February 9, 1996

              REPORT OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of CFX Corporation

    We have examined management's assertion that CFX Corporation and subsidiaries maintained an effective internal control structure over financial reporting, including controls over the safeguarding of assets, as of December 31, 1995, included in the accompanying report on ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING, presented in conformity with both generally accepted accounting principles and call report instructions.

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

    In our opinion, management's assertion that CFX Corporation and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1995, is fairly stated, in all material respects, based on INTERNAL CONTROL -- INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Boston, Massachusetts
January 18, 1996

DIRECTORS AND OFFICERS OF CFX CORPORATION

DIRECTORS                                         OFFICERS
EUGENE E. GAFFEY         ELIZABETH SEARS HAGER    PETER J. BAXTER          DANIEL J. LAPLANTE
CHAIRMAN OF THE BOARD    FORMER NEW HAMPSHIRE     PRESIDENT AND CHIEF      VICE PRESIDENT,
RETIRED JUSTICE,         STATE REPRESENTATIVE     EXECUTIVE OFFICER        INVESTMENT MANAGER
HINSDALE                 DOUGLAS S. HATFIELD,     PAUL D. SPIESS           GREGG R. TEWKSBURY, CPA
MUNICIPAL COURT          JR.                      EXECUTIVE VICE           CORPORATE CONTROLLER
RICHARD F. ASTRELLA      PRESIDENT AND            PRESIDENT                DONALD E. LEROUX, CPA
PRESIDENT, ORANGE        TREASURER,               MARK A. GAVIN, CPA       DIRECTOR OF AUDIT
SAVINGS BANK             HATFIELD, MORAN &        CHIEF FINANCIAL OFFICER  CAROL M. HARWOOD
PETER J. BAXTER          BARRY, P.A               WILLIAM H. DENNISON      DIRECTOR OF MARKETING
PRESIDENT AND CHIEF      PHILIP A. MASON          TREASURER                KAREN M. MAYO, CPA
EXECUTIVE OFFICER,       ATTORNEY, MASON &        JOHN F. FOLEY            DIRECTOR OF COMPLIANCE
CFX CORPORATION AND CFX  MARTIN                   SENIOR VICE PRESIDENT,   CHRISTOPHER V. BEAN
BANK                     EMERSON H. O'BRIEN       HUMAN RESOURCES          SECRETARY
RICHARD B. BAYBUTT       PRESIDENT, ECONOMY       LAURENCE E. BABCOCK      WINIFRED M. BROOKS
CHAIRMAN OF THE BOARD,   PLUMBING & HEATING       VICE PRESIDENT,          ASSISTANT SECRETARY
BAYBUTT CONSTRUCTION     WALTER R. PETERSON       DATA PROCESSING
CHRISTOPHER V. BEAN      INTERIM PRESIDENT,
ATTORNEY,                UNIVERSITY OF NEW
BEAN LAW OFFICES         HAMPSHIRE
CALVIN L. FRINK          L. WILLIAM SLANETZ
RETIRED                  OWNER, CHESHIRE REALTY

TRUSTEES AND BANKING PARTNERS OF CFX BANK

TRUSTEES                 BANKING PARTNERS
EUGENE E. GAFFEY         PETER J. BAXTER
CHAIRMAN OF THE BOARD    PRESIDENT AND
RETIRED JUSTICE,         CHIEF EXECUTIVE OFFICER
HINSDALE                 DANIEL J. LAPLANTE
MUNICIPAL COURT          TREASURER
RICHARD B. BAYBUTT       BENOIT J. ASSELIN
CHAIRMAN OF THE BOARD,   JUDITH AVERY-DUNNING
BAYBUTT CONSTRUCTION     LAURENCE E. BABCOCK
PETER J. BAXTER          A. JANE BEAUCHAMP
PRESIDENT AND            KATHLEEN A. CLEVELAND
CHIEF EXECUTIVE OFFICER  MARTHA A. CURTIS
CFX BANK                 WILLIAM H. DENNISON
DELCIE D. BEAN           BRIAN P. DONOVAN
PRESIDENT,               GORDON R. EDMONDS
D.D. BEAN & SONS, INC.   JOHN F. FOLEY
WILLIAM H. DENNISON      CAROLE E. FREDERICKS
BANKING PARTNER,         MARK A. GAVIN, CPA
CFX BANK                 CAROL M. HARWOOD
CALVIN L. FRINK          DONALD E. LEROUX, CPA
RETIRED                  KAREN M. MAYO, CPA
EMERSON H. O'BRIEN       WILLIAM J. MCIVER
PRESIDENT, ECONOMY       LEE K. ROBATOR
PLUMBING & HEATING       LARRY E. RUEST
L. WILLIAM SLANETZ       PAUL D. SPIESS
OWNER, CHESHIRE REALTY   GREGG R. TEWKSBURY, CPA
DAVID B. WALTERS         PETER T. WHITTEMORE
DIRECTOR OF COMMUNITY
RELATIONS,
CFX BANK
HONORARY TRUSTEE
MARIO G. FARINA
CHAIRMAN OF THE BOARD,
M.G.F., INC.

DIRECTORS AND MORTGAGE BANKING PARTNERS OF CFX MORTGAGE, INC.

DIRECTORS                MORTGAGE BANKING PARTNERS
PAUL D. SPIESS           PAUL T. POULIOT, CMB
CHAIRMAN OF THE BOARD    PRESIDENT
BANKING PARTNER,         WINNIE F. THIBAULT
CFX BANK                 TREASURER
PAUL T. POULIOT, CMB     DIANNE M. BISHOP
PRESIDENT                DANIEL J. MCKENNEY
MORTGAGE BANKING         PAULINE D. TESSIER
PARTNER,
CFX MORTGAGE, INC.
PETER J. BAXTER
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
CFX CORPORATION AND CFX
BANK

MANAGEMENT OF CFX FUNDING L.L.C.

MANAGEMENT
WILLIAM C. MEARS
PRESIDENT
STEVEN T. PLATTEN
VICE PRESIDENT
MARK A. GAVIN, CPA
TREASURER
JAMES VALZ
CONTROLLER

DIRECTORS AND BANKING PARTNERS OF ORANGE SAVINGS BANK

DIRECTORS                DIRECTORS                BANKING PARTNERS
ELWYN C. HAYDEN          ANDREA L. SHAUGHNESSY    RICHARD F. ASTRELLA
CHAIRMAN OF THE BOARD    PRESIDENT,               CONNIE A. ZANI
RETIRED,                 DUALL PLASTICS, INC.
HAYDEN REALTY &          JOHN B. STEVENSON
DEVELOPMENT CORP.        ACCOUNTING & MIS
RICHARD F. ASTRELLA      MANAGER
PRESIDENT,               RIVETO MANUFACTURING
ORANGE SAVINGS BANK      COMPANY
ROBERT G. ALLEN          ARLAN D. WILLARD
SALES ENGINEER,          RETIRED,
L.S. STARRETT, CO.       L. S. STARRETT, CO.
CHRISTOPHER V. BEAN
ATTORNEY
BEAN LAW OFFICES
PAUL A. LAROCQUE,
D.D.S.
SEMI-RETIRED,
DENTIST
THOMAS S. MANN, III
PRESIDENT,
T. S. MANN LUMBER
COMPANY
PHILIP A. MASON
ATTORNEY, MASON &
MARTIN

INFORMATION ON COMMON STOCK

    At December 31, 1995, there were 3,340 holders of record of CFX Corporation's common stock. The stock is traded on the American Stock Exchange
(AMEX) under the symbol "CFX." The following table sets forth cash dividends declared on the Company's common stock and the high and low sale prices as reported by AMEX for the appropriate periods.

                                                                                             1995
                                                                                      CALENDAR QUARTERS
                                                                      --------------------------------------------------
                                                                         FIRST       SECOND        THIRD       FOURTH
                                                                        QUARTER      QUARTER      QUARTER      QUARTER
                                                                      -----------  -----------  -----------  -----------
Dividends declared per share (1)....................................  $    .1475   $    .1524   $    .1524   $    .3429
Stock price (1):
  High..............................................................  $  121/8     $  161/8     $  171/8     $  171/2
  Low...............................................................     101/8        115/8        141/4        141/8
  Last sale.........................................................     113/4        153/4        171/8        155/8


                                                                                             1994
                                                                                      CALENDAR QUARTERS
                                                                      --------------------------------------------------
                                                                         FIRST       SECOND        THIRD       FOURTH
                                                                       QUARTERS     QUARTERS     QUARTERS     QUARTERS
                                                                      -----------  -----------  -----------  -----------
Dividends declared per share (1)....................................  $    .1143   $    .1143   $    .1249   $    .1292
Stock price (1):
  High..............................................................  $  11        $  121/8     $  113/4     $  11
  Low...............................................................     10            97/8        103/8        10
  Last sale.........................................................     10           105/8        111/4        10

- ------------------------
(1) Common cash dividends and common stock sale prices have been restated to reflect the Companys 5% common stock dividend declared on December 12, 1995 and the 3 for 2 stock split declared on June 13, 1995.

CORPORATE INFORMATION

EXECUTIVE OFFICES
102 Main Street
Keene, NH 03431
REGISTRAR AND TRANSFER AGENT                    COMMON STOCK INFORMATION
Chemical Mellon Shareholder Services, L.L.C.    Listed on AMEX: CFX
Overpeck Centre                                 Shares outstanding as of 12/31/95: 7,509,921
85 Challenger Road                              FORM 10-K
Ridgefield Park, NJ 07660                       A copy of Form 10-K filed for the year
1-800-288-9541                                  ended December 31, 1995 by the Company
INDEPENDENT AUDITORS                            with the Securities and Exchange
Wolf & Company, P.C.                            Commission may be obtained without
One International Place                         charge by written request to:
Boston, MA 02110-9801                           Mark A. Gavin, Chief Financial Officer
ANNUAL MEETING                                  CFX Corporation
May 15, 1996, 10 a.m.                           P.O. Box 429
Keene Country Club                              102 Main Street
West Hill Road                                  Keene, NH 03431
Keene, NH 03431                                 (603) 352-2502

DIVIDEND REINVESTMENT PLAN

    CFX Corporation offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in CFX Corporation Common Stock without paying brokerage commissions or service charges. A minimum of fifty shares of common stock owned is required to be eligible for participation in the plan. Participating shareholders may also invest up to $5,000 in additional funds each quarter for purchase of additional shares. A copy of the dividend reinvestment plan prospectus and application may be requested from the transfer agent at the above address or from Shareholder Services at CFX Corporation.