Form 10-K405, Exhibit 13
period 1996-12-31
CFX CORP
filed 1997-03-31
CIK 800042

DIVERSITY

MORTGAGE BANKING
[GRAPHIC]

RETAIL BANKING
[GRAPHIC]

COMMERCIAL BANKING
[GRAPHIC]

INVESTMENT & TRUST SERVICES
[GRAPHIC]

EQUIPMENT LEASE FUNDING
[GRAPHIC]

CFX CORPORATION
1996 Annual Report

-----------------------
SELECTED FINANCIAL DATA
-----------------------

===================================================================================================================
                                                                                  AT OR FOR
                                                                         YEARS ENDED DECEMBER 31 (1)
(IN THOUSANDS, EXCEPT PER SHARE DATA)                    1996          1995        1994 (2&3)   1993 (2)      1992
===================================================================================================================
STATEMENT OF INCOME DATA:
   Net interest and dividend income                $   56,859     $   52,026    $   47,998   $   46,478  $   45,409
   Provision for loan and lease losses                  2,935          3,037         2,697       11,608       6,728
   Net income available to common stock (5)            12,641         11,249         6,976        3,927       4,986
   Common earnings per share (3 & 5)                      .99            .89           .58          .34         .42
   Common dividends declared per share (3)                .55            .50           .31          .27         .25
   Preferred dividends declared per share                   -          .4625        1.3875       1.3875      1.3875
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
   Total assets                                     1,547,092      1,344,880     1,267,113    1,218,394   1,152,323
   Net loans and leases                             1,102,424        911,981       828,355      731,738     749,447
   Investments                                        278,191        311,814       308,241      369,297     290,752
   Deposits                                         1,157,207      1,056,824       999,217      974,694   1,006,977
   Advances from Federal Home
     Loan Bank of Boston                              175,081        102,814        94,201       49,801       3,000
   Other borrowed funds                                67,374         44,012        45,295       32,822      17,421
   Total shareholders' equity                         132,953        127,032       118,918      117,327     115,627
   Common shareholders' equity                        132,953        127,032       118,725      113,949     112,224
   Common shareholders' equity per share (3)            10.22          10.52          9.74         9.77        9.38
-------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE DATA:
   Total assets                                     1,475,860      1,311,455     1,256,260    1,155,507   1,160,949
   Interest earning assets                          1,360,296      1,214,876     1,140,680    1,065,317   1,074,168
   Loans and leases (net of unearned income) (5)    1,025,013        878,952       790,554      765,294     769,692
   Interest bearing liabilities                     1,194,994      1,053,060       997,080      940,905     965,791
   Common shareholders' equity                        131,974        122,733       113,939      114,546     110,133
-------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
   Return on average common shareholders'
     equity (4)                                          9.58%          9.17%         6.12%        3.43%       4.53%
   Return on average assets (4)                           .86%           .86%          .56%         .34%        .43%
   Efficiency ratio (4)                                 69.58%         68.69%        75.00%       71.46%      70.78%
   Net interest margin                                   4.24%          4.36%         4.27%        4.41%       4.27%
====================================================================================================================


(1) On July 1, 1996, the Company acquired The Safety Fund Corporation (Safety Fund), a bank holding company, and the Milford Co/operative Bank (Milford), a state-chartered co/operative bank. Both transactions were accounted for as a pooling-of-interests. Accordingly, all prior period balances have been restated to reflect this transaction. See Note B of the "Notes to Consolidated Financial Statements."

(2) On September 1, 1993, the Company, through its subsidiary, Cheshire County Savings Bank, acquired the remaining 52.4% of Colonial
         Mortgage, Inc. (renamed CFX Mortgage, Inc.).   Previously, the Company
         owned 47.6% and as a result of the purchase Colonial became a wholly-owned subsidiary. The transaction was accounted for by the purchase method of accounting.

(3) Common per share data has been restated to reflect the Company's 5% stock dividend declared on December 10, 1996.

(4)      As a result of the Safety Fund and Milford acquisitions discussed in
         (1) above, the Company recorded a charge to earnings in the third quarter of 1996 of $3,722,000, on an after-tax basis for merger related costs. Also during the third quarter of 1996, the Company recorded adjustments relating to a pension settlement gain of $539,000 after tax and an FDIC-SAIF assessment of $424,000 after tax. See "Management's Discussion and Analysis."

(5) Average loans and leases include total loans and leases and mortgage loans held for sale.

THE COMPANY

CFX(R) Corporation is a bank holding company headquartered in Keene, New Hampshire. The Company operates 42 full-service offices and 68 automated teller and remote service banking locations in New Hampshire and central Massachusetts. The Company's three banking subsidiaries (the Banks) are CFX Bank, with headquarters in Keene, New Hampshire, Safety Fund National Bank, with headquarters in Fitchburg, Massachusetts, and Orange Savings Bank, with headquarters in Orange, Massachusetts. The principal business of the Banks is to serve as financial intermediaries, attracting deposits from, and making loans to, consumers and small-and mid-sized businesses. A Trust Division furnishes trust and investment services to individuals, corporations, municipalities and charitable organizations.

      CFX Mortgage, CFX Bank's mortgage banking subsidiary, operates loan production offices in Bedford and Keene, New Hampshire and throughout the Bank's branch network.

      CFX Bank owns 51 percent of CFX Funding L.L.C., which engages in the facilitation of lease financing and securitization nationwide.

-------------------
TO OUR SHAREHOLDERS
-------------------

          TOTAL
          ASSETS
       (in Millions)

        Year Ended
  1994     1995       1996
$1,267   $1,345   $  1,547


         TOTAL
       DEPOSITS
     (in Millions)

      Year Ended
 1994     1995     1996
$ 999   $1,057   $1,157



        TOTAL
    SHAREHOLDERS'
       EQUITY
    (in Millions)

      Year Ended
 1994    1995    1996
$ 119   $ 127   $ 133


[PHOTO]

PETER J. BAXTER
President & Chief Executive Officer

      The long-term financial success of an institution is dependent upon its ability to retain profitable business, develop new growth markets, protect itself from economic cycles by diversifying its revenue base, and preserve the dedication of its people. During 1996, we made substantial progress toward all of these success measurements, resulting in increased shareholder value.

      Completing the acquisition of The Milford Co/operative Bank has contributed greatly to the retention and expansion of our core markets in southwestern New Hampshire. New branches in Laconia and Merrimack will provide new high-growth markets to our retail banking franchise. Adding Massachusetts-based Safety Fund National Bank to our Company opened up a significant new geographic market to our mortgage banking subsidiary and a very important investment and trust operation, which will be expanded throughout the CFX franchise.

      I am pleased to report another year of record earnings; achieved by diversifying our revenue stream, leveraging our balance sheet, and improving our operating efficiency. The condensed financial review that follows presents a summary of the lines of business that are driving our Company's performance.

      Looking ahead, CFX Corporation will continue to grow core product lines by focusing on customer satisfaction and retention, and by penetrating our new, higher-growth markets. Our recently announced acquisitions of Portsmouth Bank Shares, Inc. ("POBS") and Community Bankshares, Inc. ("Community") bring to CFX a state-wide presence in New Hampshire. With Portsmouth, we extend our franchise to the seacoast region of Rockingham County while Community advances the Company to the number two position in Merrimack County, the state's largest market area.

      In addition to the pursuit of new growth markets, we will continue to seek new products and technologies that will enhance our revenue stream, reduce our costs, and provide our customers with high-quality and convenient banking options.

      Standing behind our initiatives is our most diverse resource and the foundation of our success-- our Board of Directors, management, and staff who dedicate themselves to the pursuit of excellence. My thanks to them and you for your continued support and confidence.



Peter J. Baxter
President &
Chief Executive Officer

--------------------------
CONDENSED FINANCIAL REVIEW
--------------------------

      EARNINGS
      PER SHARE

      Year Ended
 1994    1995    1996
$ .58   $ .89   $1.27

*Excludes Charges for Mergers and
       Other Adjustments


      RETURN
     ON EQUITY

     Year Ended
1994    1995     1996
5.94%   9.08%   12.31%

*Excludes Charges for Mergers and
       Other Adjustments


       RETURN
     ON ASSETS

     Year Ended
1994    1995    1996
0.56%   0.86%   1.10%

*Excludes Charges for Mergers and
        Other Adjustments

[GRAPHIC]


OVERVIEW

      For the year-ended December 31, 1996, CFX Corporation (the Company) reported earnings of $12.6 million, or $.99 per share, compared to earnings of $11.2 million, or $.89 per share, for the prior year. Return on assets and return on equity were .86% and 9.58%, respectively, for 1996 compared to .86% and 9.08%, respectively for 1995. The increase in earnings came despite charges for mergers and other adjustments (see "Management's Discussion and Analysis").

      Excluding charges for mergers and other adjustments, net income was $16.2 million, or $1.27 per share, an increase of 44% over 1995. On the same basis, return on assets, return on equity, and the efficiency ratio (the cost to earn a dollar of revenue) were 1.10%, 12.31%, and 63.33%, respectively. Net income per share, excluding merger and other adjustments, has increased at a compound annual growth rate of 24.77% over the last five years. Note: The charts within this section, "Condensed Financial Review", exclude charges for mergers and other adjustments for 1996.

      The improvement in the Company's earnings for 1996 can be attributed to the following factors:

- DIVERSIFIED REVENUE INITIATIVES: In addition to traditional income from loans and investments, the Company has developed strong revenue sources from mortgage banking, the facilitation of commercial lease financing and securitization, consumer leasing, and investment and trust operations.

- BALANCE SHEET LEVERAGE: The Company has successfully leveraged its capital, resulting in the generation of significant loan and lease assets. Increased leverage reduced the Company's Tier 1 leverage capital ratio from 8.78% in 1995 to 8.00% in 1996.

- LOAN AND LEASE GROWTH: The Company experienced strong loan growth across all product lines. For the year ended December 31, 1996, the loan and lease portfolio increased as follows:

                                                 Annual Increase
                                              --------------------
                                               $000's           %
                                              --------       -----
Residential mortgage and construction         $125,402       21.05%
Consumer                                        42,506       58.38
Commercial and commercial real estate           22,826        8.82
                                              --------
   Total Loans                                $190,734       20.57
                                              ========

--------------------------
CONDENSED FINANCIAL REVIEW
--------------------------

      EFFICIENCY
         RATIO

       Year Ended
 1994     1995     1996*
75.00%   68.69%   63.33%

*Excludes Charges for Mergers and
        Other Adjustments


    TIER 1 LEVERAGE
     CAPITAL RATIO

      Year Ended
1994    1995    1996*
9.04%   8.78%   8.00%

       Year Ended


            NET
          REVENUE*
      ($ in Millions)

          Year Ended
   1994      1995      1996*
$59,077   $66,337   $72,809

   *Net interest and dividend income
plus other income, exclusive of pension
        settlement gain in 1996


[GRAPHIC]

- EXPANDED DEPOSIT FRANCHISE: Over the past three years, the Company has significantly strengthened and expanded its deposit franchise into markets that offer greater opportunities for growth.

   De novo Branch--Gilford, NH (Central NH)                          12/01/94
   Acquisition--Orange Savings Bank (North Central MA)               04/28/95
   De novo Branch--Manchester, NH (Southern NH)                      06/30/95
   Acquisition--The Safety Fund Corporation (Central MA)             07/01/96
   Acquisition--Milford Co/operative Bank (South Central NH)         07/01/96
   De novo Branch--Laconia, NH (Central NH)                          10/01/96

- IMPROVED EFFICIENCY: The consummation of three acquisitions within three years has afforded the Company the opportunity to reduce overhead and improve key efficiency ratios through the consolidation of operations and the elimination of duplicative administrative overhead. The Company has successfully grown its balance sheet by leveraging its employee and financial resources, thereby maintaining a constant level of operating costs.

- BALANCED RISKS: The Company has grown its balance sheet while monitoring overall credit and interest rate risk through a disciplined approach to managing the Company's asset quality and asset/liability position.

BUSINESS STRATEGY

      As a public company, the principal objective of the Company is to improve shareholder value through enhancing profitability by growing and diversifying revenue streams. Since 1993, the Company has made significant strides in achieving the above objective.

      The successful leverage of the Company's capital and generation of higher shareholder returns has been consistently achieved through the expansion and strengthening of the Company's lines of business and a strong dividend. A brief summary of the Company's key lines of business are as follows:

MORTGAGE BANKING

      CFX Corporation operates a mortgage banking subsidiary, CFX Mortgage,
Inc., which originates residential housing loans to be held in portfolio    by
the Company's banking subsidiaries, as well as loans for sale to secondary market investors. Residential loans are originated through various channels, including the subsidiary banks' branch networks and through loan production offices. In addition, CFX Mortgage originates approximately half of its loan volumes through a correspondent network of community banks, mortgage bankers, and mortgage brokers throughout New Hampshire, Massachusetts, Maine, and Vermont.

--------------------------
CONDENSED FINANCIAL REVIEW
--------------------------


     DIVIDENDS
     DECLARED
     PER SHARE

     Year Ended
1994   1995   1996
 .31    .50    .55


               CORE
            DEPOSITS*
         ($ in Millions)

            Year Ended
    1994         1995         1996
$999,118   $1,036,158   $1,087,447

    *Excludes Brokered Deposits


           TOTAL
     LOANS AND LEASES
      ($ in Millions)

         Year Ended
  1994       1995         1996
$842,756   $927,430   $1,118,164

[GRAPHIC]


      Loans originated by CFX Mortgage in 1996 totalled $300 million of which $179 million were sold to one of the Company's banking affiliates, contributing to the 1996 increase in the Company's residential and construction real estate portfolio of $125 million or 21%. At year-end, CFX Mortgage serviced over $1.3 billion in mortgage loans, including the subsidiary banks' mortgage portfolios which totaled $721 million.

RETAIL BANKING

      CFX Corporation gathers deposits to meet its various funding requirements through the banking subsidiaries' branch networks and, to a lesser degree, through the purchase of brokered deposits from around the country. During the year, core deposits (excluding brokered deposits) increased by $51 million or 5%. Total core deposits at year-end were $1.1 billion.

      Consumer loans, both collateralized and unsecured, are also originated through the subsidiary banks' branch networks. Additionally, consumer loans and leases are originated through an extensive, state-wide (New Hampshire) merchant referral and dealer network which provide financing for a multitude of consumer purchases. Expectations are to expand these same networks throughout Worcester County in Massachusetts.

      During the year, consumer loans outstanding increased by $43 million or 58%. Total outstandings at year-end were $115 million.

COMMERCIAL BANKING

      The Company's commercial banking division provides a complete line of deposit, loan and fee-based products to small and medium-sized businesses in the New Hampshire and Massachusetts market areas. The operating philosophy is to develop close relationships with commercial customers, provide them with unparalleled customer service and ensure a commitment to local decision-making.

      The recent acquisition of Safety Fund National Bank has greatly increased both the geographic coverage and the number of commercial customers. As a larger, more geographically diverse company, the subsidiary banks offer a more competitive and sophisticated product line including a full range of cash management services and an expanded small business lending program. These products, combined with an active sales program, will contribute to the Company's loan and deposit growth and generate fee income.

      During the year, commercial and commercial real estate loans increased by $23 million or 9%. At the end of 1996, our commercial loan portfolio exceeded $280 million and the credit quality of our portfolio remained strong.

--------------------------
CONDENSED FINANCIAL REVIEW
--------------------------

        NET
  INTEREST MARGIN

     Year Ended
1994    1995    1996*
4.27%   4.36%   4.24%

[GRAPHIC]


INVESTMENT AND TRUST SEVICES

      With the acquisition of Safety Fund National Bank, the Company gained an Investment and Trust Services Division with a long history of solid performance. A comprehensive array of investment and trust products and services now complement our traditional product offerings. The emphasis of the Investment and Trust Services Division is focused on the investor as much as on the investments. We employ a disciplined investment process, assisted by state-of-the-art technology and our combined years of experience in the trust and investment industry, to yield superior investment performance. We offer investment management and financial planning for individuals, corporations, municipalities and non-profit organizations. We are a leading provider of investment management and administrative services to funeral homes for pre-need funeral trusts.

      Strong new business growth and excellent investment performance contributed to an outstanding year for the Investment and Trust Services Division. In 1996, the proprietary "Equity Buy List", a model portfolio of equity selection, outperformed the S&P 500 Stock Index. With trust assets approaching $400 million, continued growth is anticipated in 1997 as the Company expands into new markets throughout New Hampshire and Massachusetts.

EQUIPMENT LEASE FUNDING

      A unique concept within the banking industry, CFX Funding facilitates the funding, accumulation, sale and servicing of small-ticket leases originated by participating lessors and provides the structural enhancements and administrative coordination needed to create attractive products for the capital markets. CFX Funding arranges short-term warehouse lines of credit with CFX Bank based on the credit of the participating leasing company. The warehouse lines of credit enable the Program participants to originate leases for portfolio sale or securitization.

      During the year, lease receivables serviced by CFX Funding increased by $48 million or 96%. At year-end, total lease receivables serviced amounted to approximately $98 million.

--------------------------
CONDENSED FINANCIAL REVIEW
--------------------------

[GRAPHIC]


SHAREHOLDER VALUE

      The Company's corporate culture is focused on maximizing shareholder value. The accompanying graph displays the Company common stock, the broad-based Standard & Poor's (S&P) 500 Index, and Keefe, Bruyette & Woods'
(KBW) New England Bank Index. The total return as shown on this graph is measured using both stock price appreciation and the effect of continuous reinvestment of dividend payments. The graph indicates that an initial $100 investment in the Company common stock on December 31, 1991 would be worth $410 on December 31, 1996, provided that all quarterly dividends were reinvested in the Company common stock. This increase in value is equivalent to a compound annual return of 32.6% over those five years for an investment in the Company common stock, compared to 15.2% for the S&P 500 Index and 38.5% for the KBW New England Bank Index.


                            CFX CORPORATION (CFX) VS.
                         THE FIVE YEAR TOTAL RETURN FOR
                         THE KBW NEW ENGLAND BANK INDEX
                                AND S&P 500 INDEX




                                   [GRAPH]

--------------------------------------------------------------------------------
FINANCIAL CONTENTS
--------------------------------------------------------------------------------


                       MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................................   10
                       CONSOLIDATED FINANCIAL STATEMENTS
                         Consolidated Balance Sheets................................................................   25
                         Consolidated Statements of Income..........................................................   26
                         Consolidated Statements of Shareholders' Equity............................................   27
                         Consolidated Statements of Cash Flows......................................................   28
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         A.  Significant Accounting Policies.........................................................  29
                         B.  Mergers and Acquisitions................................................................  34
                         C.  Restrictions on Cash and Due From Bank Accounts.........................................  35
                         D.  Investment Securities...................................................................  35
                         E.  Loans and Leases........................................................................  38
                         F.  Allowance for Loan and Lease Losses.....................................................  39
                         G.  Premises and Equipment..................................................................  39
                         H.  Foreclosed Real Estate..................................................................  39
                         I.  Deposits................................................................................  40
                         J.  Short-Term Borrowed Funds...............................................................  41
                         K.  Advances from Federal Home Loan Bank of Boston..........................................  41
                         L.  Preferred Stock.........................................................................  42
                         M.  Income Taxes............................................................................  42
                         N.  Pension and 401(k) Plans................................................................  44
                         O.  Stock Compensation Plans................................................................  46
                         P.  Commitments and Contingencies...........................................................  47
                         Q.  Related Party Transactions..............................................................  48
                         R.  Derivative Financial Instruments........................................................  48
                         S.  Financial Instruments with Off-Balance-Sheet Lending Risk...............................  50
                         T.  Fair Value of Financial Instruments.....................................................  51
                         U.  Regulatory Capital Requirements and Other Restrictions..................................  53
                         V.  Mortgage Loan Servicing.................................................................  54
                         W.  Subsequent Events.......................................................................  54
                         X.  CFX Corporation (Parent-Company-Only)
                             Condensed Financial Statements..........................................................  55
                         Y.  Quarterly Results of Operations (Unaudited).............................................  57
                       REPORT OF MANAGEMENT--ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING................  58
                       REPORTS OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS......................................59 & 60
                       DIRECTORS AND OFFICERS OF CFX CORPORATION.....................................................  61
                       TRUSTEES AND BANKING PARTNERS OF CFX BANK.....................................................  61
                       DIRECTORS OF CFX FINANCIAL SERVICES, INC......................................................  61
                       MANAGEMENT OF CFX FUNDING L.L.C...............................................................  61
                       DIRECTORS AND MORTGAGE BANKING PARTNERS OF CFX MORTGAGE, INC..................................  62
                       DIRECTORS AND SENIOR OFFICERS OF SAFETY FUND NATIONAL BANK....................................  62
                       DIRECTORS AND BANKING PARTNERS OF ORANGE SAVINGS BANK.........................................  62
                       INFORMATION ON COMMON STOCK...................................................................  63
                       CORPORATE INFORMATION.........................................................................  64

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GENERAL
--------------------------------------------------------------------------------
                       All information within this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this annual report and the tables appearing throughout the discussion and analysis. All references in the discussion to financial condition and to results of operations are to the consolidated position and results of CFX Corporation and its subsidiaries (the Company) taken as a whole.

                          CFX Corporation is a bank holding company
                       incorporated under the laws of the State of New Hampshire. Diversified financial services are provided to customers through its three wholly-owned subsidiaries: CFX Bank, headquartered in Keene, New Hampshire, Safety Fund National Bank, headquartered in Fitchburg, Massachusetts, and Orange Savings Bank (Orange), headquartered in Orange, Massachusetts. CFX Bank has two wholly-owned subsidiaries: CFX Capital Systems, Inc. (CFX Capital) and CFX Financial Services, Inc. (CFX Financial). CFX Capital's wholly-owned subsidiary is CFX Mortgage, Inc. (CFX Mortgage) which engages in mortgage banking. CFX Financial owns 51% of CFX Funding L.L.C. (CFX Funding), which engages in the facilitation of lease financing and securitization.

                          Services provided to our customer base by these
                       subsidiaries include traditional depository banking services, retail and commercial banking, and investment and trust services. CFX Mortgage, Inc. offers a full complement of mortgage products to our customers, as well as purchases approximately one-half of its total originations through a correspondent network located throughout northern New England. CFX Funding, through its national small-ticket lease financing program, facilitates the funding, accumulation, sale and servicing of the small-ticket leases originated by participating lessors and provides the structure, credit enhancements, and administrative coordination needed to create attractive investments for the capital markets. Both CFX Mortgage and CFX Funding have been instrumental in the growth, both in total assets and profitability, and the diversity of the Company.

                          CFX Corporation has grown profitably over the past
                       several years by leveraging its capital and through a series of strategic acquisitions. This activity has strengthened the franchise and assisted in the transition from a traditional thrift institution to a full-service bank. The operating results of the Company depend primarily on its net interest and dividend income, which is the difference between (i) interest and dividend income on earnings assets, primarily loans, leases, and investment securities, and (ii) interest expense on interest bearing liabilities, which consist of deposits and borrowings. Also affecting the Company's operations are the levels of the provision for loan and lease losses; the level of other operating income consisting of deposit fees, trust and investment fees, gains and losses on the sale of investment securities, mortgage banking activities and leasing activities; the level of operating expenses; and income taxes.

--------------------------------------------------------------------------------
ACQUISITIONS
--------------------------------------------------------------------------------
                       On July 1, 1996, the Company acquired The Safety Fund Corporation, and its subsidiary bank, Safety Fund National Bank (Safety Fund), a commercial bank with total assets of $308 million headquartered in Fitchburg, Massachusetts. In connection with the merger of Safety Fund, the Company issued 2,973,000 shares of its common stock in exchange for all of the outstanding shares of Safety Fund common stock. Under the terms of the agreement, Safety Fund shareholders received 1.785 shares of CFX Corporation common stock for each share of Safety Fund common stock they owned. The transaction was accounted for as a pooling-of-interests and as such, the Consolidated Financial Statements have been restated to include Safety Fund for all periods presented. The acquisition of Safety Fund provided an expanded penetration of the Company into commercial business services. In addition, Safety Fund provided the foothold into trust and investment services for the Company. Safety Fund has trust assets totaling approximately $370 million.

                         Also on July 1, 1996, the Company acquired the Milford
                       Co/operative Bank (Milford), a state-chartered co/operative bank located in Milford, New Hampshire with total assets of $160 million. In connection with the merger of Milford, the Company issued 1,914,000 shares of its common stock in exchange for all of the outstanding shares of Milford common stock. Under the terms of the agreement, Milford shareholders received
                       2.777 shares of CFX Corporation common stock for each share of their Milford common stock. The transaction was accounted for as a pooling-of-interests and as such, the Consolidated Financial Statements have been restated to include Milford for all periods presented. In conjunction with the acquisition, the Company merged Milford into its CFX Bank subsidiary as of the acquisition date. The Milford acquisition serves to connect existing branch facilities in western and central New Hampshire without creating any market overlap.

                         In connection with the mergers, the Company incurred
                       merger-related expenses totaling $4,552,000 (pre-tax). These expenses are described in detail in the "Other Expense" section of this Management's Discussion and Analysis.

                         On February 13, 1997 and on March 24, 1997,
                       respectively, the Company entered into separate definitive agreements for the acquisitions of Portsmouth Bank Shares, Inc. (Portsmouth) headquartered in Portsmouth, New hampshire and Community Bankshares, Inc. (Community), headquartered in Concord, New Hampshire.
                       As a result of these acquisitions, which are anticipated to be accounted for by the pooling-of-interests method of accounting, the Company anticipates that it will take charges to earnings in 1997 of approximately $7.7 million on an after-tax basis for one-time costs of the transactions. It is intended that substantially all of the costs will be recognized

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                       upon consummation of the acquisitions and will be paid in 1997 and/or 1998. The one-time after-tax charges of the transactions pertain to the following areas: data processing $1,400,000; personnel, $1,398,000; and other, $4,902,000. Data processing costs consist primarily of write-offs due to duplication of computer hardware, software, telecommunications equipment, and certain conversion related expenses. Personnel costs consist primarily of charges related to employee severance and employment outplacement assistance. Other costs include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. A significant portion of other costs are capitalized for tax purposes and, therefore, are not tax deductible. CFX management continues to review all these costs. There can be no assurance that such costs will not exceed the amounts described above.

                         Pursuant to the definitive agreement for Portsmouth,
                       each outstanding share of Portsmouth common stock will be converted to .95 share of CFX Corporation common stock. If the average price of CFX Corporation common stock for the ten trading days preceeding the last regulatory approval required for the transaction is below $15.70, the exchange ratio becomes 1.05 shares, and the exchange ratio floats between .95 and 1.05 shares if the average price of CFX Corporation common stock is between $17.375 and $15.70. Portsmouth may terminate the agreement if the average price of CFX Corporation common stock is below $14.20 per share unless the Company agrees to increase the exchange ratio. In the event that, prior to the closing, the outstanding shares of the Company's common stock or Portsmouth's common stock shall have been increased due to a stock dividend declared on the respective stock with a record date prior to the closing, then an appropriate and apportionate adjustment shall be made in the number of shares exchanged. See "Capital Resources" of this "Management's Discussion and Analysis" for further discussion of leverage strategies for the Portsmouth transaction.

                         Pursuant to the definitive agreement for Community,
                       each outstanding share of Community common stock will be converted to 2.20 shares of CFX common stock. If the average price of CFX common stock for the fifteen days preceding the closing date is between $18.18 and $20.00, the exchange ratio floats between 2.20 and 2.00 shares. Community may terminate the agreement if the average price of CFX common stock is below $13.50 per share unless the Company agrees to increase the exchange ratio.

--------------------------------------------------------------------------------
FINANCIAL CONDITION--LOANS AND LEASES
--------------------------------------------------------------------------------
                       The table below sets forth the composition of the Company's loan and lease portfolio at the dates indicated. Loan categories are presented net of unearned income and net deferred origination costs.

                       --------------------------------------------------------------------------------------------------
                       December 31 (Dollars in thousands)                         1996                    1995
                       --------------------------------------------------------------------------------------------------
                                                                                        % OF                    % OF
                                                                         BALANCES     PORTFOLIO      BALANCES   PORTFOLIO
                       --------------------------------------------------------------------------------------------------

                       Real estate:
                         Residential                                     $  712,980     63.76%      $586,489    63.24%
                         Construction                                         8,101       .72          9,190      .99
                         Commercial                                         142,989     12.79        141,618    15.27
                       Commercial, financial, and agricultural              120,380     10.77        104,412    11.26
                       Warehouse lines of credit to leasing companies        18,393      1.64         12,906     1.39
                       Consumer lease financing                              67,146      6.01         24,399     2.63
                       Other consumer                                        48,175      4.31         48,416     5.22
                                                                         ----------   -------       --------   -------
                         Total loans and leases                           1,118,164    100.00%       927,430   100.00%
                                                                                      =======                  =======
                       Less: Allowance for loan and lease losses             15,740                   15,449
                                                                         ----------                 --------
                         Net loans                                       $1,102,424                 $911,981
                                                                         ==========                 ========

                                  Net loans and leases were $1,102,424,000 or
                          71% of total assets, at December 31, 1996, compared with $911,981,000, or 68% of total assets, at December 31, 1995. Total loans and leases have increased by $190,734,000 primarily due to a $126,491,000 increase in residential real estate loans, a $42,747,000 increase in consumer lease financing, and a $15,968,000 increase in commercial business loans. Residential loan production is primarily generated by a combination of originations and purchases by the Company's mortgage banking affiliate, CFX Mortgage. Residential loans are originated using standards established by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) allowing CFX Mortgage to sell to the secondary market those loans which are not desired by the Company's banking subsidiaries. During 1996, lower interest rates spawned higher refinancing activity generating significant volume for CFX Mortgage. These lower rates, coupled with an improving economy, allowed CFX Mortgage to originate and purchase $300 million in residential loans during the year, compared to $133 million in 1995. Of the $300 million loan production, a total of $179 million was sold to the Company's subsidiary banks for portfolio.

                                  The growth in the consumer lease portfolio is
                          the result of a maturing lease program targeted toward automobile dealerships throughout New Hampshire and central Massachusetts. This program began in December 1994 and continues to grow as consumers choose leasing as an acceptable alternative to purchasing.

                                  Commercial lending continues to grow, but at
                          a slower rate as compared to the other two portfolios. Strong lending volumes remain in the warehouse lines of credit to leasing companies participating in CFX Funding's lease financing and securitization programs. During 1996, the average balance of these warehouse lines of credit totaled $14,752,000. During 1996, CFX Funding facilitated lease portfolio securitizations totaling approximately $55,814,000, and sold lease portfolios totaling approximately $16,430,000.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

                      ----------------------------------------------------------
                      RISK ELEMENTS
                      ----------------------------------------------------------
                      The Company operates principally in New Hampshire and central Massachusetts. Through acquisitions of banking franchises in new marketplaces, the opening of de novo branches in geographically dispersed markets, the purchase and origination of mortgages and leases throughout northern New England, and with the introduction of CFX Funding's national lease financing program, the Company has diversified its credit risk in terms of both loan type and geographic concentrations.
                      The majority of the Company's assets still remain in residential real estate loans as this portfolio comprises 46% of all assets as of December 31, 1996, compared with 44% a year ago. Asset quality remains strong as nonperforming loans and leases were .74% of total loans and leases at December 31, 1996, compared to 1.09% a year earlier.

                          All loans and leases past due 90 days or more as to
                      principal or interest are generally placed on nonaccrual status. In addition, a loan (including a loan impaired under Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114) defined below) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled. Prior to 1996, certain loans past due 90 days or more originated by Safety Fund National Bank, remained on accrual status if, in management's judgment, they were fully secured and in the process of collection.

                          The following table provides information with respect
                      to the Company's nonperforming loans and assets at the dates indicated:

                      -----------------------------------------------------------------------------------------------
                      December 31 (Dollars in thousands)                                           1996       1995
                      -----------------------------------------------------------------------------------------------

                      Loans 90 days or more past due, still accruing                             $     -    $    235
                      Nonaccrual loans                                                             8,299       9,840
                                                                                                 -------     -------
                          Total nonperforming loans                                                8,299      10,075
                      Foreclosed real estate                                                       2,233       1,236
                      Valuation allowance on foreclosed real estate                                  (10)        (50)
                                                                                                 -------     -------
                          Total nonperforming assets                                             $10,522     $11,261
                                                                                                 =======     =======
                      Nonperforming loans as a percent of total loans and leases                     .74%       1.09%
                                                                                                 =======     =======
                      Nonperforming assets as a percent of
                          total loans and leases and foreclosed real estate                          .94%       1.21%
                                                                                                 =======     =======


                          The following table provides the composition of the
                      Company's nonperforming loans and assets at the dates indicated:

                      -----------------------------------------------------------------------------------------------
                      December 31 (Dollars in thousands)                       1996                      1995
                      -----------------------------------------------------------------------------------------------
                                                                                     % of                      % of
                                                                      BALANCES       TOTAL      BALANCES       TOTAL
                      -----------------------------------------------------------------------------------------------
                      Nonperforming loans:
                          Real estate:
                            Residential                                $ 5,986        72.13%      $ 6,218     61.72%
                            Commercial                                   1,146        13.81         1,710     16.97
                          Commercial, financial, and agricultural        1,021        12.30         2,039     20.24
                          Consumer and other                               146         1.76           108      1.07
                                                                       -------      -------      --------    ------
                                                                         8,299       100.00%       10,075    100.00%
                                                                       -------      =======      --------    =======
                      Foreclosed real estate:
                          Residential                                    1,383        62.21%          735     61.97%
                          Construction                                     428        19.25           128     10.79
                          Commercial                                       422        18.98           373     31.45
                          Valuation allowance                              (10)        (.44)          (50)    (4.21)
                                                                       -------      -------      --------    -------
                                                                         2,223       100.00%        1,186    100.00%
                                                                       -------      =======      --------    =======
                         Total nonperforming assets                    $10,522                   $ 11,261
                                                                       =======                   ========

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                      The following table provides a rollforward of the Company's foreclosed real estate at the dates indicated:

                      ------------------------------------------------------------------------
                      December 31 (In thousands)                            1996       1995
                      ------------------------------------------------------------------------
                      Balance at beginning of year, net                   $  1,186     $ 2,599
                      Reclassification to nonperforming loans
                         to reflect adoption of SFAS No. 114
                         (See Note A to "Notes to Consolidated
                         Financial Statements")                                  -        (665)
                      Additions                                              2,870       3,053
                      Pay-offs/sales/other                                  (1,833)     (3,801)
                                                                          --------     -------
                      Balance at end of year, net                         $  2,223     $ 1,186
                                                                          ========     =======

                       --------------------------------------------------------
                       ALLOWANCE FOR LOAN AND LEASE LOSSES
                       --------------------------------------------------------
                       The allowance for loan and lease losses is maintained through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loan and lease losses based on current economic conditions and historical experience.

                         Changes in the allowance for loan and lease losses
                       are as follows:

                       Year Ended December 31 (Dollars in thousands)             1996       1995       1994
                       Balance at beginning of year                            $15,449     $14,401     $16,168
                       Provision for loan and lease losses                       2,935       3,037       2,697
                       Loans and leases charged-off                             (3,301)     (2,934)     (5,467)
                       Recoveries of loans and leases previously charged-off       657         945       1,003
                                                                                ------      ------      ------
                       Balance at end of year                                  $15,740     $15,449     $14,401
                                                                                ======      ======      ======
                       Allowance for loan and lease losses
                          as a percent of total loans and leases                  1.41%       1.67%       1.71%
                                                                                ======      ======      ======
                       Allowance for loan and lease losses
                          as a percent of total nonperforming loans             189.66%     153.34%     129.20%
                                                                                ======      ======      ======

                         Management considers the allowance for loan and lease
                       losses to be adequate in view of its evaluation of the Company's loan and lease portfolio, the level of nonperforming loans and leases, current economic conditions and historical experience with loan and lease losses.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       TRADING SECURITIES AND INVESTMENT SECURITIES
                       ---------------------------------------------------------
                       Investment securities consist of the following at the dates indicated:

                       ------------------------------------------------------------
                       December 31 (In thousands)            1996           1995
                       ------------------------------------------------------------
                       Securities available for sale       $245,324        $201,246
                       Securities held to maturity           32,670          97,093
                                                           --------        --------
                               Total                       $277,994        $298,339
                                                           ========        ========

                          As a result of the Company's acquisition of Safety
                       Fund and Milford on July 1, 1996, and to be consistent with the Company's current interest rate risk profile, certain securities held to maturity were transferred to securities available for sale.

                          The table below describes those securities and the
                       net unrealized losses associated with such securities which were transferred to securities available for sale from securities held to maturity as a result of the 1996 acquisitions:

                       -------------------------------------------------------------------------------------
                                                                                             Net Unrealized
                       (In thousands)                                    Amortized Cost          Losses
                       -------------------------------------------------------------------------------------
                       U.S. Treasury and agency obligations                   $54,581            $ 2,036
                       Federal agency mortgage pass-through securities         22,268                486
                                                                              -------            -------
                                                                              $76,849            $ 2,522
                                                                              =======            =======

                          During 1996 and 1995, the Company had assets in its
                       trading portfolio. Trading securities primarily related to investments in money market mutual funds that generated capital gains to offset capital loss carryforwards. The average balances in the trading portfolio for 1996 and 1995 were $15,220,000 and $19,636,000, respectively.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       DEPOSITS AND BORROWED FUNDS
                       ---------------------------------------------------------
                       The following table shows the various components of average deposits and borrowed funds and the respective rates paid for the periods indicated:

                       -----------------------------------------------------------------------------------------------
                       Year Ended December 31 (Dollars in thousands)               1996                   1995
                       -----------------------------------------------------------------------------------------------
                                                                            AMOUNT       RATES     AMOUNT        RATES
                       -----------------------------------------------------------------------------------------------
                       Deposits:
                         Noninterest bearing demand deposits              $  131,008         -%   $  119,021       -%
                         Regular savings deposits                            169,648      2.69       164,944    2.81
                         NOW and money market deposits                       279,353      2.14       300,905    2.37
                         Time deposits                                       477,556      5.55       438,463    5.43
                                                                          ----------              ----------
                            Total retail deposits                          1,057,565      3.50     1,023,333    3.73
                         Brokered time deposits                               64,389      5.73        27,562    6.30
                                                                          ----------              ----------
                            Total deposits                                $1,121,954      3.63%   $1,050,895    3.55%
                                                                          ==========      ====    ==========    ====
                       Borrowed Funds:
                         Advances from Federal Home Loan
                            Bank of Boston                                $  131,913      5.67%   $   75,508    6.28%
                         Other borrowed funds                                 72,135      4.64        45,678    5.13
                                                                          ----------              ----------
                            Total borrowed funds                          $  204,048      5.31%   $  121,186    5.84%
                                                                          ==========      ====    ==========    ====

                         During 1996, the Company increased average demand
                       deposits by $11,987,000 and average interest bearing retail deposits by $22,245,000. The majority of the increase in overall retail deposits is the result of two de-novo New Hampshire branches opened in Gilford (December 1994) and Manchester (June 1995). In addition, as a result of fixed rate deposits (time deposits) becoming more attractive to our customers, the Company has experienced a shift in deposits from shorter-term variable rate deposits (NOW and money market accounts) to longer-term fixed rate deposits.

                         The increase in Federal Home Loan Bank of Boston
                       advances, brokered deposits and other borrowings funded asset growth. Management customarily directs movement of funding between brokered deposits, advances from the Federal Home Loan Bank and repurchase agreements (included in other borrowed funds) in order to achieve a more favorable cost of funds.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS--GENERAL
--------------------------------------------------------------------------------

                       CFX Corporation (the Company) reported net income of $12,641,000, or $.99 per share, compared to earnings of $11,249,000, or $.89 per share, for the prior year. Return on assets and return on equity were .86% and 9.58%, respectively, for 1996 compared to .86% and 9.08%, respectively, for 1995. Excluding charges for mergers and other adjustments, earnings and earnings per share were $16,248,000 and $1.27 per share, respectively, in 1996 representing an increase of $4,999,000, or 44% over prior year earnings. Return on assets and return on equity in 1996 were 1.10% and 12.31%, respectively, excluding merger charges and special adjustments.

                         During 1996, the Company incurred charges associated
                       with the mergers of Safety Fund and Milford totaling $3,722,000 (after tax). Other adjustments included a special assessment related to the recapitalization of the Savings Association Insurance fund (SAIF) of $424,000 (after tax) and a gain of $539,000 (after tax) related to the termination of the Company's previous pension plans in order to transfer the assets and liabilities to a multi-employer pension plan.

                         The increase in earnings was primarily due to
                       increased net interest and dividend income and higher noninterest income, while maintaining noninterest expenses at 1995 levels. The increased net interest and dividend income was primarily due to leveraging the Company's balance sheet with loans and leases which increased $191 million, or 20.57% over the past twelve months. The increase in noninterest income of $2,516,000 in 1996 over that in 1995 primarily came from mortgage banking and leasing activities. Also included in this increase was the pension settlement gain of $877,000 discussed earlier. Noninterest expense for 1996 totaled $51,370,000 and was $46,157,000 excluding merger-related charges and the one-time SAIF assessment charge. Despite the growth in core earnings (net interest and dividend income and other income), the noninterest expenses in 1996, excluding special charges, compared favorably to those in 1995 which totaled $46,202,000. The 1996 expenses were contained due to efficiencies gained from the 1996 mergers in the back-room operations of the Company, eliminations of various professional fees resulting from the mergers, and the reduction of the FDIC insurance premiums at two of the Company's banking subsidiaries.

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1996 AND 1995--NET INTEREST AND DIVIDEND INCOME
--------------------------------------------------------------------------------
                       Taxable-equivalent net interest and dividend income was $57,721,000 in 1996, up 9% from $52,950,000 in 1995.
                       The $4,771,000 increase in net interest and dividend income was due to an increase in average interest earning assets in 1996, offset by a decline in the Company's interest rate spread from 3.80% in 1995 to 3.71% in 1996.

                         The increase in average interest earning assets
                       resulted primarily from an increase in loans and leases. See "Financial Condition--Loans and Leases" of this "Management's Discussion and Analysis."

                         The interest rate spread in 1996 decreased nine basis
                       points to 3.71% compared to 3.80% for 1995, primarily due to the increase in costs of interest bearing liabilities outpacing the increase in yields on interest earning assets, indicating an increasingly competitive market for retail deposits. See "Other Income" section for a discussion of the impact of bank-owned life insurance on the net interest margin. Most of the interest earning assets were funded by higher cost products such as certificates of deposit or borrowings. The cost of time deposits increased from 5.48% in 1995 to 5.57% in 1996. The Company continues to see a shift in its deposit mix from lower variable rate deposits (NOW and money market accounts) to the higher rate time deposits. The dollar effect of the decline in net interest spread was partially offset by an increase in demand deposits in 1996 compared to 1995.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                       The following table sets forth comparisons of average interest earning assets and interest bearing liabilities, and interest income and interest expense expressed as a percentage of the related asset or liability. In order to reflect the economic impact of the Company's tax-exempt loans and investments in state and municipal securities and to present data on a comparative basis, the income from and yields on these loans and securities have been restated to a taxable-equivalent basis (using a 34.00% and 38.62% tax rate, respectively). The taxable-equivalent income adjustments for loans and leases are $346,000, $294,000, and $211,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The taxable-equivalent income adjustments for investment securities are $516,000, $630,000, and $533,000 for the years ended
                       December 31, 1996, 1995, and 1994, respectively. These adjustments, however, are for comparison purposes only and have no impact on reported net income.

---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                1996                                1995                    1994
---------------------------------------------------------------------------------------------------------------------------
                                                     INTEREST                            Interest
                                        AVERAGE      INCOME/    YIELD/      Average       Income/    Yield/      Average
(Dollars in thousands)                  BALANCE      EXPENSE    RATE        Balance       Expense     Rate       Balance
---------------------------------------------------------------------------------------------------------------------------
Assets
Interest and dividend
   earning assets:
   Loans and leases (1)              $1,016,088       $87,743    8.64%    $  871,620      $76,176     8.74%     $  784,113
   Tax-exempt loans and leases (2)        8,925         1,019   11.42          7,332          865    11.80           6,441
   Taxable securities (3)               303,307        18,565    6.12        286,907       17,420     6.07         298,840
   Tax-exempt securities (4)             18,054         1,337    7.41         22,605        1,632     7.22          21,365
   Other                                 13,922           623    4.47         26,412        1,220     4.62          29,921
                                     ----------       -------             ----------      -------               ----------
Total interest earning assets         1,360,296       109,287    8.03      1,214,876       97,313     8.01       1,140,680
                                                      -------                             -------
Noninterest earning assets              115,564                               96,579                               115,580
                                     ----------                           ----------                            ----------
   Total                             $1,475,860                           $1,311,455                            $1,256,260
                                     ==========                           ==========                            ==========
Liabilities and Shareholders'
   Equity
Interest bearing liabilities:
   Savings deposits                  $  449,001        10,539    2.35     $  465,849       11,745     2.52      $  512,109
   Time deposits                        541,945        30,201    5.57        466,025       25,534     5.48         359,619
   Advances from Federal Home
      Loan Bank of Boston               131,913         7,476    5.67         75,508        4,740     6.28          97,960
   Other borrowed funds                  72,135         3,350    4.64         45,678        2,344     5.13          27,392
                                      ---------       -------             ----------      -------               ----------
Total interest bearing liabilities    1,194,994        51,566    4.32      1,053,060       44,363     4.21         997,080
                                                      -------                             -------
Noninterest bearing liabilities:
   Demand deposits                      131,008                              119,021                               102,152
   Other                                 17,884                               15,496                                39,510
Shareholders' equity                    131,974                              123,878                               117,518
                                     ----------                           ----------                            ----------
   Total                             $1,475,860                           $1,311,455                            $1,256,260
                                     ==========                           ==========                            ==========
Net interest and
   dividend income                                    $57,721                             $52,950
                                                      =======                             =======
Interest rate spread                                             3.71%                                3.80%
Net interest margin                                              4.24%                                4.36%

------------------------------------------------------------
Year Ended December 31                          1994
------------------------------------------------------------
                                        Interest
                                        Income/     Yield/
(Dollars in thousands)                  Expense      Rate
------------------------------------------------------------
Assets
Interest and dividend
   earning assets:
   Loans and leases (1)                  $62,136      7.92%
   Tax-exempt loans and leases (2)           621      9.64
   Taxable securities (3)                 17,178      5.75
   Tax-exempt securities (4)               1,380      6.46
   Other                                   1,066      3.56
                                         -------
Total interest earning assets             82,381      7.22
                                         -------
Noninterest earning assets

   Total

Liabilities and Shareholders'
   Equity
Interest bearing liabilities:
   Savings deposits                       12,400      2.42
   Time deposits                          15,722      4.37
   Advances from Federal Home
      Loan Bank of Boston                  4,529      4.62
   Other borrowed funds                      988      3.61
                                         -------
Total interest bearing liabilities        33,639      3.37
                                         -------
Noninterest bearing liabilities:
   Demand deposits
   Other
Shareholders' equity

   Total

Net interest and
   dividend income                       $48,742
                                         =======
Interest rate spread                                  3.85%
Net interest margin                                   4.27%


(1) For the purpose of these computations, nonaccrual loans and mortgage loans held for sale are included in loans.

(2) Tax-exempt loans are included within loans and leases.

(3) Taxable securities include trading securities and investment securities.

(4) Tax-exempt securities are included within investment securities.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       The following table presents changes in interest and dividend income, interest expense, and net interest and dividend income which are attributable to changes in the average amounts of interest earning assets and interest bearing liabilities and/or changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately.

                       ----------------------------------------------------------------------------------------------
                       (In thousands)                             1996 vs 1995                    1995 vs 1994
                       ----------------------------------------------------------------------------------------------
                                                          INCREASE (DECREASE) DUE TO       Increase (Decrease) Due to
                       ----------------------------------------------------------------------------------------------
                                                          VOLUME       RATE      NET       Volume     Rate      Net
                       ----------------------------------------------------------------------------------------------
                       Interest and dividends earned on:
                         Loans and leases                 $12,648    $(1,081)  $11,567     $ 7,284  $ 6,756  $14,040
                         Tax-exempt loans and leases          185        (31)      154          93      151      244
                         Taxable securities                 1,045        100     1,145        (700)     942      242
                         Tax-exempt securities               (333)        38      (295)         83      169      252
                         Other                               (556)       (41)     (597)       (136)     290      154
                            Total interest and
                                                          -------    -------   -------     -------  -------  -------
                               dividend income             12,989     (1,015)   11,974       6,624    8,308   14,932
                                                          -------    -------   -------     -------  -------  -------
                       Interest paid on:
                         Savings deposits                    (411)      (795)   (1,206)     (1,155)     500     (655)
                         Time deposits                      4,307        360     4,667       5,280    4,532    9,812
                         FHLB advances                      3,250       (514)    2,736      (1,188)   1,399      211
                         Other borrowings                   1,253       (247)    1,006         832      524    1,356
                                                          -------    -------   -------     -------  -------  -------
                            Total interest expense          8,399     (1,196)    7,203       3,769    6,955   10,724
                                                          -------    -------   -------     -------  -------  -------
                            Change in net interest
                               and dividend income        $ 4,590    $   181   $ 4,771     $ 2,855  $ 1,353  $ 4,208
                                                          =======    =======   =======     =======  =======  =======

                       ---------------------------------------------------------
                       PROVISION FOR LOAN AND LEASE LOSSES
                       ---------------------------------------------------------
                       The allowance for loan and lease losses is maintained primarily through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loans and leases based on current economic conditions and historical experience.

                         The provision for loan and lease losses in
                       1996 was $2,935,000, compared to $3,037,000 in 1995.
                       Total net charge-offs amounted to $2,644,000 for 1996, compared to $1,989,000 for 1995. The increase in net charge offs in 1996 as compared to 1995 was primarily due to our increase in gross charge-offs of $367,000 and a decrease in recoveries of 288,000. The increase in gross charge-offs was primarily in the residential loan portfolio and is attributable to the higher volume of loans in this category.

                         At December 31, 1996, nonperforming loans stood at
                       $8,299,000, or .74% of total loans and leases, compared to $10,075,000, or 1.09% of total loans and leases, as of December 31, 1995. The allowance for loan and lease losses as a percentage of nonperforming loans as of December 31, 1996 and December 31, 1995 amounted to 189.66% and 153.34%, respectively.

                         Despite the improvements in asset quality, the
                       provision for loan and lease losses remained consistent with the prior year due to the growth in the loan and lease portfolio.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       OTHER INCOME
                       ---------------------------------------------------------
                       Other income totaled $16,827,000 for 1996, up
                       $2,516,000, or nearly 18%, when compared to $14,311,000
                       for 1995. Excluding the pension settlement gain of $877,000 recognized in 1996, year-over-year increases in noninterest income totaled $1,639,000, or 11%. Although service charges on deposit accounts and trust fees were up 7% and 5%, respectively, the significant increases came in the areas of mortgage banking services, leasing activities and income earned on an investment in bank-owned life insurance.

                         Mortgage banking income includes net gains on sales of
                       loans which totaled $1,383,000 in 1996 compared to $648,000 in 1995, a 113% increase in income. This is primarily due to the higher level of mortgage production in 1996 where a total of $300 million of loans were originated and purchased compared to $133 million in 1995. The increase in production resulted from a more favorable interest rate environment as well as a larger correspondent network. A portion ($256,000) of the net gains on sales of loans came from a sale of performing residential loans totaling approximately $12 million from one of the Company's banking subsidiaries to an independent financial institution. Total net loan servicing fees in 1996 nearly kept pace with 1995 totals despite higher amortization of mortgage servicing rights resulting from a high level of refinancing activity.

                         Income generated from leasing activities totaled
                       $2,487,000 in 1996, up $520,000, or 26%, from 1995
                       levels. The increase is due to more lease securitizations in 1996 than in 1995, and an increase in servicing income as a result of a larger servicing base.

                         The pension settlement gain of $877,000 resulted when
                       the Company terminated certain pension plans and transferred the plans' assets and liabilities to a multi-employer benefit plan. See Note N - "Pension and 401(k) Plans" of the Notes to Consolidated Financial Statements for more detail on this transaction.

                         Included in other noninterest income is $975,000 of
                       income resulting from the Company's investment in bank-owned life insurance (BOLI). During 1996, the Company invested $30 million in bank-owned life insurance to help finance the cost of certain employee benefit plan expenses. The BOLI investment is accomplished through the purchase of life insurance on the lives of certain employees through two insurance companies with a Standard & Poors rating of AA+ or better. The Company, not the employee or family, is the beneficiary of the insurance policies. The first source of income is from the growth of the cash value of the policy. The cash value increases each year as interest (rate is guaranteed each year and changes annually to reflect market rates) is added by the insurance company. The second source of income comes from the insurance proceeds paid to the bank upon the death of an employee. The payment of the insurance proceeds and the earnings from the cash value are income tax free (unless the policy is surrendered). The Company finances the cost of the premium payment with wholesale funding (i.e. Federal Home Loan Bank borrowings). While the earnings from the investment are captured in other income as the cash surrender value increases, the net interest margin is negatively impacted as a result of funding the investment with wholesale borrowings.

                       ---------------------------------------------------------
                       OTHER EXPENSE
                       ---------------------------------------------------------
                       Noninterest expenses for 1996 totaled $51,370,000, compared to $46,202,000 for 1995. Included in the 1996 totals are merger-related charges incurred with the acquisitions of Safety Fund and Milford for $4,522,000 and a one-time SAIF special assessment of $691,000. Excluding these charges, total noninterest expenses decreased by $45,000 in 1996 compared to 1995.

                         Salaries and employee benefits increased 3% in 1996
                       due to increases in wage rates, additional hires to staff new initiatives, and a full year of salary expense for a branch which was opened in June 1995, partially offset by employee reductions resulting from efficiencies gained from the mergers. Similarly, professional fees are down 19% from the prior year as a result of the mergers and the elimination of certain services required as separate institutions.

                         The insurance premiums assessed by the Federal Deposit
                       Insurance Corporation (FDIC) were $377,000 in 1996, down $1,006,000 from $1,383,000 in 1995. Effective June 1,
                       1995, the FDIC's Bank Insurance Fund was adequately reserved allowing the FDIC to charge significantly lower premiums for future periods. The reduction of expense in 1996 reflects the benefit of the lower premiums for an entire year.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       In conjunction with the acquisitions of Safety Fund and Milford, the Company incurred charges of $4,522,000. These charges were comprised of the following:

                       ---------------------------------------
                       December 31 (In thousands)       1996
                       ---------------------------------------
                       Personnel                       $1,440
                       Data processing                    118
                       Facilities                         157
                       Other                            2,807
                                                       ------
                                                       $4,522
                                                       ======

                         Personnel charges relate primarily to the costs of
                       employee severance and employment outplacement assistance. Data processing costs consist primarily of write-offs due to duplication of computer hardware, software, and certain telecommunications equipment. Facilities charges are the result of the consolidation of certain back-office operations and consist of write-downs of properties owned. Other merger expenses include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. All costs were recorded in earnings during 1996, although not all cash has been paid out for such expenses. The following table presents a summary of activity with respect to the merger accrual:

                       -------------------------------------------------
                       Year Ended December 31 (In thousands)      1996
                       -------------------------------------------------
                       Balance at beginning of year              $    -
                       Provision charged against income           4,522
                       Cash outlays                               3,207
                       Noncash write-downs                          275
                                                                 ------
                       Balance at end of year                    $1,040
                                                                 ======

                         In 1996, Congress passed a bill which required savings
                       institutions (i.e., Milford) which have deposits insured by the FDIC-Savings Association Insurance Fund (SAIF) be charged a special assessment in order to capitalize the insurance fund. This assessment totaled $691,000 and was paid to the SAIF during the fourth quarter of 1996.

                       ---------------------------------------------------------
                       INCOME TAXES
                       ---------------------------------------------------------
                       In 1996, the Company recognized income tax expense of $6,740,000, an effective tax rate of 34.8%, compared to $5,760,000 and an effective tax rate of 33.7% for 1995. The higher tax rate for 1996 is primarily due to nondeductible merger-related expenses, partially offset by income earned from the bank-owned life insurance investment which is exempt from income taxes, higher tax credits pertaining to low income housing projects, and the reversal of a valuation allowance established by Safety Fund for net operating loss carryforwards at one of their subsidiaries as a result of current and projected profits from that subsidiary.

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1995 AND 1994
--------------------------------------------------------------------------------
                       CFX Corporation reported earnings of $11,249,000, or $.89 per share, for 1995 compared to $6,976,000, or $.58 per share, for the prior year. The increase of $4,273,000, or 61%, in earnings from 1994 to 1995 was primarily due to stronger core earnings (net interest and dividend income and other income). Core earnings for the year ended December 31, 1995 were $66,337,000 compared to $59,077,000 for 1994. Return on assets and return on equity were .86% and 9.08%, respectively, for 1995 compared to .56% and 5.94%, respectively, for 1994.

                       ---------------------------------------------------------
                       NET INTEREST AND DIVIDEND INCOME
                       ---------------------------------------------------------
                       Net interest and dividend income on a fully taxable equivalent basis totaled $52,950,000 in 1995, compared to $48,742,000 in 1994. The interest rate spread and net interest margin were 3.80% and 4.36%, respectively, for 1995 compared to 3.85% and 4.27%, respectively, for 1994. The decrease of 5 basis points in the interest rate spread was principally due to the rise in interest rates during 1995 as the increased cost of funding sources outpaced the increase in yield on earning assets. An increase of 9 basis points in net interest margin was due to an increase of $74,196,000 in average earning assets from $1,140,680,000 in 1994 to $1,214,876,000 in 1995. This increase in average earning assets was primarily comprised of loans and leases which have higher yields than other interest earning assets.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       PROVISION FOR LOAN AND LEASE LOSSES
                       ---------------------------------------------------------
                         The provision for loan and lease losses in 1995 was
                       $3,037,000, compared to $2,697,000 in 1994. The higher
                       provision for loan and lease losses in 1995 was primarily due to the significant increase in outstanding loans and leases which increased $85 million from 1994 to 1995 and a change in loan mix toward consumer loans and leases.

                         At December 31, 1995, nonperforming loans stood at
                       $11,261,000, or 1.09% of total loans and leases, compared to $11,146,000, or 1.32% of total loans and leases, as of December 31, 1994. The allowance for loan and lease losses as a percentage of nonperforming loans as of December 31, 1995 and 1994 amounted to 153.34% and 129.20%, respectively.

                       ---------------------------------------------------------
                       OTHER INCOME
                       ---------------------------------------------------------
                       Other income totaled $14,311,000 for 1995, up $3,232,000
                       or 29%, from $11,079,000 in 1994. The increase is primarily due to increases of $708,000 in service charges on deposit accounts, $1,586,000 in leasing activities, and $1,349,000 in gains on trading securities, partially offset by a decrease in mortgage banking revenues of $357,000.

                         The increased income from service charges on deposit
                       accounts is due to an increase in fees and enhanced collection practices. Gains on the sale of loans increased in 1995 as a result of the implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights." See Note A of the "Notes to Consolidated Financial Statements." The Company adopted SFAS No. 122 as of January 1, 1995, which resulted in a $484,000 increase in gains on the sales of loans. Offsetting this increase was a decrease in gains on the sale of servicing rights, which amounted to $677,000 in 1994. The increase in other income from leasing activities is due principally to fees generated by CFX Funding and the amortization of deferred credits relating to an investment in leasehold residuals. The increase in gains on trading securities principally represents capital gains realized from an investment in a money market mutual fund. This investment reflected gains totaling $1,092,000 in 1995 compared to losses of $271,000 in 1994, principally due to a larger investment during 1995. In addition, 1994 had $528,000 in losses associated with a wholesale leverage program.

                       ---------------------------------------------------------
                       OTHER EXPENSE
                       ---------------------------------------------------------
                       Other expense for 1995 totaled $46,202,000, compared to $44,864,000 for 1994. The increase in other expense was primarily attributable to the increase in salaries and employee benefits, losses on the sale of real estate investment properties in the first and second quarters of 1995, and costs incurred in connection with the acquisition of Orange Savings Bank. The higher salaries and employee benefits are the result of normal salary adjustments, higher medical costs, higher profit sharing, and lower deferred salary cost in CFX Mortgage pertaining to loan origination. In addition, contributing to the higher salary and employee benefits was an increase in staff in both commercial and consumer lending, along with new employees hired for the de novo New Hampshire branches opened in Gilford (December 1994) and Manchester (June 1995).

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       However, the above increase in other expense was offset by lower insurance premiums from the FDIC. The FDIC's Bank Insurance Fund (BIF) surpassed its congressionally mandated reserve ratio of 1.25 percent of insured deposits during the month of May, 1995. The new assessment rate schedule for the BIF, which substantially lowered rates for most banks, thus became effective June 1, 1995, enabling the FDIC to refund excess premiums already paid by BIF insured institutions for the four-month period from June 1, 1995 to September 30, 1995 and charge lower premiums for the fourth quarter of 1995.

                       ---------------------------------------------------------
                       TAXES
                       ---------------------------------------------------------

                       Income taxes for 1995 were 33.7% of pretax income, compared to 37.1% of pretax income for 1994. The effective tax rate for 1995 was lower due principally to the reversal of a $125,000 valuation allowance relating to Orange Savings Bank's capital loss carryforward.

--------------------------------------------------------------------------------
CAPITAL RESOURCES
--------------------------------------------------------------------------------
                       Total shareholders' equity at December 31, 1996 was $132,953,000, compared to $127,032,000 a year earlier.
                       The increase is primarily due to the retention of 43% of earnings, partially offset by an increase in the net unrealized losses on securities available for sale. The Consolidated Statements of Shareholders' Equity provide details of changes in equity since December 31, 1993.

                         The Company's capital position is an indication of
                       financial performance and stability and provides protection against loss to depositors and creditors. The Company's objective is to maintain an optimum level of capital to provide maximum shareholder return while serving the needs of the depositor and creditor.

                         Federal regulation requires the Company to maintain
                       minimum capital standards. Tier 1 capital is composed primarily of common stock and retained earnings less certain intangibles. The minimum requirements include a 3% Tier 1 leverage capital ratio for the most highly-rated institutions; all other institutions are required to meet a minimum leverage ratio that is at least 1% to 2% above the 3% minimum. In addition, the Company is required to satisfy certain capital adequacy guidelines relating to the risk nature of an institution's assets. These guidelines, established by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC), are applicable to bank holding companies and state chartered non-member banks, respectively. Under the "risk-based" capital rules, banks and bank holding companies are required to have a level of Tier 1 capital equal to 4% of total risk-weighted assets, as defined. Banks and bank holding companies are also required to have total capital composed of Tier 1 plus "supplemental" or Tier 2 capital, the latter being composed primarily of the allowances for loan and lease losses, equal to 8% of total risk-weighted assets.

                         As of December 31, 1996, the Company's Tier 1 leverage
                       capital ratio was 8.0%. In addition, the Company's Tier 1 risk-based capital ratio and total risk-based capital ratio were 13.5% and 14.8%, respectively. In an effort to optimize the capital level, the Company has leveraged its balance sheet by originating and purchasing loans and leases and funding these assets with deposits and borrowed funds. The tier 1 leverage capital has been reduced from 8.8% at December 31, 1995 to 8.0% at December 31, 1996, still substantially above the minimum level of 6% to be considered well capitalized by the regulatory agencies. The Company will continue this leverage strategy in 1997 to maximize the use of the capital of Portsmouth Bank Shares, Inc., assuming affirmative approval of shareholders and regulators. At December 31, 1996, Portsmouth had a Tier 1 leverage capital ratio of 24.3%. A total of approximately $300 million in interest earning assets and interest bearing liabilities are anticipated to be added to the Company to leverage this higher capital base. These assets will be both loans and leases and investments.

--------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------
                      The Company's primary objective regarding asset/liability management is to position the Company so that changes in interest rates do not have a materially adverse impact upon forecasted net income and the net fair value of the Company. The Company's primary strategy for accomplishing its asset/liability management objective is achieved by matching the weighted average maturities of assets, liabilities and off-balance-sheet items (duration matching).

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       To measure the impact of interest rate changes, the Company utilizes a comprehensive financial planning model that recalculates the fair value of the Company assuming instantaneous, permanent parallel shifts in the yield curve of both up and down 100 and 200 basis points, or four separate calculations. Larger increases or decreases in forecasted net income and the net market value of the Company as a result of these interest rate changes represent greater interest rate risk than do smaller increases or decreases.

                         The results of the financial planning model are
                       highly dependent on numerous assumptions. These assumptions generally fall into two categories: those relating to the interest rate environment and those relating to general business and economic factors. Assumptions related to the interest rate environment include the prepayment speeds on mortgage-related assets and the cash flows and maturities of financial instruments. Assumptions related to general business and economic factors include changes in market conditions, loan volumes and pricing, deposit sensitivity, customer preferences, competition, and management's financial and capital plans. The assumptions are developed based on current business and asset/liability management strategies, historical experience, the current economic environment, forecasted economic conditions and other analyses. These assumptions are inherently uncertain and subject to change as time passes. Accordingly, the Company adjusts the pro forma net income and net fair values as it believes appropriate on the basis of historical experience and prudent business judgment. The Company endeavors to maintain a position where it experiences no material change in net fair value and no material fluctuation in forecasted net income as a result of assumed 100 and 200 basis point increases and decreases in interest rates. However, there can be no assurances that the Company's projections in this regard will be achieved.

                         Management believes that the above method of measuring
                       and managing interest rate risk is consistent with the FDIC regulation regarding an interest rate risk component of regulatory capital.

                         The following table summarizes the timing of the
                       Company's anticipated maturities or repricing of interest earning assets and interest bearing liabilities as of December 31, 1996. This table has been generated using certain assumptions which the Company believes fairly and accurately represent repricing volumes in a dynamic interest rate environment. Specifically, contractual maturities are used on all time deposits and investments other than asset-backed securities. For asset-backed securities and loans, contractual maturities, repricing and prepayment assumptions are used. The prepayment assumptions are based on current experience and industry statistics. The gap maturity categories for savings deposits (including NOW, savings, and money market accounts) are based on management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change. Derivative financial instruments, are reflected in the gap table. For further discussion on strategies for derivatives, see Note R - Derivative Financial Instruments in the "Notes to Consolidated Financial Statements."

   --------------------------------------------------------------------------------------------------------------------------------
   (In thousands)                            0-3            4-12             1-5           5-10         Over 10
   December 31, 1996                        Months         Months           Years          Years          Years         Total
   --------------------------------------------------------------------------------------------------------------------------------
   Interest earning assets:
     Interest bearing deposits
        with other banks                  $      197      $        -      $        -     $        -     $        -     $      197
     Investment securities                    38,469          39,488         156,694         42,904            439        277,994
     Loans and leases                        276,610         356,260         391,388         68,525         40,593      1,133,376
                                          ----------      ----------      ----------     ----------     ----------     ----------
   Total interest earning assets             315,276         395,748         548,082        111,429         41,032      1,411,567
                                          ----------      ----------      ----------     ----------     ----------     ----------
   Interest bearing liabilities:
     Savings and time deposits               203,994         473,049         275,244         68,045              -      1,020,332
     Advances from Federal Home
        Loan Bank of Boston                  149,661          25,014              80            326              -        175,081
     Short-term borrowed funds                67,374               -               -              -              -         67,374
                                          ----------      ----------      ----------     ----------     ----------     ----------
   Total interest bearing liabilities        421,029         498,063         275,324         68,371              -      1,262,787
                                          ----------      ----------      ----------     ----------     ----------     ----------
   Periodic gap                           $ (105,753)     $ (102,315)     $  272,758     $   43,058     $   41,032     $  148,780
                                          ==========      ==========      ==========     ==========     ==========     ==========
   Cumulative gap                         $ (105,753)     $ (208,068)     $   64,690     $  107,748     $  148,780     $        -
                                          ==========      ==========      ==========     ==========     ==========     ==========

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

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LIQUIDITY
--------------------------------------------------------------------------------
                       The Company maintains numerous sources of liquidity in the form of marketable assets and borrowing capacity. Interest bearing deposits with other banks, trading and available for sale securities, regular cash flows from loan and securities portfolios and Federal Home Loan
                       Bank of Boston borrowings are the primary sources of asset liquidity. At December 31, 1996, unrestricted cash equivalents and interest bearing deposits with other banks totaled $22,429,000 and available for sale securities totaled $245,324,000.

                         Because the Company's bank subsidiaries maintain large
                       residential mortgage portfolios, a substantial capability exists to borrow funds from the Federal Home Loan Bank of Boston. Additionally, investment portfolios are predominantly made up of securities which can be readily borrowed against through the repurchase agreement market. Relationships with deposit brokers and correspondent banks are also maintained to facilitate possible borrowing needs.

--------------------------------------------------------------------------------
IMPACT OF INFLATION
--------------------------------------------------------------------------------
                       The consolidated financial statements and related consolidated financial data herein have been presented in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Inflation can affect the Company in a number of ways, including increased operating costs and interest rate volatility. Management attempts to minimize the effects of inflation by maintaining an approximate match interest rate sensitive assets and interest rate sensitive liabilities and, where practical, by adjusting service fees to reflect changing costs.

--------------------------------------------------------------------------------
SUBSEQUENT ACCOUNTING PRONOUNCEMENT
--------------------------------------------------------------------------------
                       In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." See Note A - "Significant Accounting Policies," of the Notes to Consolidated Financial Statements for more detail.

--------------------------------------------------------------------------------
YEAR 2000
--------------------------------------------------------------------------------
                       The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

                          The Company is utilizing both internal and external
                       resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not yet assessed the year 2000 compliance expense and related potential affect on the Company's earnings.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                     CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
December 31 (In thousands)                                                                   1996             1995
----------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                $    50,404      $    44,393
   Federal funds sold                                                                               -            2,500
                                                                                          -----------      -----------
                CASH AND CASH EQUIVALENTS                                                      50,404           46,893
   Interest bearing deposits with other banks                                                     197           13,475
   Securities available for sale                                                              245,324          201,246
   Securities held to maturity                                                                 32,670           97,093
   Mortgage loans held for sale                                                                15,212            7,085
   Loans and leases                                                                         1,118,164          927,430
     Less allowance for loan and lease losses                                                  15,740           15,449
                                                                                          -----------      -----------
                NET LOANS AND LEASES                                                        1,102,424          911,981
   Premises and equipment                                                                      27,386           25,253
   Mortgage servicing rights                                                                    5,313            4,373
   Goodwill and deposit base intangibles                                                        9,235            9,884
   Foreclosed real estate                                                                       2,223            1,186
   Bank-owned life insurance                                                                   30,975                -
   Other assets                                                                                25,729           26,411
                                                                                          -----------      -----------
                                                                                          $ 1,547,092      $ 1,344,880
                                                                                          ===========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits:
     Interest bearing                                                                     $ 1,020,332      $   932,209
     Noninterest bearing                                                                      136,875          124,615
                                                                                          -----------      -----------
                TOTAL DEPOSITS                                                              1,157,207        1,056,824
   Short-term borrowed funds                                                                   67,374           44,012
   Advances from Federal Home Loan Bank of Boston                                             175,081          102,814
   Other liabilities                                                                           14,477           14,198
                                                                                          -----------      -----------
                TOTAL LIABILITIES                                                           1,414,139        1,217,848
                                                                                          -----------      -----------
SHAREHOLDERS' EQUITY
   Preferred stock, par value $1.00 per share--authorized 4,000,000 shares,
     no shares outstanding in 1996 or 1995                                                          -                -
   Common stock, par value $.66 2/3 per share--authorized 22,500,000
     shares, issued 13,008,787 shares in 1996 and 12,078,268 shares in 1995                     8,672            8,052
   Paid-in capital                                                                             97,406           85,902
   Retained earnings                                                                           28,223           32,488
   Net unrealized gains (losses) on securities available for sale, after tax effects             (929)             590
   Cost of 28,055 shares of common stock in treasury                                             (419)               -
                                                                                          -----------      -----------
                TOTAL SHAREHOLDERS' EQUITY                                                    132,953          127,032
                                                                                          -----------      -----------
                                                                                          $ 1,547,092      $ 1,344,880
                                                                                          ===========      ===========


See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME               CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Year Ended December 31 (In thousands, except per share data)  1996        1995        1994
----------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest on loans and leases                            $ 88,416     $ 76,747     $ 62,546
   Interest on investment securities:
      Taxable                                                18,239       17,050       15,149
      Tax-exempt                                                821        1,002          847
                                                           --------     --------     --------
                                                             19,060       18,052       15,996
   Interest and dividends on trading securities                   -            6        1,725
   Dividends on marketable equity securities                    326          364          304
   Other                                                        623        1,220        1,066
                                                           --------     --------     --------
                TOTAL INTEREST AND DIVIDEND INCOME          108,425       96,389       81,637
                                                           --------     --------     --------
Interest expense:
   Interest on deposits                                      40,740       37,279       28,122
   Interest on borrowings:
      Short-term                                             10,807        7,074        5,507
      Long-term                                                  19           10           10
                                                           --------     --------     --------
                TOTAL INTEREST EXPENSE                       51,566       44,363       33,639
                                                           --------     --------     --------
                NET INTEREST AND DIVIDEND INCOME             56,859       52,026       47,998
Provision for loan and lease losses                           2,935        3,037        2,697
                                                           --------     --------     --------
                NET INTEREST AND DIVIDEND INCOME AFTER
                   PROVISION FOR LOAN AND LEASE LOSSES       53,924       48,989       45,301
                                                           --------     --------     --------
Other income:
   Service charges on deposit accounts                        4,001        3,756        3,048
   Loan servicing fees                                        1,671        1,726        1,862
   Net gain (loss) on trading securities                        564        1,092         (257)
   Net gain on sale of investment securities                    147          204          184
   Net gain on sale of loan servicing rights                      -            -          677
   Net gain on sale of loans                                  1,383          648          192
   Leasing activities                                         2,487        1,967          381
   Trust fees                                                 2,351        2,246        2,169
   Pension settlement gain                                      877            -            -
   Other                                                      3,346        2,672        2,823
                                                           --------     --------     --------
                                                             16,827       14,311       11,079
                                                           --------     --------     --------
Other expense:
   Salaries and employee benefits                            23,847       23,138       22,530
   Occupancy and equipment                                    6,991        6,567        6,091
   Professional fees                                          1,963        2,413        2,469
   Advertising and marketing                                  1,711        1,598        1,198
   Operation of foreclosed real estate                          345          430          620
   FDIC deposit insurance                                       377        1,383        2,244
   Goodwill and deposit base intangible amortization            653          714          757
   Merger expenses                                            4,522            -            -
   SAIF special assessment                                      691            -            -
   Other                                                     10,270        9,959        8,955
                                                           --------     --------     --------
                                                             51,370       46,202       44,864
                                                           --------     --------     --------
                INCOME BEFORE INCOME TAXES                   19,381       17,098       11,516
Income taxes                                                  6,740        5,760        4,272
                                                           --------     --------     --------
                NET INCOME                                   12,641       11,338        7,244
Preferred stock dividends                                         -           89          268
                                                           --------     --------     --------
                NET INCOME AVAILABLE TO COMMON STOCK       $ 12,641     $ 11,249     $  6,976
                                                           ========     ========     ========
Weighted average common shares outstanding                   12,823       12,701       12,052
                                                           ========     ========     ========
Earnings per common share                                  $    .99     $    .89     $    .58
                                                           ========     ========     ========


See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY             CFX CORPORATION AND
                                                            SUBSIDIARIES
--------------------------------------------------------------------------------


                                                                                            Net Unrealized
                                                                                            Gains (Losses)
                                      Preferred Stock   Common Stock                        on Securities  Treasury Stock
                                      ---------------  ----------------   Paid-in  Retained   Available    --------------
(In thousands, except per share data) Shares Dollars   Shares   Dollars   Capital  Earnings   for Sale     Shares Dollars   Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993           194  $  194     11,696 $  7,797   $ 81,749  $ 33,391   $  1,303    (866) $(7,198)  $117,236
   Net income                            -       -         -         -         -      7,244         -        -       -       7,244
   Common cash dividends
      declared--$.31 per share           -       -         -         -         -     (3,731)        -        -       -      (3,731)
   Preferred cash dividends
      declared--$1.3875 per share        -       -         -         -         -       (268)        -        -       -        (268)
   Issuance of common stock under
      stock option plan                  -       -        139       93        820         -         -        -       -         913
   Issuance of common stock under
      employee stock purchase plan       -       -         16       11        139         -         -        -       -         150
   Issuance of common stock under
      dividend reinvestment plan         -       -          6        4         60         -         -        -       -          64
   Preferred stock converted
      to common stock                   (1)     (1)         1        1         -          -         -        -       -          -
   5% common stock dividend              -       -        276      184      3,041    (3,245)        -        -       -         (20)
   Change in net unrealized
      gains (losses) on securities
      available for sale                 -       -         -         -         -          -     (4,537)      -       -      (4,537)
                                      ----  ------     ------ --------   --------  --------   --------   ------ -------   --------
BALANCE AT DECEMBER 31, 1994           193     193     12,134    8,090     85,809    33,391     (3,234)   (866)  (7,198)   117,051
   Net income                            -       -         -         -         -     11,338         -        -       -      11,338
   Common cash dividends
      declared--$.50 per share           -       -         -         -         -     (6,341)        -        -       -      (6,341)
   Preferred cash dividends
      declared--$.4625 per share         -       -         -         -         -        (89)        -        -       -         (89)
   Issuance of common stock under
      stock option plan                  -       -        110       72        833         -         -        -       -         905
   Issuance of common stock under
      employee stock purchase plan       -       -          4        3         32         -         -        -       -          35
   Issuance of common stock under
      dividend reinvestment plan         -       -         22       15        312         -         -        -       -         327
   Preferred stock converted
      to common stock                 (193)   (193)       318      212        (19)        -         -        -       -          -
   Fractional shares paid out            -       -         (1)      (1)       (17)        -         -        -       -         (18)
   5% common stock dividend              -       -        357      238      5,573    (5,811)        -                -          -
   Change in net unrealized
      gains (losses) on securities
      available for sale                 -       -         -         -         -          -      3,824       -       -       3,824
   Retirement of treasury shares         -       -       (866)    (577)    (6,621)        -         -      866    7,198          -
                                      ----  ------     ------ --------    --------  --------   -------   ------ -------   --------
BALANCE AT DECEMBER 31, 1995             -       -     12,078    8,052     85,902    32,488        590       -       -     127,032
   Net income                            -       -         -         -         -     12,641         -        -       -      12,641
   Common cash dividends
      declared--$.55 per share           -       -         -         -         -     (7,171)        -        -       -      (7,171)
   Issuance of common stock under
      stock option plan and
      related tax effects                -       -        296      198      2,058         -         -        -       -       2,256
   Issuance of common stock under
      employee stock purchase plan       -       -         17       11        148         -         -        -       -         159
   Fractional shares paid out            -       -         (2)      (1)       (25)        -         -        -       -         (26)
   5% common stock dividend              -       -        620      412      9,323    (9,735)        -        1       -          -
   Change in net unrealized
      gains (losses) on securities
      available for sale                 -       -         -         -         -          -     (1,519)      -       -      (1,519)
   Cost of shares acquired for
      treasury                           -       -         -         -         -          -         -       27     (419)      (419)
                                      ----  ------     ------ --------   --------  --------   --------   ------ -------   --------
BALANCE AT DECEMBER 31, 1996             -  $    -     13,009 $  8,672   $ 97,406  $ 28,223   $   (929)     28  $  (419)  $132,953
                                      ====  ======     ====== ========   ========  ========   ========   ====== =======   ========

See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS          CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Year Ended December 31 (In thousands)                                          1996          1995            1994
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                              $  12,641      $  11,338      $   7,244
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization                                         3,532          4,497          4,307
         Amortization of deferred credit on leasehold residual                (1,412)        (1,347)             -
         Provision for loan and lease losses                                   2,935          3,037          2,697
         Provision for foreclosed real estate losses                              10             31            373
         Loans originated and acquired for sale                             (100,445)       (92,242)      (107,366)
         Principal balance of loans sold                                      92,317         94,207        122,636
         Net (gain) loss on sale of portfolio loans                             (256)           (14)           227
         Net gain on sale of foreclosed real estate                             (102)           (51)          (257)
         Net gain on sale of investment securities                              (147)          (204)          (184)
         Net decrease in trading securities                                        -            236         39,595
         Net deferred income tax provision                                     5,822          2,933            232
         Increase in cash surrender value of bank-owned life insurance          (975)             -              -
         Other                                                                (2,974)        (5,754)        (1,744)
                                                                           ---------      ---------      ---------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                        10,946         16,667         67,760
                                                                           ---------      ---------      ---------

INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                       21,805         28,507         33,494
   Proceeds from maturities of securities available for sale                 115,748         21,651          6,786
   Purchase of securities available for sale                                (103,862)       (46,969)       (41,567)
   Proceeds from sales of securities held to maturity                              -          6,006              -
   Proceeds from maturities of securities held to maturity                    30,102         29,884         71,887
   Purchase of securities held to maturity                                   (42,033)       (42,457)      (118,061)
   Proceeds from the sale of, or payments on, foreclosed real estate           1,954          1,405          1,553
   Proceeds from the sale of portfolio loans                                  12,287            250            999
   Net decrease in interest bearing deposits with other banks                 13,278         10,375         11,451
   Net increase in loans and leases                                         (211,885)       (86,763)      (105,804)
   Purchases of bank-owned life insurance                                    (30,000)             -              -
   Purchases of premises and equipment                                        (5,438)        (1,520)        (4,922)
                                                                           ---------      ---------      ---------
             NET CASH USED BY INVESTING ACTIVITIES                          (198,044)       (79,631)      (144,184)
                                                                           ---------      ---------      ---------

FINANCING ACTIVITIES
   Net decrease in noninterest bearing deposits and savings accounts          (5,580)       (20,840)       (13,498)
   Net increase in time certificates of deposit                              105,963         84,275         31,588
   Net increase (decrease) in short-term borrowed funds                       23,362         (1,284)        12,473
   Proceeds from Federal Home Loan Bank of Boston advances
      with maturities in excess of three months                              180,500         68,500              -
   Payment of Federal Home Loan Bank of Boston advances
      with maturities in excess of three months                             (157,000)        (6,000)             -
   Net increase (decrease) in Federal Home Loan Bank of Boston
      advances with maturities of three months or less                        48,767        (54,887)        45,400
   Common cash dividends paid                                                 (7,067)        (4,654)        (3,642)
   Preferred cash dividends paid                                                   -            (89)          (268)
   Proceeds from issuance of common stock                                      2,109          1,267          1,127
   Payments on fractional shares                                                 (26)           (18)           (20)
   Acquisition of treasury shares                                               (419)             -              -
                                                                           ---------      ---------      ---------
             NET CASH PROVIDED BY FINANCING ACTIVITIES                       190,609         66,270         73,160
                                                                           ---------      ---------      ---------
             INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  3,511          3,306         (3,264)

Cash and cash equivalents at beginning of year                                46,893         43,587         46,851
                                                                           ---------      ---------      ---------
             CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  50,404      $  46,893      $  43,587
                                                                           =========      =========      =========

SUPPLEMENTARY INFORMATION
   Interest paid on deposit accounts                                       $  38,645      $  36,680      $  28,091
   Interest paid on borrowed funds                                            10,990          6,765          5,177
   Income taxes paid                                                           1,425          3,883          2,684

See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE A--SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       PRINCIPLES OF PRESENTATION AND CONSOLIDATION
                       ---------------------------------------------------------
                       The consolidated financial statements include the accounts of CFX Corporation and its wholly-owned subsidiaries, CFX Bank, Safety Fund National Bank and Orange Savings Bank (collectively referred to as Banks), and the Banks' subsidiaries which engage in investment activities, mortgage banking, and property management. One of the Bank's subsidiaries has a 51% ownership interest in CFX Funding, L.L.C., which engages in the facilitation of lease financing and securitization. All significant intercompany accounts and transactions are eliminated upon consolidation. See Note B - "Mergers and Acquisitions."

                       ---------------------------------------------------------
                       USE OF ESTIMATES
                       ---------------------------------------------------------
                       The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from these estimates.

                         Material estimates that are particularly susceptible
                       to significant change in the near term relate to the determination of valuation allowances applicable to loans and leases, foreclosed real estate, and deferred tax assets, and of prepayment speeds used to value mortgage servicing rights.

                       ---------------------------------------------------------
                       BUSINESS
                       ---------------------------------------------------------
                       The Company, through its bank subsidiaries, serves as a financial intermediary, attracting deposits from, and making loans to, consumers and small to mid-sized businesses through its 42 full service offices and two loan production offices in New Hampshire and central Massachusetts. The Company's Trust Division furnishes trust and investment services to individuals, corporations, municipalities and charitable organizations.

                       ---------------------------------------------------------
                       RECLASSIFICATIONS AND RESTATEMENTS
                       ---------------------------------------------------------
                       The consolidated financial statements as of December 31, 1995 and for the years ended December 31, 1995 and 1994 have been restated to reflect the pooling-of-interests with The Safety Fund Corporation and Milford
                       Co/operative Bank. See Note B - "Mergers and
                       Acquisitions." In addition, certain amounts have been reclassified in the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation.

                         Prior period common stock data has been restated to
                       reflect the pooling-of-interests with The Safety Fund Corporation and Milford Co/operative Bank and the Company's 5% stock dividend declared on December 10, 1996 to shareholders of record on December 20, 1996.

                       ---------------------------------------------------------
                       CASH FLOW INFORMATION
                       ---------------------------------------------------------
                       Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

                       ---------------------------------------------------------
                       TRADING AND INVESTMENT SECURITIES
                       ---------------------------------------------------------
                       Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available for sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related tax effects.

                         Purchase premiums and discounts are amortized to
                       earnings by a method which approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are recorded on the trade date and are computed by the specific identification method.

                         The carrying values of Federal Home Loan Bank of
                       Boston and Federal Reserve Bank of Boston stock approximate fair value.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       DERIVATIVE FINANCIAL INSTRUMENTS
                       ---------------------------------------------------------

                       INTEREST RATE SWAP AGREEMENTS: Interest rate swap agreements are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, and are accounted for on the same basis as the underlying asset or liability. Accordingly, interest rate swaps designated as hedges against floating rate loan portfolios (carried at historical cost) are reflected at cost. Interest rate swaps which hedge the Company's trading securities portfolio (carried at fair value) are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income. The net interest paid or received under swap agreements is recorded in the interest income or expense account related to the asset or liability being hedged.

                       INTEREST RATE FLOOR AGREEMENTS: Interest rate floor agreements are used to manage exposure to interest rate risk. The amounts paid on the floors are accounted for as adjustments to the yield on the hedged assets. The Company applies hedge accounting as the asset being hedged exposes the Company to interest rate risk, and the floor is designated and effective as a hedge of a specific pool of assets. The Company receives an interest payment if the three-month London Interbank Offered Rate (LIBOR) declines below a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The transaction fee paid is amortized over the life of the contract.

                       FINANCIAL FUTURES CONTRACTS: Interest rate futures contracts had been entered into by the Company as hedges against interest rate risk in its trading securities portfolio. These instruments were marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income. No such contracts were in effect during 1996 and 1995.

                       FINANCIAL OPTION CONTRACTS: Option premiums paid or received, and designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, are accounted for on the same basis as the underlying asset or liability. Accordingly, option contracts designated as hedges against mortgage loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. Option contracts which hedge the Company's available for sale securities are marked to fair value and changes in fair value are reflected in shareholders' equity, net of related tax effects.

                       ---------------------------------------------------------
                       MORTGAGE LOANS HELD FOR SALE
                       ---------------------------------------------------------
                       Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to earnings when applicable.

                       ---------------------------------------------------------
                       LOANS AND LEASES
                       ---------------------------------------------------------
                       All loans past due 90 days or more as to principal or interest are placed on nonaccrual status. In addition, a loan (including a loan impaired under SFAS No. 114, defined below) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Cash received on impaired loans is generally allocated to principal and interest based on the contractual terms of the note, unless management believes such receipt should be applied directly to principal based on collection concerns. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled.

                         Loan origination and commitment fees and certain
                       direct origination costs are deferred, and   the net
                       amount is amortized as an adjustment of the related loan's yield using the interest method over the contractual life of the related loans.

                         Consumer lease financing loans are carried at the
                       amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         In May 1993, the Financial Accounting Standards Board
                       (FASB) issued Statement of Financial Accounting
                       Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended in October, 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and
                       Disclosure." The Company adopted SFAS No. 114 on January 1, 1995. Under this Statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.
                       Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Statement is not applicable to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value or the lower of cost or fair value. Accordingly, the Company has not applied SFAS No. 114 to its consumer and residential mortgage loans which are collectively evaluated for impairment, or to loans held for sale. The Company measures impairment on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Collateralized loans are generally measured by fair value of existing collateral, unless market prices or discounted cash flow information is deemed to be more current and reflective of the economies of the lending relationship. At December 31, 1996, the Company had $5,401,000 in impaired loans of which approximately 93% were measured by the fair value of collateral and 7% by discounted cash flow analysis.

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

                         Loan losses, including those applicable to impaired
                       loans, are charged against the allowance for loan and lease losses when management believes the collectibility of the loan balance is unlikely. The allowance is an estimate and is increased by charges to current income in amounts sufficient to maintain the adequacy of the allowance. The adequacy is determined by management's evaluation of the extent of existing risk in the loan portfolio, prevailing economic conditions and historical loss experience.

                       ---------------------------------------------------------
                       BANK-OWNED LIFE INSURANCE
                       ---------------------------------------------------------
                       During 1996, the Company invested $30 million in bank-owned life insurance (BOLI) to help finance the cost of certain employee benefit plan expenses. The BOLI investment is accomplished through the purchase of life insurance on the lives of certain employees through two insurance companies with a Standard & Poors rating of AA+ or better. The Company, not the employee or family, is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       PREMISES AND EQUIPMENT
                       ---------------------------------------------------------
                       Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to income as incurred, and the costs of major additions and improvements are capitalized.

                         The provision for depreciation and amortization is
                       computed on the straight-line method based on the estimated useful lives of the assets or the terms of the leases, if shorter.

                       ---------------------------------------------------------
                       MORTGAGE SERVICING RIGHTS
                       ---------------------------------------------------------
                       Effective January 1, 1995, the Company prospectively adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," whereby rights to service mortgage loans for others are capitalized as separate assets, whether acquired through purchase or origination, if such loans are sold or securitized with servicing rights retained. Accordingly, the total cost of the mortgage loan is allocated to the related servicing right and to the loan based on their relative fair values if it is practicable to estimate those fair values. The Company estimates fair value based on the present value of estimated expected future cash flows using prepayment speeds and discount rates commensurate with the risks involved. Prior to the adoption of SFAS No. 122, the capitalization of originated mortgage servicing rights was not allowed under generally accepted accounting principles. The effect of the accounting change for the year ended December 31, 1995 was to increase net income by $265,000 or $.02 per share.

                         Capitalized mortgage servicing rights are amortized to
                       servicing revenue in proportion to, and   over the
                       period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: loan type (fixed rate, variable rate or state housing programs) and note rate. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. No such impairment was recognized during 1996 or 1995.

                       ---------------------------------------------------------
                       INVESTMENTS IN LEASEHOLD RESIDUALS AND LIMITED
                       PARTNERSHIPS
                       ---------------------------------------------------------
                       Assets acquired in connection with leasehold residual positions have been accounted for using the purchase method of accounting. Resultant deferred credits are amortized to leasing activities income over the period of, and in proportion to, the related tax benefits realized. At December 31, 1996 and 1995, the leasehold residual position of $1,906,000 is included in other assets and deferred credits of $3,184,000 and $4,596,000, respectively, are included in other liabilities in the consolidated balance sheets.

                         Investments in real estate development limited
                       partnerships are accounted for using the equity method.

                       ---------------------------------------------------------
                       INTANGIBLE ASSETS
                       ---------------------------------------------------------
                       Deposit base intangibles, which represent the value attributable to the capacity of deposit accounts of purchased bank subsidiaries to generate future income, are included in other assets and are being amortized on a straight-line basis over a period of five years. The excess of the cost of purchased subsidiaries over the fair value of tangible and intangible net assets acquired has been allocated to goodwill and is being amortized on a straight-line basis over 25 years for banking operations and 15 years for mortgage banking operations.

                         The accumulated amortizations of deposit base
                       intangibles and goodwill were $1,605,000 and $4,087,000, respectively, as of December 31, 1996.

                       ---------------------------------------------------------
                       FORECLOSED REAL ESTATE
                       ---------------------------------------------------------
                       Foreclosed real estate consists of properties that the Company has formally received title to, or has taken possession of, in partial or total satisfaction of loans. Loan losses arising from the write-down of properties to fair value at the time of acquisition are charged against the allowance for loan and lease losses.

                         Valuations are periodically performed by management,
                       and an allowance for losses is established through a charge to earnings if the carrying value of a property exceeds its fair value less estimated costs to sell.

                         Prior to 1995, the Company classified certain loans
                       meeting more extensive in-substance foreclosure criteria as foreclosed real estate. Upon the adoption of SFAS No. 114, the Company reclassified all in-substance foreclosed assets that were not in its possession to loans.

                         Operating expenses of foreclosed real estate and gains
                       and losses upon disposition are reported in earnings.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       PENSION AND 401(k) PLANS
                       ---------------------------------------------------------
                       The Company and its subsidiaries have defined benefit and defined contribution pension plans which cover substantially all full-time employees. The benefits are based on years of service and the employee's compensation during the years immediately preceding retirement. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                         The Company maintains a Section 401(k) savings plan
                       for employees of the Company, Safety Fund National Bank, CFX Bank, and CFX Bank's subsidiaries. Under the plan, the Company makes a matching contribution of one-half to one-third of the amount contributed by each participating employee, up to 6% of the employee's yearly salary. The plan allows for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

                       ---------------------------------------------------------
                       STOCK COMPENSATION PLANS
                       ---------------------------------------------------------
                       In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This
                       Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. The disclosure requirements of this statement are effective for the Company's consolidated financial statements for the year ended December 31, 1996. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note O - "Stock Compensation Plans."

                       ---------------------------------------------------------
                       INCOME TAXES
                       ---------------------------------------------------------
                       The Company and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.

                         Tax credits generated from limited partnerships are
                       reflected in earnings when realized for federal income tax purposes.

                       ---------------------------------------------------------
                       PARENT-COMPANY-ONLY CONDENSED FINANCIAL STATEMENTS
                       ---------------------------------------------------------
                       In the parent-company-only condensed financial statements, the investment in bank subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiary.

                       ---------------------------------------------------------
                       EARNINGS PER SHARE
                       ---------------------------------------------------------
                       Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and common share equivalents with a material dilutive effect. Common share equivalents are shares which may be issuable to employees and non-employee directors upon exercise of outstanding stock options.

                       ---------------------------------------------------------
                       RECENT ACCOUNTING PRONOUNCEMENT
                       ---------------------------------------------------------
                       In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The accounting and reporting standards of this Statement are based on a financial components approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes only financial and servicing assets it controls and liabilities it has incurred. Liabilities incurred will be initially recognized at fair value, if practicable. Financial assets are derecognized when control has been surrendered, and liabilities are derecognized when extinguished. The determination of whether control over a financial asset has been surrendered is based on meeting specific criteria as defined in the Statement.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       The Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and impacts the accounting for various transactions including the servicing of financial assets, securitizations, securities lending transactions, repurchase agreements, loan participations, and transfers of receivables with recourse.

                         The Statement is effective for transfers and servicing
                       of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied on a prospective basis. In December 1996, the FASB voted to defer for one year the provisions of the Statement that relate to secured borrowings and collateral.

                         Management is currently evaluating the impacts of the
                       Statement on its secured borrowings such as repurchase agreements but does not expect, based on the general terms of its current agreements, that the Statement will significantly change its accounting for similar transactions in the future. Other provisions of the Statement will not, in management's opinion, have a significant impact on the consolidated financial statements, except that servicing rights pertaining to lease sales and securitizations will be capitalized prospectively at their estimated fair value, with a corresponding credit to earnings, and amortized over the servicing period.

--------------------------------------------------------------------------------
NOTE B--MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------
                       On July 1, 1996, the Company acquired The Safety Fund Corporation (Safety Fund) and the Milford Co/operative Bank (Milford). Each of Safety Fund's 1,665,000 outstanding shares of common stock and Milford's 689,000 outstanding shares of common stock were converted into
                       1.785 shares and 2.777 shares, respectively, of the Company's common stock, resulting in the issuance of 2,973,000 shares and 1,914,000 shares, respectively, of the Company's common stock to Safety Fund and Milford shareholders. Outstanding stock options were similarly exchanged for CFX stock options. Milford was a state-chartered co/operative bank, headquartered in Milford, New Hampshire. Milford was merged into CFX's
                       New Hampshire banking subsidiary, CFX Bank, as part of the transaction. Safety Fund was a bank holding company headquartered in Fitchburg, Massachusetts. Safety Fund's subsidiary bank, Safety Fund National Bank, continues to operate as a subsidiary of the Company.

                         Both the Safety Fund and Milford mergers were
                       accounted for by the pooling-of-interests method of accounting, and, accordingly, the financial information for all prior periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. Expenses directly attributable to the mergers amounted to $4,522,000 and were charged to earnings at the date of combination. Separate financial information of CFX Corporation, Safety Fund, and Milford for periods prior to the acquisition is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                               PERIOD ENDED JUNE 30,                               Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                        1996                                  1995                               1994
-----------------------------------------------------------  -----------------------------------  ---------------------------------
                                      SAFETY                               Safety                              Safety
                            CFX        FUND       MILFORD       CFX         Fund       Milford       CFX        Fund       Milford
                                    (Unaudited)
-----------------------------------------------------------  -----------------------------------  ---------------------------------
Net interest and
   dividend income         $18,180     $ 7,102     $ 2,739     $32,881     $13,816     $ 5,329     $31,304     $12,036     $ 4,658
Provision for loan and
   lease losses              1,500         105          50       1,624       1,300         113         437       2,200          60
Other income                 5,222       2,277         325       9,421       4,059         831       6,516       3,823         740
Other expense               14,606       6,518       1,903      28,397      14,016       3,789      27,929      13,424       3,511
Income taxes                 2,358         692         394       4,335         706         719       3,548          77         647
                           -------     -------     -------     -------     -------     -------     -------     -------     -------
Net income                   4,938       2,064         717       7,946       1,853       1,539       5,906         158       1,180
Preferred dividends              -           -           -          89           -           -         268           -           -
                           -------     -------     -------     -------     -------     -------     -------     -------     -------
Net income available
   to common stock         $ 4,938     $ 2,064     $   717     $ 7,857     $ 1,853     $ 1,539     $ 5,638     $   158     $ 1,180
                           =======     =======     =======     =======     =======     =======     =======     =======     =======

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE C--RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
--------------------------------------------------------------------------------
                       The Federal Reserve Bank requires the Banks to maintain average reserve balances. The average amounts of these reserve balances for the years ended December 31, 1996 and 1995 were approximately $28,172,000 and $26,443,000, respectively.

--------------------------------------------------------------------------------
NOTE D--INVESTMENT SECURITIES
--------------------------------------------------------------------------------
                       The amortized cost and estimated fair value of investment securities, with gross unrealized gains and losses, follows:

                       ------------------------------------------------------------------------------------------------
                       December 31 (In thousands)                                         1996
                       ------------------------------------------------------------------------------------------------
                                                                                      GROSS       GROSS
                                                                     AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                                                        COST          GAINS       LOSSES        VALUE
                       ------------------------------------------------------------------------------------------------
                       Securities available for sale:
                         Debt securities:
                            United States Treasury and
                               agency obligations                      $129,426     $    798     $  1,361     $128,863
                            State and municipal                             439            2            -          441
                            Corporate bonds                               3,138           25            -        3,163
                            Federal agency mortgage
                               pass-through securities                   76,068          215        1,130       75,153
                            Other collateralized mortgage
                               obligations (CMO's)                       19,799           15          206       19,608
                         Marketable equity securities                     5,960          104          103        5,961
                         Federal Home Loan Bank of Boston
                            and Federal Reserve Bank
                            of Boston stock                              12,135            -            -       12,135
                                                                       --------     --------     --------     --------
                               Total securities available for sale     $246,965     $  1,159     $  2,800     $245,324
                                                                       ========     ========     ========     ========
                       Securities held to maturity:
                         Debt securities:
                            United States Treasury and
                               agency obligations                      $  9,417     $     18     $     46     $  9,389
                            State and municipal                          13,986          118           21       14,083
                            Federal agency mortgage
                               pass-through securities                    7,783          116           25        7,874
                            Other collateralized mortgage
                               obligations (CMO's)                        1,184            1            -        1,185
                            Other                                           300            -            -          300
                                                                       --------     --------     --------     --------
                               Total securities held to maturity       $ 32,670     $    253     $     92     $ 32,831
                                                                       ========     ========     ========     ========

                         At December 31, 1996, the Company pledged debt
                       securities with an amortized cost of $114,891,000, and a fair value of $114,368,000, as collateral to secure public funds and repurchase agreements. See Note J - "Short-Term Borrowed Funds."

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                       -----------------------------------------------------------------------------------------
                       December 31 (In thousands)                                    1996
                       -----------------------------------------------------------------------------------------
                                                                  AVAILABLE FOR SALE       HELD TO MATURITY
                       -----------------------------------------------------------------------------------------
                                                                AMORTIZED      FAIR      AMORTIZED       FAIR
                                                                  COST         VALUE        COST         VALUE
                       -----------------------------------------------------------------------------------------
                       Within one year                          $ 11,023     $ 11,079     $  4,154     $  4,159
                       After one year through five years          74,607       74,737       15,580       15,617
                       After five years through ten years         44,934       44,244        3,969        3,996
                       After ten years through twenty years        2,439        2,407            -            -
                                                                --------     --------     --------     --------
                                                                 133,003      132,467       23,703       23,772
                       Pass-through securities and CMO's          95,867       94,761        8,967        9,059
                                                                --------     --------     --------     --------
                                                                $228,870     $227,228     $ 32,670     $ 32,831
                                                                ========     ========     ========     ========

                         Proceeds from the sale of securities available for
                       sale during the years ended December 31, 1996, 1995 and 1994 were $21,805,000, $28,507,000 and $33,494,000, respectively. Gross gains of $220,000, $297,000 and $265,000, respectively, were recognized on such sales. Gross losses of $73,000, $99,000 and $81,000, respectively, were realized on such sales. In the third quarter of 1996, the acquisitions of Safety Fund and Milford (see Note B - "Mergers and Acquisitions") necessitated a transfer of securities held to maturity with an amortized cost of $76,849,000 and a net unrealized loss of $2,522,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile. In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, securities held to maturity with an amortized cost of $95,819,000 and a net unrealized loss of $815,000 were transferred to securities available for sale and securities held to maturity with an amortized cost of $6,000,000 were sold at a net realized gain of $6,000. At December 31, 1996 and 1995, net unrealized gains (losses) on securities available for sale included in the shareholders' equity section of the consolidated balance sheets, included net unrealized gains (losses) of $126,000 and $(138,000), respectively, on securities transferred from available for sale to held to maturity during 1994 and 1995.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                       ----------------------------------------------------------------------------------------------
                       December 31 (In thousands)                                         1995
                       ----------------------------------------------------------------------------------------------
                                                                                   GROSS         GROSS
                                                                  AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                                                      COST         GAINS        LOSSES        VALUE
                       ----------------------------------------------------------------------------------------------
                       Securities available for sale:
                         Debt securities:
                            United States Treasury and
                               agency obligations                    $100,966     $  1,720     $    155     $102,531
                            Corporate bonds                             5,002           70            -        5,072
                            Federal agency mortgage
                               pass-through securities                 55,953           28          274       55,707
                            Other collateralized mortgage
                               obligations (CMO's)                     24,345           75          262       24,158
                         Marketable equity securities                   5,565           28          139        5,454
                         Federal Home Loan Bank of Boston and
                            Federal Reserve Bank of Boston stock        8,324            -            -        8,324

                               Total securities available            --------     --------     --------     --------
                                  for sale                           $200,155     $  1,921     $    830     $201,246
                                                                     ========     ========     ========     ========
                       Securities held to maturity:
                         Debt securities:
                            United States Treasury and
                               agency obligations                    $ 48,323     $    647     $     90     $ 48,880
                            State and municipal                        19,229          154           38       19,345
                            Federal agency mortgage
                               pass-through securities                 21,243          406          147       21,502
                            Other collateralized mortgage
                               obligations (CMO's)                      8,098          167           22        8,243
                            Other                                         200            -           28          172
                                                                     --------     --------     --------     --------
                               Total securities held to maturity     $ 97,093     $  1,374     $    325     $ 98,142
                                                                     ========     ========     ========     ========

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE E--LOANS AND LEASES
--------------------------------------------------------------------------------

                       Loans and leases consist of the following:
                       -------------------------------------------------------------------------------
                       December 31 (In thousands)                              1996            1995
                       -------------------------------------------------------------------------------
                       Real estate:
                         Residential                                      $  711,440      $  586,074
                         Construction                                          8,099           9,194
                         Commercial                                          143,179         141,833
                       Commercial, financial and agricultural                120,114         104,308
                       Warehouse lines of credit to leasing companies         18,393          12,906
                       Consumer lease financing                               76,343          27,457
                       Other consumer                                         48,182          48,497
                                                                          ----------      ----------
                                                                           1,125,750         930,269
                       Unearned income                                       (10,045)         (3,604)
                       Deferred origination costs, net                         2,459             765
                                                                          ----------      ----------
                                                                          $1,118,164      $  927,430
                                                                          ==========      ==========

                       The following is a summary of information pertaining to impaired and nonaccrual loans:

                       -------------------------------------------------------------------------------
                       December 31 (In thousands)                            1996        1995
                       -------------------------------------------------------------------------------
                       Loans with a valuation allowance                    $ 2,816     $ 7,383
                       Loans without a valuation allowance                   2,585       3,212
                                                                           -------     -------
                         Total impaired loans                              $ 5,401     $10,595
                                                                           =======     =======
                       Valuation allowance allocated to impaired loans     $   934     $ 2,884
                                                                           =======     =======
                       Nonaccrual loans                                    $ 8,299     $ 9,840
                                                                           =======     =======

                       ----------------------------------------------------------------------
                       Year Ended December 31 (In thousands)              1996        1995
                       ----------------------------------------------------------------------
                       Average investment in impaired loans             $ 7,262     $13,526
                                                                        =======     =======
                       Interest income recognized on impaired loans     $   613     $ 1,087
                                                                        =======     =======
                       Interest income recognized on cash basis         $   497     $ 1,002
                                                                        =======     =======

                         The Company is not committed to lend additional funds
                       to borrowers whose loans have been modified in connection with troubled debt restructurings or whose loans have been classified as impaired.

                         The primary geographic concentration of credit risk
                       for loans originated by the Company is the State of New Hampshire and central Massachusetts. The remainder of the portfolio is distributed principally throughout the other New England states.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE F--ALLOWANCE FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------
                       Changes in the allowance for loan and lease losses are as follows:

                       ----------------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                     1996            1995          1994
                       ----------------------------------------------------------------------------------------------
                       Balance at beginning of year                              $ 15,449      $ 14,401      $ 16,168
                       Provision for loan and lease losses                          2,935         3,037         2,697
                       Loans and leases charged-off                                (3,301)       (2,934)       (5,467)
                       Recoveries of loans and leases previously charged-off          657           945         1,003
                                                                                 --------      --------      --------
                       Balance at end of year                                    $ 15,740      $ 15,449      $ 14,401
                                                                                 ========      ========      ========

--------------------------------------------------------------------------------
NOTE G--PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
                       The following is a summary of premises and equipment:

                       ----------------------------------------------------------------------
                       December 31 (In thousands)                          1996         1995
                       ----------------------------------------------------------------------
                       Land                                               $ 3,616     $ 3,683
                       Buildings and leasehold improvements                22,641      24,246
                       Furniture and equipment                             17,490      15,585
                                                                          -------     -------
                                                                           43,747      43,514
                       Less accumulated depreciation and amortization      16,361      18,261
                                                                          -------     -------
                                                                          $27,386     $25,253
                                                                          =======     =======

                         Depreciation and amortization expense was $3,305,000,
                       $3,267,000 and $2,944,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
NOTE H--FORECLOSED REAL ESTATE
--------------------------------------------------------------------------------
                       Foreclosed real estate is presented net of a valuation allowance as follows:

                       ------------------------------------------------
                       December 31 (In thousands)     1996       1995
                       ------------------------------------------------
                       Foreclosed real estate        $2,233     $1,236
                       Less allowance for losses         10         50
                                                     ------     ------
                                                     $2,223     $1,186
                                                     ======     ======

                       An analysis of the allowance for losses on foreclosed real estate follows:

                       --------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)         1996       1995       1994
                       --------------------------------------------------------------------------
                       Balance at beginning of year                 $  50      $ 367      $ 407
                       Reclassification to non-performing loans
                         upon adoption of SFAS No. 114                  -       (131)         -
                       Provision for losses                            10         31        373
                       Charge-offs, net of recoveries                 (50)      (217)      (413)
                                                                    -----      -----      -----
                       Balance at end of year                       $  10      $  50      $ 367
                                                                    =====      =====      =====

                       The following table presents the components of the operation of foreclosed real estate:

                       ------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)         1996       1995       1994
                       ------------------------------------------------------------------------
                       Operating expenses, net of rental income     $ 437      $ 450      $ 504
                       Provision for losses                            10         31        373
                       Net gain on sales of real estate              (102)       (51)      (257)
                                                                    -----      -----      -----
                                                                    $ 345      $ 430      $ 620
                                                                    =====      =====      =====

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE I--DEPOSITS
--------------------------------------------------------------------------------
                       Total deposits consist of the following:

                       ------------------------------------------------------------
                       December 31 (In thousands)             1996           1995
                       ------------------------------------------------------------
                       Noninterest bearing                $  136,875     $  124,615
                       Savings:
                         Regular savings                     167,465        173,345
                         NOW accounts                        134,467        132,562
                         Money market accounts               133,555        147,420
                                                          ----------     ----------
                                  Total savings              435,487        453,327
                         Time certificates of deposit        584,845        478,882
                                                          ----------     ----------
                                  Total deposits          $1,157,207     $1,056,824
                                                          ==========     ==========

                          Time deposits with a minimum balance of $100,000 at
                       December 31, 1996 and 1995 totaled $137,248,000 and
                       $70,343,000, respectively. Brokered certificates of deposit at December 31, 1996 and 1995 amounted to $69,760,000 and $20,666,000, respectively.

                       A summary of time certificates, by maturity, is as follows:

                       ----------------------------------------------------------------------------------------
                       December 31 (Dollars in thousands)                 1996                 1995
                       ----------------------------------------------------------------------------------------
                                                                               WEIGHTED              WEIGHTED
                                                                                AVERAGE               AVERAGE
                                                                 AMOUNT          RATE    AMOUNT         RATE
                       ----------------------------------------------------------------------------------------
                       Within one year                          $462,180         5.55%  $337,969         5.68%
                       After one year through three years         96,803         5.69     99,870         5.84
                       After three years through five years       25,862         6.25     41,043         6.20
                                                                --------                --------
                                                                $584,845         5.61%  $478,882         5.76%
                                                                ========                ========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE J--SHORT-TERM BORROWED FUNDS
--------------------------------------------------------------------------------
                       The following summarizes short-term borrowed funds:

                       -----------------------------------------------------------------------
                       December 31 (In thousands)                           1996        1995
                       -----------------------------------------------------------------------
                       Securities sold under agreement to repurchase:
                         Retail                                           $44,165     $28,591
                         Wholesale                                         23,160      14,264
                       Treasury tax and loan                                   49       1,157
                                                                          -------     -------
                       Total short-term borrowed funds                    $67,374     $44,012
                                                                          =======     =======

                         Retail securities sold under agreement to repurchase
                       at December 31, 1996 and 1995 mature within three months at a weighted average interest rate of 4.28% and 4.30%, respectively. Wholesale repurchase agreements mature within three months at a weighted average interest rate of 5.50% and 5.83% at December 31, 1996 and 1995, respectively. Short-term borrowed funds are secured by investment securities. See Note D - "Investment Securities."

--------------------------------------------------------------------------------
NOTE K--ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
--------------------------------------------------------------------------------

                       Advances from the Federal Home Loan Bank of Boston (FHLBB) consist of the following:

                       -----------------------------------------------------------------
                       December 31 (In thousands)                   1996         1995
                       -----------------------------------------------------------------
                       Short-term                                 $174,657     $102,613
                       Long-term:
                         5.00% (fixed rate) due January, 2003          201          201
                         5.00% (fixed rate) due March, 2006            223            -
                                                                  --------     --------
                       Total advances                             $175,081     $102,814
                                                                  ========     ========

                         Short-term advances mature within six months and have
                       a weighted average interest rate of 5.88% and 6.16% at December 31, 1996 and 1995, respectively.

                         The Banks have available lines of credit with the
                       FHLBB at an interest rate that adjusts daily. Borrowings under the lines are limited to $30,000,000 as of December 31, 1996. Additional credit may be available upon written request to the FHLBB. All borrowings from the FHLBB are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the fair value of U.S. Government and federal agency securities.

--------------------------------------------------------------------------------
CFX Corporation and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Note L--Preferred Stock
--------------------------------------------------------------------------------

                       The Company's preferred stock was converted to common stock on April 30, 1995, the mandatory conversion date.

--------------------------------------------------------------------------------
NOTE M--INCOME TAXES
--------------------------------------------------------------------------------

                       The components of the provision for income taxes are as follows:

                       ------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)         1996         1995         1994
                       ------------------------------------------------------------------------------
                       Current tax provision:
                         Federal                                   $ 1,037      $ 2,590      $ 3,490
                         State                                         320          414          550
                         Federal tax credits                          (439)        (177)           -
                                                                   -------      -------      -------
                            Total current                              918        2,827        4,040
                                                                   -------      -------      -------
                       Deferred tax provision (benefit):
                         Federal                                     5,438        2,785          110
                         State                                         926          463         (133)
                       Effect of tax law change                          -           10           17
                       Effect of change in valuation allowance        (542)        (325)         238
                                                                   -------      -------      -------
                            Total deferred                           5,822        2,933          232
                                                                   -------      -------      -------
                            Provision for income taxes             $ 6,740      $ 5,760      $ 4,272
                                                                   =======      =======      =======

                       The components of the net deferred tax asset included in other assets are as follows:

                       -------------------------------------------------------------
                       December 31 (In thousands)                 1996         1995
                       -------------------------------------------------------------
                       Deferred tax assets:
                         Federal                               $ 10,624     $ 10,746
                         State                                    1,497        1,852
                         Valuation allowance                          -         (542)
                                                               --------     --------
                            Total deferred tax assets, net       12,121       12,056
                                                               --------     --------
                       Deferred tax liabilities:
                         Federal                                  8,521        3,864
                         State                                      836          555
                                                               --------     --------
                            Total deferred tax liabilities        9,357        4,419
                                                               --------     --------
                            Net deferred tax asset             $  2,764     $  7,637
                                                               ========     ========

                       A summary of the change in the net deferred tax asset is as follows:

                       -----------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                    1996         1995         1994
                       -----------------------------------------------------------------------------------------
                       Balance at beginning of year                           $ 7,637      $ 5,270      $ 3,399
                       Deferred tax provision                                  (5,822)      (2,933)        (232)
                       Purchase accounting effects of leasehold
                         residual acquisition                                       -        6,907            -
                       Tax effects of net unrealized losses on investment
                         securities reflected in shareholders' equity             949       (1,607)       2,103
                                                                              -------      -------      -------
                       Balance at end of year                                 $ 2,764      $ 7,637      $ 5,270
                                                                              =======      =======      =======

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       The tax effects of each type of income and expense item that give rise to deferred tax assets and liabilities are as follows:

                       ----------------------------------------------------------------------------------------------
                       December 31 (In thousands)                                                 1996         1995
                       ----------------------------------------------------------------------------------------------
                       Deferred tax assets:
                         Allowance for loan and lease losses                                   $  5,454     $  5,301
                         Investment in leasehold residual                                         4,354        5,654
                         Alternative minimum tax credit carryforward                              1,079          282
                         State net operating loss carryforward                                       40          261
                         Capital loss carryforwards                                                   -          208
                         Severance accrual                                                          368           96
                         Net unrealized losses on investment securities available for sale          586            -
                         Book reserves                                                              185          520
                         Other                                                                       55          276
                                                                                               --------     --------
                                                                                                 12,121       12,598
                         Valuation allowance                                                          -         (542)
                                                                                               --------     --------
                            Total deferred tax assets, net                                       12,121       12,056
                                                                                               --------     --------
                       Deferred tax liabilities:
                         Depreciation                                                               513          891
                         Deferred point income                                                      752          141
                         Mortgage servicing rights                                                1,009        1,041
                         Consumer lease financing                                                 5,986        1,368
                         Net unrealized gains on investment securities available for sale             -          363
                         Other                                                                    1,097          615
                                                                                               --------     --------
                            Total deferred tax liabilities                                        9,357        4,419
                                                                                               --------     --------
                            Net deferred tax asset                                             $  2,764     $  7,637
                                                                                               ========     ========

                         The change in the valuation allowance applicable to
                       deferred tax assets is as follows:

                       -------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                1996       1995       1994
                       -------------------------------------------------------------------------------
                       Balance at beginning of year                        $ 542      $ 946      $ 708
                       Benefits generated by current year's operations      (542)      (325)       238
                       Benefits lost                                           -        (79)         -
                                                                           -----      -----      -----
                       Balance at end of year                              $   -      $ 542      $ 946
                                                                           =====      =====      =====

                         SFAS No. 109 requires a valuation allowance against
                       deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In prior years, the Company believed that uncertainty existed with respect to future realization of a portion of its capital loss carryforwards and with respect to deferred Massachusetts state tax assets. Therefore, the Company had established a valuation allowance relating to net operating and capital loss carryforwards. The valuation allowance was reversed to the extent that capital gains and ordinary income for state tax purposes in certain subsidiaries were realized.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       For CFX Bank and Orange Savings Bank, the base amounts of federal income tax reserves for loan losses are permanent differences for which there is no recognition of deferred tax liabilities. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

                         At December 31, 1996, retained earnings include tax
                       loan loss reserves of approximately $7,038,000 at the base year for which no provision for income taxes has been made. If, in the future, such amounts are used for any purpose other than to absorb loan losses, the Company will incur a tax liability at the current applicable income tax rates. The Company anticipates that the $7,038,000 of retained earnings will not be used for any purpose that would result in the payment of income taxes. The unrecognized deferred tax liability on such amount at December 31, 1996 is approximately $2,800,000.

                         The following is a reconciliation of the statutory
                       federal income tax rate applied to pre-tax accounting income, with the effective income tax rate provided in the consolidated statements of income:

---------------------------------------------------------------------------------------------------------------------
Year Ended December 31 (Dollars in thousands)   1996                        1995                       1994
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                Amount         Percent        Amount     Percent        Amount      Percent
                                      ------         -------        ------     -------        ------      -------
Income tax expense at the
  statutory rate                        $ 6,590        34%         $ 5,813        34%        $ 3,915         34%
Increase (decrease) resulting from:
  Tax-exempt interest income               (427)       (2)            (477)       (2)           (388)        (3)
  Goodwill and deposit base
     intangible amortization                199         1              212         1             232          2
  Nondeductible merger expenses             863         5               56         -               -          -
  State income taxes, net of
     federal income tax benefit             797         4              589         3             278          2
  Cash surrender value                     (332)       (2)               -         -               -          -
  Low income housing tax credits           (439)       (2)            (177)       (1)              -          -
  Change in valuation allowance            (542)       (3)            (325)       (2)            238          2
  Other, net                                 31         -               69         1              (3)         -
                                        -------        --          -------        --         -------         --
Income tax expense                      $ 6,740        35%         $ 5,760        34%        $ 4,272         37%
                                        =======        ==          =======        ==         =======         ==

--------------------------------------------------------------------------------
NOTE N--PENSION AND 401(k) PLANS
--------------------------------------------------------------------------------
                       The Company's defined benefit pension plans and 401(k) savings plan are summarized in the following tables:

                       --------------------------------------------------------
                       MULTI-EMPLOYER PENSION PLAN
                       --------------------------------------------------------
                       During 1996, CFX Corporation and its subsidiaries, excluding Orange Savings Bank, terminated their defined benefit pension plans, and transferred plan assets to a multi-employer plan in amounts that would effectively settle the plans' accumulated benefit obligations as of January 1, 1996. As a result, the Company recognized settlement and curtailment gains totaling $877,000 in 1996. Orange Savings Bank maintained its single-employer defined benefit plan in the Savings Banks Employees Retirement Association (SBERA) during 1996.

                         The multi-employer plan is a defined benefit pension
                       plan that covers all eligible employees of CFX Corporation and its wholly-owned subsidiaries, excluding Orange Savings Bank. Pension expense attributable to the plan in 1996 was $479,000.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       SINGLE-EMPLOYER PENSION PLANS
                       ---------------------------------------------------------
                       The following table sets forth the funded status of single-employer defined benefit plans and amounts recognized in the Company's consolidated balance sheets:

                       --------------------------------------------------------------------------------------------
                       December 31 (In thousands)                                               1996         1995
                       --------------------------------------------------------------------------------------------
                       Actuarial present value of benefit obligations:
                         Accumulated benefit obligation, including vested
                            benefits of $592,000 in 1996 and $4,608,000 in 1995               $  (595)     $(4,997)
                                                                                              =======      =======
                       Projected benefit obligation for service rendered to date              $(1,031)     $(6,844)
                       Plan assets at fair value                                                  866        5,309
                                                                                              -------      -------
                       Projected benefit obligation in excess of plan assets                     (165)      (1,535)
                       Unrecognized net (gain) loss from past experience different
                         from that assumed and effects of changes in assumptions                 (167)         316
                       Prior service cost not yet recognized in net periodic pension cost           -          114
                       Unrecognized net assets at end of year                                     (17)         (97)
                                                                                              -------      -------
                       Accrued pension cost included in other liabilities                     $  (349)     $(1,202)
                                                                                              =======      =======

                       Net pension expense attributable to these plans includes the following components:

                       ------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)              1996       1995       1994
                       ------------------------------------------------------------------------------
                       Service cost--benefits earned during
                         the period                                      $  74      $ 524      $ 553
                       Interest cost on projected benefit obligation        71        469        493
                       Actual return on plan assets                       (108)       (70)       (56)
                       Net amortization and deferral                        48       (383)      (361)
                                                                         -----      -----      -----
                       Net pension expense                               $  85      $ 540      $ 629
                                                                         =====      =====      =====

                         Assumptions used in determining the actuarial present
                       value of the projected benefit obligation under these plans, and the expected long-term rate of return on plan assets, are as follows:

                       ------------------------------------------------------------------------------------------------
                       Year Ended December 31                                       1996          1995          1994
                       ------------------------------------------------------------------------------------------------
                       Weighted average discount rates                              7.5%       7.25%-8.0%       8.0%
                       Annual salary increases                                      6.0%        5.0%-6.0%     5.0%-6.0%
                       Expected return on plan assets                               8.0%        7.5%-8.0%     7.0%-8.0%

                       ---------------------------------------------------------
                       401(k) PLAN
                       ---------------------------------------------------------
                       The following table sets forth the Company's 401(k) plan expense:

                       --------------------------------------------------------------------
                       Year Ended December 31 (In thousands)        1996     1995     1994
                       --------------------------------------------------------------------
                       Matching contribution                        $264     $272     $129
                       Supplemental profit sharing contribution      326      318      328
                                                                    ----     ----     ----
                                                                    $590     $590     $457
                                                                    ====     ====     ====

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE O--STOCK COMPENSATION PLANS
--------------------------------------------------------------------------------
                       At December 31, 1996, the Company has three stock-based compensation plans which are described below. The
                       Company applies APB Opinion 25 and related interpretations in accounting for the plans.
                       Accordingly, no compensation cost has been recognized for the option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                       ------------------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands, except per share data)                    1996       1995
                       ------------------------------------------------------------------------------------------------
                       Net income available to common stock:
                         As reported                                                                 $12,641    $11,249
                         Pro forma                                                                    12,472     10,619
                       Earnings per share:
                         As reported                                                                 $   .99    $   .89
                         Pro forma                                                                       .97        .84

                       --------------------------------------------------------
                       FIXED STOCK OPTION PLANS
                       --------------------------------------------------------
                          The Company has a 1996 and a 1995 stock option plan
                       (the Option Plans) whereby options may be granted to certain key employees and directors of the Company and its subsidiaries to purchase shares of common stock of the Company at a price not less than fair value at the date of grant.

                          Both incentive stock options and nonqualified stock
                       options may be granted pursuant to the Option Plans. A total of 658,000 shares of authorized but unissued common stock of the Company has been reserved for issuance pursuant to incentive stock options granted under the Option Plans, and 443,000 shares of authorized but unissued common stock have been reserved for issuance pursuant to nonqualified stock options granted. The options are exercisable over a period not to exceed ten years from the date of grant.

                          The fair value of each option grant is estimated on
                       the date of grant using the Black - Scholes option-pricing model with the following weighted average assumptions used in 1996 and 1995, respectively: dividend yield of 5.5% and 5.2%; expected volatility of 29%; risk-free interest rates of 5.8% and 5.4%; and expected lives of 6.9 years for both periods.

                          Changes in the status of options are summarized as
                       follows:

                       ------------------------------------------------------------------------------------------------------
                       December 31 (Options in thousands)         1996                   1995                  1994
                       ------------------------------------------------------------------------------------------------------
                                                                       Weighted               Weighted              Weighted
                                                                        Average                Average               Average
                                                                        Exercise               Exercise             Exercise
                                                            Options      Price     Options      Price     Options    Price
                       ------------------------------------------------------------------------------------------------------
                       Outstanding at beginning of year      $ 961      $  9.36       728      $  7.26      794      $ 6.63
                       Granted                                  88        13.89       352        13.12      134        8.21
                       Exercised                              (312)        6.25      (119)        7.50     (151)       6.02
                       Cancelled                                (3)       12.07         -         -         (49)       9.86
                                                           -------                -------                ------
                       Outstanding at end of year              734      $ 11.24       961      $  9.36      728      $ 7.26
                                                           =======      =======   =======      =======   ======      ======
                       Exercisable at end of year              713      $ 11.37       928      $  9.37      715      $ 7.29
                                                           =======      =======   =======      =======   ======      ======
                       Weighted average fair value of
                         options granted during the year       $ 17.01                  $16.05                   N/A

                         Information pertaining to options outstanding at December 31, 1996 is as follows:

                       -----------------------------------------------------------------------------------------------
                       (Options in thousands)            Options Outstanding                     Options Exercisable
                       -----------------------------------------------------------------------------------------------
                                                              Weighted         Weighted                      Weighted
                                                              Average           Average                       Average
                         Range of                            Remaining         Exercise                      Exercise
                       Exercise Prices      Number        Contractual Life       Price         Number          Price
                       -----------------------------------------------------------------------------------------------
                       $4.49 - $8.91          293             4.84 years        $ 7.86           272           $ 7.95
                        9.27 - 13.61          217             7.50               12.65           217            12.65
                          14.29               224             8.94               14.29           224            14.29
                                            -------                                            -------
                                              734             6.88 years        $11.24           713           $11.37
                                            =======                                            =======

                       ---------------------------------------------------------
                       EMPLOYEE STOCK PURCHASE PLAN
                       ---------------------------------------------------------
                       The Company has an employee stock purchase plan (the Stock Purchase Plan) whereby employees of the Company and its subsidiaries with more than one-half year of continuous service, except for certain employees with substantial stock interests in the Company or with substantial rights to purchase common stock, may purchase up to an aggregate of 183,000 shares of the Company's common stock.

                         Eligible employees have the right to purchase common
                       stock by authorizing payroll deductions of up to seven percent of their base salary. The Stock Purchase Plan provides for periodic offerings at a purchase price which would not be less than the lesser of (1) 90% of the fair value per share on the offering date or (2) 90% of the fair value per share on the date of exercise. The Board of Directors of the Company may change the option price for subsequent offerings by increasing the percentage of fair value to a percentage not greater than 100% or decreasing the percentage of fair value to a percentage not less than 85%. Purchase discounts have not been material to date and, accordingly, no compensation cost has been recognized.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE P--COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------
                       In the ordinary course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

                       ---------------------------------------------------------
                       EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS
                       ---------------------------------------------------------
                       The Company has entered into employment agreements with three senior executives. The agreements provide for automatic one-year extensions unless either party elects to limit the agreement to its then existing term, and generally provide for a specified minimum annual compensation and the continuation of benefits currently received, including provisions following a "Change of Control." However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. In addition to the above agreements, the Company has entered into special termination agreements with certain additional senior executives. The agreements generally provide for certain lump sum or periodic severance payments following a "Change in Control" as defined in the agreements.

                       ---------------------------------------------------------
                       INVESTMENT IN LIMITED PARTNERSHIPS
                       ---------------------------------------------------------
                       At December 31, 1996, the Company was committed to invest $4,098,000 in seven real estate development limited partnerships. At December 31, 1996 and 1995, the Company had $2,493,000 and $937,000, respectively, invested in such partnerships, which are included in other assets.

                       ---------------------------------------------------------
                       LEASE SECURITIZATION
                       ---------------------------------------------------------
                       In connection with the lease securitization transactions completed by CFX Funding, the Company has guaranteed a portion of the loss reserve accounts by executing letters of credit arrangements with third party banks.
                       At December 31, 1996, the letters of credit amounted to $1,716,000 and will reduce monthly and expire during the period April 1998 through December 1998. The Company's guarantees are secured by the equipment giving rise to the securitizations.

                       ---------------------------------------------------------
                       MORTGAGE SERVICING RIGHTS
                       ---------------------------------------------------------
                       At December 31, 1996, the Company was committed to purchase servicing rights for approximately $105,000,000 in mortgage loans for $1,300,000.

                       ---------------------------------------------------------
                       OPERATING LEASE COMMITMENTS
                       ---------------------------------------------------------
                       Pursuant to the terms of noncancelable lease agreements in effect at December 31, 1996, pertaining to banking premises and equipment, future minimum rent commitments are as follows:

                       ---------------------------------------------------------
                       Year Ending December 31 (In thousands)
                       ---------------------------------------------------------
                            1997           $   816
                            1998               673
                            1999               589
                            2000               449
                            2001               253
                         Thereafter            197
                                            ------
                                            $2,977
                                            ======

                         Certain of the leases include options to renew for
                       periods ranging from 5 to 15 years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to $640,000, $594,000 and $365,000, respectively.

                       ---------------------------------------------------------
                       OTHER CONTINGENCIES
                       ---------------------------------------------------------
                       Various legal claims also arise from time to time in the ordinary course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE Q--RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------
                       In the ordinary course of business, the Company makes loans to directors, officers and their associates and affiliated companies (related parties) at substantially the same terms, including interest rates and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers.

                         The total amounts due from directors, officers and
                       their associates were $3,560,000 and $11,344,000 at December 31, 1996 and 1995, respectively. During the year ended December 31, 1996, new loans totaling $285,000 were made, and reductions were made to outstanding loan balances totalling $8,069,000, of which $1,054,000 was from repayments and $7,015,000 was attributable to directors no longer being affiliated with the Company.

                         During the year ended December 31, 1996, payments
                       amounting to $695,000 were made by the Company to a construction company in which a director holds a 100% ownership interest, for renovations to banking facilities. In addition, at December 31, 1996, the Company was committed to pay $500,000 to this company for further construction services.

--------------------------------------------------------------------------------
NOTE R--DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
                       The Company uses certain derivative financial instruments in managing the interest rate risk included in the consolidated balance sheet.

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

                         The detail on the specific financial instruments used
                       is as follows:

                       ---------------------------------------------------------
                       INTEREST RATE AGREEMENTS
                       ---------------------------------------------------------
                       Interest-rate swaps generally involve the exchange of fixed and floating-rate interest obligations without the exchange of the underlying principal amounts. The
                       Company typically becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Company minimizes this risk by performing normal credit reviews on its swap counterparties. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

                         Interest rate floor agreements provide for the receipt
                       of interest to the extent that the three-month LIBOR is the specified rate.

                         At December 31, 1996 and 1995, interest rate agreements
                       were comprised of the following:

                       ---------------------------------------------------------------------------------------------
                       (Dollars in thousands)
                       ---------------------------------------------------------------------------------------------
                           Assets              Interest           Interest        Notional    Maturity   Unrealized
                           Hedged              Received             Paid           Amount       Date        Gain
                       ---------------------------------------------------------------------------------------------
                       December 31, 1996
                       ---------------------------------------------------------------------------------------------
                       Variable rate          Fixed - 7.95%        Variable -      $ 5,000     12/16/97       $ 99
                         commercial loans                         3 mo. LIBOR
                       Variable rate            Variable -           N/A           $10,000     02/15/00       $174
                         commercial loans      LIBOR floor(6.25%)
                       Variable rate            Variable -           N/A           $10,000     06/03/99       $ 74
                         commercial loans      LIBOR floor(5.75%)

                       ---------------------------------------------------------------------------------------------
                       December 31, 1995
                       ---------------------------------------------------------------------------------------------
                       Variable rate          Fixed - 7.95%        Variable -       $5,000     12/16/97       $254
                         commercial loans                       3 mo. LIBOR
                       Variable rate            Variable -           N/A           $10,000     02/15/00       $400
                         commercial loans      LIBOR floor(6.25%)

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                       ---------------------------------------------------------
                       FINANCIAL OPTION CONTRACTS
                       ---------------------------------------------------------
                       The Company periodically uses financial options to hedge interest rate exposure generally on secondary mortgage market operations. Options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time. For most options transactions, the Company uses recognized and centralized exchanges for execution. These exchanges act as the counterparty to all transactions, thereby minimizing the credit risk of market participants. Option contracts are used explicitly for hedge purposes and are not undertaken for speculation. The Company's intent and general practice is to liquidate option contract obligations before stated exercise or delivery dates through established market transactions. The Company does not generally intend to deliver or receive the securities underlying option contracts, but may execute delivery or receipt if it is financially prudent to do so. At December 31, 1996, to hedge mortgage loans held for sale, the Company held put options (the option to sell securities at a stated price within a specified term) on 30-year treasury obligations totaling $4,000,000 and covered call options on 5-year treasury obligations totaling $10,000,000 extending through March 1997. The unrealized gain on the option contracts at December 31, 1996 was $189,000.

                       ---------------------------------------------------------
                       TRADING ACTIVITIES
                       ---------------------------------------------------------
                       In 1994, as mortgage-backed securities were purchased for the trading portfolio, the Company assessed their price volatility under varying interest rates. A hedge using a combination of interest rate swap agreements, financial futures contracts and financial option contracts was constructed to closely resemble the volatility of the underlying security. Derivatives held for trading purposes, as well as the overall program for which they were used, were liquidated in October, 1994.

                         Net gains (losses) on trading securities, included
                       separately in the consolidated statements of income, are summarized as follows:

                       -----------------------------------------------------------------
                       Year Ended December 31
                       (In thousands)                    1996       1995         1994
                       -----------------------------------------------------------------
                       Mortgage-backed securities     $     -     $     -      $(2,985)
                       Other debt securities                -           -           (4)
                       Equity securities                  564       1,092          271
                       Futures, options and swaps           -           -        2,461
                                                      -------     -------      -------
                                                      $   564     $ 1,092      $  (257)
                                                      =======     =======      =======

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE S--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET LENDING RISK
--------------------------------------------------------------------------------
                       In addition to using derivative financial instruments to manage interest rate risk (see Note R), the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and forward delivery contracts. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet.

                         The Company's exposure to credit loss for commitments
                       to extend credit and standby letters of credit is represented by the contractual amount of these specific instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

                         At December 31, 1996 and 1995, the following financial
                       instruments were outstanding:

                       -----------------------------------------------------------------------------------------------
                                                                                                     Contract or
                                                                                                  Notional Amount
                       -----------------------------------------------------------------------------------------------
                       December 31 (In thousands)                                                 1996         1995
                       -----------------------------------------------------------------------------------------------
                       Financial instruments for which contract
                         amounts represent credit risk:
                         Commitments to originate and purchase loans                            $ 56,043     $ 63,298
                         Unadvanced funds on lines of credit                                     115,978       78,205
                         Standby letters of credit                                                 1,840        2,566
                       Financial instruments for which contract amounts exceed credit risk:
                         Outstanding forward delivery contracts                                   94,888      128,182

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

                         Forward delivery contracts are contracts for delayed
                       delivery of mortgage loans or mortgage- backed securities in which the Company agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Credit risk to the Company arises from the possible inability of counterparties to meet the terms of their contracts. In the event of nonacceptance by the counterparty, the Company would be subject to the credit risk of the loans retained. These loans would have been originated in the ordinary course of business complying with the Company's standard credit evaluation and collateral requirements. Failure to fulfill delivery requirements for these contracts may result in payment of fees to certain investors.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE T--FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
                       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

                       RESTRICTED SECURITIES: The carrying values of Federal Home Loan Bank of Boston and Federal Reserve Bank of Boston stock approximate fair value, based on redemption provisions.

                       INVESTMENT SECURITIES: Fair values of all other investment securities are based on quoted market prices.

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

                       OFF-BALANCE-SHEET INSTRUMENTS: Fair values for options, swaps and interest rate agreements are based on quoted market prices. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       The estimated fair values, and related carrying amounts
                       or notional amounts, of the Company's   financial
                       instruments are as follows:

--------------------------------------------------------------------------------------------------------------
December 31 (In thousands)                                    1996                              1995
--------------------------------------------------------------------------------------------------------------
                                                   CARRYING         FAIR            CARRYING            FAIR
                                                     AMOUNT         VALUE             AMOUNT           VALUE
--------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                       $    50,404     $    50,404      $    46,893     $    46,893
  Interest bearing deposits with other banks              197             197           13,475          13,475
  Securities available for sale                       245,324         245,324          201,246         201,246
  Securities held to maturity                          32,670          32,831           97,093          98,142
  Mortgage loans held for sale                         15,212          15,302            7,085           7,196
  Loans and leases, net                             1,102,424       1,096,876          911,981         919,184
  Accrued interest receivable                           9,741           9,741           10,218          10,218
Financial liabilities:
  Deposits                                          1,157,207       1,159,738        1,056,824       1,058,869
  Short-term borrowed funds                            67,374          67,374           44,012          44,012
  Advances from the Federal Home
     Loan Bank of Boston                              175,081         175,050          102,814         102,877
  Accrued interest payable                              3,834           3,834            1,908           1,908

--------------------------------------------------------------------------------------------------------------
                                                    NOTIONAL            FAIR          NOTIONAL          FAIR
                                                     AMOUNT            VALUE           AMOUNT           VALUE
--------------------------------------------------------------------------------------------------------------
Unrecognized financial instruments:
  Commitments to originate and
     purchase loans                                    56,043            (260)          63,298            (145)
  Standby letters of credit                             1,840              (2)           2,566             (15)
  Unadvanced funds on lines of credit                 115,978            (558)          78,205            (304)
  Interest-rate swap agreements                         5,000              99            5,000             254
  Financial option contracts (long position)            4,000              37                -               -
  Financial option contracts (short position)          10,000             152                -               -
  Interest-rate floor agreements                       20,000             248           10,000             400

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE U--REGULATORY CAPITAL REQUIREMENTS AND OTHER RESTRICTIONS
--------------------------------------------------------------------------------
                       The Company (on a consolidated basis) and each Bank (on a consolidated basis) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                         Quantitative measures established by regulation to
                       ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

                         As of December 31, 1996, the most recent notifications
                       from the Federal Reserve Board and the Federal Deposit Insurance Corporation categorized the Company and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notifications that management believes have changed these categories. The Company's and the Banks' actual capital amounts and ratios are also presented in the table.

                       ------------------------------------------------------------------------------------------------
                                                                                                        Minimum
                                                                                                        To Be Well
                                                                                  Minimum           Capitalized Under
                                                                                  For Capital       Prompt Corrective
                                                               Actual         Adequacy Purposes      Action Provisions
                       ------------------------------------------------------------------------------------------------
                       December 31, 1996 (In thousands)  Amount     Ratio     Amount      Ratio      Amount     Ratio
                       ------------------------------------------------------------------------------------------------
                       Total capital to risk-weighted
                         assets:
                            Consolidated                 $136,210    14.8%    $  73,875   8.0%       $ 92,344   10.0%
                            CFX Bank                       86,845    12.2        57,110   8.0          71,388   10.0
                            Safety Fund National Bank      24,345    13.9        14,048   8.0          17,560   10.0
                            Orange Savings Bank            10,108    20.9         3,859   8.0           4,823   10.0
                       ------------------------------------------------------------------------------------------------
                       Tier 1 capital to risk-weighted
                         assets:
                            Consolidated                  124,615    13.5        36,938   4.0          55,407    6.0
                            CFX Bank                       78,912    11.0        28,555   4.0          42,833    6.0
                            Safety Fund National Bank      22,090    12.6         7,024   4.0          10,536    6.0
                            Orange Savings Bank             9,503    19.7         1,929   4.0           2,894    6.0
                       ------------------------------------------------------------------------------------------------
                       Tier 1 capital to average assets:
                         Consolidated                     124,615     8.0        62,323 - 4.0 -        77,903    5.0
                                                                                 77,903   5.0
                         CFX Bank                          78,912     6.8        46,406 - 4.0 -        58,008    5.0
                                                                                 58,008   5.0
                         Safety Fund National Bank         22,090     7.0        12,568 - 4.0 -        15,710    5.0
                                                                                 15,710   5.0
                         Orange Savings Bank                9,503     9.8         3,870 - 4.0 -         4,837    5.0
                                                                                  4,837   5.0

                         Certain restrictions exist regarding the ability of
                       the Banks to transfer funds to the Company in the form of cash dividends, loans and advances. Applicable rules prohibit the payment of a cash dividend by the Banks if the effect thereof would cause the net worth of the Banks to be reduced below applicable net worth requirements.

                         Accordingly, $62,844,000 of the Company's equity in
                       the net assets of the Banks was restricted at December 31, 1996.

                         Under Federal Reserve regulations, the Banks are also
                       limited as to the amount they may loan to the Company, unless such loans are collateralized by specified obligations. At December 31, 1996, the maximum amount available for transfer from the Banks to the Company in the form of loans approximated $12,625,000.

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE V-- MORTGAGE LOAN SERVICING
--------------------------------------------------------------------------------
                       Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others
                       were $765,000,000   and $672,000,000 at December 31,
                       1996 and 1995, respectively.

                         Substantially all loans serviced for others were sold
                       without recourse provisions.

                         The following is an analysis of the changes in mortgage
                       servicing rights:

                       --------------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                       1996          1995         1994
                       --------------------------------------------------------------------------------------------
                       Balance at beginning of year                              $ 4,373      $ 4,207      $ 4,557
                       Additions                                                   1,826          682          406
                       Sales                                                           -            -         (126)
                       Amortization                                                 (886)        (516)        (630)
                                                                                 -------      -------      -------
                       Balance at end of year                                    $ 5,313      $ 4,373      $ 4,207
                                                                                 =======      =======      =======

                         At December 31, 1996 and 1995, the fair value of
                       capitalized mortgage servicing rights was $7,848,000 and $5,696,000, respectively. There was no activity in the valuation allowances for mortgage servicing rights for the years ended December 31, 1996 and 1995.

--------------------------------------------------------------------------------
NOTE W--SUBSEQUENT EVENT
--------------------------------------------------------------------------------
                       On February 13, 1997, the Company signed a definitive agreement to acquire all of the outstanding capital stock of Portsmouth Bank Shares, Inc. (Portsmouth), a
                       New Hampshire bank holding company, headquartered in Portsmouth, NH.

                         Pursuant to the definitive agreement each of
                       Portsmouth's outstanding shares of common stock has the potential to be converted into .95 shares of the Company's common stock. The actual number of shares of the Company's common stock issuable in the transaction is subject to adjustment based on the average price of the Company's common stock for the ten trading days immediately before the Company receives the last regulatory approval required to consummate the transaction. In the event that the average price of the Company's common stock is below $15.70, the exchange ratio becomes 1.05 shares; and the exchange ratio floats between .95 and 1.05 shares if the average price of the Company's common stock is between $17.375 and $15.70. Portsmouth has the right to terminate the agreement if the average price of the Company's common stock is below $14.20 per share unless the Company agrees to increase the exchange ratio.

                         The transaction is tax free to the owners of
                       Portsmouth and is subject to regulatory approval and the approval of both the Company's and Portsmouth's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting.

                         At December 31, 1996, Portsmouth had (unaudited) total
                       assets of $272 million, deposits of   $198 million and
                       stockholders' equity of $66 million.

                         Portsmouth's bank subsidiary, Portsmouth Savings Bank,
                       operates 3 full service offices in Portsmouth, North Hampton and Greenland, New Hampshire.

                         On March 24, 1997, the Company entered into a
                       definitive agreement to acquire all of the outstanding capital stock of Community Bankshares, Inc. (Community), a New Hampshire bank holding company, headquartered in Concord, New Hampshire. Pursuant to the definitive agreement, each outstanding share of Community common stock will be converted into 2.20 shares of CFX common stock. If the average price of CFX common stock for the fifteen days preceding the closing date is between $18.18 and $20.00, the exchange ratio floats between 2.2 and 2.0 shares. Community may terminate the agreement if the average price of CFX common stock is below $13.50 per share unless CFX agrees to increase the exchange ratio.

                         The transaction is tax free to the owners of Community
                       and is subject to regulatory approval and the approval of both the Company's and Community's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting.

                         At December 31, 1996, Community had (unaudited) total
                       assets of $550 million, deposits of $396 million and stockholder's equity of $41 million.

                         Community's bank subsidiaries, Concord Savings Bank,
                       headquartered in Concord, New Hampshire and Centerpoint Bank, headquartered in Bedford, New Hampshire, operate 11 branches located in Merrimack, Hillsborough, Belknap and Rockingham Counties.

                         In the event that, prior to the closings, the
                       outstanding shares of the Company's common stock or Portsmouth's common or Community's common stock shall have been increased due to a stock dividend declared on the respective stock with a record date prior to the closings, then appropriate and apportionate adjustments shall be made in the number of shares exchanged.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE X--CFX CORPORATION (PARENT-COMPANY-ONLY) CONDENSED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                       Balance Sheets
                       -----------------------------------------------------------------------------
                       December 31 (In thousands)                               1996         1995
                       -----------------------------------------------------------------------------
                       Assets
                         Cash and due from banks                              $    199     $  1,174
                         Interest bearing deposits with bank subsidiaries        2,481        2,611
                         Securities held to maturity                               320          577
                         Receivables from subsidiaries                           7,992        8,233
                         Investment in bank subsidiaries                       118,841      116,191
                         Other assets                                            5,661        2,670
                                                                              --------     --------
                                                                              $135,494     $131,456
                                                                              ========     ========


                       Liabilities                                            $  2,541     $  4,424
                       Shareholders' Equity                                    132,953      127,032
                                                                              --------     --------
                                                                              $135,494     $131,456
                                                                              ========     ========

                       Statements of Income
                       ----------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                   1996         1995       1994
                       ----------------------------------------------------------------------------------------
                       Interest and dividend income                         $    258     $    340      $    289
                       Dividends from subsidiaries                            10,639        4,461         5,490
                       Gain on sale of investment securities                       -           28             -
                                                                            --------     --------      --------
                                                                              10,897        4,829         5,779
                       General and administrative expenses                     2,020          891         1,022
                                                                            --------     --------      --------
                       Income before income taxes and equity in
                         undistributed net income of subsidiaries              8,877        3,938         4,757
                       Income tax expense (benefit)                               38         (141)         (345)
                                                                            --------     --------      --------
                       Income before equity in undistributed net income
                         of subsidiaries                                       8,839        4,079         5,102
                       Equity in undistributed net income
                         of subsidiaries                                       3,802        7,259         2,142
                                                                            --------     --------      --------
                              Net Income                                    $ 12,641     $ 11,338      $  7,244
                                                                            ========     ========      ========

--------------------------------------------------------------------------------
CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       STATEMENTS OF CASH FLOWS
                       --------------------------------------------------------------------------------------------------
                       Year Ended December 31 (In thousands)                          1996          1995           1994
                       --------------------------------------------------------------------------------------------------
                       OPERATING ACTIVITIES
                         Net income                                                 $ 12,641      $ 11,338      $  7,244
                         Adjustments to reconcile net income to
                            net cash provided by operating activities:
                               Net deferred income tax provision (benefit)                 -             7          (111)
                               Gain on sale of investment securities                       -           (28)            -
                               Equity in undistributed net income
                                  of subsidiaries                                     (3,802)       (7,259)       (2,142)
                               Net change in other assets and other liabilities       (1,789)       (2,140)        2,532
                                                                                    --------      --------      --------
                                  Net Cash Provided
                                     by Operating Activities                           7,050         1,918         7,523
                                                                                    --------      --------      --------
                       INVESTING ACTIVITIES
                         Capital contribution to subsidiary                                -          (200)            -
                         Net decrease (increase) in interest
                            bearing deposits with bank subsidiaries                      130         8,775        (3,630)
                         Decrease (increase) in receivables from subsidiaries            241        (7,940)          110
                         Purchases of securities available for sale                        -             -        (1,027)
                         Proceeds from sales of securities available for sale              -         1,075             -
                         Purchases of securities held to maturity                          -             -        (3,002)
                         Proceeds from maturities of securities
                            held to maturity                                             257            18         3,275
                         Purchase of bank-owned life insurance                        (3,250)            -             -

                                  NET CASH PROVIDED (USED)                          --------      --------      --------
                                     BY INVESTING ACTIVITIES                          (2,622)        1,728        (4,274)
                                                                                    --------      --------      --------
                       FINANCING ACTIVITIES
                         Common cash dividends paid                                   (7,067)       (4,654)       (3,642)
                         Preferred cash dividends paid                                     -           (89)         (268)
                         Proceeds from issuance of common stock                        2,109         1,267         1,127
                         Payments on fractional shares                                   (26)          (18)          (20)
                         Acquisition of treasury shares                                 (419)            -             -
                                  NET CASH USED
                                                                                    --------      --------      --------
                                     BY FINANCING ACTIVITIES                          (5,403)       (3,494)       (2,803)
                                                                                    --------      --------      --------

                                  INCREASE (DECREASE) IN CASH
                                     AND CASH EQUIVALENTS                               (975)          152           446
                       Cash and cash equivalents at beginning of year                  1,174         1,022           576

                                  CASH AND CASH EQUIVALENTS                         --------      --------      --------
                                     AT END OF YEAR                                 $    199      $  1,174      $  1,022
                                                                                    ========      ========      ========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE Y--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------
                       The following is a summary of the consolidated quarterly results of operations for the years ended December 31, 1996 and 1995:

                       ----------------------------------------------------------------------------------------
                       Three Months Ended                      March 31      June 30      Sept. 30      Dec. 31
                       ----------------------------------------------------------------------------------------
                                                                    (In thousands, except per share data)
                       ----------------------------------------------------------------------------------------
                       1996
                       ----------------------------------------------------------------------------------------
                       Interest and dividend income            $ 25,740     $ 26,892     $ 27,416      $ 28,377
                       Interest expense                          12,039       12,573       13,005        13,949
                                                               --------     --------     --------      --------
                       Net interest and dividend income          13,701       14,319       14,411        14,428
                       Provision for loan and lease losses          905          750          680           600
                       Trading securities gains, net                153            -            -           411
                       Investment securities gains, net              57          146          (13)          (43)
                       Other income (2 & 3)                       3,622        3,846        4,428         4,220
                       Other expenses (1)                        11,577       11,450       16,587        11,756
                                                               --------     --------     --------      --------
                       Income before income taxes                 5,051        6,111        1,559         6,660
                       Income taxes                               1,496        2,098        1,108         2,038
                                                               ========     ========     ========      ========
                       Net income                              $  3,555     $  4,013     $    451      $  4,622
                                                               ========     ========     ========      ========
                       Earnings per common share               $    .28     $    .31     $    .04      $    .36
                                                               ========     ========     ========      ========

                       ----------------------------------------------------------------------------------------
                       1995
                       ----------------------------------------------------------------------------------------
                       Interest and dividend income            $ 22,875     $ 23,963     $ 24,499      $ 25,053
                       Interest expense                          10,262       11,100       11,460        11,542
                                                               --------     --------     --------      --------
                       Net interest and dividend income          12,613       12,863       13,039        13,511
                       Provision for loan and lease losses          705          953          625           754
                       Trading securities gains, net                224          294          273           301
                       Investment securities gains, net               3          106           73            22
                       Other income                               2,938        3,440        3,354         3,283
                       Other expenses (4)                        11,677       11,589       11,261        11,675
                                                               --------     --------     --------      --------
                       Income before income taxes                 3,396        4,161        4,853         4,688
                       Income taxes                               1,204        1,406        1,624         1,526
                                                               --------     --------     --------      --------
                       Net income                                 2,192        2,755        3,229         3,162
                       Preferred stock dividends                     67           22            -             -
                                                               --------     --------     --------      --------
                       Net income available to
                         common stock                          $  2,125     $  2,733     $  3,229      $  3,162
                                                               ========     ========     ========      ========
                       Earnings per common share               $    .17     $    .21     $    .26      $    .25
                                                               ========     ========     ========      ========

                       (1) For the quarter ended September 30, 1996, the Company recorded costs related to the mergers of Safety Fund and Milford totaling $4,522,000, and costs associated with a SAIF special assessment of $691,000.

                       (2) For the quarter ended September 30, 1996, the Company terminated CFX Corporation's and Safety Fund's pension plans and transferred the assets and liabilities to a multi-employer pension plan. A gain from the settlement of the pension plan was recorded totaling $877,000.

                       (3) For the quarter ended December 31, 1996, the Company recorded $411,000 in gains on trading securities on an investment purchased and sold during the same quarter.

                       (4) For the quarter ended September 30, 1995, the Company received a $424,000 insurance premium refund from the Federal Deposit Insurance Corporation (FDIC). In addition, for the quarter ended December 31, 1995 the insurance premiums paid to the FDIC were significantly reduced.

--------------------------------------------------------------------------------
Report of Management--Assessment of Internal Controls Over Financial Reporting
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

                         Management assessed the Company's internal control
                       structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1996, CFX Corporation and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.





                       Peter J. Baxter                    Mark A. Gavin                         Gregg R. Tewksbury
                       President and Chief                Chief Operating Officer               Chief Financial Officer
                       Executive Officer

--------------------------------------------------------------------------------
REPORT OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       To the Board of Directors and Shareholders of CFX
                       Corporation:

                       We have audited the accompanying consolidated balance sheets of CFX Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                         The consolidated financial statements as of December
                       31, 1995, and for the years ended December 31, 1995 and 1994 have been restated to reflect the pooling of interests with The Safety Fund Corporation and Milford Co/operative Bank as described in Note B to the consolidated financial statements. We did not audit the 1995 and 1994 financial statements of The Safety Fund Corporation, which statements reflect total assets of $287,483,000 as of December 31, 1995 and net interest and dividend income of $13,816,000 and $12,036,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for The Safety Fund Corporation as of December 31, 1995 and for the years ended December 31, 1995 and 1994 is based solely on the reports of other auditors.

                         The consolidated financial statements as of and for
                       the year ended December 31, 1994 reflect the pooling of interests with Orange Savings Bank. We did not audit the 1994 financial statements of Orange Savings Bank, which statements reflect total assets of $83,268,000 as of December 31, 1994 and net interest and dividend income of $3,255,000 for the year ended December 31, 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Orange Savings Bank as of and for the year ended December 31, 1994 is based solely on the report of other auditors.

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

                         In our opinion, based on our audits and the reports of
                       other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFX Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                         As discussed in Note A to the consolidated financial
                       statements, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," effective January 1, 1995.





                       Boston, Massachusetts
                       January 29, 1997, except for Note W
                       as to which the date is March 24, 1997

--------------------------------------------------------------------------------
REPORT OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       To the Board of Directors and Shareholders of CFX
                       Corporation:

                       We have examined management's assertion that CFX Corporation and subsidiaries maintained an effective internal control structure over financial reporting as of December 31, 1996, included in the accompanying report on Assessment of Internal Controls Over Financial Reporting, presented in conformity with both generally accepted accounting principles and call report instructions.

                         Our examination was made in accordance with standards
                       established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

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

                         In our opinion, management's assertion that CFX
                       Corporation and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1996, is fairly stated, in all material respects, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.





                       Boston, Massachusetts
                       January 29, 1997

--------------------------------------------------------------------------------
DIRECTORS AND OFFICERS OF CFX CORPORATION
--------------------------------------------------------------------------------

Directors

Eugene E. Gaffey
Chairman of the Board
Retired Justice, Hinsdale
Municipal Court

Richard F. Astrella
President, Orange Savings Bank

William E. Aubuchon, III
Chairman of the Board and CEO
W.E. Aubuchon Company, Inc.

Peter J. Baxter
President and Chief Executive Officer,
CFX Corporation and CFX Bank

Richard B. Baybutt
Chairman of the Board,
Baybutt Construction

Christopher V. Bean
Attorney,
Bean Law Offices

Christopher W. Bramley
President and CEO
Safety Fund National Bank

P. Kevin Condron
President
Central Supply Company, Inc.

Calvin L. Frink
Retired

David R. Grenon
Chairman of Advisory Board
& Asst. Clerk
The Protector Group Insurance Agency, Inc.

Elizabeth Sears Hager
New Hampshire
State Representative

Douglas S. Hatfield, Jr.
President and Treasurer,
Hatfield, Moran & Barry, P.A

Philip A. Mason
Attorney, Mason & Martin

Walter R. Peterson
President Emeritus
Franklin Pierce College

L. William Slanetz
Owner, Cheshire Realty


Officers

Peter J. Baxter
President and Chief Executive Officer

Mark A. Gavin, CPA
Executive Vice President and
Chief Operating Officer

Gregg R. Tewksbury, CPA
Chief Financial Officer

William H. Dennison
Treasurer

John F. Foley
Senior Vice President,
Human Resources

Laurence E. Babcock
Vice President,
Data Processing

Daniel J. LaPlante
Vice President,
Investment Manager

Philip B. Emma
Corporate Controller

Donald E. Leroux, CPA
Director of Audit

Charles B. Troccia
Director of Marketing

Karen M. Mayo, CPA
Director of Compliance

Christopher V. Bean
Secretary

Winifred M. Brooks
Assistant Secretary


--------------------------------------------------------------------------------
TRUSTEES AND BANKING PARTNERS OF CFX BANK
--------------------------------------------------------------------------------

Trustees

Eugene E. Gaffey
Chairman of the Board
Retired Justice, Hinsdale
Municipal Court

Richard B. Baybutt
Chairman of the Board,
Baybutt Construction

Peter J. Baxter
President and
Chief Executive Officer
CFX Bank

Delcie D. Bean
President,
D.D. Bean & Sons, Inc.

Richard D. D'Amato
Former President,
Milford Co/operative Bank

William H. Dennison
Banking Partner,
CFX Bank

Calvin L. Frink
Retired

Emerson H. O'Brien
President, Economy Plumbing
& Heating

J. Justin Pestana, Jr.
Chairman of the Board, President,
J.P. Chemical Company

L. William Slanetz
Owner, Cheshire Realty

David B. Walters
Director of Community Relations,
CFX Bank


Honorary Trustee

Mario G. Farina
Chairman of the Board, M.G.F., Inc.


Banking Partners

Peter J. Baxter
President and
Chief Executive Officer

Daniel J. LaPlante
Treasurer

Keith D. Armstrong

Benoit J. Asselin

Judith Avery-Dunning

Laurence E. Babcock

Susan Martore-Baker

A. Jane Beauchamp

Claire J. Castanino

Kathleen A. Cleveland

Martha A. Curtis

William H. Dennison

Janice P. Dokla

Brian P. Donovan

Gordon R. Edmonds

John F. Foley

Carole E. Fredericks

Mark A. Gavin, CPA

Carol M. Harwood

Ellen M. Jones

Donald E. Leroux, CPA

Karen M. Mayo, CPA

William J. McIver

Lee K. Robator

Larry E. Ruest

Gregg R. Tewksbury, CPA

Charles B. Troccia

Peter T. Whittemore

Liane T. Wiley

Debra T. Wilner

--------------------------------------------------------------------------------
DIRECTORS OF CFX FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------

Eugene E. Gaffey
Chairman of the Board
Retired Justice, Hinsdale
Municipal Court

Philip A. Mason
Attorney, Mason & Martin

Peter J. Baxter
President and Chief Executive Officer,
CFX Corporation and CFX Bank

Mark A. Gavin, CPA
Executive Vice President and Chief Operating Officer
CFX Corporation

William C. Mears
President
CFX Funding L.L.C.

Steven T. Platten
Vice President
CFX Funding L.L.C.


--------------------------------------------------------------------------------
MANAGEMENT OF CFX FUNDING L.L.C.
--------------------------------------------------------------------------------

William C. Mears
President

Steven T. Platten
Vice President

Mark A. Gavin, CPA
Treasurer

James Valz
Controller

--------------------------------------------------------------------------------
DIRECTORS AND MORTGAGE BANKING PARTNERS OF CFX MORTGAGE, INC.
--------------------------------------------------------------------------------

Directors

Peter J. Baxter
President and
Chief Executive Officer,
CFX Corporation and CFX Bank

Paul T. Pouliot, CMB
President
Mortgage Banking Partner,
CFX Mortgage, Inc.

Mark A. Gavin, CPA
Executive Vice President and
Chief Operating Officer
CFX Corporation


Mortgage Banking Partners

Paul T. Pouliot, CMB
President

Winnie F. Thibault
Treasurer

Dianne M. Bishop

Daniel J. McKenney

Pauline D. Tessier


--------------------------------------------------------------------------------
DIRECTORS AND SENIOR OFFICERS OF SAFETY FUND NATIONAL BANK
--------------------------------------------------------------------------------

Directors

William E. Aubuchon, III
Chairman of the Board and CEO
W.E. Aubuchon Company, Inc.

Christopher W. Bramley
President and CEO
Safety Fund National Bank

P. Kevin Condron
President
Central Supply Company, Inc.

David R. Grenon
Chairman of Advisory Board
& Asst. Clerk
The Protector Group Insurance
Agency, Inc.

Donald L. Hall
President and Director
Higley, Hall & Company, Inc.


Directors

Douglas S. Hatfield, Jr.
President and Treasurer,
Hatfield, Moran & Barry, P.A.

John E. Howard, CPA
Managing Partner
William S. Reagan & Company, LLP

Philip A. Mason
Attorney, Mason & Martin

Walter R. Peterson
President Emeritus
Franklin Pierce College

Allen I. Rome
President
Rome Insurance Agency, Inc.

Henri L. Sans, Jr.
Attorney
LeBlanc and Sans

J. Robert Seder
Attorney
Seder & Chandler


Senior Officers

Christopher W. Bramley
President and
Chief Executive Officer

James C. Garvey
Senior Vice President and
Senior Commercial Loan Officer

Michael A. L'Ecuyer
Senior Vice President -
Retail Banking

Stephen R. Shirley
Senior Vice President and
Senior Trust Officer

Michael D. Thibeault
Senior Vice President

Diane Whitten
Senior Vice President -  Loan
Resolution


--------------------------------------------------------------------------------
DIRECTORS AND BANKING PARTNERS OF ORANGE SAVINGS BANK
--------------------------------------------------------------------------------

Directors

Elwyn C. Hayden
Chairman of the Board
Retired,
Hayden Realty & Development Corp.

Richard F. Astrella
President,
Orange Savings Bank

Robert G. Allen
Sales Engineer,
L.S. Starrett, Co.

Christopher V. Bean
Attorney
Bean Law Offices

Paul A. Larocque, D.D.S.
Semi-Retired,
 Dentist

Thomas S. Mann, III
President,
T. S. Mann Lumber Company

Philip A. Mason
Attorney, Mason & Martin


Directors

Andrea L. Shaughnessy
President,
Duall Plastics, Inc.

John B. Stevenson
Accounting & MIS Manager
Riveto Manufacturing Company

Arlan D. Willard
Retired,
L. S. Starrett, Co.


Banking Partners

Richard F. Astrella

Connie A. Zani

--------------------------------------------------------------------------------
INFORMATION ON COMMON STOCK
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       At December 31, 1996, there were 4,268 holders of record of CFX Corporation's common stock. The stock is traded on the American Stock Exchange (AMEX) under the symbol "CFX." The following table sets forth cash dividends declared on the Company's common stock and the high and low sale prices as reported by AMEX for the appropriate periods.

                       ------------------------------------------------------------------------------------------------
                       1996                                         First        Second         Third          Fourth
                       Calendar Quarters                          Quarter        Quarter        Quarter      Quarter
                       ------------------------------------------------------------------------------------------------
                       Dividends declared per share (1)          $    .1714     $        -    $     .1905    $   .2095
                       Stock price (1):
                         High                                        15 3/8         14 3/8         15 1/4       16 5/8
                         Low                                         12 7/8         12 1/4         11 5/8       13 5/8
                         Last sale                                   14             12 3/8         14 1/8       15 1/2
                       ------------------------------------------------------------------------------------------------
                       1995                                         First        Second         Third          Fourth
                       Calendar Quarters                           Quarter       Quarter        Quarter       Quarter
                       ------------------------------------------------------------------------------------------------
                       Dividends declared per share (1)          $    .1391     $    .1451    $     .1451    $   .3266
                       Stock price (1):
                         High                                        11 3/4         15 3/8         16 1/2       16 5/8
                         Low                                          9 1/2         11             13 1/2       13 1/4
                         Last sale                                   11 1/8         15             16 3/8       14 7/8
                       ------------------------------------------------------------------------------------------------

                       (1) Common cash dividends and common stock sale prices have been restated to reflect the Company's 5% common stock dividend declared on December 10, 1996.

--------------------------------------------------------------------------------
CORPORATE INFORMATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       EXECUTIVE OFFICES
                       102 Main Street
                       Keene, NH 03431

                       REGISTRAR AND TRANSFER AGENT
                       Chemical Mellon Shareholder Services, L.L.C.
                       Overpeck Centre
                       85 Challenger Road
                       Ridgefield Park, NJ 07660
                       1-800-288-9541

                       INDEPENDENT AUDITORS
                       Wolf & Company, P.C.
                       One International Place
                       Boston, MA 02110-9801

                       COMMON STOCK INFORMATION
                       Listed on AMEX: CFX
                       Shares outstanding as of 12/31/96: 12,980,732

                       REQUEST FOR INFORMATION

                       For more information on the Company's products and services, call or write:

                          Mark A. Gavin, CPA
                          Chief Operating Officer
                          CFX Corporation
                          P.O. Box 429
                          102 Main Street
                          Keene, NH 03431
                          (603) 352-2502

                       A copy of Form 10-K filed for the year ended December 31, 1996 by the Company with the Securities and Exchange Commission and quarterly financial reports may be obtained without charge by written request to:

                          Gregg R. Tewksbury, CPA
                          Chief Financial Officer
                          CFX Corporation
                          P.O. Box 429
                          102 Main Street
                          Keene, NH 03431
                          (603) 352-2502

                       DIVIDEND REINVESTMENT PLAN

                       CFX Corporation offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in CFX Corporation Common Stock without paying brokerage commissions or service charges. A minimum of fifty shares of common stock owned is required to be eligible for participation in the plan. Participating shareholders may also invest up to $5,000 in additional funds each quarter for the purchase of additional shares. A copy of the dividend reinvestment plan prospectus and application may be requested from the transfer agent at the above address or from Shareholder Services at CFX Corporation.




64